Exhibit 99.1
Table of Contents
Item*	Description	Page

6.	Selected Financial Data	1-3
7.	Management’s Discussion and Analysis of Financial Condition and Results of Operation	4-45
7A.	Quantitative and Qualitative Disclosures about Market Risk	45-48
8.	Financial Statements and Supplementary Data	49-145
______________

*Item number corresponds to the similar item number in our Form 10-K for the year ended December 31, 2011.

Item 6.  Selected Financial Data.

The following tables set forth, for the periods and at the dates indicated, our summary historical financial and operating data.  The table is derived from our consolidated financial statements and notes thereto, and should be read in conjunction with those audited financial statements.  See also Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this report for more information.

The selected financial data for the period ended May 31, 2007 reflect the operations of the Company prior to the Going Private Transaction, which was accounted for as a business combination, requiring that we record the assets acquired and liabilities assumed at their values as of the date of the Going Private Transaction, resulting in a new basis of accounting. Hence, there is a blackline division on the selected financial data shown below, which is intended to signify that the amounts shown for periods prior to (Predecessor Company) and subsequent to (Successor Company) the Going Private Transaction are not comparable.  For accounting purposes, Kinder Morgan Kansas, Inc. is considered our Predecessor Company for all periods ended on or before May 31, 2007.

Exhibit 99.1

Five-Year Review
Kinder Morgan, Inc. and Subsidiaries

	Successor Company					Predecessor Company
	Year Ended December 31,				Seven Months Ended December 31,	Five Months Ended May 31,
	2011	2010	2009	2008	2007	2007
	(In millions, except per share and ratio data)					(In millions, except ratio data)
Revenues	$7,942.8	$7,851.7	$6,879.1	$11,716.3	$6,161.8	$4,037.2
Operating income (loss) (a)	$1,423.0	$1,133.0	$1,256.9	$(2,044.1)	$938.8	$145.9
Earnings (loss) from equity investments(b)	$226.4	$(273.8)	$123.4	$116.2	$65.0	$45.0
Income (loss) from continuing operations	$449.1	$63.5	$523.1	$(2,860.2)	$193.9	$(196.9)
Income (loss) from discontinued operations, net of tax (c)	$210.9	$236.1	$250.0	$(343.0)	$91.2	$353.5
Net income (loss)	$660.0	$299.6	$773.1	$(3,203.2)	$285.1	$156.6
Net income attributable to noncontrolling interests	$(65.6)	$(340.9)	$(278.1)	$(396.1)	$(37.6)	$(90.7)
Net income (loss) attributable to Kinder Morgan, Inc.	$594.4	$(41.3)	$495.0	$(3,599.3)	$247.5	$65.9
Class P Shares:
Basic Earnings Per Common Share From Continuing Operations	$0.70
Basic Earnings Per Common Share From Discontinued Operations	0.04
Total Basic Earnings Per Common Share	$0.74
Class A Shares:
Basic Earnings Per Common Share From Continuing Operations	$0.64
Basic Earnings Per Common Share From Discontinued Operations	0.04
Total Basic Earnings Per Common Share	$0.68
Basic Weighted-Average Number of Shares Outstanding:
Class P Shares	118.0
Class A Shares	589.0
Class P Shares:
Diluted Earnings Per Common Share From Continuing Operations	$0.70
Diluted Earnings Per Common Share From Discontinued Operations	0.04
Total Diluted Earnings Per Common Share	$0.74
Class A Shares:
Diluted Earnings Per Common Share From Continuing Operations	$0.64
Diluted Earnings Per Common Share From Discontinued Operations	0.04
Total Diluted Earnings Per Common Share	$0.68
Diluted Weighted-Average Number of Shares Outstanding:
Class P Shares	707.6
Class A Shares	589.0
Dividends Per Common Share Declared(d)	$1.05
Capital expenditures(e)	$1,200.1	$1,002.5	$1,324.3	$2,545.3	$1,287.0	$652.8
Ratio of earnings to fixed charges(f)	1.99	1.75	2.14	(f)	1.56	(f)

Item 6. Selected Financial Data (continued)	Exhibit 99.1

	December 31,
	2011	2010	2009	2008	2007
	(In millions)
Net property, plant and equipment	$17,926.0	$17,070.7	$16,803.5	$16,109.8	$14,803.9
Total assets	$30,717.0	$28,908.1	$27,581.0	$25,444.9	$36,195.8
Long-term debt – KMI (g)	$2,045.6	$2,879.2	$2,882.0	$2,880.9	$8,641.8
Long-term debt – KMP(h)	$11,159.5	$10,277.4	$9,997.7	$8,274.9	$6,455.9
____________

(a)
Includes (i) a non-cash goodwill impairment charge of $3,450.9 million in 2008 related to our investment in KMP and (ii) a non-cash goodwill impairment charge of $377.1 million in the five months ended May 31, 2007 relating to KMP’s acquisition of Trans Mountain pipeline from us on April 30, 2007.

(b)	Includes a non-cash impairment charge of $430.0 million in 2010 to reduce the carrying value of our investment in NGPL PipeCo LLC.
(c)
Represents income from the operations of (i) KMP’s Kinder Morgan Interstate Gas Transmission natural gas pipeline system; (ii) KMP’s Trailblazer natural gas pipeline system; (iii) KMP’s Casper and Douglas natural gas processing operations; (iv) KMP’s 50% equity investment in the Rockies Express natural gas pipeline system; (v) other discontinued operations; and for the five months ended May 31, 2007, (vi) KMI’s Terasen Gas, Corridor and Kinder Morgan Retail operations.  2008 includes a non-cash goodwill impairment charge of $582.4 million related to our investment in the preceding described KMP assets.  See Notes 1, 2 and 3 of the accompanying notes to our consolidated financial statements for further information about the first four KMP assets listed above.

(d)
Year ended December 31, 2011 dividend per share has been prorated for the portion of the first quarter we were a public company ($0.14 per share).  If we had been a public company for the entire year, the year to date declared dividend would have been $1.20 per share ($0.29 per share, $0.30 per share, $0.30 per share and $0.31 per share for the first, second, third and fourth quarter of 2011, respectively).

(e)	Capital expenditures shown are for continuing operations only.
(f)
For the purpose of computing the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes, and before non-controlling interests in pre-tax income of consolidated subsidiaries with no fixed charges, equity earnings (including amortization of excess cost of equity investments) and unamortized capitalized interest, plus fixed charges and distributed income of equity investees.  Fixed charges are defined as the sum of interest on all indebtedness (excluding capitalized interest), amortization of debt issuance costs and that portion of rental expense which we believe to be representative of an interest factor.  Also, for the year ended December 31, 2008 and the five months ended May 31, 2007, fixed charges exceeded earnings by $3,263.8 million and $94.8 million, respectively, primarily due to non-cash goodwill impairment charges discussed above in footnotes (a) and (b).

(g)
Excludes value of interest rate swaps.  Increases to long-term debt for value of interest rate swaps for KMI and its subsidiaries (excluding KMP and its subsidiaries) totaled $72.4 million, $51.4 million, $28.5 million, $19.7 million and $47.5 million as of December 31, 2011, 2010, 2009, 2008 and 2007, respectively.

(h)
Excludes value of interest rate swaps.  Increases to long-term debt for value of interest rate swaps for KMP and its subsidiaries totaled $1,078.9 million, $604.9 million, $332.5 million, $951.3 million and $152.2 million as of December 31, 2011, 2010, 2009, 2008 and 2007, respectively.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this report.  Additional sections in our Annual Report on Form 10-K for the year ended December 31, 2011 (2011 Form 10-K) which should be helpful to the reading of our discussion and analysis include the following: (i) a description of our business strategy found in Items 1 and 2 “Business and Properties—(c) Narrative Description of Business—Business Strategy;” (ii) a description of developments during 2011, found in Items 1 and 2 “Business and Properties—(a) General Development of Business—Recent Developments;” and (iii) a description of risk factors affecting us and our business, found in Item 1A “Risk Factors.”

In addition, as discussed in Notes 1 , 2 and 3 of the accompanying notes to our consolidated financial statements, our consolidated financial statements include the reclassifications necessary to reflect the results of KMP’s FTC Natural Gas Pipelines disposal group as discontinued operations.  KMP’s FTC Natural Gas Pipelines disposal group consists of the following combined group of assets: KMP’s (i) Kinder Morgan Interstate Gas Transmission natural gas pipeline system; (ii) Trailblazer natural gas pipeline system; (iii) Casper and Douglas natural gas processing operations; and (iv) 50% equity investment in the Rockies Express natural gas pipeline system.  Accordingly, we have excluded KMP’s FTC Natural Gas Pipelines disposal group’s financial results from the Natural Gas Pipelines—KMP business segment disclosures for all periods presented in this report.

Inasmuch as the discussion below and the other sections to which we have referred you pertain to management’s comments on financial resources, capital spending, our business strategy and the outlook for our business, such discussions contain forward-looking statements.  These forward-looking statements reflect the expectations, beliefs, plans and objectives of management about future financial performance and assumptions underlying management’s judgment concerning the matters discussed, and accordingly, involve estimates, assumptions, judgments and uncertainties.  Our actual results could differ materially from those discussed in the forward-looking statements.  Factors that could cause or contribute to any differences include, but are not limited to, those discussed below and elsewhere in this report and those factors described  in Item 1A “Risk Factors” of our 2011 Form 10-K and those factors described below in “—Information Regarding Forward-Looking Statements.”

General

Pending Acquisition of El Paso Corporation

On October 16, 2011, we and El Paso Corporation (NYSE: EP) announced a definitive agreement whereby we will acquire all of the outstanding shares of EP.  EP owns North America’s largest interstate natural gas pipeline system, one of North America’s largest independent exploration and production companies and an emerging midstream business.  EP also owns a 42 percent limited partner interest and the 2 percent general partner interest in El Paso Pipeline Partners, L.P.( NYSE:EPB).

As of the announcement date, the total purchase price, including the assumption of debt outstanding at EP and the debt outstanding at EPB, was approximately $38 billion.  Under the terms of the transaction, the consideration to be received by the EP shareholders is valued at $26.87 per EP share based on KMI’s closing price as of October 14, 2011, representing a 47 percent premium to the 20-day average closing price of EP common shares and a 37 percent premium over the closing price of EP common shares on October 14, 2011.  The offer is comprised of $14.65 in cash, 0.4187 KMI Class P shares (valued at $11.26 per EP share) and 0.640 KMI warrants (valued at $0.96 per EP share) based on KMI’s closing price on October 14, 2011.  The warrants will have an exercise price of $40 and a five-year term.  EP shareholders will be able to elect, for each EP share held, either (i) $25.91 in cash, (ii) 0.9635 KMI Class P shares, or (iii) $14.65 in cash plus 0.4187 KMI Class P shares.  All elections will be subject to proration and in all cases EP shareholders will receive 0.640 KMI warrants per share of EP common stock.

The combined company will be the:

▪
Largest owner and operator of natural gas pipelines and storage assets in North America with approximately 67,000 miles of natural gas transportation pipelines.  Pipelines are connected to many important natural gas shale plays including Eagle Ford, Marcellus, Utica, Haynesville, Fayetteville and Barnett.  Largest provider of contracted natural gas treating services and significant other midstream gathering assets.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

▪
Largest independent transporter of petroleum products in the United States, transporting approximately 1.9 million barrels per day of gasoline, jet fuel, diesel, natural gas liquids and crude oil through more than 8,000 miles of pipelines.

▪	Largest transporter of CO2 in the United States, transporting 1.3 billion cubic feet per day. Carbon dioxide is used in enhanced oil recovery projects.

▪	Second largest oil producer in Texas, producing over 50,000 barrels per day.

▪
Largest independent terminal owner/operator in the United States.  Liquids terminals have capacity of 107 million barrels and store refined petroleum products, ethanol and more.  Dry bulk terminals are expected to handle over 100 million tons of materials in 2011, including products like coal.

▪	Only oil sands pipeline serving the West Coast. The Trans Mountain pipeline system transports 300,000 barrels of crude oil per day to Vancouver, B.C., and Washington State.

On February 10, 2012, we entered into (i) an amendment to our existing $1.0 billion revolving credit facility to permit, among other things, the transactions contemplated by the E P merger agreement, and to fund, in part, the transactions and related costs and expenses; (ii) an incremental joinder agreement which provides for $750 million in additional commitments under our existing revolving credit facility; and (iii) an acquisition debt facilities credit agreement containing a $6.8 billion 364-day facility and a $5.0 billion 3-year term loan facility, the proceeds of which will be used to finance a portion of the cash consideration and related fees and expenses to be paid in connection with the EP acquisition. All of the foregoing will be effective upon completion of the EP acquisition.

On March 2, 2012, 100% of our voting shareholders approved the proposed EP acquisition, and on March 9, 2012, more than 95% of voting EP shareholders approved the acquisition.

A tentative deadline for EP shareholders to elect the form of consideration that they wish to receive has been set for May 23, 2012.  The election deadline may be extended. The close of the merger is expected to occur by the end of May 2012.

We expect to complete the sale of KMP’s FTC Natural Gas Pipelines disposal group in the third quarter of 2012.  Furthermore, we expect to offer to sell (drop-down) all of EP’s Tennessee Gas Pipeline system and a portion of its El Paso Natural Gas pipeline system to KMP in order to replace the assets that it will divest, and we expect that these drop-downs will occur contemporaneously with the closing of KMP’s divestiture.  We also expect that the combination of the asset divestitures and drop-downs will be neutral to KMP’s distribution per unit in 2012 and accretive thereafter.

The opportunity to sell (drop-down) EP’s natural gas pipeline assets to KMP and EPB and sell EP’s exploration and production business, and the availability of certain net operating loss carryforwards to help offset taxable gains in connection with such sales, is expected to reduce substantially the level of indebtedness incurred to finance the transactions.

Initial Public Offering

On February 16, 2011, we completed an initial public offering of common stock (see Notes 1 and 10 to our consolidated financial statements included elsewhere in this report).

Our assets that currently generate cash for the payment of dividends and for other purposes consist primarily of our ownership of the general partner interest in KMP, approximately 11% of the limited partner interests of KMP and a 20% interest in NGPL PipeCo LLC.  Approximately 98% and 97% of the distributions we received from our subsidiaries for the years ended December 31, 2011 and 2010, respectively, were attributable to KMP.

Description of Business

Our business model, through our ownership and operation of energy related assets and through our ownership of the general partner of KMP and KMR’s management of KMP’s operations, is built to support two principal components:

▪	helping customers by providing energy, bulk commodity and liquids products transportation, storage and distribution; and

▪	creating long-term value for our stockholders.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

To achieve these objectives, we focus on providing fee-based services to customers from a business portfolio consisting of energy-related pipelines, bulk and liquids terminal facilities, and carbon dioxide and petroleum reserves.  Our reportable business segments are based on the way our management organizes our enterprise, and each of our business segments represents a component of our enterprise that engages in a separate business activity and for which discrete financial information is available.

Our reportable business segments are:

▪
Products Pipelines—KMP—the ownership and operation of refined petroleum products pipelines that deliver gasoline, diesel fuel, jet fuel and natural gas liquids to various markets, plus the ownership and/or operation of associated product terminals and petroleum pipeline transmix facilities;

▪
Natural Gas Pipelines—KMP—the ownership and operation of major interstate and intrastate natural gas pipeline and storage systems, plus the ownership and/or operation of associated natural gas processing and treating facilities;

▪
CO2—KMP—(i) the production, transportation and marketing of carbon dioxide, referred to as CO2, to oil fields that use CO2 to increase production of oil; (ii) ownership interests in and/or operation of oil fields in West Texas; and (iii) the ownership and operation of a crude oil pipeline system in West Texas;

▪
Terminals—KMP—the ownership and/or operation of liquids and bulk terminal facilities and rail transloading and materials handling facilities located throughout the United States and portions of Canada;

▪
Kinder Morgan Canada—KMP—(i) the ownership and operation of the Trans Mountain pipeline system that transports crude oil and refined petroleum products from Edmonton, Alberta, Canada to marketing terminals and refineries in British Columbia, Canada and the state of Washington; (ii) the 33 1⁄3% interest in the Express crude oil pipeline system, which connects Canadian and U.S. producers to refineries located in the U.S. Rocky Mountain and Midwest regions; and (iii) the Jet Fuel aviation turbine fuel pipeline that serves the Vancouver (Canada) International Airport; and

▪
NGPL PipeCo LLC—our 20% interest in NGPL PipeCo LLC, the owner of Natural Gas Pipeline Company of America and certain affiliates, collectively referred to as Natural Gas Pipeline Company of America or NGPL, a major interstate natural gas pipeline and storage system, which we operate.

In addition, during the historical periods presented prior to 2011 in this report, we had a business segment referred to as Power, which consisted of our ownership of natural gas-fired electric generation facilities.  On October 22, 2010, we sold our facility located in Michigan, referred to as Triton Power, for approximately $15.0 million in cash, and as a result, we no longer report Power as a business segment.  See Note 3 to our consolidated financial statements included elsewhere in this report.

As an energy infrastructure owner and operator in multiple facets of the United States’ and Canada’s various energy businesses and markets, we examine a number of variables and factors on a routine basis to evaluate our current performance and our prospects for the future.  Many of our operations are regulated by various U.S. and Canadian regulatory bodies and a portion of the business portfolio (including the Kinder Morgan Canada—KMP business segment, the Canadian portion of the Cochin Pipeline, and bulk and liquids terminal facilities located in Canada) uses the local Canadian dollar as the functional currency for its Canadian operations and enters into foreign currency-based transactions, both of which affect segment results due to the inherent variability in U.S.-Canadian dollar exchange rates.  To help understand our reported operating results, all of the following references to ‘‘foreign currency effects,’’ or similar terms in this section represent our estimates of the changes in financial results, in U.S. dollars, resulting from fluctuations in the relative value of the Canadian dollar to the U.S. dollar.  The references are made to facilitate period-to-period comparisons of business performance and may not be comparable to similarly titled measures used by other registrants.

The profitability of our refined petroleum products pipeline transportation business is generally driven by the volume of refined petroleum products that we transport and the prices we receive for our services.  Transportation volume levels are primarily driven by the demand for the refined petroleum products being shipped or stored.  Demand for refined petroleum products tends to track in large measure demographic and economic growth, and with the exception of periods of time with very high product prices or recessionary conditions, demand tends to be relatively stable.  Because of that, we seek to own refined petroleum products pipelines located in, or that transport to, stable or growing markets and population centers.  The prices for shipping are generally based on regulated tariffs that are adjusted annually based on changes in the U.S. Producer Price Index.

With respect to our interstate natural gas pipelines and related storage facilities, the revenues from these assets are primarily received under contracts with terms that are fixed for various and extended periods of time.  To the extent

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

practicable and economically feasible in light of our strategic plans and other factors, we generally attempt to mitigate risk of reduced volumes and prices by negotiating contracts with longer terms, with higher per-unit pricing and for a greater percentage of our available capacity.  These long-term contracts are typically structured with a fixed-fee reserving the right to transport natural gas and specify that we receive the majority of our fee for making the capacity available, whether or not the customer actually chooses to utilize the capacity.  Similarly, in the Texas Intrastate Pipeline business, we currently derive approximately 75% of our sales and transport margins from long-term transport and sales contracts that include requirements with minimum volume payment obligations.  As contracts expire, we have additional exposure to the longer term trends in supply and demand for natural gas.  As of December 31, 2011, the remaining average contract life of KMP’s natural gas transportation contracts (including its intrastate pipelines) was approximately eight years.

The CO2 sales and transportation business primarily has contracts with minimum volume requirements, which as of December 31, 2011, had a remaining average contract life of approximately eight years (this remaining average contract life includes intercompany sales; when we eliminate intercompany sales, the remaining average contract life is approximately nine years).  Carbon dioxide sales contracts vary from customer to customer and have evolved over time as supply and demand conditions have changed. Our recent contracts have generally provided for a delivered price tied to the price of crude oil, but with a floor price.  On a volume-weighted basis, for contracts making deliveries in 2012, and utilizing the average oil price per barrel contained in our 2012 budget, approximately 70% of our contractual volumes are based on a fixed fee or floor price, and 30% fluctuate with the price of oil (these percentages include intercompany sales; when we eliminate intercompany sales, the percentages are 72% and 28%, respectively).  In the long-term, our success in this business is driven by the demand for carbon dioxide.  However, short-term changes in the demand for carbon dioxide typically do not have a significant impact on us due to the required minimum sales volumes under many of our contracts.  In the CO2—KMP business segment’s oil and gas producing activities, we monitor the amount of capital we expend in relation to the amount of production that we expect to add.  In that regard, our production during any period is an important measure.  In addition, the revenues we receive from our crude oil, natural gas liquids and carbon dioxide sales are affected by the prices we realize from the sale of these products.  Over the long-term, we will tend to receive prices that are dictated by the demand and overall market price for these products.  In the shorter term, however, market prices are likely not indicative of the revenues we will receive due to our risk management, or hedging, program, in which the prices to be realized for certain of our future sales quantities are fixed, capped or bracketed through the use of financial derivative contracts, particularly for crude oil.  The realized weighted average crude oil price per barrel, with all hedges allocated to oil, was $69.73 per barrel in 2011, $59.96 per barrel in 2010 and $49.55 per barrel in 2009.  Had we not used energy derivative contracts to transfer commodity price risk, our crude oil sales prices would have averaged $92.61 per barrel in 2011, $76.93 per barrel in 2010 and $59.02 per barrel in 2009.

The factors impacting the Terminals—KMP business segment generally differ depending on whether the terminal is a liquids or bulk terminal, and in the case of a bulk terminal, the type of product being handled or stored.  As with our refined petroleum products pipeline transportation business, the revenues from our bulk terminals business are generally driven by the volumes we handle and/or store, as well as the prices we receive for our services, which in turn are driven by the demand for the products being shipped or stored.  While we handle and store a large variety of products in our bulk terminals, the primary products are coal, petroleum coke, and steel.  For the most part, we have contracts for this business that have minimum volume guarantees and are volume based above the minimums.  Because these contracts are volume based above the minimums, our profitability from the bulk business can be sensitive to economic conditions.  Our liquids terminals business generally has longer-term contracts that require the customer to pay regardless of whether they use the capacity.  Thus, similar to our natural gas pipeline business, our liquids terminals business is less sensitive to short-term changes in supply and demand.  Therefore, the extent to which changes in these variables affect our terminals business in the near term is a function of the length of the underlying service contracts (which is typically approximately four years), the extent to which revenues under the contracts are a function of the amount of product stored or transported, and the extent to which such contracts expire during any given period of time.  To the extent practicable and economically feasible in light of our strategic plans and other factors, we generally attempt to mitigate the risk of reduced volumes and pricing by negotiating contracts with longer terms, with higher per-unit pricing and for a greater percentage of our available capacity.  In addition, weather-related factors such as hurricanes, floods and droughts may impact our facilities and access to them and, thus, the profitability of certain terminals for limited periods of time or, in relatively rare cases of severe damage to facilities, for longer periods.

In our discussions of the operating results of individual businesses that follow (see “—Results of Operations” below), we generally identify the important fluctuations between periods that are attributable to acquisitions and dispositions separately from those that are attributable to businesses owned in both periods.  Continuing its history of making accretive acquisitions and economically advantageous expansions of existing businesses, in 2011, we invested approximately $2.6 billion for both strategic business acquisitions and expansions of existing assets.  KMP’s capital investments helped it to achieve compound annual growth rates in cash distributions to its limited partners of 4.8%, 4.7%,

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

and 7.2%, respectively, for the one-year, three-year, and five-year periods ended December 31, 2011.

Thus, KMP’s ability to increase distributions to us and other investors will, to some extent, be a function of its ability to complete successful acquisitions and expansions.  We believe KMP will continue to have opportunities for expansion of its facilities in many markets, and it has budgeted approximately $1.7 billion for its 2012 capital expansion program, including small acquisitions and investment contributions.  Based on our historical record and because there is continued demand for energy infrastructure in the areas we serve, we expect to continue to have such opportunities in the future, although the level of such opportunities is difficult to predict.

In addition, KMP regularly considers and enters into discussions regarding potential acquisitions, including those from us or our affiliates, and are currently contemplating potential acquisitions.  While there are currently no unannounced purchase agreements for the acquisition of any material business or assets, such transactions can be effected quickly, may occur at any time and may be significant in size relative to our existing assets or operations.  KMP’s ability to make accretive acquisitions is a function of the availability of suitable acquisition candidates at the right cost, and includes factors over which we have limited or no control.  Thus, we have no way to determine the number or size of accretive acquisition candidates in the future, or whether we will complete the acquisition of any such candidates.

KMP’s ability to make accretive acquisitions or expand its assets, including the drop-down discussed above as part of our pending EP acquisition, is impacted by its ability to maintain adequate liquidity and to raise the necessary capital needed to fund such acquisitions.  As a master limited partnership, KMP distributes all of its available cash, and it accesses capital markets to fund acquisitions and asset expansions.  Historically, KMP has succeeded in raising necessary capital in order to fund its acquisitions and expansions, and although we cannot predict future changes in the overall equity and debt capital markets (in terms of tightening or loosening of credit), we believe that KMP’s stable cash flows, its investment grade credit rating, and its historical record of successfully accessing both equity and debt funding sources should allow it to continue to execute its current investment, distribution and acquisition strategies, as well as refinance maturing debt when required.  For a further discussion of our liquidity, including KMP’s public debt and equity offerings in 2011, please see “—Liquidity and Capital Resources” below.

Dividend Policy

Our dividend policy set forth in our shareholders agreement provides, subject to applicable law, that we will pay quarterly cash dividends on all classes of our capital stock equal to the cash we receive from our subsidiaries and other sources less any cash disbursements and reserves established by a majority vote of our board of directors, including for general and administrative expenses, interest and cash taxes.  The division of our dividends among our classes of capital stock will be in accordance with our charter.  Our board of directors may declare dividends by a majority vote in accordance with our dividend policy pursuant to our bylaws.  This policy reflects our judgment that our stockholders would be better served if we distributed to them a substantial portion of our cash.  As a result, we may not retain a sufficient amount of cash to fund our operations or to finance unanticipated capital expenditures or growth opportunities, including acquisitions.

As presented in the table at the end of this section, for the year ended December 31, 2011, we had cash available to pay distributions of $835.3 million, exceeding our budget of $820 million.  As discussed below, our dividend for the first quarter of 2011 (paid on May 16, 2011) was prorated for the time we have been public.  Dividends on our investor retained stock generally will be paid at the same time as dividends on our common stock and will be based on the aggregate number of shares of common stock into which our investor retained stock is convertible on the record date for the applicable dividend.

The portion of our dividends payable on the three classes of our investor retained stock may vary among those classes, but the variations will not affect the dividends we pay on our common stock since the total number of shares of common stock into which our outstanding investor retained stock can convert in the aggregate was fixed on the closing of our initial public offering on February 16, 2011.  As of December 31, 2011, investor retained stock was convertible into a fixed aggregate of 535,972,387 shares of our common stock, which represent 75.7% of our common stock on a fully-converted basis.  Subsequent to our initial public offering, any conversion of our investor retained stock into our common stock reduces on a one for one basis the number of common shares into which our investor retained stock can convert such that the number of shares on a fully converted basis is the same before and after the conversion of our investor retained stock.

Our board of directors may amend, revoke or suspend our dividend policy at any time and for any reason, which would require a supermajority board approval while the Sponsor Investors, consisting of investment funds advised by, or affiliated with, Goldman, Sachs & Co., Highstar Capital LP, The Carlyle Group and Riverstone Holdings LLC, maintain

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

prescribed ownership thresholds.  During that time, supermajority approval would also be required to declare and pay any dividends that are not in accordance with our dividend policy.  There is nothing in our dividend policy or our governing documents that prohibits us from borrowing to pay dividends.  The actual amount of dividends to be paid on our capital stock will depend on many factors, including our financial condition and results of operations, liquidity requirements, market opportunities, our capital requirements, legal, regulatory and contractual constraints, tax laws and other factors.  Distributions we receive from KMP are our most significant source of our cash available to pay dividends (including the value of additional KMR shares we receive on the approximately 14.1 million shares we own).  We intend periodically to sell the KMR shares we receive as distributions to generate cash.

On February 11, 2011, our board of directors declared and paid a dividend to our then existing investors of $245.8 million with respect to the period for which we were not public.  This consisted of $205.0 million for the fourth quarter of 2010 and $104.8 million for the first 46 days of 2011, representing the portion of the first quarter of 2011 that we were not public, less a one-time adjustment of $64.0 million in available earnings and profits reserved for the after tax cost of special cash bonuses (and premium pay) in an aggregate amount of approximately $100 million that was paid in May of 2011 to certain of our non-senior management employees.  No holders of our Class B shares or Class C shares received such bonuses.

Subsequent to the offering and through December 31, 2011, we paid dividends totaling $523.8 million, or $0.74 per common share, which consisted of (i) the initial quarterly dividend of $0.14 per share for the first quarter of 2011, representing a prorated amount for the period during the first quarter that we were public and (ii) quarterly dividends of $0.30 per share with respect to the second and third quarters of 2011.  On January 18, 2012, our Board of directors declared a dividend of $0.31 per share ($1.24 annualized) for the fourth quarter of 2011 paid on February 15, 2012, to shareholders of record as of January 31, 2012.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

Cash Available to Pay Dividends
(In millions)

	Year Ended December 31,
	2011	2010
KMP distributions to us
From ownership of general partner interest(a)(b)	$1,188.4	$883.9
On KMP units owned by us(c)	99.3	93.7
On KMR shares owned by us(d)	61.7	54.2
Total KMP distributions to us	1,349.4	1,031.8
NGPL PipeCo LLC’s cash available for distribution to us	30.3	34.7

Total cash generated	1,379.7	1,066.5
General and administrative expenses and sustaining capital expenditures	(10.2)	2.6
Interest expense	(166.3)	(158.0)

Cash available to pay dividends before cash taxes	1,203.2	911.1
Cash taxes(e)	(367.9)	(257.0)

Cash available to pay dividends(b)	$835.3	$654.1
____________

(a)
Based on (i) Kinder Morgan Energy Partners, L.P.  (KMP) distributions of $4.58 and $4.32 per common unit paid in the years ended December 31, 2011 and 2010, respectively, (versus distributions of $4.61 and $4.40 per common unit declared for the years ended December 31, 2011 and 2010, respectively); (ii) 316.2 million and 298.2 million aggregate common units, Class B units and i-units outstanding as of January 31, 2011 and January 29, 2010, respectively; (iii) 318.9 million and 299.7 million aggregate common units, Class B units and i-units outstanding as of April 29, 2011 and April 30, 2010, respectively; (iv) 329.7 million and 309.3 million aggregate common units, Class B units and i-units outstanding as of July 29, 2011 and July 30, 2010, respectively; (v) 333.0 million and 312.9 million aggregate common units, Class B units and i-units outstanding as of October 31, 2011 and October 28, 2010, respectively; and (vi) with respect to the 7.9 million common units issued during 2010 that were deemed by us to be issued in connection with financing a portion of the acquisition of KMP's initial 50% interest in the KinderHawk joint venture, we as general partner waived receipt of its related incentive distributions from the second quarter 2010 through 2011.

(b)
Includes $170 million pre-tax (approximately $109 million after-tax) negative impact in the third quarter of 2010 of a KMP distribution of cash from an interim capital transaction.  As a result of the distribution of cash from an interim capital transaction, the amount actually distributed to the general partner in the third quarter of 2010 was $170 million lower than it otherwise would have been had all the distributions been cash from operations.  Excluding the effect of the distribution of cash from an interim capital transaction, projected cash available to pay dividends was approximately $763 million for the year ended December 31, 2010.

(c)	Based on 21.7 million KMP units owned by us multiplied by the KMP per unit distribution paid, as outlined in footnote (a) above.
(d)
Assumes that we sold approximately 0.9 million Kinder Morgan Management, LLC (KMR) shares that we received as distributions in each of the years ended December 31, 2011 and 2010 at the price used to calculate the number of KMR shares received in the quarterly distributions.  We did not sell any KMR shares in 2011 or 2010.  We intend periodically to sell the KMR shares we receive as distributions to generate cash.

(e)	2010 amounts include approximately $61 million of tax benefits related to an interim capital transaction.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

Reconciliation of Cash Available to Pay Dividends to Income from Continuing Operations
(In millions)

	Year Ended December 31,
	2011	2010

Income from continuing operations(a)	$449.1	$63.5
Income from discontinued operations, net of tax(a)	210.9	236.1
Depreciation, depletion and amortization(b)	1,091.9	1,078.8
Amortization of excess cost of equity investments(a)	6.7	5.8
(Earnings) loss from equity investments(c)	(313.1)	186.2
Distributions from equity investments	286.6	219.8
Distributions from equity investments in excess of cumulative earnings	236.3	224.5
KMP certain items(d)	493.0	189.2
KMI purchase accounting(e)	(9.2)	(33.8)
Going Private Transaction litigation settlement(f)	-	200.0
Interim capital transaction(g)	-	(166.6)
Difference between cash and book taxes	(32.4)	(99.0)
Difference between cash and book interest expense for KMI	(0.9)	(0.7)
Sustaining capital expenditures(h)	(212.7)	(180.8)
KMP declared distribution on its limited partner units owned by the public(i)	(1,356.5)	(1,210.8)
Other(j)	(14.4)	(58.1)
Cash available to pay dividends	$835.3	$654.1
____________
(a)	Consists of the corresponding line items in our consolidated statements of income included elsewhere in this report.
(b)	Consists of the following:	Year Ended December 31,
		2011	2010
	Depreciation, depletion and amortization from continuing operations	$1,067.8	$1,055.9
	Depreciation, depletion and amortization from discontinued operations	24.1	22.9
		$1,091.9	$1,078.8

(c)	Consists of the following:	Year Ended December 31,
		2011	2010
	(Earnings) loss from equity investments from continuing operations	$(226.4)	$273.8
	Earnings from equity investments from discontinued operations	(86.7)	(87.6)
		$(313.1)	$186.2

(d)
Consists of items such as hedge ineffectiveness, legal and environmental reserves, gain/loss on sale, insurance proceeds from casualty losses, and asset disposition expenses.  Year 2011 includes (i) $167.2 million non-cash loss on remeasurement of KMP’s previously held equity interest in KinderHawk to fair value; (ii) $234.3 million increase to KMP’s legal reserve attributable to rate case and other litigation involving KMP’s products pipelines on the West Coast; and (iii) KMP’s portion ($87.1 million) of a $100 million special bonus expense for non-senior management employees, which KMP is required to recognize in accordance with U.S. generally accepted accounting principles.  However, KMP has no obligation, nor did it pay any amounts in respect to such bonuses. The cost of the $100 million special bonus to non-senior management employees was not borne by our Class P shareholders.  In May of 2011 we paid for the $100 million of special bonuses, which included the amounts allocated to KMP, using $64 million (after-tax) in available earnings and profits reserved for this purpose and not paid in dividends to our Class A shareholders.  KMP adds back these certain items in its calculation of distributable cash flows used to determine its distribution.

(e)	Consists of non-cash purchase accounting adjustments related to the Going Private Transaction primarily associated with non-cash income recognized from the revaluation of KMP’s crude oil hedges.
(f)	Year 2010 includes a $200 million (pre-tax) Going Private Transaction litigation settlement.
(g)
Year 2010 includes an interim capital transaction wherein a portion of KMP’s partnership distributions for the second quarter of 2010 (which it paid in the third quarter of 2010) was a distribution of cash from an interim capital transaction rather than a distribution of cash from operations.  The difference between the $166.6 million pre-tax amount shown here and the $170 million pre-tax amount discussed in note (b) to the Cash Available to Pay Dividends table above is due to differences between the earnings impact and the cash impact of the interim capital transaction.  The difference is reflected in this table in “Other.”

(h)	We define sustaining capital expenditures as capital expenditures that do not expand the capacity of an asset.
(i)	Declared distribution multiplied by limited partner units outstanding on the applicable record date less units owned by us. Includes

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

distributions on KMR shares.  KMP must generate the cash to cover the distributions on the KMR shares, but those distributions are paid in additional shares and KMP retains the cash.  We do not have access to that cash.

(j)
Consists of items such as timing and other differences between earnings and cash (for example, a lag between when earnings are recognized and distributions are paid, including distributions to us by KMP), the elimination of any earnings from our formerly owned Power segment, KMP’s cash flow in excess of its distributions and KMI certain items, which includes KMI’s portion ($12.9 million) of the special bonus described in footnote (b) above for the year ended December 31, 2011.

Critical Accounting Policies and Estimates

Accounting standards require information in financial statements about the risks and uncertainties inherent in significant estimates, and the application of U.S. generally accepted accounting principles involves the exercise of varying degrees of judgment.  Certain amounts included in or affecting our consolidated financial statements and related disclosures must be estimated, requiring us to make certain assumptions with respect to values or conditions that cannot be known with certainty at the time our financial statements are prepared.  These estimates and assumptions affect the amounts we report for our assets and liabilities, our revenues and expenses during the reporting period, and our disclosure of contingent assets and liabilities at the date of our financial statements.  We routinely evaluate these estimates, utilizing historical experience, consultation with experts and other methods we consider reasonable in the particular circumstances.  Nevertheless, actual results may differ significantly from our estimates, and any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

In preparing our consolidated financial statements and related disclosures, examples of certain areas that require more judgment relative to others include our use of estimates in determining (i) the economic useful lives of our assets; (ii) the fair values used to assign purchase price from business combinations, determine possible asset impairment charges, and calculate the annual goodwill impairment test; (iii) reserves for environmental claims, legal fees, transportation rate cases and other litigation liabilities; (iv) provisions for uncollectible accounts receivables; (v) exposures under contractual indemnifications; and (vi) unbilled revenues.

For a summary of our significant accounting policies, see Note 2 to our consolidated financial statements included elsewhere in this report.  We believe that certain accounting policies are of more significance in our consolidated financial statement preparation process than others, which policies are discussed as follows.

Environmental Matters

With respect to our environmental exposure, we utilize both internal staff and external experts to assist us in identifying environmental issues and in estimating the costs and timing of remediation efforts.  We expense or capitalize, as appropriate, environmental expenditures that relate to current operations, and we record environmental liabilities when environmental assessments and/or remedial efforts are probable and we can reasonably estimate the costs.  Generally, we do not discount environmental liabilities to a net present value, and we recognize receivables for anticipated associated insurance recoveries when such recoveries are deemed to be probable.

Our recording of our environmental accruals often coincides with our completion of a feasibility study or our commitment to a formal plan of action, but generally, we recognize and/or adjust our environmental liabilities following routine reviews of potential environmental issues and claims that could impact our assets or operations.  These adjustments may result in increases in environmental expenses and are primarily related to quarterly reviews of potential environmental issues and resulting environmental liability estimates.

These environmental liability adjustments are recorded pursuant to our management’s requirement to recognize contingent environmental liabilities whenever the associated environmental issue is likely to occur and the amount of our liability can be reasonably estimated.  In making these liability estimations, we consider the effect of environmental compliance, pending legal actions against us, and potential third party liability claims.  For more information on our environmental disclosures, see Note 16 to our consolidated financial statements included elsewhere in this report.

Legal Matters

We are subject to litigation and regulatory proceedings as a result of our business operations and transactions.  We utilize both internal and external counsel in evaluating our potential exposure to adverse outcomes from orders, judgments or settlements.  In general, we expense legal costs as incurred; accordingly, to the extent that actual outcomes differ from our estimates, or additional facts and circumstances cause us to revise our estimates, our earnings will be affected.  When

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

we identify specific litigation that is expected to continue for a significant period of time, is reasonably possible to occur, and may require substantial expenditures, we identify a range of possible costs expected to be required to litigate the matter to a conclusion or reach an acceptable settlement.  Generally, if no amount within this range is a better estimate than any other amount, we record a liability equal to the low end of the range.  Any such liability recorded is revised as better information becomes available.

As of December 31, 2011, KMP’s most significant ongoing litigation proceedings involved its West Coast Products Pipelines.  Transportation rates charged by certain of these pipeline systems are subject to proceedings at the FERC and the CPUC involving shipper challenges to the pipelines’ interstate and intrastate (California) rates, respectively.  For more information on regulatory proceedings, see Note 16 to our consolidated financial statements included elsewhere in this report.

Intangible Assets

Intangible assets are those assets which provide future economic benefit but have no physical substance.  Identifiable intangible assets having indefinite useful economic lives, including goodwill, are not subject to regular periodic amortization, and such assets are not to be amortized until their lives are determined to be finite.  Instead, the carrying amount of a recognized intangible asset with an indefinite useful life must be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of the asset has decreased below its carrying value.  We evaluate our goodwill for impairment on May 31 of each year.  There were no impairment charges resulting from our May 31, 2011 impairment testing, and no event indicating an impairment has occurred subsequent to that date.  For more information on our goodwill, see Notes 2 and 7 to our consolidated financial statements included elsewhere in this report.

Excluding goodwill, our other intangible assets include customer contracts, relationships and agreements, lease value, and technology-based assets.  These intangible assets have definite lives, are being amortized in a systematic and rational manner over their estimated useful lives, and are reported separately as “Other intangibles, net” in our accompanying consolidated balance sheets.  For more information on our amortizable intangibles, see Note 7 to our consolidated financial statements included elsewhere in this report.

Estimated Net Recoverable Quantities of Oil and Gas

We use the successful efforts method of accounting for our oil and gas producing activities.  The successful efforts method inherently relies on the estimation of proved reserves, both developed and undeveloped.  The existence and the estimated amount of proved reserves affect, among other things, whether certain costs are capitalized or expensed, the amount and timing of costs depleted or amortized into income, and the presentation of supplemental information on oil and gas producing activities.  The expected future cash flows to be generated by oil and gas producing properties used in testing for impairment of such properties also rely in part on estimates of net recoverable quantities of oil and gas.

Proved reserves are the estimated quantities of oil and gas that geologic and engineering data demonstrates with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.  Estimates of proved reserves may change, either positively or negatively, as additional information becomes available and as contractual, economic and political conditions change.  For more information on our ownership interests in the net quantities of proved oil and gas reserves and our measures of discounted future net cash flows from oil and gas reserves, please see Note 21 to our consolidated financial statements included elsewhere in this report.

Hedging Activities

We engage in a hedging program that utilizes derivative contracts to mitigate (offset) our exposure to fluctuations in energy commodity prices and to balance our exposure to fixed and variable interest rates, and we believe that these hedges are generally effective in realizing these objectives.  According to the provisions of U.S. generally accepted accounting principles, to be considered effective, changes in the value of a derivative contract or its resulting cash flows must substantially offset changes in the value or cash flows of the item being hedged, and any ineffective portion of the hedge gain or loss and any component excluded from the computation of the effectiveness of the derivative contract must be reported in earnings immediately.

Since it is not always possible for us to engage in a hedging transaction that completely mitigates our exposure to unfavorable changes in commodity prices—a perfectly effective hedge—we often enter into hedges that are not completely effective in those instances where we believe to do so would be better than not hedging at all.  But because the part of such hedging transactions that is not effective in offsetting undesired changes in commodity prices (the ineffective portion) is required to be recognized currently in earnings, our financial statements may reflect a gain or loss arising from

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

an exposure to commodity prices for which we are unable to enter into a completely effective hedge.  For example, when we purchase a commodity at one location and sell it at another, we may be unable to hedge completely our exposure to a differential in the price of the product between these two locations; accordingly, our financial statements may reflect some volatility due to these hedges.  For more information on our hedging activities, see Note 13 to our consolidated financial statements included elsewhere in this report.

Employee Benefit Plans

With respect to the amount of income or expense we recognize in association with our pension and retiree medical plans, we must make a number of assumptions with respect to both future financial conditions (for example, medical costs, returns on fund assets and market interest rates) as well as future actions by plan participants (for example, when they will retire and how long they will live after retirement).  Most of these assumptions have relatively minor impacts on the overall accounting recognition given to these plans, but two assumptions in particular, the discount rate and the assumed long-term rate of return on fund assets, can have significant effects on the amount of expense recorded and liability recognized.  We review historical trends, future expectations, current and projected market conditions, the general interest rate environment and benefit payment obligations to select these assumptions.  The discount rate represents the market rate for a high quality corporate bond.  The selection of these assumptions is further discussed in Note 9 to our consolidated financial statements included elsewhere in this report.  While we believe our choices for these assumptions are appropriate in the circumstances, other assumptions could be reasonably applied and, therefore, we note that, at our current level of pension and retiree medical funding, a change of 1% in the long-term return on assets assumption would increase (decrease) our annual retiree medical expense by approximately $0.6 million ($0.6 million) and would increase (decrease) our annual pension expense by $2.5 million ($2.5 million) in comparison to that recorded in 2011.  Similarly, a 1% change in the discount rate would increase (decrease) our accumulated postretirement benefit obligation by $8.5 million ($7.7 million) and would increase (decrease) our projected pension benefit obligation by $39.4 million ($35.2 million) compared to those balances as of December 31, 2011.

Income Taxes

We record a valuation allowance to reduce our deferred tax assets to an amount that is more likely than not to be realized.  While we have considered estimated future taxable income and prudent and feasible tax planning strategies in determining the amount of our valuation allowance, any change in the amount that we expect to ultimately realize will be included in income in the period in which such a determination is reached.  In addition, we do business in a number of states with differing laws concerning how income subject to each state’s tax structure is measured and at what effective rate such income is taxed.  Therefore, we must make estimates of how our income will be apportioned among the various states in order to arrive at an overall effective tax rate.  Changes in our effective rate, including any effect on previously recorded deferred taxes, are recorded in the period in which the need for such change is identified.

In determining the deferred income tax asset and liability balances attributable to our investments, we have applied an accounting policy that looks through our investments including our investment in KMP.  The application of this policy resulted in no deferred income taxes being provided on the difference between the book and tax basis on the non-tax-deductible goodwill portion of our investment in KMP.

Going Private Transaction

A Going Private Transaction completed in May 2007, see Note 2 of our consolidated financial statements included elsewhere in this report, was accounted for as a purchase business combination.  Accordingly, our assets and liabilities were recorded at their estimated fair values as of the date of the completion of the Going Private Transaction, with the excess of the purchase price over these combined fair values recorded as goodwill.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

Results of Operations

Consolidated

	Year Ended December 31,
	2011	2010	2009
	(In millions)
Segment earnings (loss) before depreciation, depletion and amortization expense and amortization of excess cost of equity investments(a)
Products Pipelines—KMP(b)	$461.3	$496.9	$584.0
Natural Gas Pipelines—KMP(c)	544.6	568.2	515.5
CO2—KMP(d)	1,116.1	1,018.2	878.5
Terminals—KMP(e)	702.1	640.3	596.4
Kinder Morgan Canada—KMP(f)	201.6	181.6	154.5
NGPL PipeCo LLC(g)	18.7	(399.0)	42.5
Power(h)	-	4.1	4.8
Segment earnings before depreciation, depletion and amortization expense and amortization of excess cost of equity investments	3,044.4	2,510.3	2,776.2
Depreciation, depletion and amortization expense	(1,067.8)	(1,055.9)	(1,047.6)
Amortization of excess cost of equity investments	(6.7)	(5.8)	(5.8)
NGPL PipeCo LLC fee revenues(i)	35.1	47.2	45.8
Other revenues	1.2	3.6	-
General and administrative expenses(j)	(515.0)	(631.1)	(373.0)
Unallocable interest and other, net(k)	(700.7)	(652.6)	(583.7)
Income from continuing operations before income taxes	790.5	215.7	811.9
Unallocable income tax expense(a)	(341.4)	(152.2)	(288.8)
Income from continuing operations	449.1	63.5	523.1
Income from discontinued operations, net of tax (l)	210.9	236.1	250.0
Net income	660.0	299.6	773.1
Net income attributable to noncontrolling interests	(65.6)	(340.9)	(278.1)
Net income (loss) attributable to Kinder Morgan, Inc.(m)	$594.4	$(41.3)	$495.0
____________

(a)	KMP’s income taxes expenses for the years ended December 31, 2011, 2010 and 2009 were $19.9 million, $14.2 million and $35.2 million, respectively, and are included in segment earnings.
(b)
2011 amount includes (i) a $168.2 million increase in expense associated with rate case liability adjustments; (ii) a $60.0 million increase in expense associated with rights-of-way lease payment liability adjustments; (iii) an $8.6 million increase in expense associated with environmental liability adjustments for periods prior to 2011; (iv) a $6.7 million increase in expense associated with legal liability adjustments related to a litigation matter involving the Calnev pipeline’s Las Vegas terminal operations; (v) a $12.1 million increase in income from both the disposal of property and the settlement of a legal matter related to the sale of a portion of the Gaffey Street, California land; (vi) a $0.1 million decrease in expense (reflecting tax savings) related to non-cash compensation expense allocated to KMP from us; and (vii) $1.8 million decrease in earnings related to assets sold which had been revalued as part of the Going Private Transaction and recorded in the application of the purchase method of accounting.  2010 amount includes (i) a $172.0 million increase in expense associated with rate case liability adjustments; (ii) an $18.0 million decrease in income associated with combined property environmental expenses and the demolition of physical assets in preparation for the sale of KMP’s Gaffey Street, California land; (iii) a $2.5 million increase in expense associated with environmental liability adjustments; (iv) an $8.8 million gain from the sale of a 50% ownership interest in the Cypress pipeline system and the revaluation of its remaining interest to fair value; (v) a $0.7 million increase in income resulting from unrealized foreign currency gains on long-term debt transactions; and (vi) $7.6 million decrease in earnings related to assets sold which had been revalued as part of the Going Private Transaction and recorded in the application of the purchase method of accounting.  2009 amount includes (i) a $23.0 million increase in expense associated with adjustments to long-term receivables for environmental cost recoveries; (ii) an $18.0 million increase in expense associated with rate case and other legal liability adjustments; (iii) an $11.5 million increase in expense associated with environmental liability adjustments; (iv) a $1.7 million increase in income resulting from unrealized foreign currency gains on long-term debt transactions; (v) a $0.2 million increase in income from hurricane casualty gains; and (vi) $0.5 million decrease in earnings related to assets sold which had been revalued as part of the Going Private Transaction and recorded in the application of the purchase method of accounting.

(c)	2011 amount includes (i) a $167.2 million loss from the remeasurement of KMP’s previously held 50% equity interest in KinderHawk Field Services LLC to fair value; and (ii) a $1.3 million decrease in earnings related to sales and valuation adjustments of assets which had been revalued as part of the Going Private Transaction and recorded in the application of the purchase method of accounting. 2010 amount includes a $0.4 million increase in income from certain measurement period adjustments related to

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

KMP’s October 1, 2009 natural gas treating business acquisition; and a combined $7.4 million decrease in earnings related to sales and valuation adjustments of assets which had been revalued as part of the Going Private Transaction and recorded in the application of the purchase method of accounting.  2009 amount includes (i) a $7.8 million increase in income from hurricane casualty gains; (ii) a $0.1million increase in expense associated with adjustments to long-term receivables for environmental cost recoveries; and (iii) a combined $1.0. million decrease in earnings related to sales and valuation adjustments of assets which had been revalued as part of the Going Private Transaction and recorded in the application of the purchase method of accounting.

(d)
2011 amount includes a $5.2 million unrealized gain on derivative contracts used to hedge forecasted crude oil sales and increases in earnings resulting from valuation adjustments of $17.5 million related to derivative contracts in place at the time of the Going Private Transaction and recorded in the application of the purchase method of accounting.  2010 amount includes a $5.3 million unrealized gain on derivative contracts used to hedge forecasted crude oil sales and increases in earnings resulting from valuation adjustments of $52.7 million related to derivative contracts in place at the time of the Going Private Transaction and recorded in the application of the purchase method of accounting.  2009 amount includes a $13.5 million unrealized loss on derivative contracts used to hedge forecasted crude oil sales and increases in earnings resulting from valuation adjustments of $95.6 million related to derivative contracts in place at the time of the Going Private Transaction and recorded in the application of the purchase method of accounting.

(e)
2011 amount includes (i) a $4.8 million decrease in expense (reflecting tax savings) related to non-cash compensation expense allocated to KMP from us; (ii) a $4.3 million casualty indemnification gain related to a 2008 fire at the Pasadena, Texas liquids terminal; (iii) a $2.2 million increase in income associated with the sale of a 51% ownership interest in two of KMP’s subsidiaries: River Consulting LLC and Devco USA L.L.C.; (iv) a $1.5 million increase in income from the sale of KMP’s ownership interest in Arrow Terminals B.V.; (v) a $1.3 million increase in income from adjustments associated with the sale of KMP’s ownership interest in the boat fleeting business KMP acquired from Megafleet Towing Co., Inc. in April 2009; (vi) a $7.6 million decrease in income from casualty insurance deductibles and the write-off of assets related to casualty losses; (vii) a $2.0 million increase in expense associated with environmental liability adjustments; (viii) a $0.6 million increase in expense associated with the settlement of a litigation matter at the Carteret, New Jersey liquids terminal; (ix) a combined $0.5 million decrease in income from property write-offs and expenses associated with the on-going dissolution of KMP’s partnership interest in Globalplex Handling; and (x) a decreases in earnings of $2.4 million related to assets sold, which had been revalued as part of the Going Private Transaction and recorded in the application of the purchase method of accounting.  2010 amount includes (i) a combined $7.4 million decrease in income from casualty insurance deductibles and the write-off of assets related to casualty losses; (ii) a combined $4.1 million decrease in income associated with a write-down of the carrying value of net assets to be sold to their estimated fair values as of December 31, 2010 (associated with the sale of KMP’s ownership interest in the boat fleeting business it acquired from Megafleet Towing Co., Inc. in April 2009); (iii) a $0.6 million increase in expense related to storm and flood clean-up and repair activities; (iv) a $6.7 million casualty indemnification gain related to a 2008 fire at the Pasadena, Texas liquids terminals; (v) a $0.2 million decrease in expense from certain measurement period adjustments related to KMP’s March 5, 2010 Slay Industries terminal acquisition; and (vi) a decreases in earnings of $1.0 million related to assets sold, which had been revalued as part of the Going Private Transaction and recorded in the application of the purchase method of accounting.  2009 amount includes (i) a combined $24.0 million increase in income from hurricane and fire casualty gains and clean-up and repair activities; (ii) a $0.5 million decrease in expense associated with legal liability adjustments related to a litigation matter involving the Staten Island liquids terminal; (iii) a $0.9 million increase in expense associated with environmental liability adjustments; (iv) a $0.7 million increase in expense associated with adjustments to long-term receivables for environmental cost recoveries; and (v) a decreases in earnings of $2.6 million related to assets sold, which had been revalued as part of the Going Private Transaction and recorded in the application of the purchase method of accounting.

(f)
2011 amount includes a $3.1 million decrease in expense (reflecting tax savings) related to non-cash compensation expense allocated to KMP from us.  2009 amount includes a $14.9 million increase in expense primarily due to certain non-cash regulatory accounting adjustments to Trans Mountain’s carrying amount of the previously established deferred tax liability, and a $3.7 million decrease in expense due to a certain non-cash accounting adjustment related to book tax accruals made by the Express pipeline system

(g)
2010 amount includes a non-cash investment impairment charge, which we recorded in the amount of $430.0 million (pre-tax); see Note 6 of our consolidated financial statements included elsewhere in this report.

(h)
On October 22, 2010, we sold our Power facility located in Michigan and as a result, we no longer report Power as a business segment, see Notes 3 to our consolidated financial statements included elsewhere in this report.

(i)	Effective January 1, 2011, this became a reimbursement of general and administrative costs; see Notes 11 and 16 to our consolidated financial statements included elsewhere in this report.
(j)
Includes unallocated litigation and environmental expenses.  2011 amount includes (i) a $100 million (pre-tax) increase in expense associated with a special bonus for non-senior management employees.  The cost of this bonus was not borne by our Class P shareholders.  We paid for these bonuses, which included the amounts allocated to KMP, using $64 million (after-tax) in available earnings and profits reserved for this purpose and not paid in dividends to our Class A shareholders; (ii) a combined $4.1 million increase in expense for unallocated legal expenses and certain asset and business acquisition expenses; (iii) a $0.2 million decrease in expense related to capitalized overhead costs associated with the 2008 hurricane season; (iv) a reduction to expense for a $45.8 million Going Private Transaction litigation insurance reimbursement; (v) a $11.2 million increase of expense associated with our initial public offering; (vi) a $9.3 million increase in expense related to the EP acquisition; (vii) a $9.9 million increase in Going Private Transaction litigation expense; (viii) a $3.6 million increase in expense related to non-cash compensation expense; (ix) a $0.2 million increase in expense for services associated with our postretirement employee benefits; and (x) $0.2 million reduction

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

to expense associated with an insurance claim reimbursement.  2010 amount includes (i) a $200 million (pre-tax) Going Private Transaction litigation settlement (see 2011 $45.8 million insurance reimbursement above); (ii) a $4.2 million increase in expense for certain asset and business acquisition costs; (iii) a $1.6 million increase in legal expense associated with items disclosed in these footnotes such as legal settlements and pipeline failures; and (iv) a $0.2 million decrease in expense related to capitalized overhead costs associated with the 2008 hurricane season; (v) a $7.2 million increase of expense associated with our initial public offering; (vi) a $6.1 million increase in expense related to non-cash compensation expense; (vii) a $3.8 million increase in legal expense associated with Going Private Transaction and litigation fees; and (viii) a $1.6 million reduction to expense associated with an insurance claim reimbursement.  2009 amount includes (i) a $7.6 million increase in expense related to non-cash compensation expense; (ii) a $2.3 million increase in expense for certain asset and business acquisition costs, which under prior accounting standards would have been capitalized; (iii) a $1.3 million increase in expense for certain land transfer taxes associated with the April 30, 2007 Trans Mountain acquisition; (iv) a $2.7 million decrease in expense related to capitalized overhead costs associated with the 2008 hurricane season; and (v) a $0.7 million reduction in expense associated with Going Private Transaction and litigation fees.

(k)
2011, 2010 and 2009 amounts include increase in imputed interest expense of $0.7 million $1.1 million and $1.6 million, respectively, related to the January 1, 2007 Cochin Pipeline acquisition.  Also, 2010 amount includes a gain of $16.1 million related to the sale of Triton Power on October 22, 2010, see Note 3 to our consolidated financial statements included elsewhere in this report.

(l)
Consist of amounts attributable to KMP’s FTC Natural Gas Pipelines disposal group.  2011, 2010 and 2009 amounts consist of (i) earnings before depreciation, depletion and amortization expense of $228.2 million (including a combined $9.8 million increase in expense from the write-off of a receivable for fuel under-collected prior to 2011 and expense for purchase accounting adjustments related to the Going Private Transaction), $260.7 million and $273.2 million (including a combined decrease in income of $5.5 million resulting from unrealized mark-to-market gains and losses due to the discontinuance of hedge accounting at Casper Douglas and expense for purchase accounting adjustments related to the Going Private Transaction), respectively; (ii) depreciation, depletion and amortization expense of $24.2 million, $22.9 million and $22.6 million, respectively and (iii) tax expense related to purchase accounting adjustments of $0.9 million, $1.0 million and $0.9 million, respectively. 2011, 2010 and 2009 amounts also consist of income of $7.8 million, loss of $0.7 million and income of $0.3 million from other discontinued operations, respectively.

(m)	2010 amount includes a reduction of approximately $107 million (after-tax) in the income we recognized from our interest in the general partner due to a KMP interim capital transaction.

Year Ended December 31, 2011 vs. 2010

Our total revenues for 2011 and 2010 were approximately $7.9 billion.  For 2011, net income attributable to Kinder Morgan, Inc. totaled $594.4 million as compared to a net loss of $41.3 million in 2010.

Total segment earnings before depreciation, depletion and amortization expenses, sometimes referred to as EBDA, increased $534.1 million (21%) in 2011 compared to 2010; however, this overall increase in earnings (i) included an increase of $201.0 million from the effect of the certain items described in footnotes (b), (c), (d), (e), (f) and (g) to the table above (which combined to decrease total segment EBDA by $ 374.8 million and $575.8 million in 2011 and 2010, respectively); and (ii) excluded a $22.7 million decrease in segment earnings before depreciation, depletion and amortization from discontinued operations (as described in footnote (l) to the table above and after taking into effect the $9.8 million increase in expense in 2011 comparing to 2010, resulting from certain items). The remaining $310.4 million (9%) increase in total segment earnings before depreciation, depletion and amortization in 2011 compared to 2010 resulted from better performance from all five of KMP’s reportable business segments, primarily due to increases attributable to the CO2—KMP ($133.2 million), Natural Gas Pipelines—KMP ($115.2 million)  and Terminals—KMP ($54.6 million) business segments.

Year Ended December 31, 2010 vs. 2009

Our total revenues for 2010 and 2009 were $7.9 billion and $6.9 billion, respectively.  For 2010 the net loss attributable to Kinder Morgan, Inc. totaled $41.3 million as compared to income of $495.0 million in 2009.  Net income attributable to Kinder Morgan, Inc. for 2010 was negatively impacted by (i) a $128 million (after-tax) Going Private Transaction litigation settlement; (ii) approximately $107 million (after-tax) from a reduction in the income we recognized from our interest in the general partner due to a KMP distribution of cash from interim capital transactions; and (iii) approximately $275 million (after-tax) from an investment impairment charge recorded in the first quarter of 2010.

Total segment earnings before depreciation, depletion and amortization decreased $265.9 million (10%) in 2010 compared to 2009, and the overall decrease included a decrease in earnings of $622.6 million from the effect of the certain items described in footnotes (b), (c), (d), (e), (f) and (g) to the table above (which combined to affect total segment EBDA by a $ 575.8 million decrease and a $46.8 million increase in 2010 and 2009, respectively); and (ii) excluded a $18

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

million decrease in segment earnings before depreciation, depletion and amortization from discontinued operations (as described in footnote (l) to the table above and after taking into effect the $5.5 million increase in income in 2010 comparing to 2009, resulting from certain items).  The two primary items described in the footnotes to the table above contributing to the $575.8million decrease in total segment earnings before depreciation, depletion and amortization for 2010 were (i) a $430 million (pre-tax) impairment of our investment in NGPL PipeCo LLC and (ii) a $172 million (pre-tax) expense associated with the Products Pipeline—KMP litigation.  The remaining $338.7 million (11%) increase in total segment earnings before depreciation, depletion and amortization in 2010 versus 2009 resulted from better performance from all five of KMP’s reportable business segments, mainly due to increases attributable to the CO2—KMP and Terminals—KMP business segments.  The Going Private Transaction litigation settlement and KMP interim capital transaction discussed in footnotes (j) and (m) to the above table, respectively, did not impact earnings before DD&A.

During 2010, KMP benefitted from (i) higher revenues from crude oil, natural gas liquids and carbon dioxide sales, due largely to the positive impact of higher energy prices—primarily in the last six months of the year—relative to 2009; (ii) incremental earnings from the shale gas gathering and treating services offered by the Kinder Morgan Natural Gas Treating operations and KMP’s 50%-owned KinderHawk Field Services; (iii) higher revenues from refined petroleum products delivery revenues by KMP’s West Coast products pipelines and higher earnings from ethanol related handling activities at its West Coast and Southeast products terminal operations; (iv) the positive impact from a full year of operations from Kinder Morgan Louisiana and KMP’s 50%-owned Midcontinent Express natural gas pipeline systems; and (v) incremental earnings from both newly acquired and expanded bulk and liquids terminal operations.

Impact of the Purchase Method of Accounting on Segment Earnings (Loss)

The impacts of the purchase method of accounting on segment earnings (loss) before DD&A relate primarily to the revaluation of the accumulated other comprehensive income related to derivatives accounted for as hedges in the CO2—KMP and Natural Gas Pipelines—KMP segments.  Where there is an impact to segment earnings (loss) before DD&A from the Going Private Transaction, the impact is described in the individual business segment discussions, which follow.  The effects on DD&A expense result from changes in the carrying values of certain tangible and intangible assets to their estimated fair values as of May 30, 2007.  This revaluation results in changes to DD&A expense in periods subsequent to May 30, 2007.  The purchase accounting effects on “Unallocable interest and other, net” result principally from the revaluation of certain debt instruments to their estimated fair values as of May 30, 2007, resulting in changes to interest expense in subsequent periods.

Segment earnings before depreciation, depletion and amortization expenses

Certain items included in earnings from continuing operations are either not allocated to business segments or are not considered by management in its evaluation of business segment performance.  In general, the items not included in segment results are interest expense, general and administrative expenses, DD&A and unallocable income taxes.  We currently evaluate business segment performance primarily based on segment earnings before DD&A in relation to the level of capital employed.  Because KMP’s partnership agreement requires it to distribute 100% of its available cash to its partners on a quarterly basis (KMP’s available cash consists primarily of all of its cash receipts, less cash disbursements and changes in reserves), we consider each period’s earnings before all non-cash depreciation, depletion and amortization expenses to be an important measure of business segment performance for our segments that are also segments of KMP.  We account for intersegment sales at market prices.  We account for the transfer of net assets between entities under common control by carrying forward the net assets recognized in the balance sheets of each combining entity to the balance sheet of the combined entity, and no other assets or liabilities are recognized as a result of the combination.  Transfers of net assets between entities under common control do not affect the income statement of the combined entity.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

Products Pipelines—KMP

	Year Ended December 31,
	2011	2010	2009
	(In millions, except operating statistics)
Revenues	$914.0	$883.0	$826.6
Operating expenses(a)	(499.7)	(414.6)	(269.5)
Other income (expense)(b)	8.2	(11.8)	(1.1)
Earnings from equity investments	33.9	22.8	18.7
Interest income and Other, net(c)	8.2	16.4	12.4
Income tax (expense) benefit (d)	(3.3)	1.1	(3.1)
Earnings before depreciation, depletion and amortization expense and amortization of excess cost of equity investments	$461.3	$496.9	$584.0

Gasoline (MMBbl) (e)	398.0	403.5	400.1
Diesel fuel (MMBbl)	148.9	148.3	143.2
Jet fuel (MMBbl)	110.5	106.2	111.4
Total refined product volumes (MMBbl)	657.4	658.0	654.7
Natural gas liquids (MMBbl)	26.1	25.2	26.5
Total delivery volumes (MMBbl)(f)	683.5	683.2	681.2
Ethanol (MMBbl)(g)	30.4	29.9	23.1
__________
(a)
2011, 2010 and 2009 amounts include increases in expense of $8.6 million, $2.5 million and $11.5 million, respectively, associated with environmental liability adjustments.  2011 amount also includes a $168.2 million increase in expense associated with rate case liability adjustments, a $60.0 million increase in expense associated with rights-of-way lease payment liability adjustments, and a $6.7 million increase in expense associated with legal liability adjustments related to a litigation matter involving the Calnev pipeline’s Las Vegas terminal operations.  2010 amount also includes a $172.0 million increase in expense associated with rate case liability adjustments, and a $14.1 million increase in expense associated with environmental clean-up expenses and the demolition of physical assets in preparation for the sale of KMP’s Gaffey Street, California land.  2009 amount also includes a $23.0 million increase in expense associated with adjustments to long-term receivables for environmental cost recoveries, and an $18.0 million increase in expense associated with rate case and other legal liability adjustments.

(b)
2011 amount includes a $10.8 million increase in income from the sale of a portion of KMP’s Gaffey Street, California land.  2010 amount includes disposal losses of $3.9 million related to the retirement of KMP’s Gaffey Street, California land.  2009 amount includes a gain of $0.2 million from hurricane casualty indemnifications.  Also, 2011, 2010 and 2009 amounts include $1.8 million, $7.6 million and $0.5 million, respectively, of decreases in earnings related to property disposal losses, which had been revalued as part of the Going Private Transaction and recorded in the application of the purchase method of accounting.

(c)
2011 amount includes a $1.3 million increase in income from the settlement of a legal matter related to the sale of a portion of KMP’s Gaffey Street, California land.  2010 and 2009 amounts include increases in income of $0.7 million and $1.7 million, respectively, resulting from unrealized foreign currency gains on long-term debt transactions.  2010 amount also includes an $8.8 million gain from the sale of a 50% ownership interest in the Cypress pipeline system and the revaluation of KMP’s remaining interest to fair value.

(d)	2011 amount includes a $0.1 million decrease in expense (reflecting tax savings) related to non-cash compensation expense allocated to KMP from us.
(e)	Volumes include ethanol pipeline volumes.
(f)	Includes Pacific, Plantation, Calnev, Central Florida, Cochin, and Cypress pipeline volumes.
(g)	Represents total ethanol volumes, including ethanol pipeline volumes included in gasoline volumes above.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

Combined, the certain items described in the footnotes to the table above accounted for decreases in segment earnings before depreciation, depletion and amortization expenses by $42.5 million in 2011, $139.5 million in 2010, when compared with the respective prior year.  Following is information related to the segment’s (i) remaining $6.9 million (1%) and $52.4 million (8%) increases in earnings before depreciation, depletion and amortization and (ii) $31.0 million (4%) and $56.4 million (7%) increases in operating revenues in both 2011 and 2010, when compared with the respective prior year:

Year Ended December 31, 2011 versus Year Ended December 31, 2010

	EBDA increase/(decrease)			Revenues increase/(decrease)
	(In millions, except percentages)
Cochin Pipeline	$17.5	53%		$29.9	66%
Plantation Pipeline	8.6	19%		1.2	6%
West Coast Terminals	8.5	11%		9.8	10%
Pacific operations	(17.6)	(6	) %	(11.1)	(3	) %
Calnev Pipeline	(4.6)	(8	) %	(3.4)	(5	) %
Transmix operations	(3.5)	(9	) %	2.8	6%
All others (including eliminations)	(2.0)	(2	) %	1.8	1%
Total Products Pipelines—KMP	$6.9	1%		$31.0	4%

The primary increases and decreases in the Products Pipelines—KMP business segment’s earnings before depreciation, depletion and amortization expenses in 2011 compared to 2010 were attributable to the following:

•
a $17.5 million (53%) increase from the Cochin natural gas liquids pipeline system—largely related to a 33% increase in system-wide throughput volumes, partially offset by increased income tax expense due to the year-over-year increase in pre-tax income;

•
an $8.6 million (19%) increase from KMP’s approximate 51% equity interest in the Plantation pipeline system.  The increase in Plantation’s earnings was primarily due to higher oil loss allowance revenues, a 4% increase in transport volumes, and the absence of an expense from the write-off of an uncollectible receivable in the first quarter of 2010;

•
an $8.5 million (11%) increase from the West Coast terminal operations—due mainly to the completion of various terminal expansion projects that increased liquids tank capacity, and partly to higher rates on existing storage;

•
a $17.6 million (6%) decrease from the Pacific operations—due largely to an $11.1 million decrease in revenues and a $6.1 million increase in combined operating expenses.  The decrease in revenues was primarily due to lower average tariffs, due both to lower rates on the system’s East Line deliveries as a result of rate case settlements since the end of 2010 and lower military tenders.  This decrease was partially offset by higher terminal revenues attributable to a 10% increase in ethanol handling volumes.  The increase in operating expenses was mainly due to a $7.5 million increase in expense associated with liability adjustments made pursuant to an adverse tentative court decision on the amount of 2011 rights-of-way lease payment obligations;

•
a $4.6 million (8%) decrease from the Calnev Pipeline—due largely to a 21% drop in ethanol handling volumes that related to both lower deliveries to the Las Vegas market and incremental ethanol blending services offered by a competing terminal; and

•	a $3.5 million (9%) decrease from the Transmix processing operations—due mainly to a $4.2 million decrease in income from lower product gains relative to 2010.

Year Ended December 31, 2010 versus Year Ended December 31, 2009

	EBDA increase/(decrease)			Revenues increase/(decrease)
	(In millions, except percentages)
Pacific operations	$40.0	15%		$49.9	13%
Southeast Terminals	14.9	28%		12.0	15%
West Coast Terminals	10.5	16%		10.7	12%
Plantation Pipeline	3.2	8%		(0.3)	(1	) %
Central Florida Pipeline	2.9	6%		1.4	2%
Cochin Pipeline	(20.4)	(38	) %	(16.6)	(27	) %
All others (including eliminations)	1.3	1%		(0.7)	(1	) %
Total Products Pipelines—KMP	$52.4	8%		$56.4	7%

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

The primary increases and decreases in the Products Pipelines—KMP business segment’s earnings before depreciation, depletion and amortization expenses in 2010 compared to 2009 were attributable to the following:

▪
a $40.0 million (15%) increase from the Pacific operations—due largely to a $49.9 million (13%) increase in operating revenues, consisting of a $32.1 million (11%) increase in mainline delivery revenues and a $17.8 million (17%) increase in fee-based terminal revenues.  The increase in pipeline delivery revenues was attributable to higher average tariff rates in 2010 (due in part to FERC-approved rate increases) and to military tender rate increases.  Overall mainline delivery volumes were essentially flat across both years.  The increase in terminal revenues was mainly attributable to incremental ethanol handling services that were due in part to mandated increases in ethanol blending rates in California since the end of 2009;

▪
a $14.9 million (28%) increase from the Southeast terminal operations—due to both increased ethanol throughput (driven by continued high demand during 2010 in the ethanol and biofuels markets) and higher product inventory gains relative to the prior year;

▪
a $10.5 million (16%) increase from the West Coast terminal operations—driven by higher warehousing revenues and incremental customers at KMP’s combined Carson/Los Angeles Harbor terminal system, higher biodiesel revenues from KMP’s two Portland, Oregon liquids facilities, and incremental earnings contributions from the terminals’ Portland, Oregon Airport pipeline, which was acquired on July 31, 2009;

▪
a $3.2 million (8%) increase from KMP’s equity investment in Plantation.  The increase in Plantation’s earnings was driven by both higher products transportation revenues and higher oil loss allowance revenues.  The increase in transportation revenues was due to a 2% increase in pipeline throughput volumes, resulting from both an upgrade at a refinery in Louisiana and to mainline allocation on a competing pipeline.  The increase in oil loss allowance revenues was associated with the increase in volumes and an increase in products prices, relative to the prior year;

▪	a $2.9 million (6%) increase from the Central Florida Pipeline—due mainly to incremental product inventory gains and partly to higher ethanol handling revenues; and

▪
a $20.4 million (38%) decrease from the Cochin pipeline system—attributable to a $16.6 million (27%) drop in revenues and a $3.8 million (35%) increase in operating expenses.  The lower revenues reflected a 32% decline in propane delivery volumes, due to milder weather, a drop in grain drying demand, and the negative impacts from unfavorable tariff changes in 2010.  The increase in operating expenses was primarily related to favorable settlements reached in the first quarter of 2009 with the seller of the remaining approximate 50.2% interest in the Cochin pipeline system that KMP purchased on January 1, 2007.

Natural Gas Pipelines—KMP

	Year Ended December 31,
	2011	2010	2009
	(In millions, except operating statistics)
Revenues(a)	$3,942.9	$4,077.6	$3,500.8
Operating expenses(b)	(3,369.4)	(3,588.5)	(3,059.6)
Other (expense) income (c)	(1.3)	(0.9)	6.7
Earnings from equity investments	140.5	81.5	43.3
Interest income and Other, net(d)	(164.5)	1.6	28.3
Income tax expense	(3.6)	(3.1)	(4.0)
Earnings before depreciation, depletion and amortization expense and amortization of excess cost of equity investments from continuing operations	544.6	568.2	515.5
Discontinued operations(e)	228.2	260.7	273.2
Earnings before depreciation, depletion and amortization expense and amortization of excess cost of equity investments including discontinued operations	$772.8	$828.9	$788.7

Natural gas transport volumes (Bcf)(f)	2,925.0	2,584.2	2,285.1
Natural gas sales volumes (Bcf)(g)	804.7	797.9	794.5
_________
(a)	2010 amount includes a $0.4 million increase in revenues from certain measurement period adjustments related to KMP’s October

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

1, 2009 natural gas treating business acquisition.
(b)
2009 amount includes a $0.1 million increase in expense associated with adjustments to long-term receivables for environmental cost recoveries.  Also, amounts include a decrease in earnings of $6.5 million for the year ended 2010 related to a valuation adjustment to cushion gas and an increase in earnings of $0.1 million for the years ended 2009 related to valuation adjustments to derivative contracts in place. These assets had been revalued as part of the Going Private Transaction and recorded in the application of the purchase method of accounting.

(c)
2011, 2010 and 2009 amounts include $1.3 million, $0.9 million and $1.1 million, respectively, in decreased earnings related to assets sold.  These assets had been revalued as part of the Going Private Transaction and recorded in the application of the purchase method of accounting.  2009 also amount includes gains of $7.8 million from hurricane casualty indemnifications.

(d)
2011 amount includes a $167.2 million loss from the remeasurement of KMP’s previously held 50% equity interest in KinderHawk Field Services LLC to fair value. Also, 2011 amount includes $0.1 million of miscellaneous expense.

(e)
Represents earnings before depreciation, depletion and amortization expense attributable to KMP’s FTC Natural Gas Pipelines disposal group.  2011, 2010 and 2009 amounts include revenues of $322.2 million, $338.9 million and $306.1 million, respectively.  2011 amount also includes a $9.7 million increase in expense from the write-off of a receivable for fuel under-collected prior to 2011.  2009 amount also includes a $5.6 million decrease in income resulting from unrealized mark-to-market losses due to the discontinuance of hedge accounting at Casper Douglas.  Beginning in the second quarter of 2008, KMP’s Casper and Douglas gas processing operations discontinued hedge accounting, and the last of the related derivative contracts expired in December 2009. Also, 2009 amount includes a reduced expense of $0.1 million for purchase accounting adjustments related to the Going Private Transaction.

(f)
Includes Kinder Morgan Interstate Gas Transmission LLC, Trailblazer Pipeline Company LLC, TransColorado Gas Transmission Company LLC, Rockies Express Pipeline LLC, Midcontinent Express Pipeline LLC, Kinder Morgan Louisiana Pipeline LLC and Texas intrastate natural gas pipeline group, and for 2011 only, Fayetteville Express Pipeline LLC.

(g)	Represents Texas intrastate natural gas pipeline group volumes.

Combined, the certain items described in footnotes (a), (b), (c) and (d) to the table above accounted for (i) decreases of $161.5 million and $13.7 million, respectively, in segment earnings before depreciation, depletion and amortization expenses from continuing operations in 2011 and 2010 and (ii) a decrease of $0.4 million and an increase of $0.4 million, respectively, in segment revenues from continuing operations in 2011 and 2010, when compared with the respective prior year. Additionally, the certain items described in the footnote (e) to the table above accounted for both a $9.8 million decrease in segment earnings before depreciation, depletion and amortization expenses from discontinued operations in 2011 versus 2010, and a $5.5 million increase in segment earnings before depreciation, depletion and amortization expenses from discontinued operations in 2010 versus 2009,

Following is information, including discontinued operations, related to the segment’s remaining (i) $115.2 million (14%) and $48.4 million (6%) increases in earnings before depreciation, depletion and amortization from continuing operations and (ii) $151.0 million (3%) decrease and $609.2 million (16%) increase in operating revenues from continuing operations in 2011 and 2010, when compared with the respective prior year:

Year Ended December 31, 2011 versus Year Ended December 31, 2010

	EBDA increase/(decrease)			Revenues increase/(decrease)
	(In millions, except percentages)
KinderHawk Field Services(a)	$92.5	n/a		$99.4	n/a
Fayetteville Express Pipeline(b)	23.8	n/a		n/a	n/a
Midcontinent Express Pipeline(b)	12.6	42%		n/a	n/a
Texas Intrastate Natural Gas Pipeline Group	5.8	2%		(251.5)	(6	) %
All others (including eliminations)	3.2	2%		17.8	9%
Total Natural Gas Pipelines-continuing operations	137.9	24%		(134.3)	(3	) %
Discontinued operations(c)	(22.7)	(9	) %	(16.7)	(5	) %
Total Natural Gas Pipelines-including discontinued operations	$115.2	14%		$(151.0)	(3	) %
__________

(a)	Equity investment until July 1, 2011. See Note (b).
(b)
Equity investments.  KMP records earnings under the equity method of accounting, but it receives distributions in amounts essentially equal to equity earnings plus depreciation and amortization expenses less sustaining capital expenditures.

(c)	Represents amounts attributable to KMP’s FTC Natural Gas Pipelines disposal group.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

The primary increases and decreases in the Natural Gas Pipelines—KMP business segment’s earnings before depreciation, depletion and amortization expenses from continuing operations in 2011 compared to 2010 were attributable to the following:

▪
a $92.5 million increase from incremental earnings from KMP’s now wholly-owned KinderHawk Field Services LLC.  For more information about the two KinderHawk acquisitions, see Note 3 to our consolidated financial statements included elsewhere in this report;

▪	a $23.8 million increase from incremental equity earnings from KMP’s 50% interest in the Fayetteville Express pipeline system, which began firm contract transportation service on January 1, 2011;

▪
a $12.6 million (42%) increase in equity earnings from KMP’s 50% interest in the Midcontinent Express pipeline system—driven by higher transportation revenues and by the June 2010 completion of an expansion project that increased the system’s Zone 1 transportation capacity from 1.5 billion to 1.8 billion cubic feet per day, and Zone 2 capacity from 1.0 billion to 1.2 billion cubic feet per day; and

▪
a $5.8 million (2%) increase from the Texas intrastate natural gas pipeline group—primarily due to (i) a $29.8 million increase due to higher margins from both natural gas storage and transportation services (due to favorable storage price spreads and a 15% increase in transportation volumes); (ii) an $11.3 million increase due to incremental equity earnings from KMP’s 50% interest in Eagle Ford Gathering LLC; (iii) a $23.7 million drop in natural gas sales margin (mainly attributable to higher costs of natural gas supplies relative to sales price); and (iv) a $12.2 million decrease due to higher operating expenses (attributable primarily to higher pipeline integrity and remediation expenses);

The primary increases and decreases in the Natural Gas Pipelines—KMP business segment’s earnings before depreciation, depletion and amortization expenses from discontinued operations in 2011 compared to 2010 were attributable to the following:

▪
an $18.2 million (17%) decrease from the Kinder Morgan Interstate Gas Transmission pipeline system— driven by a $12.3 million decrease due to lower net fuel recoveries, related to both lower recovery factors resulting from a FERC regulatory settlement reached with shippers that became effective June 1, 2011, and lower average collection prices due to an overall drop in natural gas market prices relative to 2010;

▪
an $11.3 million (25%) decrease from the Trailblazer pipeline system—mainly attributable to both a $4.8 million increase in expense from the write-off of receivables for under-collected fuel (incremental to the $9.7 million increase in expense that is described in footnote (b) to the results of operations table above and which relates to periods prior to 2011), and a $3.3 million decrease in natural gas transmission revenues, due largely to lower transportation base rates implemented in 2011 as a result of a 2010 rate case settlement; and

▪	a $7.6 million (36%) increase from the Casper Douglas gas processing operations—attributable to a 40% increase in net processing spreads.

Year Ended December 31, 2010 versus Year Ended December 31, 2009

	EBDA increase/(decrease)			Revenues increase/(decrease)
	(In millions, except percentages)
Kinder Morgan Natural Gas Treating	$33.8	360%		$48.1	339%
KinderHawk Field Services(a)	19.5	n/a		n/a	n/a
Midcontinent Express Pipeline(a)	15.4	105%		n/a	n/a
Kinder Morgan Louisiana Pipeline	14.1	34%		42.5	167%
Texas Intrastate Natural Gas Pipeline Group	(16.0)	(4	) %	487.6	14%
All others (including eliminations)	(0.4)	-		(1.8)	(3	) %
Total Natural Gas Pipelines-continuing operations	66.4	13%		576.4	16%
Discontinued operations(b)	(18.0)	(6	) %	32.8	11%
Total Natural Gas Pipelines-including discontinued operations	$48.4	6%		$609.2	16%
__________

(a)
Equity investments.  KMP records earnings under the equity method of accounting, but it receives distributions in amounts essentially equal to equity earnings plus depreciation and amortization expenses less sustaining capital expenditures.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

(b)	Represents amounts attributable to KMP’s FTC Natural Gas Pipelines disposal group.

The primary increases and decreases in the Natural Gas Pipelines—KMP business segment’s earnings before depreciation, depletion and amortization expenses from continuing operations in 2010 compared to 2009 were attributable to the following:

▪
a $33.8 million (360%) increase from the Kinder Morgan Natural Gas Treating operations—due mainly to KMP’s acquisitions of natural gas treating operations from CrossTex Energy, Inc. on October 1, 2009, and from Gas-Chill, Inc. on September 1, 2010.  Combined, the acquired operations contributed incremental earnings before depreciation, depletion and amortization of $33.8 million, revenues of $48.1 million and operating expenses of $14.1 million in 2010;

▪	a $19.5 million increase due to incremental contributions from KMP’s initial 50% equity ownership interest in KinderHawk, acquired on May 21, 2010;

▪
a $15.4 million (105%) increase from KMP’s equity investment in Midcontinent Express—due primarily to the inclusion of a full year of operations in 2010 and the June 2010 completion of the expansion project described above.  Midcontinent Express initiated interim natural gas transportation service for its Zone 1 pipeline segment on April 10, 2009, achieved full Zone 1 service on May 21, 2009, and achieved full Zone 2 service on August 1, 2009;

▪
a $14.1 million (34%) increase from the Kinder Morgan Louisiana pipeline system—consisting of a $36.6 million increase in system operating income and a $22.5 million decrease in non-operating other income.  The increase from operations was mainly due to incremental transportation service (KMP commenced limited natural gas transportation service in April 2009 and it completed construction and began full transportation service on the system’s remaining portions in June 2009).  The drop in non-operating income, relative to 2009, reflected lower income pursuant to FERC regulations governing allowances for capital funds that are used for pipeline construction costs (an equity cost of capital allowance); and

▪
a $16.0 million (4%) decrease from the Texas intrastate natural gas pipeline group—driven by (i) a $15.8 million decrease in earnings from overall storage activities (primarily due to lower price spreads due to unfavorable market conditions relative to 2009); (ii) a $3.5 million decrease from lower interest income, due to a one-time natural gas loan to a single customer in 2009; (iii) a $3.4 million decrease due to lower natural gas gains (primarily due to 2009 volume measurement gains related to the normal tracking of natural gas throughout the pipeline system); and (iv) a $2.8 million decrease in natural gas sales margins, largely attributable to higher costs of natural gas supplies relative to sales prices and less favorable market conditions.  The overall decrease in earnings in 2010 versus 2009 was partially offset by a $9.5 million increase in earnings due to higher natural gas processing margins, due mainly to higher natural gas liquids prices relative to 2009, and a $3.1 million increase in earnings due to incremental equity earnings from KMP’s 40%-owned Endeavor Gathering LLC, acquired effective November 1, 2009; and

The primary increases and decreases in the Natural Gas Pipelines-KMP business segment’s earnings before depreciation, depletion and amortization expenses from discontinued operations in 2010 compared to 2009 were attributable to the following:

▪
a $17.2 million (14%) decrease from the Kinder Morgan Interstate Gas Transmission pipeline system—driven by a $7.2 million decrease due to lower margins on operational sales of natural gas, and a $6.8 million decrease due to lower pipeline net fuel recoveries.  Both decreases were due mainly to lower average natural gas prices in 2010.  KMIGT’s operational gas sales are primarily made possible by both collection of fuel in kind pursuant to its currently effective gas transportation tariff, and by recoveries of storage cushion gas volumes;

▪
a $10.0 million (10%) decrease from KMP’s 50% interest in the Rockies Express pipeline system.  Compared to 2009, Rockies Express’ net income (on a 100% basis) dropped $18.1 million (9%) in 2010.  The decrease consisted of (i) a $70.3 million decrease primarily related to higher interest expense, net of interest income; and (ii) a $52.2 million increase from higher system operating income.  The increase in interest expense was due to higher non-cash allowances for borrowed funds used during construction in 2009 (which reduces interest expense), and to debt obligations shifting from short-term to long-term at higher interest rates in 2010.  (Rockies Express issued $1.7 billion aggregate principal amount of fixed rate senior notes in a private offering in March 2010 to secure permanent financing for the Rockies Express pipeline construction costs).  The increase in operating income was driven by incremental transportation service revenues related to the completion and start-up of the Rockies Express-East pipeline segment, the third and final phase of the Rockies Express system.  Rockies Express-East began initial pipeline service on June 29, 2009 and began full operations on November 12, 2009.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

▪
an $8.8 million (71%) increase from the Casper Douglas gas processing operations—primarily attributable to higher natural gas processing spreads.  The $30.5 million (41%) year-to-year increase in revenues was driven by both a 4% increase in natural gas liquids sales volumes and a 41% increase in average natural gas liquids sales prices.

The overall changes in both segment revenues and segment operating expenses from continuing operations (which include natural gas costs of sales) in both pairs of comparable years primarily relate to the natural gas purchase and sale activities of the Texas intrastate natural gas pipeline group, with the variances from year-to-year in both revenues and operating expenses mainly due to corresponding changes in the intrastate group’s average prices and volumes for natural gas purchased and sold.  KMP’s intrastate group both purchases and sells significant volumes of natural gas, which is often stored and/or transported on its pipelines, and because the group generally sells natural gas in the same price environment in which it is purchased, the increases and decreases in its natural gas sales revenues are largely offset by corresponding increases and decreases in its natural gas purchase costs.  It realizes earnings by capturing the favorable differences between the changes in its gas sales prices, purchase prices and transportation costs, including fuel.  KMP’s intrastate group accounted for 92%, 95% and 97%, respectively, of the segment’s revenues in 2011, 2010 and 2009, and 98%, 99% and 99%, respectively, of the segment’s operating expenses in 2011, 2010 and 2009.

CO2—KMP

	Year Ended December 31,
	2011	2010	2009
	(In millions, except operating statistics)
Revenues(a)	$1,433.7	$1,298.4	$1,131.3
Operating expenses	(342.5)	(308.1)	(271.1)
Earnings from equity investments	24.1	22.5	22.3
Interest income and Other, net	5.2	4.5	-
Income tax (expense) benefit	(4.4)	0.9	(4.0)
Earnings before depreciation, depletion and amortization expense and amortization of excess cost of equity investments	$1,116.1	$1,018.2	$878.5

Southwest Colorado carbon dioxide production (gross) (Bcf/d)(b)	1.3	1.3	1.2
Southwest Colorado carbon dioxide production (net) (Bcf/d)(b)	0.5	0.5	0.5
SACROC oil production (gross)(MBbl/d)(c)	28.6	29.2	30.1
SACROC oil production (net)(MBbl/d)(d)	23.8	24.3	25.1
Yates oil production (gross)(MBbl/d)(c)	21.7	24.0	26.5
Yates oil production (net)(MBbl/d)(d)	9.6	10.7	11.8
Katz oil production (gross)(MBbl/d)(c)	0.5	0.3	0.3
Katz oil production (net)(MBbl/d)(d)	0.4	0.2	0.3
Natural gas liquids sales volumes (net)(MBbl/d)(d)	8.5	10.0	9.5
Realized weighted average oil price per Bbl(e)	$69.73	$59.96	$49.55
Realized weighted average natural gas liquids price per Bbl(f)	$65.61	$51.03	$37.96
__________

(a)
2011, 2010 and 2009 amounts include unrealized gains of $5.2 million, unrealized gains of $5.3 million and unrealized losses of $13.5 million, respectively, all relating to derivative contracts used to hedge forecasted crude oil sales.  Also, amounts include increases in segment earnings resulting from valuation adjustments of $17.5 million, $52.7 million and $95.6 million for the years ended 2011, 2010 and 2009, respectively, related to derivative contracts in place at the time of the Going Private Transaction and recorded in the application of the purchase method of accounting.

(b)	Includes McElmo Dome and Doe Canyon sales volumes.
(c)
Represents 100% of the production from the field.  KMP owns an approximately 97% working interest in the SACROC unit and an approximately 50% working interest in the Yates unit, and an approximately 99% working interest in the Katz Strawn unit.

(d)	Net to KMP, after royalties and outside working interests.
(e)	Includes all of KMP’s crude oil production properties.
(f)	Includes production attributable to leasehold ownership and production attributable to KMP’s ownership in processing plants and third party processing agreements.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

The CO2—KMP segment’s primary businesses involve the production, marketing and transportation of both carbon dioxide (commonly called CO2) and crude oil, and the production and marketing of natural gas and natural gas liquids.

We refer to the segment’s two primary businesses as its Oil and Gas Producing Activities and Sales and Transportation Activities.

Combined, the unrealized gains and losses, and valuation adjustments on derivative contracts used to hedge forecasted crude oil sales and described in footnote (a) to the table above decreased both earnings before depreciation, depletion and amortization and revenues by $35.3 million and $24.1 million, respectively, in 2011 and 2010 when compared with the respective prior years.  For each of the segment’s two primary businesses, following is information related to the remaining (i) $133.2 million (14%) and $163.8 million (21%) increases in earnings before depreciation, depletion and amortization and (ii) $170.6 million (14%) and $191.2 million (18%) increases in operating revenues in both 2011 and 2010, when compared with the respective prior year:

Year Ended December 31, 2011 versus Year Ended December 31, 2010

	EBDA increase/(decrease)		Revenues increase/(decrease)
	(In millions, except percentages)
Oil and Gas Producing Activities	$95.9	14%	$127.2	13%
Sales and Transportation Activities	37.3	14%	55.6	19%
Intrasegment Eliminations	-	-	(12.2)	(23	) %
Total CO2—KMP	$133.2	14%	$170.6	14%

The segment’s oil and gas producing activities include the operations associated with its ownership interests in oil-producing fields and natural gas processing plants, and generally, earnings from these activities are closely aligned with realized price levels for crude oil and natural gas liquids products.  When compared to 2010, the increase in earnings from the segment’s oil and gas producing activities in 2011 was mainly due to the following:

▪
a $92.1 million (12%) increase due to higher crude oil sales revenues—due to higher average realized sales prices for U.S. crude oil.  KMP’s realized weighted average price per barrel of crude oil increased 16% in 2011 versus 2010.  The overall increase in crude oil sales revenues was partially offset, however, by a 4% decrease in oil production volumes (volumes presented in the results of operations table above), due primarily to a general year-over-year decline in production at both the SACROC and Yates field units;

▪
a $19.3 million (133%) increase due to higher net profits interest revenues from KMP’s 28% net profits interest in the Snyder, Texas natural gas processing plant—driven by higher natural gas liquids prices, increased producing volumes in the last half of 2011, and the favorable impact from the restructuring of certain liquids processing contracts that became effective at the beginning of 2011.  The contractual changes increased liquids processing production allocated to the plant, and decreased liquids production allocated to the SACROC field unit;

▪
a $17.2 million (9%) increase due to higher natural gas plant products sales revenues—due to a 29% increase in KMP’s realized weighted average price per barrel of natural gas liquids.  The increase in revenues from higher realized sales prices was partially offset, however, by a 15% decrease in liquids sales volumes, mainly related to the contractual reduction in KMP’s net interest in liquids production from the SACROC field (described above); and

▪
a $30.1 million (10%) decrease due to higher combined operating expenses—driven primarily by higher carbon dioxide supply expenses that related to both initiating carbon dioxide injections into the Katz field and higher carbon dioxide prices.

The increase in earnings before depreciation, depletion and amortization expenses from the segment’s sales and transportation activities in 2011 compared to 2010 was attributable to the following:

▪
a $43.1 million (21%) increase due to higher carbon dioxide sales revenues—primarily due to higher average sales prices.  The segment’s average price received for all carbon dioxide sales in 2011 increased 19% compared to 2010, due largely to the fact that a portion of its carbon dioxide sales contracts are indexed to oil prices.  In addition, overall carbon dioxide sales volumes increased slightly (1%) in 2011 versus 2010;

▪
a $7.5 million (10%) increase due to higher carbon dioxide and crude oil pipeline transportation revenues—due mainly to incremental transportation service on the Eastern Shelf carbon dioxide pipeline.  KMP completed construction of the pipeline in December 2010; and

▪
a $16.4 million (30%) decrease due to higher combined operating expenses—driven by higher severance tax expenses and higher carbon dioxide supply expenses, both related to higher commodity prices in 2011.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

Year Ended December 31, 2010 versus Year Ended December 31, 2009

	EBDA increase/(decrease)		Revenues increase/(decrease)
	(In millions, except percentages)
Oil and Gas Producing Activities	$114.7	20%	$160.5	19%
Sales and Transportation Activities	49.1	23%	38.0	15%
Intrasegment Eliminations	-	-	(7.3)	(16)%
Total CO2—KMP	$163.8	21%	$191.2	18%

The segment’s overall increase in earnings before depreciation, depletion and amortization expenses in 2010 compared to 2009 was due to higher earnings from both its oil and gas producing activities and its sales and transportation activities.  The year-over-year increase in earnings from oil and gas producing activities was due mainly to the following:

▪
a $160.5 million (19%) increase due to higher operating revenues—driven by a $154.4 million (19%) increase in combined crude oil and natural gas plant product sales revenues, due largely to increases of 21% and 34% in the realized weighted average price per barrel of crude oil and natural gas liquids, respectively, and partly to a 5% increase in natural gas liquids sales volumes.  The overall increase in sales revenues was somewhat offset by a 5% decline in crude oil sales volumes in 2010; and

▪
a $46.8 million (18%) decrease due to higher combined operating expenses—driven by a $29.7 million (326%) increase in tax expenses, other than income tax expenses, and a $14.4 million (8%) increase in operating and maintenance expenses.  The increase in other tax expenses was primarily due to a $30.3 million reduction in severance tax expenses in 2009 due to prior year overpayments.  The increase in operating expenses was mainly due to higher natural gas processing costs related to both an increase in processing volumes, and higher carbon dioxide purchase costs resulting from higher rates.

Similarly, the $49.1 million (23%) year-over-year increase in earnings from the segment’s sales and transportation activities in 2010 was also largely revenue related, chiefly due to a $37.5 million (22%) increase in carbon dioxide sales revenues.  The increase in carbon dioxide sales revenues was driven by a 22% increase in the average sales price for carbon dioxide.  Although KMP’s carbon dioxide sales volumes were essentially unchanged across both years, KMP benefitted from higher average carbon dioxide sales prices in 2010 versus 2009 due to both continued strong customer demand for carbon dioxide’s use in oil recovery projects throughout the Permian Basin area and to the positive impact on the portion of its carbon dioxide sales contracts that were tied to crude oil prices, which increased since the end of 2009.

Pipeline revenues from transporting both carbon dioxide and crude oil were essentially flat across 2010 and 2009, and for the CO2—KMP segment combined, total carbon dioxide delivery volumes decreased almost 3% in 2010 versus 2009.  The decrease in delivery volumes was mainly due to lower consumption of new carbon dioxide at both the SACROC and Yates field units.  However, carbon dioxide production from its southwest Colorado source fields increased in 2010, and carbon dioxide delivery volumes on KMP’s 50%-owned Cortez Pipeline increased by 0.5% in 2010, both reflecting a slight increase in third-party sales compared to 2009.

KMP’s sales and transportation activities also benefitted from a $5.0 million (123%) decrease in income tax expenses in 2010 versus 2009, primarily due to favorable adjustments to the segment’s accrued Texas margin tax liabilities in 2010 due to prior year overpayments.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

Terminals—KMP

	Year Ended December 31,
	2011	2010	2009
	(In millions, except operating statistics)
Revenues	$1,314.6	$1,265.1	$1,109.0
Operating expenses(a)	(634.0)	(629.2)	(536.8)
Other (expense) income(b)	(1.5)	3.3	25.0
Earnings from equity investments	11.2	1.7	0.7
Interest income and Other, net(c)	5.5	4.7	3.7
Income tax benefit (expense)(d)	6.3	(5.3)	(5.2)
Earnings before depreciation, depletion and amortization expense and amortization of excess cost of equity investments	$702.1	$640.3	$596.4

Bulk transload tonnage (MMtons)(e)	100.6	92.5	83.0
Ethanol (MMBbl)	61.0	57.9	32.6
Liquids leaseable capacity (MMBbl)	60.2	58.2	56.4
Liquids utilization %	94.5	96.2	96.6
__________

(a)
2011 amount includes (i) a $3.2 million increase in expense from casualty insurance deductibles and the repair of assets related to casualty losses; (ii) a $2.0 million increase in expense associated with environmental liability adjustments; (iii) a $0.7 million increase in expense associated with the sale of KMP’s ownership interest in the boat fleeting business it acquired from Megafleet Towing Co., Inc. in April 2009; (iv) a $0.6 million increase in expense associated with the settlement of a litigation matter at the Carteret, New Jersey liquids terminal; and (v) a $0.1 million increase in expense associated with the on-going dissolution of KMP’s partnership interest in Globalplex Handling.  2010 amount includes (i) a $6.4 million increase in expense from casualty insurance deductibles and the write-off of assets related to casualty losses; (ii) a $0.6 million increase in expense related to storm and flood clean-up and repair activities; and (iii) a $0.2 million decrease in expense from certain measurement period adjustments related to KMP’s March 5, 2010 Slay Industries terminal acquisition.  2009 amount includes (i) a $0.9 million increase in expense associated with environmental liability adjustments; (ii) a $0.7 million increase in expense associated with adjustments to long-term receivables for environmental cost recoveries; (iii) a $0.5 million decrease in expense associated with legal liability adjustments related to a litigation matter involving the Staten Island liquids terminal; and (iv) a $0.3 million decrease in expense related to hurricane clean-up and repair activities.

(b)
2011 amount includes (i) a $4.3 million casualty indemnification gain related to a 2008 fire at the Pasadena, Texas liquids terminal; (ii) a $1.3 million increase in income from the sale of KMP’s ownership interest in Arrow Terminals B.V.; (iii) a $0.1 million increase in income, respectively, from adjustments associated with the sale of KMP’s ownership interest in the boat fleeting business it acquired from Megafleet Towing Co., Inc. in April 2009; (iv) a $4.4 million decrease in income from the write-off of assets related to casualty losses; and (v) a $0.4 million decrease in income from property write-offs associated with the on-going dissolution of KMP’s partnership interest in Globalplex Handling.  2010 amount includes (i) a $6.7 million casualty indemnification gain related to a 2008 fire at the Pasadena, Texas liquids terminal; (ii) a combined $5.5 million decrease in income associated with a write-down of the carrying value of net assets to be sold to their estimated fair values as of December 31, 2010 (associated with the sale of KMP’s ownership interest in the boat fleeting business it acquired from Megafleet Towing Co., Inc. in April 2009); and (iii) a $1.0 million casualty loss related to the write-off of assets.  2009 amount includes gains of $24.6 million from hurricane and fire casualty indemnifications.  Also, 2011, 2010 and 2009 amounts include decreases of earnings of $2.4 million, $1.0 million and $2.6 million, respectively, related to assets sold, which had been revalued as part of the Going Private Transaction and recorded in the application of the purchase method of accounting.

(c)	2011 amount includes a combined $3.6 million gain from the sale of a 51% ownership interest in two of KMP’s subsidiaries: River Consulting LLC and Devco USA L.L.C.
(d)
2011 amount includes (i) a $4.8 million decrease in expense (reflecting tax savings) related to non-cash compensation expense allocated to KMP from us; (ii) a $1.9 million decrease in expense (reflecting tax savings) related to the net decrease in income from the sale of KMP’s ownership interest in the boat fleeting business described in both footnotes (a) and (b); (iii) a $0.2 million decrease in expense (reflecting tax savings) related to the sale of KMP’s ownership interest in Arrow Terminals B.V. described in footnote (b); and (iv) a $1.4 million increase in expense related to the gain associated with the sale of a 51% ownership interest in two of KMP’s subsidiaries described in footnote (c).  2010 amount includes a $1.4 million decrease in expense reflecting the tax effect (savings) on the decrease in income associated with the write-down of the carrying value of net assets to be sold, as described in footnote (b).  2009 amount includes a $0.9 million increase in expense related to hurricane casualty gains.

(e)	Volumes for acquired terminals are included for all periods.

The Terminals—KMP business segment includes the operations of petroleum, chemical and other liquids terminal facilities (other than those included in the Products Pipelines—KMP segment), and all of coal, petroleum coke, fertilizer,

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

steel, ores and other dry-bulk material services facilities.  KMP groups its bulk and liquids terminal operations into regions based on geographic location and/or primary operating function.  This structure allows the management to organize and evaluate segment performance and to help make operating decisions and allocate resources.

Combined, the certain items described in the footnotes to the table above accounted for a $7.2 million increase in segment earnings before depreciation, depletion and amortization expenses in 2011 compared to 2010, and a $26.5 million decrease in earnings before depreciation, depletion and amortization in 2010 compared to 2009.  Following is information related to the segment’s (i) remaining $54.6 million (8%) and $70.4 million (12%) increases in earnings before depreciation, depletion and amortization and (ii) $49.5 million (4%) and $156.1 million (14%) increases in operating revenues in both 2011 and 2010, when compared with the respective prior year:
Year Ended December 31, 2011 versus Year Ended December 31, 2010

	EBDA increase/(decrease)			Revenues increase/(decrease)
	(In millions, except percentages)
Mid-Atlantic	$20.3	53%		$27.6	30%
Acquired assets and businesses	15.4	n/a		12.2	n/a
Northeast	9.0	12%		13.4	10%
Gulf Liquids	8.4	5%		20.2	10%
Midwest	4.4	12%		6.4	7%
Southeast	3.1	6%		2.6	2%
Ohio Valley	(4.1)	(12	) %	(1.2)	(2	) %
West	(3.7)	(6	) %	(6.0)	(5	) %
All others (including intrasegment eliminations and unallocated income tax expenses)	1.8	1%		(25.7)	(6	) %
Total Terminals—KMP	$54.6	8%		$49.5	4%
The increase in earnings from the terminals included in the Mid-Atlantic region was driven by an $18.1 million increase from the Pier IX terminal, located in Newport News, Virginia.  Pier IX benefitted from a $21.1 million increase in operating revenues that related chiefly to a 5.2 million ton (74%) increase in coal transload volumes.  The increase in volumes was due to the ongoing domestic economic recovery, growth in the export market (due to greater foreign demand for both U.S. metallurgical and steam coal), and completed terminal expansions since the end of 2010.  Including all terminals, coal volumes handled increased by 20% in 2011 compared to 2010.

During 2011, KMP acquired certain terminal assets and businesses in order to gain access to new markets and to complement and/or enlarge its existing terminal operations, and combined, these acquired operations contributed incremental earnings before depreciation, depletion and amortization of $15.4 million and incremental revenues of $12.2 million in 2011.  All of the incremental amounts represent the earnings and revenues from acquired terminals’ operations during the additional months of ownership in 2011, and do not include increases or decreases during the same months KMP owned the assets in 2010.  For more information on the terminal acquisitions, see Note 3 to our consolidated financial statements included elsewhere in this report.

The increase in earnings from the Northeast terminals was driven by a $7.2 million increase from the Carteret, New Jersey liquids terminal, driven by both completed liquids tank expansion projects since the end of 2010 (which increased liquids storage capacity by approximately one million barrels), and higher transfer and storage rates.  Including all terminals, KMP increased its liquids terminals’ liquids leasable capacity by 2.0 million barrels (3.4%) during 2011, via both terminal acquisitions and completed terminal expansion projects and, at the same time, its overall liquids utilization capacity rate (the ratio of KMP’s actual leased capacity to its estimated potential capacity) at the end of 2011 decreased by only 1.7% since the end of 2010.

The $8.4 million increase in earnings from the Gulf Liquids terminals primarily related to higher operating results from KMP’s two large liquids terminal facilities located along the Houston Ship Channel, driven by higher ethanol volumes, higher distillate warehousing revenues, and new and renewed customer agreements at higher rates.  KMP also benefitted from the March 2011 completion of its Deer Park Rail Terminal and its related ethanol handling assets at the Pasadena terminal.  For all of the Gulf Liquids terminals combined, total ethanol handling volumes increased by 86% in 2011 compared to 2010.

The overall increase in earnings from the Midwest terminals was mainly due to higher earnings from the combined operations of the Argo and Chicago, Illinois liquids terminals, due to increased ethanol throughput and incremental liquids storage and handling business, and to higher contributions from the Dakota Bulk terminal located in St. Paul, Minnesota, due to higher sand and salt transload volumes.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

The increase in earnings from the Southeast terminals was due mainly to higher chemical revenues, increased salt handling, and higher storage fees at the Shipyard River Terminal, located in Charleston, South Carolina, and from higher margins from tank blending services involving various agricultural products at the liquids terminal facility located in Wilmington, North Carolina.

Higher overall earnings from the Terminals—KMP segment in 2011 versus 2010 were partially offset by lower earnings from terminal operations included in the segment’s Ohio Valley and West regions, due mainly to both lower revenues earned from steel handling and iron ore stevedoring services, and lower agricultural exports due to higher soybean meal exports during 2010 as a result of drought conditions in South America.

The remaining increases and decreases in the Terminals—KMP segment’s earnings and revenues—reported in the “All others” line in the table above—represent increases and decreases in terminal results at various locations; however the decrease in revenues relate largely to terminal assets KMP sold (or contributed to joint ventures) and no longer consolidate since the end of 2010.

Year Ended December 31, 2010 versus Year Ended December 31, 2009

	EBDA increase/(decrease)			Revenues increase/(decrease)
	(In millions, except percentages)
Acquired assets and businesses	$32.2	n/a		$59.2	n/a
Gulf Liquids	15.9	11%		18.5	10%
West	13.8	28%		28.1	31%
Southeast	7.2	17%		11.1	12%
Mid-River	5.1	27%		19.7	34%
Ohio Valley	4.0	23%		9.7	17%
Ethanol	3.6	75%		4.2	65%
Lower River (Louisiana)	(6.3)	(13	) %	(0.7)	(1	) %
All others (including intrasegment eliminations and unallocated income tax expenses)	(5.1)	(2	) %	6.3	1%
Total Terminals—KMP	$70.4	12%		$156.1	14%

The overall increase in the Terminals—KMP segment’s earnings before depreciation, depletion and amortization expenses in 2010 versus 2009 was driven by incremental earnings from the terminal assets and businesses KMP acquired during 2010.  Combined, these acquired operations contributed incremental earnings before depreciation, depletion and amortization of $32.2 million and revenues of $59.2 million in 2010. All of the incremental amounts represent the earnings and revenues from acquired terminals’ operations during the additional months of ownership in 2010, and do not include increases or decreases during the same months KMP owned the assets in the prior year.

The earnings increase in 2010 compared to 2009 from the Gulf Liquids terminals was driven by higher liquids warehousing revenues, mainly due to new and incremental customer agreements (at higher rates), and to the completion of various terminal expansion projects that increased liquids tank capacity since the end of 2009.  For all liquids terminals combined, KMP increased its liquids leasable capacity by 1.8 million barrels (3.2%) during 2010 and, at the same time, its overall liquids utilization capacity rate at the end of 2010 decreased by only 0.4% since the prior year-end.

The increase in earnings from the West region terminals was driven by incremental contributions from (i) the Vancouver Wharves bulk marine terminal, located on the north shore of Vancouver, British Columbia, Canada’s main harbor; (ii) the Kinder Morgan North 40 terminal, the crude oil tank farm KMP constructed near Edmonton, Alberta, Canada; (iii) the Washington State terminals located in Vancouver and Longview, Washington; and (iv) the Portland, Oregon bulk terminal.  The combined increase in earnings was mainly due to higher transfer volumes of agricultural products and other bulk and liquids commodities, higher rate tonnage, and for the two Canadian terminals, favorable currency translation impacts from a strengthening of the Canadian dollar since the end of 2009.

Earnings from the Southeast, Mid-River, and Ohio Valley terminals, which are located in the Southeast and Central regions of the U.S., also increased in 2010, due largely to increased steel volumes from rebounding steel consumption consistent with the ongoing economic recovery during 2010.  For the Terminals—KMP segment combined, total steel tonnage increased by 8.0 million tons (48%) in 2010, when compared with the previous year.

The increase in earnings from the Ethanol terminals was driven by incremental services offered by KMP’s unit train terminaling facilities located at Richmond and Lomita, California.  In March 2010, KMP began operations at its newly-built Richmond terminal, which is serviced by the Burlington Northern Santa Fe railroad.  The increase in earnings from

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

the Lomita rail ethanol terminal was largely due to incremental offloading and distribution volumes, driven by California’s growing demand for reformulated fuel blend ethanol.  For the Terminals—KMP segment combined, ethanol volumes increased by 25.3 million barrels (78%) in 2010, primarily due to the growth in demand from the state of California and to the incremental handling activities from the terminal assets KMP acquired from US Development Group LLC in January 2010.

For 2010, earnings from the Lower River (Louisiana) terminal operations decreased compared to the prior year.  The decrease was primarily due to lower earnings from both the International Marine Terminals (IMT) facility, a multi-product, import-export facility located in Port Sulphur, Louisiana and owned 66 2/3% by KMP, and the Westwego, Louisiana liquids terminal.  The decrease in IMT’s earnings was due to both a general loss in business in 2010, and a $3.2 million property casualty gain, recognized in 2009, on a vessel dock that was damaged in March 2008.  In September 2010, IMT experienced a catastrophic failure of its shiploader, which negatively impacted its ability to load vessels.  The decrease in earnings from the Westwego facility was primarily due to lower revenues resulting from a drop in petroleum fuel storage.

Kinder Morgan Canada—KMP

	Year Ended December 31,
	2011	2010	2009
	(In millions, except operating statistics)
Revenues	$302.4	$268.5	$226.1
Operating expenses	(97.7)	(91.6)	(72.5)
Earnings from equity investments	(2.0)	(3.3)	(4.1)
Interest income and Other, net	13.8	15.8	23.9
Income tax expense(a)	(14.9)	(7.8)	(18.9)
Earnings before depreciation, depletion and amortization expense and amortization of excess cost of equity investments	$201.6	$181.6	$154.5

Transport volumes (MMBbl)(b)	99.9	108.4	102.5
__________

(a)
2011 amount includes a $3.1 million decrease in expense (reflecting tax savings) related to non-cash compensation expense allocated to KMP from us.  2009 amount includes a $14.9 million increase in expense primarily due to certain non-cash regulatory accounting adjustments to Trans Mountain’s carrying amount of the previously established deferred tax liability, and a $3.7 million decrease in expense due to a certain non-cash accounting adjustment related to book tax accruals made by the Express pipeline system.

(c)	Represents Trans Mountain pipeline system volumes.

The Kinder Morgan Canada—KMP business segment includes the operations of the Trans Mountain and Jet Fuel pipeline systems and KMP’s one-third ownership interest in the Express crude oil pipeline system.  The certain items relating to “Income tax expense” described in footnote (a) to the table above accounted for increases in segment earnings before depreciation, depletion and amortization expenses of $3.1 million in 2011 and $11.2 million in 2010, when compared with the respective prior year.

Following is information related to the segment’s (i) remaining $16.9 million (9%) and $15.9 million (10%) increases in earnings before depreciation, depletion and amortization; and (ii) $33.9 million (13%) and $42.4 million (19%) increases in operating revenues in both 2011 and 2010, when compared with the respective prior year:

Year Ended December 31, 2011 versus Year Ended December 31, 2010

	EBDA increase/(decrease)			Revenues increase/(decrease)
	(In millions, except percentages)
Trans Mountain Pipeline	$20.5	13%		$33.7	13%
Express Pipeline	(3.8)	(26	) %	-	-
Jet Fuel Pipeline	0.2	7%		0.2	4%
Total Kinder Morgan Canada—KMP	$16.9	9%		$33.9	13%

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

The overall increase in Trans Mountain’s earnings before depreciation, depletion and amortization expenses in 2011 compared to 2010 included an increase of $4.4 million due to favorable currency impacts, primarily related to favorable changes from the translation of earnings.

Trans Mountain’s remaining $16.1 million year-over-year increase in earnings before depreciation, depletion and amortization was driven by higher operating revenues, primarily due to favorable impacts from a negotiated pipeline toll settlement agreement which became effective on January 1, 2011.  The one-year negotiated toll agreement was formally approved by the National Energy Board (Canada) on April 29, 2011, and replaced the previous mainline toll settlement agreement that expired on December 31, 2010.

The decrease in earnings from KMP’s investment in the Express pipeline system was driven by a $5.4 million increase in income tax expenses, due to a drop in income tax expense in 2010 related to a valuation allowance release on previously established deferred tax balances.  The overall decrease in earnings was partially offset by a $1.2 million increase in equity earnings, primarily due to higher domestic transportation volumes on the Platte Pipeline segment.

Year Ended December 31, 2010 versus Year Ended December 31, 2009

	EBDA increase/(decrease)			Revenues increase/(decrease)
	(In millions, except percentages)
Trans Mountain Pipeline	$9.8	6%		$41.1	19%
Express Pipeline	7.3	96%		-	-
Jet Fuel Pipeline	(1.2)	(25	) %	1.3	31%
Total Kinder Morgan Canada—KMP	$15.9	10%		$42.4	19%

The increase in the Kinder Morgan Canada—KMP business segment’s earnings before depreciation, depletion and amortization expenses in 2010 compared to 2009 was driven by higher earnings from the Trans Mountain pipeline system and KMP’s investment in the Express pipeline system.  The overall $9.8 million (6%) increase in Trans Mountain’s earnings in 2010 consisted of a $22.8 million (15%) increase due to higher operating income (revenues less operating expenses), and a combined $13.0 million (373%) decrease due to both lower income from foreign currency transactions (included in non-operating other income) and higher income tax expenses.

The increase in operating income (and related income tax expenses) was driven by higher crude oil volumes moving across Trans Mountain’s marine dock located in Port Metro Vancouver (system throughput volumes increased by 6% overall compared to 2009).  The decrease in income from foreign currency transactions was primarily attributable to lower currency gains on Trans Mountain’s outstanding, short-term, intercompany interest obligations payable in U.S. dollars.  Although the Canadian dollar did strengthen during 2010, gains from the revaluation of U.S.-based interest liabilities were lower in 2010 because the impact was not as favorable as in 2009.

The overall increase in earnings from KMP’s investment in the Express pipeline system included a $5.5 million increase due to lower year-over-year income tax expenses in 2010, and a $1.2 million increase due to higher interest income earned from KMP’s long-term debt investment in Express.  The drop in income tax expenses in 2010 compared to 2009 was driven by the valuation allowance release on deferred tax balances described above, and the increase in interest income was due to favorable currency translation impacts in 2010.

NGPL PipeCo LLC

	Year Ended December 31,
	2011	2010	2009
	(In millions)
Earnings (loss) from equity investments(a)	$18.7	$(399.0)	$42.5
__________

(a)	2010 amount includes a non-cash investment impairment charge of $430.0 million; see Note 6 to our consolidated financial statements included elsewhere in this report.

Year Ended December 31, 2011 vs. 2010

2010 includes a non-cash impairment charge of $430.0 million. Following is information related to NGPL PipeCo LLC’s net income, and other measurements, at the 100% ownership level, which when multiplied by our 20% ownership interest, equals the remaining decrease of $12.3 million (40%) in our equity earnings for 2011, when compared to 2010.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

For 2011 NGPL PipeCo LLC had earnings before interest, taxes, depreciation, and amortization (EBITDA), excluding impairment charges, at the 100% ownership level of $451.4 million compared to $554.8 million for 2010.

For 2011, NGPL PipeCo LLC’s net income before impairment charges decreased by $61.7 million (40%) from $155.2 million for 2010 to $93.5 million for 2011.  Results for 2011, relative to 2010, were negatively impacted by (i) a $94.3 million reduction in gross margin (which is total revenues less gas purchases and other costs of sales), primarily attributable to reduced net fuel collections and reduced transport and storage revenues resulting, in part, from the settlement of Natural Gas Pipeline Company of America LLC’s Section 5 rate proceeding that became effective in the third quarter of 2010 (see Note 6 to our consolidated financial statements included elsewhere in this report) and also, in part, to a reduction in the market price of natural gas in 2011, relative to 2010; (ii) an $11.8 million increase in other operating expenses due principally to increased expenses for pipeline integrity management programs, electric power, ad valorem taxes and depreciation, partially offset by reduced general and administrative expenses; and (iii) a $5.0 million net decrease in other pre-tax income.  These negative impacts were partially offset by a $49.4 million reduction in income tax expense due to the combined effects of lower pre-tax income and a reduction in the effective state income tax rate.

Year Ended December 31, 2010 vs. 2009

2010 includes a non-cash impairment charge of $430.0 million.  Following is information related to the decrease in NGPL PipeCo LLC’s net income, and other measurements, at the 100% ownership level, which when multiplied by our 20% ownership interest, equals the remaining decrease of $11.5 million (27%) in our equity earnings for 2010, when compared to 2009.

For 2010, NGPL PipeCo LLC’s net income before impairment charges decreased by $57.4 million (27%) from $212.6 million for 2009 to $155.2 million for 2010.  Results for 2010, relative to 2009, were negatively impacted by an $88.5 million reduction in gross margin from $876.9 million in 2009 to $788.4 million in 2010, primarily resulting from reduced rates and volumes on transportation and storage services and a reduction in net fuel collections.  These reductions are partially attributable to the settlement of NGPL PipeCo LLC’s Section 5 rate proceeding that became effective in the third quarter of 2010, as discussed above, and lower contracted rates and volumes on the system in 2010 than in 2009.  In addition, 2010 earnings were negatively impacted by (i) a $13.0 million increase in operating expenses due, in part, to increased pipeline system integrity management and testing programs and other pipeline operations costs and (ii) a $2.9 million net decrease in other pre-tax income.  These negative impacts were partially offset by a $47.0 million reduction in income tax expense principally due to a reduction in pre-tax income and the inclusion in 2009 results of an increase in tax expense associated with a deferred tax liability adjustment due to an effective tax rate increase.

Other

	Year Ended December 31,
	2011	2010	2009
	(In millions)
KMI general and administrative expense(a)(b)	$42.3	$255.9	$42.7
KMP general and administrative expense(c)	472.7	375.2	330.3
Consolidated general and administrative expense	$515.0	$631.1	$373.0

KMI interest expense, net of interest income	$169.3	$160.0	$164.4
KMP interest expense, net of interest income(d)	511.0	484.9	409.0
Other, net(e)	20.4	7.7	10.3
Unallocable interest expense net of interest income and other, net	$700.7	$652.6	$583.7

KMR noncontrolling interests	$14.4	$67.1	$53.6
KMP noncontrolling interests	53.1	276.1	210.0
Triton noncontrolling interests(f)	-	-	11.3
Other noncontrolling interests	(1.9)	(2.3)	3.2
Net income attributable to noncontrolling interests	$65.6	$340.9	$278.1
_____________

(a)
2011 amount includes (i) $45.8 million reduction to expense for a Going Private Transaction litigation insurance reimbursement; (ii) KMI’s portion ($12.9 million) of a $100 million special bonus to non-senior management employees; (iii) $11.2 million of expense associated with our initial public offering; (iv) a $9.3 million increase in expense related to the EP acquisition; (v) $9.9 million increase in Going Private Transaction litigation expense; (vi) $0.8 million increase in expense related to non-cash

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

compensation expense; (vii) $0.2 million increase in expense for services associated with our postretirement employee benefits; and (viii) $0.2 million reduction to expense associated with an insurance claim reimbursement.  The cost of the $100 million special bonus was not borne by our Class P shareholders.  In May of 2011, we paid for the $100 million of special bonuses, which included the amounts allocated to KMP, using $64 million (after-tax) in available earnings and profits reserved for this purpose and not paid in dividends to our Class A shareholders.  See also footnote (c) below.  2010 amount includes (i) increase in expense of $200.0 million associated with Going Private Transaction litigation settlement; (ii) increase in legal expense of $7.2 million associated with our initial public offering; (iii) increase in Going Private Transaction legal expense of $3.0 million; (iv) increase in litigation expense of $0.8 million; (v) $1.6 million reduction to expense associated with an insurance claim reimbursement; and (vi) increase in expense of $1.5 million related to non-cash compensation expense.  2009 amount includes (i) $1.9 million increase in expense related to non-cash compensation expense; (ii) increase in legal expense of $1.3 million; and (iii) $2.0 million reduction to expense associated with an insurance claim reimbursement.

(b)
2011 amount includes NGPL PipeCo LLC general and administrative reimbursement of $35.1 million.  2010 and 2009 amounts include NGPL PipeCo LLC fee revenues of $47.2 million and $45.8 million, respectively.  These amounts were recorded to the “Product sales and other” caption in our accompanying consolidated statements of income with the offsetting expenses primarily recorded to the “General and administrative” expense caption in our accompanying consolidated statements of income.  Also, see Notes 11 and 16 to our consolidated financial statements included elsewhere in this report.

(c)
Includes such items as salaries and employee-related expenses, payroll taxes, insurance, office supplies and rentals, unallocated litigation and environmental expenses, and shared corporate services.  2011 amount includes (i) a combined $89.9 million increase in non-cash compensation expense (including $87.1 million related to a special non-cash bonus expense to non-senior management employees) allocated by us to KMP; however, KMP does not have any obligation, nor does KMP expect to pay any amounts related to this expense; (ii) a combined $4.1 million increase in expense for unallocated KMP legal expenses and certain asset and business acquisition expenses; and (iii) a $0.2 million decrease in expense related to KMP capitalized overhead costs associated with the 2008 hurricane season.  2010 amount includes increases in expense of (i) a $4.6 million increase in non-cash compensation expense allocated by us to KMP (KMP does not have any obligation, nor did KMP expect to pay any amounts related to this expense); (ii) $4.2 million for certain KMP asset and business acquisition costs; (iii) an increase in KMP legal expense of $1.6 million associated with certain items such as legal settlements and pipeline failures; and (iv) a decrease in expense of $0.2 million related to KMP capitalized overhead costs associated with the 2008 hurricane season.  2009 amount includes (i) $5.7 million increase in non-cash compensation expense, allocated by us to KMP (KMP does not have any obligation, nor does KMP expect to pay any amounts related to this expense); (ii) increases in expense of $2.3 million for certain KMP asset and business acquisition costs that were capitalized under prior accounting standards; (iii) a $1.3 million increase in expense for certain KMP land transfer taxes associated with KMP’s 2007 TransMountain acquisition; and (iv) decreases in expense of $2.7 million from KMP capitalized overhead costs associated with the 2008 hurricane season.

(d)	2011, 2010, and 2009 amounts include increases in imputed interest expense of $0.7 million, $1.1 million and $1.6 million, respectively, all related to KMP’s 2007 Cochin Pipeline acquisition.
(e)	“Other, net” primarily represents offset to noncontrolling interests and interest income shown above and included in segment earnings.
(f)	2010 amount reflects our deconsolidation of Triton Power effective January 1, 2010.

Items not attributable to any segment include general and administrative expenses, unallocable interest income and income tax expense, interest expense, and net income attributable to noncontrolling interests.  Our general and administrative expenses include such items as salaries and employee-related expenses, payroll taxes, insurance, office supplies and rentals, unallocated litigation and environmental expenses, and shared corporate services—including accounting, information technology, human resources and legal services.

Combined, the certain items described in footnote (a) to the table above decreased KMI’s general and administrative expenses by $212.6 million in 2011 and increased KMI’s general and administrative expenses in 2010 by $209.7 million, when compared with the respective prior year.  KMI’s remaining general and administrative expenses in 2011 and 2010 were approximately flat when compared with the respective prior years.

Combined, the certain items described in footnote (c) to the table above increased KMP’s general and administrative expenses by $83.6 million in 2011 and $3.6 million in 2010, when compared with the respective prior year.  The remaining $13.9 million (4%) increase in KMP’s general and administrative expenses in 2011 compared to 2010 was driven by (i) a combined $10.8 million increase due to higher employee benefits and payroll tax expenses (due mainly to both cost inflation increases on work-based health and insurance benefits and higher wage rates); (ii) higher overall salary and labor expenses; and (iii) higher environmental and pension expenses related to KMP’s Canadian pipeline operations.

For 2010 compared to 2009, the remaining $41.3 million (13%) increase in KMP’s expenses included increases of (i) $21.9 million from higher employee benefit and payroll tax expenses; (ii) $5.7 million from higher overall corporate insurance expenses; and (iii) $5.2 million from higher unallocated legal expenses.  The increase in benefit and payroll tax expenses was mainly due to the overall variability in year-over-year health and medical costs, higher wage rates and a

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

larger year-over-year labor force.  The increase in insurance expenses was primarily due to higher expense accruals in 2010, related mainly to year-over-year increases in commercial property and liability insurance costs, and partly to incremental premium taxes.  The increase in legal expenses was primarily due to higher outside legal services.

In the table above, we report our interest expense as “net,” meaning that we have subtracted unallocated interest income and capitalized interest from our interest expense to arrive at one interest amount, and after taking into effect the certain items described in footnote (d) to the table above, the combined unallocable interest expense, net of interest income, increased by $35.8 million (6%) in 2011 compared to 2010 and $72.0 million (13%) in 2010 compared to 2009.  For both pairs of comparable years, the increase in interest expense was attributable to higher average KMP borrowings.

KMP’s average debt balances increased 10% in 2011 and 16% in 2010, when compared to the respective prior year.  The increases in average borrowings were largely due to the capital expenditures, external business acquisitions, and investment contributions KMP has made since the beginning of 2009.  For more information on KMP’s capital expenditures, capital contributions, and acquisition expenditures, see “—Liquidity and Capital Resources.”

The weighted average interest rate on all of KMP’s borrowings—including both short-term and long-term amounts—decreased by 2% in 2011, and by 5% in 2010, when compared with the respective prior year (the weighted average interest rate on all of KMP’s borrowings was 4.26% during 2011, 4.35% during 2010 and 4.57% during 2009).  The decreases were due primarily to a general drop in variable interest rates since the beginning of 2009, including decreases in the variable interest rate KMP paid on the borrowings made under its revolving bank credit facility, and in 2011 and 2010, under its commercial paper program.

The increase in KMI interest expense in 2011 was primarily due to a 7% increase in average borrowings between 2011 and 2010, primarily due to the $200 million Going Private Transaction litigation settlement in the fourth quarter of 2010.

We and KMP use interest rate swap agreements to transform a portion of the underlying cash flows related to our long-term fixed rate debt securities (senior notes) into variable rate debt in order to achieve our desired mix of fixed and variable rate debt, and as of December 31, 2011 approximately 35% of KMI’s and 47% of KMP’s debt balances of $3,306.4 million and $12,797.3 million, respectively, (excluding the value of interest rate swap agreements) were subject to variable interest rates—either as short-term or long-term variable rate debt obligations or as fixed-rate debt converted to variable rates through the use of interest rate swaps.

For more information on our interest rate swaps, see Note 13 “Risk Management—Interest Rate Risk Management” to our consolidated financial statements included elsewhere in this report.

Net income attributable to noncontrolling interests, which represents the allocation of our consolidated net income attributable to all outstanding ownership interests in our consolidated subsidiaries (primarily KMP) which are not held by us, decreased $275.3 million (81%) for 2011 as compared to 2010 and increased $62.8 million (23%) for 2010 as compared to 2009.  The decrease for 2011 compared to 2010 is primarily attributable to a $168.2 million increase in expense associated with KMP rate case liability adjustments, a $60 million increase in expense associated with KMP rights-of-way lease payment liability adjustments as well as a $167.2 million non-cash loss from the remeasurement of KMP’s previously held 50% equity interest in KinderHawk Field Services LLC to fair value, partially offset by KMP’s $172.0 million increase in expense associated with rate case liability adjustments in 2010.  The increase for 2010 compared to 2009 is primarily due to the $172.0 million KMP expense associated with 2010 rate case liability adjustments.

Income Taxes—Continuing Operations

Year Ended December 31, 2011 vs. 2010

Our tax expense from income from continuing operations for the year ended December 31, 2011 was approximately $361.3 million, as compared with 2010 tax expense of $166.4 million.  The $194.9 million increase is primarily due to (i) the tax impact of significantly higher pretax earnings attributable to KMI in 2011 as compared to 2010; (ii) the impact of non-deductible costs incurred to facilitate our initial public offering and the pending acquisition of EP; (iii) a 2010 adjustment recorded to decrease our deferred tax liability related to our investment in NGPL; and (iv) a 2011 adjustment to increase the deferred tax liability related to our investment in KMP.  These increases are partially offset by (i) adjustments to decrease our income tax reserve in 2011 for uncertain tax positions; (ii) an increase to deferred taxes related to an increase in our state tax rate in 2010; and (iii) a 2010 adjustment to increase the deferred tax liability related to our investment in KMR (as discussed below).

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

Year Ended December 31, 2010 vs. 2009

The $157.6  million decrease in tax expense to $166.4 million for 2010 is primarily due to (i) a decrease in pretax income due to the Going Private Transaction litigation settlement; (ii) a decrease in pretax income due to a lower distribution from KMP for the third quarter of 2010 as a result of an interim capital transaction; (iii) a decrease in pre-tax income due to a $430.0 million impairment of our investment in NGPL (see Note 6, “Investments―NGPL” to our consolidated financial statements included elsewhere in this report); (iv) lower state income taxes; (v) an adjustment to deferred tax liabilities related to certain Kinder Morgan Canada subsidiaries; (vi) adjustments to the deferred tax liability related to our investments in NGPL, Triton Power and our employee benefit trust; (vii) lower adjustments in 2010 to true-up our book tax provision to the federal and state tax returns filed; and (viii) changes in nondeductible goodwill related to our investment in KMP.  The decrease is partially offset by (i) a lower dividends-received deduction (relative to lower dividends received) from our 20% ownership interest in NGPL; (ii) the impact on deferred taxes of an increase in our state tax rate; (iii) adjustments to our reserve for uncertain tax positions; and (iv) an adjustment to the deferred tax liability related to our investment in KMR as discussed following.

As explained in our Dividend Policy and Distributions discussion below, after our initial public offering we intend periodically to sell the KMR shares we receive as distributions from KMR.  Since we no longer expect to recover our investment in KMR in a tax-free manner, a deferred tax liability was recorded resulting in a $79.5 million increase to income tax expense in 2010.

See Note 4 to our consolidated financial statements included elsewhere in this report for additional information on income taxes.

Liquidity and Capital Resources

General

As of December 31, 2011, we had a combined $411.4 million of “Cash and cash equivalents” on our consolidated balance sheet (included elsewhere in this report), a decrease of $91.0 million from December 31, 2010.  As of December 31, 2011, KMI also had $0.5 billion of borrowing capacity available under its $1.0 billion senior secured revolving credit facility and KMP had approximately $1.3 billion of borrowing capacity available under its $2.2 billion senior unsecured revolving credit facility (discussed below in “—Short-term Liquidity”).  We believe that our cash position and remaining borrowing capacity allow us to manage our day to day cash requirements and any anticipated obligations, and currently, we believe our liquidity to be adequate.

The primary cash requirements for us and our subsidiaries, in addition to normal operating expenses, are for debt service, sustaining capital expenditures (defined as capital expenditures which do not increase the capacity of an asset), expansion capital expenditures, KMP’s quarterly distributions to its public common unitholders and our quarterly dividends to our shareholders.

In general , KMI expects to fund:

▪
cash dividends with cash we receive from our investments in KMP and NGPL, after we have paid interest, general and administrative expenses, taxes and capital expenditures (we currently do not anticipate significant expansion capital); and

▪	debt principal payments with additional borrowings.

In general, KMP expects to fund:

▪	cash distributions and sustaining capital expenditures with its existing cash and cash flows from operating activities;

▪
expansion capital expenditures and working capital deficits with its retained cash (which may result from including i-units in the determination of cash distributions per unit but paying its quarterly distributions on i-units in additional i-units rather than cash), additional borrowings (including commercial paper issuances), and the issuance of additional KMP common units or the proceeds from purchases of additional i-units by KMR;

▪	interest payments with its cash flows from operating activities; and

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

▪
debt principal payments, as such debt principal payments become due, with additional borrowings or by the issuance of additional KMP common units or the proceeds from purchases of additional i-units by KMR.

In addition to results of operations, our and KMP’s debt and capital balances are affected by financing activities, as discussed below in “—Financing Activities.”

Credit Ratings and Capital Market Liquidity

As part of KMP’s financial strategy, it tries to maintain an investment-grade credit rating, which involves, among other things, the issuance of additional KMP limited partner units in connection with its acquisitions and expansion activities in order to maintain acceptable financial ratios.  The major debt rating agencies routinely evaluate KMP’s outstanding debt, and its cost of borrowing can increase or decrease depending on these debt ratings.  Currently, KMP’s long-term corporate debt credit rating is BBB (stable), Baa2 (negative) and BBB (stable), at Standard & Poor’s Ratings Services, Moody’s Investors Service, Inc. and Fitch, Inc., respectively.  On October 18, 2011, in response to our announcement that we have reached an agreement to purchase 100% of the outstanding stock of EP, Moody’s revised its outlook on KMP’s long-term credit rating to negative from stable.  The rating agency’s revision reflected its view that the increased leverage at KMI associated with this acquisition will put additional strain on KMP’s ability to upstream cash to KMI.  Further information about this announcement is described in Note 3 to our consolidated financial statements included elsewhere in this report.

KMP’s short-term corporate debt credit rating is A-2 (susceptible to adverse economic conditions, however, capacity to meet financial commitments is satisfactory), Prime-2 (strong ability to repay short-term debt obligations) and F2 (good quality grade with satisfactory capacity to meet financial commitments), at Standard & Poor’s Ratings Services, Moody’s Investors Service, Inc. and Fitch, Inc., respectively.  Based on these credit ratings, KMP expects that its short-term liquidity needs will be met primarily through borrowings under its commercial paper program.  Nevertheless, KMP’s ability to satisfy its financing requirements or fund planned capital expenditures will depend upon its future operating performance, which will be affected by prevailing economic conditions in the energy pipeline and terminals industries and other financial and business factors, some of which are beyond its control.

Additionally, some of KMP’s customers are experiencing, or may experience in the future, severe financial problems that have had or may have a significant impact on their creditworthiness.  These financial problems may arise from current global economic conditions, changes in commodity prices or otherwise.  KMP has been and is working to implement, to the extent allowable under applicable contracts, tariffs and regulations, prepayments and other security requirements, such as letters of credit, to enhance its credit position relating to amounts owed from these customers.  KMP cannot provide assurance that one or more of its current or future financially distressed customers will not default on their obligations to it or that such a default or defaults will not have a material adverse effect on its business, financial position, future results of operations, or future cash flows; however, KMP has no material concentrations of credit risk and KMP believes it has provided adequate allowance for such customers.

Short-term Liquidity

As of December 31, 2011, our principal sources of short-term liquidity were KMI’s revolving credit facility, KMP’s revolving credit facility, with a diverse syndicate of banks, and cash from operations.  The facilities can be used for the respective entity’s general corporate or partnership purposes, and KMP’s facility can be used as a backup for its short-term commercial paper program.  KMP’s facility can be amended to allow for borrowings of up to $2.5 billion.  We provide for additional liquidity by maintaining a sizable amount of excess borrowing capacity related to our credit facilities (discussed following).  Additionally, we have consistently generated strong cash flow from operations, providing a source of funds of $2,365.1 million in 2011 and $1,908.8 million in 2010 (the year-to-year increase is discussed below in “—Operating Activities”).

The following represents the revolving credit facilities that were available to KMI and its subsidiary, KMP, short-term debt outstanding under the credit facilities, including commercial paper borrowings, and available borrowing capacity under the facilities after deducting (i) outstanding letters of credit and (ii) outstanding borrowings under KMI’s credit facility and KMP’s commercial paper program.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

	At December 31, 2011
	Short-term debt outstanding	Available borrowing capacity
	(In millions)
Credit Facilities
KMI
$1.0 billion, six-year secured revolver, due May 2013	$420.7	$530.6

KMP
$2.2 billion, five-year unsecured revolver, due July 2016	$644.8	$1,324.9

Our combined balance of short-term debt as of December 31, 2011 was $2,898.6 million, primarily consisting of (i) $420.7 million in outstanding borrowings under KMI’s senior secured credit facility; (ii) $839.3 million remaining principal amount of KMI’s 6.50% series notes that mature on September 1, 2012; (iii) $644.8 million of KMP’s commercial paper borrowings (due in part to its short-term credit rating upgrade in February 2011, KMP made no short-term borrowings under its revolving credit facility in 2011, but instead made borrowings under its commercial paper program); (iv) $450.0 million in principal amount of KMP’s 7.125% senior notes that mature March 15, 2012; and (v) $500.0 million in principal amount of KMP’s 5.85% senior notes that mature September 15, 2012.  As of December 31, 2010, our combined outstanding short-term debt was $2,013.3 million.  KMP intends to refinance its current short-term debt through a combination of long-term debt, equity, additional commercial paper borrowings or credit facility borrowings.  KMI intends to refinance its short-term debt through additional credit facility borrowings, and/or the issuance of additional long-term debt.

We had working capital deficits of $2,865.7 million as of December 31, 2011 and $1,857.2 million as of December 31, 2010.  The $1,008.5 million (54%) increase in our working capital deficit from year-end 2010 was primarily due to (i) an $839.3 million reclassification to current maturities of KMI’s 6.50% series notes that mature on September 1, 2012; (ii) a $250.0 million net increase in the current maturities of KMP’s long-term debt; and (iii) a $122.7 million increase in KMP’s net commercial paper borrowings; offset somewhat by a $280.2 million increase in KMP’s “Cash and cash equivalents.”

Generally, our working capital balance varies due to factors such as the timing of scheduled debt payments, timing differences in the collection and payment of receivables and payables, the change in fair value of our derivative contracts and changes in cash and cash equivalent balances as a result of debt or equity issuances (discussed below in “—Long-term Financing”).  Although working capital can be considered a measure of a company’s ability to meet its short-term cash needs, a working capital deficit is not unusual for us or for other companies similar in size and scope to us.  Furthermore, we believe that our working capital deficit does not indicate a lack of liquidity as we continue to maintain adequate current assets and committed lines of credit to satisfy current liabilities and maturing obligations when they come due.

KMP employs a centralized cash management program for its U.S.-based bank accounts that essentially concentrates the cash assets of its operating partnerships and their subsidiaries in joint accounts for the purpose of providing financial flexibility and lowering the cost of borrowing.  KMP’s centralized cash management program provides that funds in excess of the daily needs of its operating partnerships and their subsidiaries are concentrated, consolidated, or otherwise made available for use by other entities within its consolidated group.  KMP does not place material restrictions on the ability to move cash between entities, payment of intercompany balances or the ability to upstream dividends to parent companies other than restrictions that may be contained in agreements governing the indebtedness of those entities.  However, KMP’s cash and the cash of its subsidiaries is not concentrated into accounts of KMI or any company not in its consolidated group of companies, and KMI has no rights with respect to KMP’s cash except as permitted pursuant to its partnership agreement.

Furthermore, certain of KMP’s operating subsidiaries are subject to FERC-enacted reporting requirements for oil and natural gas pipeline companies that participate in cash management programs.  FERC-regulated entities subject to these rules must, among other things, place their cash management agreements in writing, maintain current copies of the documents authorizing and supporting their cash management agreements, and file documentation establishing the cash management program with the FERC.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

Long-term Financing

From time to time, KMI or KMP issue long-term debt securities, often referred to as senior notes.  All of the senior notes of KMI or KMP issued to date, other than those issued by KMP’s subsidiaries and its operating partnerships, generally have very similar terms, except for interest rates, maturity dates and prepayment premiums.  KMI and its subsidiaries’ (other than KMP and its subsidiaries) senior notes are secured equally and ratably with KMI’s $1.0 billion senior secured revolving credit facility.  All of KMP’s outstanding senior notes are unsecured obligations that rank equally with all of its other senior debt obligations; however, a modest amount of secured debt has been incurred by some of KMP’s operating partnerships and subsidiaries.  Our and KMP’s fixed rate senior notes provide that we may redeem the notes at any time at a price equal to 100% of the principal amount of the notes plus accrued interest to the redemption date plus a make-whole premium.  For additional information on these debt securities and on the 2011 and 2010 debt related transactions, including issuances of senior notes, see Note 8 to our consolidated financial statements included elsewhere in this report.

As of December 31, 2011 and December 31, 2010, the balances of KMI and its subsidiaries’ (excluding KMP and its subsidiaries’) long-term debt, including the current portion, purchase accounting adjustments on the carrying value of KMI’s debt and KMP’s debt and the preferred interest in the general partner of KMP, but excluding the value of interest rate swaps was $2,885.7 million and $3,630.1 million, respectively.  These balances included net unamortized purchase accounting adjustments, decreasing the debt balances by $31.9 million and $37.5 million at December 31, 2011 and December 31, 2010, respectively.  As of December 31, 2011 and December 31, 2010, the balances included in our accompanying consolidated balance sheets of the various series of KMP’s various long-term borrowings, including the current portion and excluding the value of interest rate swaps, were $12,026.0 million and $10,876.7 million, respectively.  To date, our and our subsidiaries’ debt balances, including KMP and its subsidiaries, have not adversely affected our operations, our ability to grow or our ability to repay or refinance our indebtedness.  Based on our historical record, we believe that our capital structure will continue to allow us to achieve our business objectives.

We and our subsidiaries, including KMP, are subject, however, to conditions in the equity and debt markets and there can be no assurance we will be able or willing to access the public or private markets for equity and/or long-term senior notes in the future.  If we were unable or unwilling to access the equity markets, we would be required to either restrict expansion capital expenditures and/or potential future acquisitions or pursue debt financing alternatives, some of which could involve higher costs or negatively affect our or our subsidiaries’ credit ratings.  Furthermore, our subsidiaries’ ability to access the public and private debt markets is affected by their respective credit ratings.  See “—Credit Ratings and Capital Market Liquidity” above for a discussion of KMP’s credit ratings.

Capital Expenditures

Our sustaining capital expenditures—defined as capital expenditures which do not increase the capacity of an asset—totaled $212.7 million for the year ended December 31, 2011.  This amount included $9.9 million for KMP’s proportionate share of sustaining capital expenditures of (i) Rockies Express Pipeline LLC; (ii) Midcontinent Express Pipeline LLC; (iii) Fayetteville Express Pipeline LLC; (iv) Cypress Interstate Pipeline LLC; (v) EagleHawk Field Services LLC; (vi) Red Cedar Gathering Company; and (vii) for the first six months of 2011 only, KinderHawk Field Services LLC (effective July 1, 2011, KMP acquired the remaining 50% ownership interest in KinderHawk that it did not already own and subsequently its sustaining capital expenditures are included in our consolidated totals).

For the year ended December 31, 2010, our sustaining capital expenditures totaled $180.8 million.  This amount included $0.2 million for KMP’s proportionate share of the sustaining capital expenditures of (i) Rockies Express Pipeline LLC; (ii) Midcontinent Express Pipeline LLC; (iii) KinderHawk Field Services LLC; (iv) Cypress Interstate Pipeline LLC; and (v) Fayetteville Express Pipeline LLC.  We have forecasted $249.5 million for sustaining capital expenditures in our 2012 budget.  This amount includes $11.5 million for KMP’s proportionate share of its equity investees’ sustaining capital expenditures (including Rockies Express, which is included in KMP’s FTC Natural Gas Pipelines disposal group); and (ii) $19.4 million for the assets, excluding Rockies Express, included in KMP’s FTC Natural Gas Pipelines disposal group).

Generally, we fund our sustaining capital expenditures with existing cash or from cash flows from operations.  In addition to utilizing cash generated from their own operations, Rockies Express, Midcontinent Express and Fayetteville Express can each fund their own cash requirements for expansion capital expenditures through borrowings under their own credit facilities, with proceeds from issuing their own long-term notes, or with proceeds from contributions received from their member owners.  KMP has no contingent debt obligations with respect to Rockies Express, Midcontinent Express or Fayetteville Express.  For information on KMP’s contingent debt obligations, see Note 12 to our consolidated financial statements included elsewhere in this report.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

All of our capital expenditures, with the exception of sustaining capital expenditures, are classified as discretionary.  Our discretionary capital expenditures totaled $997.3 million in 2011 and $821.9 million in 2010.  The year-to-year increase in discretionary capital expenditures was primarily due to higher investment undertaken in 2011 to expand and improve the Products Pipelines–KMP and CO2–KMP business segments.  Generally, KMP initially funds its discretionary capital expenditures through borrowings under its revolving credit facility or its commercial paper program until the amount borrowed is of a sufficient size to cost effectively offer either debt, or equity, or both.  KMP has forecasted $1,323.0 million for discretionary capital expenditures in its 2012 budget.  This amount does not include forecasted discretionary expenditures by its equity investees, forecasted capital contributions to its equity investees, or forecasted expenditures for asset acquisitions.

Capital Contributions

In addition to its discretionary capital expenditures, KMP contributed a combined $371.0 million to its equity investees in 2011.  KMP’s 2011 contributions included payments of $195.0 million to its 50%-owned Fayetteville Express Pipeline LLC and combined payments of $135.5 million to its two equity investees that gather natural gas located in the Eagle Ford shale formation in South Texas (KMP’s 50%-owned Eagle Ford Gathering LLC and its 25%-owned EagleHawk Field Services LLC).  Fayetteville Express used the contributions to repay borrowings under its previous $1.1 billion bank credit facility, and subsequently, entered into new borrowing facilities.  Both Eagle Ford Gathering and EagleHawk Field Services used KMP’s contributions as partial funding for natural gas gathering infrastructure expansions.

In 2010, KMP made equity investment contributions of $299.3 million.  KMP’s 2010 contributions primarily consisted of a combined $216.5 million contributed to Rockies Express Pipeline LLC and Midcontinent Express Pipeline LLC to partially fund its respective share of Rockies Express and Midcontinent Express natural gas pipeline system construction costs.  Fayetteville Express funded its 2010 natural gas pipeline construction costs with borrowings under its own $1.1 billion, unsecured revolving bank credit facility.

Generally, KMP funds its equity investment contributions through borrowings under its commercial paper program or its bank credit facility.  To the extent these sources of funding are not sufficient, KMP generally funds additional amounts through the issuance of long-term notes or its common units for cash.

Capital Requirements for Recent Transactions

For each of the years ended December 31, 2011 and 2010, KMP’s net cash outlays for the acquisition of assets and investments totaled $1,178.7 million and $1,213.2 million, respectively.  KMP’s cash payments for acquired assets and investments in 2011 included (i) $835.1 million for both KMP’s remaining 50% ownership interest in KinderHawk Field Services LLC and its 25% interest in EagleHawk Field Services LLC; (ii) $151.5 million for natural gas treating assets acquired from SouthTex Treaters, Inc.; (iii) $100.0 million for a preferred equity interest in Watco Companies, LLC; and (iv) $42.9 million for terminal assets acquired from TGS Development, L.P. (KMP also issued common units valued at $23.7 million as consideration).  KMP’s 2010 cash outlays for strategic business acquisitions primarily consisted of (i) $921.4 million for its initial 50% ownership interest in KinderHawk; (ii) $114.3 million for three unit train ethanol handling terminals acquired from US Development Group LLC (KMP also issued common units valued at $81.7 million as consideration); and (iii) $97.0 million for terminal assets and investments acquired from Slay Industries.

With the exception of the terminal assets which were partially acquired by the issuance of additional KMP common units, KMP utilized its commercial paper program to fund its 2011 and 2010 acquisitions and then reduced its short-term borrowings with the proceeds from its 2011 and 2010 equity and long-term senior notes issuances.  All of KMP’s significant 2011 and 2010 acquisitions are discussed further in Note 3 to our consolidated financial statements included elsewhere in this report.

Off Balance Sheet Arrangements

We have invested in entities that are not consolidated in our financial statements.  For information on KMP’s obligations with respect to these investments, as well as KMP’s obligations with respect to related letters of credit, see Note 12 to our consolidated financial statements included elsewhere in this report.  Additional information regarding the nature and business purpose of our investments is included in Note 6 to our consolidated financial statements included elsewhere in this report.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

Contractual Obligations and Commercial Commitments

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(In millions)
Contractual Obligations:
Debt borrowings-principal payments	$16,159.7	$2,898.0	$1,010.2	$1,900.0	$10,351.5

Interest payments(a)	12,208.3	900.7	1,594.3	1,430.7	8,282.6
Lease obligations(b)	296.4	57.7	84.7	60.1	93.9
Pension and postretirement welfare plans(c)	386.9	31.8	67.4	73.4	214.3
Other obligations(d)	12.5	8.8	2.2	0.6	0.9
Total	$29,063.8	$3,897.0	$2,758.8	$3,464.8	$18,943.2

Other commercial commitments:
Standby letters of credit(e)	$343.8	$343.8	$-	$-	$-
Capital expenditures(f)	$281.6	$281.6	$-	$-	$-
____________

(a)	Interest payment obligations exclude adjustments for interest rate swap agreements.
(b)	Represents commitments pursuant to the terms of operating lease agreements.
(c)	Represents expected benefit payments from pension and postretirement welfare plans as of December 31, 2011.
(d)
For the Less than 1 year column, represents (i) $7.5 million due pursuant to KMP’s purchase and sale agreement with TGS Development L.P. for the acquisition of certain petroleum coke terminal assets effective June 10, 2011 and (ii) $1.3 million due pursuant to KMP’s purchase and sale agreement with Gas-Chill, Inc. for the acquisition of certain natural gas treating assets effective September 1, 2010.  For the remaining columns, represents amounts due pursuant to KMP’s purchase and sale agreement with Slay Industries for the acquisition of certain bulk and liquid terminal assets effective March 5, 2010.

(e)
The $343.8 million in letters of credit outstanding as of December 31, 2011 consisted of the following: (i) a $100 million letter of credit that supports certain proceedings with the California Public Utilities Commission involving refined products tariff charges on the intrastate common carrier operations of KMP’s Pacific operations’ pipelines in the state of California; (ii) a combined $48.7 million in four letters of credit required under provisions of our property and casualty, worker’s compensation and general liability insurance policies; (iii) KMP’s $30.3 million guarantee under letters of credit totaling $45.5 million supporting KMP’s International Marine Terminals Partnership Plaquemines, Louisiana Port, Harbor, and Terminal Revenue Bonds; (iv) a $39.4 million letter of credit supporting KMP’s pipeline and terminal operations in Canada; (v) a $25.4 million letter of credit supporting KMP’s Kinder Morgan Liquids Terminals LLC New Jersey Economic Development Revenue Bonds; (vi) a $24.1 million letter of credit supporting KMP’s Kinder Morgan Operating L.P. “B” tax-exempt bonds; (vii) a $16.7 million letter of credit supporting Nassau County, Florida Ocean Highway and Port Authority tax-exempt bonds; (viii) a $16.2 million letter of credit supporting debt securities issued by the Express pipeline system; (ix) a $10.7 million letter of credit supporting KMP’s indemnification obligations on the Series D note borrowings of Cortez Capital Corporation; and (x) a combined $17.1 million in eight letters of credit supporting environmental and other obligations of KMP and its subsidiaries.

(f)	Represents commitments for the purchase of plant, property and equipment as of December 31, 2011.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

Cash Flows

The following table summarizes our net cash flows from operating, investing and financing activities for each period presented.

	Year Ended December 31,
	2011	2010	2009
	(In millions)
Net Cash Provided by (Used in)
Operating activities	$2,365.1	$1,908.8	$1,579.0
Investing activities	(2,391.5)	(2,284.2)	(3,473.6)
Financing activities	(57.0)	709.9	1,935.6

Effect of Exchange Rate Changes on Cash	(7.6)	2.3	6.0

Net (Decrease) Increase in Cash and Cash Equivalents	$(91.0)	$336.8	$47.0

Operating Activities

Net cash provided by operating activities was $2,365.1 million in 2011, versus $1,908.8 million in 2010.  The overall year-to-year increase of $456.3 million (24%) in cash from operations primarily consisted of:

▪
a $214.3 million increase in cash from overall higher net income—after adjusting our period-to-period $360.4 million increase in net income for the following non-cash items: (i) a $167.2 million increase relating to the non-cash loss from KMP’s remeasurement of its previous 50% equity interest in KinderHawk Field Services LLC (as discussed in Note 3 to our consolidated financial statements included elsewhere in this report); (ii) a $79.8 million increase from adjustments made to KMP’s rate case and other legal liabilities; (iii) a $14.0 million increase due to higher non-cash depreciation, depletion and amortization expenses (including amortization of excess cost of equity investments); (iv) a $92.2 million increase relating to deferred income taxes; and (v) a $499.3 million decrease in cash due to higher equity earnings from equity investees, primarily resulting from a $430.0 million impairment charge in 2010 on our investment in NGPL PipeCo LLC (as discussed in Note 6 to our consolidated financial statements included elsewhere in this report).  The period-to-period change in net income in 2011 versus 2010 is discussed above in “—Results of Operations” (including all of the certain items disclosed in the associated table footnotes);

▪
a $161.0 million increase in cash related to net changes in both non-current assets and liabilities and other non-cash income and expense items, primarily driven by (i) a $164.3 million increase in cash due to higher net dock premiums and toll collections received from KMP’s Trans Mountain pipeline system customers and (ii) a net $5.7 million decrease in cash attributable to lower non-cash earnings adjustments in 2011, including, among other items, amortization of debt-related discounts and premiums, income from the sale or casualty of net assets, and amortization related to restricted share grants;

▪
a $124.9 million increase in cash attributable to lower payments made in 2011 to various shippers on KMP’s Pacific operations’ refined products pipelines.  In 2011 and 2010, KMP paid legal settlements of $81.4 million and $206.3 million, respectively, to settle various interstate and California intrastate transportation rate challenges filed by shippers with the FERC and the CPUC, respectively, dating back as early as 1992;

▪
a $66.8 million increase in cash from higher distributions of earnings from equity investees.  The increase was chiefly due to incremental distributions from KMP’s interests in Fayetteville Express Pipeline LLC, Eagle Ford Gathering LLC, EagleHawk Field Services LLC, and for the periods prior to KMP’s July 1, 2011 acquisition of the remaining 50% interest, KinderHawk Field Services, LLC; and

▪
an $84.6 million decrease in cash from interest rate swap termination payments.  In 2011 and 2010, KMP received proceeds of $73.0 million and $157.6 million, respectively, from the early termination of various fixed-to-variable interest rate swap agreements.

Investing Activities

Net cash used in investing activities was $2,391.5 million for the year ended December 31, 2011, compared to $2,284.2 million in for the prior year.  The year-to-year $107.3 million additional cash expended for investing activities was primarily attributable to the following:

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

▪	a $197.6 million decrease in cash due to higher capital expenditures, as described above in “—Capital Expenditures;”

▪	a $71.7 million decrease in cash due to higher contributions to equity investees, as described above in “—Capital Contributions;”

▪
a $26.0 million decrease in cash due to less proceeds received in 2011 compared to 2010 from sales or casualty of property, plant and equipment, investments and other net assets, net of removal costs, mainly due to $15.0 million of proceeds received in 2010 for the sale of our ownership interest in Triton Power (as discussed in Note 3 to our consolidated financial statements included elsewhere in this report);

▪
a $99.1 million increase in cash from higher proceeds received for combined margin and restricted deposits, primarily related to a $50.0 million increase due to the 2011 release of KMP restricted cash.  As of December 31, 2010, KMP placed $50.0 million in a cash escrow account, and we reported this amount as “Restricted deposits” on our year-end balance sheet.  KMP paid this amount in January 2011 for its initial equity investment in Watco Companies, LLC;

▪	a $34.5 million increase in cash due to lower acquisitions of assets and investments, as described above in “—Capital Requirements for Recent Transactions;”

▪	a $28.7 million increase in cash due to higher repayments received by KMP in 2011 on a related party loan it made in July 2004 to Plantation Pipe Line Company;

▪
an $11.9 million increase in cash due to higher capital distributions (distributions in excess of cumulative earnings) received from equity investments in 2011—chiefly due to $21.8 million of incremental capital distributions received from KMP’s Fayetteville Express Pipeline LLC, which were partially offset by a reduction of $13.0 million in capital distributions received from our equity investment in NGPL PipeCo.; and

▪
a $17.5 million increase in cash (representing the cash balance of Triton Power Company LLC at December 31, 2009) due to the fact that 2010 includes a decrease in cash resulting from the deconsolidation of this variable interest entity due to the implementation of Accounting Standards Update No. 2009-17.

Financing Activities

We used net cash of $57.0 million for financing activities in 2011 compared to $709.9 million of cash provided by financing activities in 2010.  The net decrease of $766.9 million in cash from financing activities in 2011 versus 2010 was mainly due to:

▪
a $797.7 million decrease in cash from overall debt financing activities—which include issuances and payments of debt and debt issuance costs.  The overall decrease in cash was primarily due to (i) a $1,549.1 million decrease in cash from higher net repayments of KMI’s senior notes; (ii) a $591.7 million increase resulting from higher net short-term borrowings under KMI’s credit facility; (iii) a $392.9 million increase due to higher net issuances of KMP’s senior notes; (iv) a $154.0 million decrease due to the repayment by KMP of all of the outstanding borrowings under KinderHawk Field Services LLC’s bank credit facility that KMP assumed on its July 1, 2011 acquisition date; and (v) a $99.4 million decrease due to lower net short-term borrowings (consisting of borrowings and repayments under both KMP’s commercial paper program and its revolving credit facility).  For more information about debt financing activities, see Note 8 to our consolidated financial statements included elsewhere in this report;

▪
a $211.3 million increase in cash provided by noncontrolling interest contributions primarily reflecting the proceeds received by KMP, after commissions and underwriting expenses, from the sales of additional KMP common units in 2011 versus 2010 (discussed in Note 10 to our consolidated financial statements included elsewhere in this report;

▪	a $107.1 million increase in cash used for noncontrolling interests distributions, primarily due to an increase in KMP’s cash distributions to its common unit owners; and

▪	a $69.6 million increase in cash used to pay dividends/distributions.

Recent Accounting Pronouncements

Please refer to Note 18 to our consolidated financial statements included elsewhere in this report for information concerning recent accounting pronouncements.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

Information Regarding Forward-Looking Statements

This report includes forward-looking statements.  These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts.  They use words such as “anticipate,” “believe,” “intend,” “plan,” “projection,” “forecast,” “strategy,” “position,” “continue,” “estimate,” “expect,” “may,” or the negative of those terms or other variations of them or comparable terminology.  In particular, statements, express or implied, concerning future actions, conditions or events, future operating results or the ability to generate sales, income or cash flow or to service debt or to pay dividends are forward-looking statements.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine these results are beyond our ability to control or predict.  Specific factors which could cause actual results to differ from those in the forward-looking statements include:

▪	the ability to complete the acquisition of EP;

▪	failure to obtain, delays in obtaining or adverse conditions contained in, any required regulatory approvals associated with the EP acquisition;

▪	the ability to complete the disposition of EP’s oil and gas properties and operations on a satisfactory basis;

▪	our ability to successfully integrate EP’s operations and to realize synergies from the merger;

▪	price trends and overall demand for natural gas liquids, refined petroleum products, oil, carbon dioxide, natural gas, electricity, coal, steel and other bulk materials and chemicals in North America;

▪	economic activity, weather, alternative energy sources, conservation and technological advances that may affect price trends and demand;

▪
changes in tariff rates charged by our or those of KMP’s pipeline subsidiaries implemented by the Federal Energy Regulatory Commission, California Public Utilities Commission, Canada’s National Energy Board or another regulatory agency;

▪	our ability to acquire new businesses and assets and integrate those operations into our existing operations, as well as the ability to expand our facilities;

▪	difficulties or delays experienced by railroads, barges, trucks, ships or pipelines in delivering products to or from KMP’s terminals or pipelines;

▪	our ability to successfully identify and close acquisitions and make cost-saving changes in operations;

▪	shut-downs or cutbacks at major refineries, petrochemical or chemical plants, ports, utilities, military bases or other businesses that use our services or provide services or products to us;

▪
changes in crude oil and natural gas production from exploration and production areas that we or KMP serve, such as the Permian Basin area of West Texas, the U.S. Rocky Mountains, areas of shale gas formation and the Alberta oil sands;

▪	changes in laws or regulations, third-party relations and approvals, and decisions of courts, regulators and governmental bodies that may adversely affect our business or ability to compete;

▪
changes in accounting standards that impact the measurement of our results of operations, the timing of when such measurements are to be made and recorded, and the disclosures surrounding these activities;

▪
our ability to offer and sell equity securities, and KMP’s ability to offer and sell equity securities and its ability to sell debt securities or obtain debt financing in sufficient amounts to implement that portion of our or KMP’s business plans that contemplates growth through acquisitions of operating businesses and assets and expansions of facilities;

▪
our indebtedness, which could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds, and/or place us at competitive disadvantages compared to our competitors that have less debt or have other adverse consequences;

▪	interruptions of electric power supply to our facilities due to natural disasters, power shortages, strikes, riots, terrorism, war or other causes;

▪	our ability to obtain insurance coverage without significant levels of self-retention of risk;

▪	acts of nature, accidents, sabotage, terrorism or other similar acts causing damage greater than our insurance coverage limits;

▪	capital and credit markets conditions, inflation and interest rates;

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)	Exhibit 99.1

▪	the political and economic stability of the oil producing nations of the world;

▪	national, international, regional and local economic, competitive and regulatory conditions and developments;

▪	our ability to achieve cost savings and revenue growth;

▪	foreign exchange fluctuations;

▪	the timing and extent of changes in commodity prices for oil, natural gas, electricity and certain agricultural products;

▪
the extent of KMP’s success in discovering, developing and producing oil and gas reserves, including the risks inherent in exploration and development drilling, well completion and other development activities;

▪	engineering and mechanical or technological difficulties that KMP may experience with operational equipment, in well completions and workovers, and in drilling new wells;

▪	the uncertainty inherent in estimating future oil and natural gas production or reserves that KMP may experience;

▪	the ability to complete expansion projects on time and on budget;

▪	the timing and success of KMP’s and our business development efforts; and

▪	unfavorable results of litigation and the fruition of contingencies referred to in Note 16 to our consolidated financial statements included elsewhere in this report.

The foregoing list should not be construed to be exhaustive.  We believe the forward-looking statements in this report are reasonable.  However, there is no assurance that any of the actions, events or results of the forward-looking statements will occur, or if any of them do, what impact they will have on our results of operations or financial condition.  Because of these uncertainties, you should not put undue reliance on any forward-looking statements.

See Item 1A “Risk Factors” in our 2011 Form 10-K for a more detailed description of these and other factors that may affect the forward-looking statements.  When considering forward-looking statements, one should keep in mind the risk factors described in Item 1A “Risk Factors” in our.2011 Form 10-K.  The risk factors could cause our actual results to differ materially from those contained in any forward-looking statement.  Other than as required by applicable law, we disclaim any obligation to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

Item 7A.  Quantitative and Qualitative Disclosures About Market Risk.

Generally, our market risk sensitive instruments and positions have been determined to be “other than trading.”  Our exposure to market risk as discussed below includes forward-looking statements and represents an estimate of possible changes in fair value or future earnings that would occur assuming hypothetical future movements in energy commodity prices or interest rates.  Our views on market risk are not necessarily indicative of actual results that may occur and do not represent the maximum possible gains and losses that may occur, since actual gains and losses will differ from those estimated based on actual fluctuations in energy commodity prices or interest rates and the timing of transactions.

Energy Commodity Market Risk

We are exposed to energy commodity market risk and other external risks, such as weather-related risk, in the ordinary course of business.  However, we take steps to hedge, or limit our exposure to, these risks in order to maintain a more stable and predictable earnings stream.  Stated another way, we execute a hedging strategy that seeks to protect us

Item 7A. Quantitative and Qualitative Disclosures About Market Risk (continued)	Exhibit 99.1

financially against adverse price movements and serves to minimize potential losses.  Our strategy involves the use of certain energy commodity derivative contracts to reduce and minimize the risks associated with unfavorable changes in the market price of natural gas, natural gas liquids and crude oil.  The derivative contracts KMP uses include energy products traded on the New York Mercantile Exchange and over-the-counter markets, including, but not limited to, futures and options contracts, fixed price swaps and basis swaps.

Fundamentally, our hedging strategy involves taking a simultaneous position in the futures market that is equal and opposite to our position, or anticipated position, in the cash market (or physical product) in order to minimize the risk of financial loss from an adverse price change.  For example, as sellers of crude oil and natural gas, KMP often enters into fixed price swaps and/or futures contracts to guarantee or lock-in the sale price of its crude oil or the margin from the sale and purchase of its natural gas at the time of market delivery, thereby directly offsetting any change in prices, either positive or negative.  A hedge is successful when gains or losses in the cash market are neutralized by losses or gains in the futures transaction.

Our policies require that derivative contracts are only entered into with carefully selected major financial institutions or similar counterparties based upon their credit ratings and other factors, and we maintain strict dollar and term limits that correspond to our counterparties’ credit ratings.  While it is our policy to enter into derivative transactions only with investment grade counterparties and actively monitor their credit ratings, it is nevertheless possible that losses will result from counterparty credit risk in the future.

The credit ratings of the primary parties from whom we transact in energy commodity derivative contracts (based on contract market values) are as follows (credit ratings per Standard & Poor’s Ratings Services):

Credit Rating
J. Aron & Company / Goldman Sachs	A-
Barclays	A
Credit Suisse	A+

As discussed above, the principal use of energy commodity derivative contracts is to mitigate the market price risk associated with anticipated transactions for the purchase and sale of natural gas, natural gas liquids and crude oil.  Using derivative contracts for this purpose helps provide KMP increased certainty with regard to its operating cash flows and helps it undertake further capital improvement projects, attain budget results and meet distribution targets to its partners.  We categorize such use of energy commodity derivative contracts as cash flow hedges because the derivative contract is used to hedge the anticipated future cash flow of a transaction that is expected to occur but whose value is uncertain.  Cash flow hedges are defined as hedges made with the intention of decreasing the variability in cash flows related to future transactions, as opposed to the value of an asset, liability or firm commitment, and we are allowed special hedge accounting treatment for such derivative contracts.

In accounting for cash flow hedges, gains and losses on the derivative contracts are reported in other comprehensive income (loss), outside “Net Income” reported in our consolidated statements of income, but only to the extent that the gains and losses from the change in value of the derivative contracts can later offset the loss or gain from the change in value of the hedged future cash flows during the period in which the hedged cash flows affect net income.  That is, for cash flow hedges, all effective components of the derivative contracts’ gains and losses are recorded in other comprehensive income (loss), pending occurrence of the expected transaction.  Other comprehensive income (loss) consists of those financial items that are included within “Accumulated other comprehensive loss” in our accompanying consolidated balance sheets but not included in our net income (portions attributable to our noncontrolling interests are included within “Noncontrolling interests” and are not included in our net income).  Thus, in highly effective cash flow hedges, where there is no ineffectiveness, other comprehensive income changes by exactly as much as the derivative contracts and there is no impact on earnings until the expected transaction occurs.

All remaining gains and losses on the derivative contracts (the ineffective portion) are included in current net income.  The ineffective portion of the gain or loss on the derivative contracts is the difference between the gain or loss from the change in value of the derivative contract and the effective portion of that gain or loss.  In addition, when the hedged forecasted transaction does take place and affects earnings, the effective part of the hedge is also recognized in the income statement, and the earlier recognized effective amounts are removed from “Accumulated other comprehensive loss” (and “Noncontrolling interests”) and are transferred to the income statement as well, effectively offsetting the changes in cash flows stemming from the hedged risk.  If the forecasted transaction results in an asset or liability, amounts should be reclassified into earnings when the asset or liability affects earnings through cost of sales, depreciation, interest expense, etc.  For more information on our other comprehensive income (loss) and our “Accumulated other comprehensive loss” see Notes 2 and 13 to our consolidated financial statements included elsewhere in this report.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk (continued)	Exhibit 99.1

We measure the risk of price changes in the natural gas, natural gas liquids and crude oil markets utilizing a value-at-risk model.  Value-at-risk is a statistical measure estimating the probability of portfolio losses over a given holding period, within a certain level of statistical confidence.  We utilize a closed form model to evaluate risk on a quarterly basis.  Our value-at-risk computations utilize a confidence level of 97.7% for the resultant price movement, and we choose a holding period of one day for the calculation.  The confidence level used means that there is a 97.7% probability that the mark-to-market losses for a single day will not exceed the value-at-risk number presented.  For each of the years ended December 31, 2011 and 2010, our value-at-risk reached a high of $9.4 million and $6.9 million, respectively, and a low of $3.0 million and $2.5 million, respectively.  Value-at-risk as of December 31, 2011 was $3.0 million, and averaged $6.8 million for 2011.  Value-at-risk as of December 31, 2010 was $2.5 million, and averaged $4.6 million for 2010.

Our calculated value-at-risk exposure represents an estimate of the reasonably possible net losses that would be recognized on the combined portfolio of derivative contracts (including commodity futures and options contracts, fixed price swaps, basis swaps and over-the-counter options) and corresponding physical commodities assuming hypothetical movements in future market rates and is not necessarily indicative of actual results that may occur.  It does not represent the maximum possible loss or any expected loss that may occur, since actual future gains and losses will differ from those estimated.  Actual gains and losses may differ from estimates due to actual fluctuations in market rates, operating exposures and the timing thereof, as well as changes in our portfolio of derivatives during the year.

In addition, as discussed above, KMP enters into its derivative contracts largely for the purpose of mitigating the risks that accompany certain of its business activities and, therefore both in the value-at-risk calculation and in reality, the change in the market value of the derivative contracts portfolio is offset largely by changes in the value of the underlying physical transactions.  For more information on our energy commodity risk management activities, see Note 13 to our consolidated financial statements included elsewhere in this report.

Interest Rate Risk

In order to maintain a cost effective capital structure, it is our policy to borrow funds using a mix of fixed rate debt and variable rate debt.  The market risk inherent in our debt instruments and positions is the potential change arising from increases or decreases in interest rates as discussed below.

For fixed rate debt, changes in interest rates generally affect the fair value of the debt instrument, but not our earnings or cash flows.  Conversely, for variable rate debt, changes in interest rates generally do not impact the fair value of the debt instrument, but may affect our future earnings and cash flows.  Generally, there is not an obligation to prepay fixed rate debt prior to maturity and, as a result, interest rate risk and changes in fair value should not have a significant impact on the fixed rate debt until such debt is required to be refinanced.

As of December 31, 2011 and 2010, the carrying values of the fixed rate debt included in our accompanying consolidated balance sheets were $14,949.5 million and $14,559.1 million, respectively.  These amounts compare to, as of December 31, 2011 and 2010, fair values of $16,461.8 million and $15,518.3 million, respectively.  Fair values were determined using quoted market prices, where applicable, or future cash flow discounted at market rates for similar types of borrowing arrangements.  A hypothetical 10% change in the average interest rates applicable to such debt for 2011 and 2010, would result in changes of approximately $574.8 million and $530.3 million, respectively, in the fair values of these instruments.  The carrying value and fair value of the variable rate debt, including associated accrued interest and excluding the value of interest rate swap agreements (discussed following), was $1,152.0 million and $596.1 million as of December 31, 2011 and 2010, respectively.

As of December 31, 2011, KMI and KMP were party to interest rate swap agreements with a notional principal amount of $725.0 million and $5.3 billion, respectively.  As of December 31, 2010, KMI and KMP were party to interest rate swap agreements with a notional principal amount of $725.0 million and $4.8 billion, respectively.  An interest rate swap agreement is a contractual agreement entered into between two counterparties under which each agrees to make periodic interest payments to the other for an agreed period of time based upon a predetermined amount of principal, which is called the notional principal amount.  Normally at each payment or settlement date, the party who owes more pays the net amount; so at any given settlement date only one party actually makes a payment.  The principal amount is notional because there is no need to exchange actual amounts of principal.  A hypothetical 10% change in the weighted average interest rate on all of our borrowings (approximately 44 basis points in 2011 and approximately 45 basis points in 2010) when applied to our outstanding balance of variable rate debt as of December 31, 2011 and 2010, including adjustments for the notional swap amounts described above, would result in changes of approximately $31.6 million and $27.4 million, respectively, in our 2011 and 2010 annual pre-tax earnings.

Interest rate swap agreements are entered into for the purpose of transforming a portion of the underlying cash flows

Item 7A. Quantitative and Qualitative Disclosures About Market Risk (continued)	Exhibit 99.1

related to long-term fixed rate debt securities into variable rate debt in order to achieve our desired mix of fixed and variable rate debt.  Since the fair value of fixed rate debt varies with changes in the market rate of interest, swap agreements are entered into to receive a fixed and pay a variable rate of interest.  Such swap agreements result in future cash flows that vary with the market rate of interest, and therefore hedge against changes in the fair value of the fixed rate debt due to market rate changes.

As of both December 31, 2011 and 2010, all of KMI’s and KMP’s interest rate swap agreements represented fixed-for-variable rate swaps, where each agreed to pay its counterparties a variable rate of interest on a notional principal amount, comprised of principal amounts from various series of our long-term fixed rate senior notes.  In exchange, the counterparties agreed to pay a fixed rate of interest, thereby allowing fixed rate liabilities to transform into variable rate obligations without the incurrence of additional loan origination or conversion costs.

We monitor the mix of fixed rate and variable rate debt obligations in light of changing market conditions and from time to time through our subsidiaries, may alter that mix by, for example, refinancing outstanding balances of variable rate debt with fixed rate debt (or vice versa) or by entering into interest rate swap agreements or other interest rate hedging agreements.  In general, KMP attempts to maintain an overall target mix of approximately 50% fixed rate debt and 50% of variable rate debt, and typically KMI, excluding KMP, targets well below that level for variable rate debt.  As of December 31, 2011, approximately 35% of KMI’s debt, excluding that of KMP, is variable rate debt.

As of both December 31, 2011 and 2010, KMP’s cash and investment portfolio included $8.2 million in fixed-income debt securities.  These amounts are included within “Investments” in our accompanying consolidated balance sheets at each reporting date and are not material to our consolidated balance sheets.  See Note 8 to our consolidated financial statements included elsewhere in this report for additional information related to our debt instruments; for more information on our interest rate risk management and on our interest rate swap agreements, see Note 13 to our consolidated financial statements included elsewhere in this report.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

Item 15.	Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

 Report of Independent Registered Public Accounting Firm

To the Board of Directors
and Stockholders of Kinder Morgan, Inc. (formerly known as Kinder Morgan Holdco LLC)

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of comprehensive income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Kinder Morgan, Inc. (formerly known as Kinder Morgan Holdco LLC) and its subsidiaries (the "Company") at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting appearing under Item 9A of the Company's Annual Report on Form 10-K.  Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
February 22, 2012, except with respect to the effects of the reclassification of certain operations to discontinued operations as discussed in Note 1 to the financial statements, as to which the date is May 4, 2012

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

KINDER MORGAN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2011	2010	2009
	(In millions, except per share amounts)
Revenues
Natural gas sales	$3,305.3	$3,570.6	$3,093.3
Services	2,941.5	2,836.8	2,552.7
Product sales and other	1,696.0	1,444.3	1,233.1
Total Revenues	7,942.8	7,851.7	6,879.1

Operating Costs, Expenses and Other
Gas purchases and other costs of sales	3,278.4	3,505.3	2,994.2
Operations and maintenance	1,491.2	1,372.7	1,111.9
Depreciation, depletion and amortization	1,067.8	1,055.9	1,047.6
General and administrative	515.0	631.1	373.0
Taxes, other than income taxes	174.1	160.3	126.2
Other income	(6.7)	(6.6)	(30.7)
Total Operating Costs, Expenses and Other	6,519.8	6,718.7	5,622.2

Operating Income	1,423.0	1,133.0	1,256.9

Other Income (Expense)
Earnings (loss) from equity investments	226.4	(273.8)	123.4
Amortization of excess cost of equity investments	(6.7)	(5.8)	(5.8)
Interest expense	(703.3)	(668.3)	(599.1)
Interest income	20.9	21.1	23.1
Loss on remeasurement of previously held equity interest in KinderHawk (Note 3)	(167.2)	-	-
Other, net	17.3	23.7	48.6
Total Other Income (Expense)	(612.6)	(903.1)	(409.8)

Income from Continuing Operations Before Income Taxes	810.4	229.9	847.1

Income Tax Expense	(361.3)	(166.4)	(324.0)

Income from Continuing Operations	449.1	63.5	523.1

Income from Discontinued Operations, net of tax	210.9	236.1	250.0

Net Income	660.0	299.6	773.1

Net Income Attributable to Noncontrolling Interests	(65.6)	(340.9)	(278.1)

Net Income (Loss) Attributable to Kinder Morgan, Inc.	$594.4	$(41.3)	$495.0

Class P Shares
Basic Earnings Per Common Share From Continuing Operations	$0.70
Basic Earnings Per Common Share From Discontinued Operations	0.04
Total Basic Earnings Per Common Share	$0.74
Class A Shares
Basic Earnings Per Common Share From Continuing Operations	$0.64
Basic Earnings Per Common Share From Discontinued Operations	0.04
Total Basic Earnings Per Common Share	$0.68
Basic Weighted Average Number of Share Outstanding
Class P Shares	118.0
Class A Shares	589.0
Class P Shares
Diluted Earnings Per Common Share From Continuing Operations	$0.70
Diluted Earnings Per Common Share From Discontinued Operations	0.04
Total Diluted Earnings Per Common Share	$0.74
Class A Shares
Diluted Earnings Per Common Share From Continuing Operations	$0.64
Diluted Earnings Per Common Share From Discontinued Operations	0.04
Total Diluted Earnings Per Common Share	$0.68
Diluted Weighted Average Number of Shares Outstanding
Class P Shares	707.6
Class A Shares	589.0
Dividends Per Common Share Declared	$1.05

The accompanying notes are an integral part of these consolidated financial statements.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

KINDER MORGAN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2011	2010	2009
	(In millions)
Kinder Morgan, Inc.
Net income (loss)	$594.4	$(41.3)	$495.0
Other comprehensive income (loss), net of tax (see Note 10)
Change in fair value of derivatives utilized for hedging purposes	6.2	(18.8)	(138.7)
Reclassification of change in fair value of derivatives to net income	67.8	21.2	(39.4)
Foreign currency translation adjustments	(14.0)	38.7	53.9
Benefit plan adjustments	(45.0)	(16.3)	2.8
Benefit plan amortization	6.9	6.6	6.9
Total other comprehensive income (loss)	21.9	31.4	(114.5)
Total comprehensive income (loss)	616.3	(9.9)	380.5

Noncontrolling Interests
Net income	65.6	340.9	278.1
Other comprehensive income (loss), net of tax (see Note 10)
Change in fair value of derivatives utilized for hedging purposes	6.5	(34.6)	(208.8)
Reclassification of change in fair value of derivatives to net income	117.0	85.7	45.7
Foreign currency translation adjustments	(20.4)	45.7	114.9
Benefit plan adjustments	(15.6)	(1.3)	(1.2)
Benefit plan amortization	0.3	0.2	0.1
Total other comprehensive income (loss)	87.8	95.7	(49.3)
Total comprehensive income	153.4	436.6	228.8

Total
Net income	660.0	299.6	773.1
Other comprehensive income (loss), net of tax (see Note 10)
Change in fair value of derivatives utilized for hedging purposes	12.7	(53.4)	(347.5)
Reclassification of change in fair value of derivatives to net income	184.8	106.9	6.3
Foreign currency translation adjustments	(34.4)	84.4	168.8
Benefit plan adjustments	(60.6)	(17.6)	1.6
Benefit plan amortization	7.2	6.8	7.0
Total other comprehensive income (loss)	109.7	127.1	(163.8)
Total comprehensive income	$769.7	$426.7	$609.3

The accompanying notes are an integral part of these consolidated financial statements.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

KINDER MORGAN, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents – KMI	$2.1	$373.3
Cash and cash equivalents – KMP	409.3	129.1
Restricted deposits	34.5	90.5
Accounts, notes and interest receivable, net	914.2	971.4
Inventories	109.8	92.0
Gas in underground storage	61.8	2.2
Fair value of derivative contracts	71.4	24.0
Other current assets	60.2	104.4
Total current assets	1,663.3	1,786.9

Property, plant and equipment, net	17,926.0	17,070.7
Investments	3,744.4	4,291.1
Notes receivable	165.0	115.0
Goodwill	5,073.5	4,830.9
Other intangibles, net	1,184.7	339.2
Fair value of derivative contracts	697.9	301.7
Deferred charges and other assets	262.2	172.6
Total Assets	$30,717.0	$28,908.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of debt – KMI	$1,260.8	$750.9
Current portion of debt – KMP	1,637.8	1,262.4
Cash book overdrafts	22.7	34.3
Accounts payable	728.7	647.5
Accrued interest	329.8	310.4
Accrued taxes	38.8	44.7
Deferred revenues	99.6	96.7
Fair value of derivative contracts	120.8	281.5
Accrued other current liabilities	290.0	215.7
Total current liabilities	4,529.0	3,644.1

Long-term liabilities and deferred credits
Long-term debt
Outstanding – KMI	1,945.6	2,779.2
Outstanding – KMP	11,159.5	10,277.4
Preferred interest in general partner of KMP	100.0	100.0
Value of interest rate swaps	1,151.3	656.3
Total long-term debt	14,356.4	13,812.9
Deferred income taxes	2,199.1	2,092.7
Fair value of derivative contracts	38.7	172.2
Other long-term liabilities and deferred credits	1,026.2	647.2
Total long-term liabilities and deferred credits	17,620.4	16,725.0

Total Liabilities	22,149.4	20,369.1

Commitments and contingencies (Notes 8, 12 and 16)
Stockholders’ Equity
Class P shares, $0.01 par value, 2,000,000,000 shares authorized, 170,921,140 shares issued and outstanding	1.7	-
Class A shares, $0.01 par value, 707,000,000 shares authorized, 535,972,387 shares issued and outstanding	5.4	-
Class B shares, $0.01 par value, 100,000,000 shares authorized, 94,132,596 shares issued and outstanding	0.9	-
Class C shares, $0.01 par value, 2,462,927 shares authorized, 2,318,258 shares issued and outstanding	-	-
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none outstanding	-	-
Additional paid-in capital	3,430.1	-
Retained earnings	(3.0)	-
Members’ capital (Note 10)	-	3,575.6
Accumulated other comprehensive loss	(114.6)	(136.5)
Total Kinder Morgan, Inc.’s stockholders’ equity	3,320.5	3,439.1
Noncontrolling interests	5,247.1	5,099.9
Total Stockholders’ Equity	8,567.6	8,539.0
Total Liabilities and Stockholders’ Equity	$30,717.0	$28,908.1

The accompanying notes are an integral part of these consolidated financial statements.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

KINDER MORGAN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2011	2010	2009
	(In millions)
Cash Flows From Operating Activities
Net income	$660.0	$299.6	$773.1
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, depletion and amortization	1,091.9	1,078.8	1,070.2
Deferred income taxes	84.2	(8.0)	52.2
Amortization of excess cost of equity investments	6.7	5.8	5.8
Loss on remeasurement of previously held equity interest in KinderHawk (Note 3)	167.2	-	-
(Earnings) loss from equity investments	(313.1)	186.2	(221.9)
Distributions from equity investments	286.6	219.8	277.0
Proceeds from termination of interest rate swap agreements	73.0	157.6	146.0
Pension contributions in excess of expense	(6.3)	(4.7)	(7.7)
Changes in components of working capital
Accounts receivable	7.8	18.2	47.6
Inventories	17.6	(20.8)	(20.0)
Other current assets	(63.9)	40.3	(93.6)
Accounts payable	41.1	(4.2)	(180.5)
Cash book overdrafts	(11.5)	(2.2)	(8.5)
Accrued interest	19.3	18.4	50.2
Accrued taxes	(25.7)	(4.8)	(131.6)
Accrued liabilities	(9.6)	(45.3)	(125.0)
Rate reparations, refunds and other litigation reserve adjustments	170.4	(34.3)	2.5
Other, net	169.4	8.4	(56.8)
Net Cash Provided by Operating Activities	2,365.1	1,908.8	1,579.0

Cash Flows From Investing Activities
Acquisitions of investments	(970.6)	(925.7)	(36.0)
Acquisitions of assets	(208.1)	(287.5)	(292.9)
Repayments from related party	31.3	2.7	3.7
Repayments from customers	-	-	109.6
Capital expenditures	(1,200.1)	(1,002.5)	(1,324.3)
Deconsolidation of variable interest entity	-	(17.5)	-
Sale or casualty of property, plant and equipment and other net assets, net of removal costs	23.3	49.3	47.9
Net proceeds from (investments in) margin and restricted deposits	63.7	(35.4)	(55.7)
Contributions to investments	(371.0)	(299.3)	(2,051.8)
Distributions from equity investments in excess of cumulative earnings	236.4	224.5	125.7
Other, net	3.6	7.2	0.2
Net Cash Used in Investing Activities	$(2,391.5)	$(2,284.2)	$(3,473.6)

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

KINDER MORGAN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

	Year Ended December 31,
	2011	2010	2009
	(In millions)
Cash Flows From Financing Activities
Issuance of debt – KMI	$2,069.9	$2,233.1	$1,028.9
Payment of debt – KMI	(2,399.2)	(1,655.3)	(871.7)
Issuance of debt – KMP	7,501.9	7,140.1	6,891.9
Payment of debt – KMP	(6,393.7)	(6,186.4)	(4,857.1)
Debt issue costs	(76.1)	(31.0)	(16.9)
Cash dividends/distributions (Note 10)	(769.6)	(700.0)	(650.0)
Contributions from noncontrolling interests	970.0	758.7	1,155.6
Distributions to noncontrolling interests	(955.8)	(848.7)	(744.0)
Other, net	(4.4)	(0.6)	(1.1)
Net Cash (Used in) Provided by Financing Activities	(57.0)	709.9	1,935.6

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(7.6)	2.3	6.0

Net (decrease) increase in Cash and Cash Equivalents	(91.0)	336.8	47.0
Cash and Cash Equivalents, beginning of period	502.4	165.6	118.6
Cash and Cash Equivalents, end of period	$411.4	$502.4	$165.6

Noncash Investing and Financing Activities
Assets acquired by the assumption or incurrence of liabilities	$206.5	$13.8	$7.7
Assets acquired by contributions from noncontrolling interests	$23.7	$81.7	$5.0
Assets acquired by the issuance of note	$2.1	$-	$-
Contribution of net assets to investments	$7.9	$20.0	$-
Sale of investment ownership interest in exchange for note	$4.1	$-	$-

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for interest (net of capitalized interest)	$681.4	$627.9	$572.8
Cash paid during the period for income taxes (net of refunds)	$277.3	$146.9	$401.1

The accompanying notes are an integral part of these consolidated financial statements.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

KINDER MORGAN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	KMI Members	Common Shares	Additional paid-in capital	Retained earnings	Accumulated other comprehensive loss	Stockholders’ equity attributable to KMI	Noncontrolling interests	Total
Balance at December 31, 2008	$4,457.7	$-	$-	$-	$(53.4)	$4,404.3	$4,072.6	$8,476.9
Impact from equity transactions of KMP	28.1					28.1	(43.8)	(15.7)
A-1 and B unit amortization	7.6					7.6		7.6
Net income	495.0					495.0	278.1	773.1
Distributions						-	(745.5)	(745.5)
Contributions						-	1,160.6	1,160.6
Cash distributions	(650.0)					(650.0)		(650.0)
Other	-					-	1.9	1.9
Other comprehensive loss					(114.5)	(114.5)	(49.3)	(163.8)
Balance at December 31, 2009	4,338.4	-	-	-	(167.9)	4,170.5	4,674.6	8,845.1
Impact from equity transactions of KMP	(27.5)					(27.5)	43.0	15.5
A-1 and B unit amortization	6.1					6.1		6.1
Net income (loss)	(41.3)					(41.3)	340.9	299.6
Distributions						-	(848.7)	(848.7)
Contributions						-	840.1	840.1
Deconsolidation of variable interest entity						-	(45.9)	(45.9)
Cash distributions	(700.0)					(700.0)		(700.0)
Other	(0.1)					(0.1)	0.2	0.1
Other comprehensive income					31.4	31.4	95.7	127.1
Balance at December 31, 2010	3,575.6	-	-	-	(136.5)	3,439.1	5,099.9	8,539.0
Reclassification of equity upon the offering	(3,404.0)	8.1	3,395.9			-		-
Change in Class A par value from converted shares		(0.1)	0.1			-		-
Amortization of restricted shares			6.5			6.5		6.5
Impact from equity transactions of KMP			28.4			28.4	(44.5)	(16.1)
A-1 and B unit amortization	3.6					3.6		3.6
Net income	70.6			523.8		594.4	65.6	660.0
Distributions						-	(955.8)	(955.8)
Contributions						-	993.7	993.7
Cash distributions/dividends	(245.8)			(523.8)		(769.6)		(769.6)
Cash paid for Class P share cancellation				(3.0)		(3.0)		(3.0)
Other			(0.8)			(0.8)	0.4	(0.4)
Other comprehensive income					21.9	21.9	87.8	109.7
Balance at December 31, 2011	$-	$8.0	$3,430.1	$(3.0)	$(114.6)	$3,320.5	$5,247.1	$8,567.6

The accompanying notes are an integral part of these consolidated financial statements.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

KINDER MORGAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.  General

On February 10, 2011, we converted from a Delaware limited liability company to a Delaware corporation and we changed our name from Kinder Morgan Holdco LLC to Kinder Morgan, Inc.  Our subsidiary formerly known as Kinder Morgan, Inc. was renamed Kinder Morgan Kansas, Inc., and is also referred to in these financial statements as KMK.  On February 16, 2011, we completed the initial public offering of our common stock (the offering).  All of the common stock that was sold in the offering was sold by our existing investors consisting of funds advised by or affiliated with Goldman Sachs & Co., Highstar Capital LP, The Carlyle Group and Riverstone Holdings LLC.  No members of management sold shares in the offering, and we did not receive any proceeds from the offering.  For additional information on the offering, see Note 10 “Shareholders’ Equity—Kinder Morgan, Inc.—Equity Interests—Initial Public Offering.”

Kinder Morgan, Inc. was formed August 23, 2006 principally for the purpose of acquiring (through a wholly owned subsidiary) all of the common stock of Kinder Morgan Kansas, Inc.  The merger closed on May 30, 2007 with Kinder Morgan Kansas, Inc. continuing as a surviving legal entity.  This transaction is referred to herein as the “Going Private Transaction.  Unless the context requires otherwise, references to “we,” “us,” “our,” “KMI” or the “Company” are intended to mean Kinder Morgan, Inc. and its consolidated subsidiaries including Kinder Morgan Kansas, Inc.

On October 16, 2011, KMI and El Paso Corporation (NYSE: EP) announced a definitive agreement whereby KMI will acquire all of the outstanding shares of EP in a transaction that would, as of the announcement date, create an energy company that would have an enterprise value of approximately $94 billion and would own an interest in approximately 80,000 miles of pipelines.  As of the announcement date, the total purchase price, including the assumption of debt outstanding at both EP and El Paso Pipeline Partners, L.P. (NYSE: EPB), was approximately $38 billion.  See Note 3—“Acquisitions and Divestitures—Pending Acquisition of El Paso Corporation.”

On March 2, 2012, 100% of our voting shareholders approved the proposed EP acquisition, and on March 9, 2012, more than 95% of voting EP shareholders approved the acquisition.  The close of the merger is expected to occur by the end of May 2012.

On May 1, 2012, the Federal Trade Commission (FTC) voted to accept a proposed settlement order regarding our pending acquisition of EP.  The FTC also granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, allowing the companies to close the transaction.  The settlement order requires us to divest certain assets currently held by KMP to an FTC-approved buyer within 180 days from the date that we consummate the EP acquisition.  As previously announced, the assets included in this disposal group are KMP’s (i) Kinder Morgan Interstate Gas Transmission natural gas pipeline system; (ii) Trailblazer natural gas pipeline system; (iii) Casper and Douglas natural gas processing operations; and (iv) 50% equity investment in the Rockies Express natural gas pipeline system.  In this report, we refer to this combined group of assets as KMP’s FTC Natural Gas Pipelines disposal group.  Under the settlement order, the assets of KMP’s FTC Natural Gas Pipelines disposal group will be held separate from our and KMP’s other businesses until the divestiture is completed.  Prior to our announcement, we included each of the assets in the Natural Gas Pipelines—KMP business segment.

We own the general partner and approximately 11% of the limited partner interests of  KMP.  KMP is a publicly traded pipeline limited partnership whose limited partner units are traded on the New York Stock Exchange under the ticker symbol “KMP.”  Primarily through KMP, we operate or own an interest in approximately 37,000 miles of pipelines and approximately 180 terminals.  These pipelines transport natural gas, gasoline, crude oil, carbon dioxide and other products, and these terminals store petroleum products, chemicals and handle bulk materials like coal and petroleum coke.

Kinder Morgan Management, LLC, referred to in this report as KMR, is a publicly traded Delaware limited liability company.  Kinder Morgan G.P., Inc., the general partner of KMP and a wholly owned subsidiary of ours, owns all of Kinder Morgan Management’s voting shares.  KMR, pursuant to a delegation of control agreement, has been delegated, to the fullest extent permitted under Delaware law, all of Kinder Morgan G.P., Inc.’s power and authority to manage and control the business and affairs of KMP, subject to Kinder Morgan G.P., Inc.’s right to approve certain transactions.

2.  Summary of Significant Accounting Policies

Basis of Presentation

Our accounting records are maintained in United States dollars, and all references to dollars are United States dollars, except where stated otherwise.  Canadian dollars are designated as C$.

Our accompanying consolidated financial statements have been prepared under the rules and regulations of the United States Securities and Exchange Commission (SEC).  These rules and regulations conform to the accounting principles

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

contained in the Financial Accounting Standards Board’s Accounting Standards Codification, the single source of generally accepted accounting principles in the United States of America.  Under such rules and regulations, all significant intercompany items have been eliminated in consolidation.  Additionally, certain amounts from prior years have been reclassified to conform to the current presentation.  In this report, we refer to the Financial Accounting Standards Board as the FASB and the FASB Accounting Standards Codification as the Codification.

The results of operations information contained in this filing related to KMP’s FTC Natural Gas Pipelines disposal group is presented as discontinued operations for all periods presented.  Accordingly, we reclassified KMP’s FTC Natural Gas Pipelines disposal group’s results of operations from our results of continuing operations and reported KMP’s FTC Natural Gas Pipeline disposal group’s results of operations separately as “Income from Discontinued Operations, net of tax” in our accompanying consolidated statements of income.  We did not, however, elect to present separately the operating, investing and financing cash flows related to the disposal group in our accompanying consolidated statements of cash flows.

The effect of this reclassification to discontinued operations is described below in Note 3 “Acquisitions and Divestitures—Divestitures—KMP’s FTC Natural Gas Pipelines Disposal Group-Discontinued Operations,” and is reflected below in Notes 4, 6, 12, 15, and 20.  In addition, we have included an update on the progress of the EP acquisition in Note 1 “General.”  With these exceptions, events subsequent to our original 2011 Form 10-K have not been included in this report.  For a description of significant events subsequent to that filing, see our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012.

Our consolidated financial statements include our accounts and those of our majority-owned subsidiaries as well as the accounts of KMP and KMR.  Investments in jointly owned operations in which we hold a 50% or less interest (other than KMP and KMR, because we have the ability to exercise significant control over their operating and financial policies) are accounted for under the equity method.  All significant intercompany transactions and balances have been eliminated.

Notwithstanding the consolidation of KMP and its subsidiaries into our financial statements, we are not liable for, and our assets are not available to satisfy, the obligations of KMP and/or its subsidiaries and vice versa, except as discussed in the following paragraph.  Responsibility for payments of obligations reflected in our or KMP’s financial statements is a legal determination based on the entity that incurs the liability.

In conjunction with KMP’s acquisition of certain natural gas pipelines from us, we agreed to indemnify KMP with respect to approximately $733.5 million of its debt.  We would be obligated to perform under this indemnity only if KMP’s assets were unable to satisfy its obligations.

Going Private Transaction

The Going Private Transaction was accounted for under the purchase method of accounting with the assets acquired and liabilities assumed recorded at their fair market values as of the acquisition date based on an allocation of the aggregate purchase price paid in the Going Private Transaction, resulting in a new basis of accounting effective with the closing of the Going Private Transaction.  To the extent that we consolidated less than wholly owned subsidiaries (such as KMP and KMR), the reported assets and liabilities for these entities were given a new accounting basis only to the extent of our economic ownership interest in those entities.  Therefore, the assets and liabilities of these entities are included in our financial statements, in part, at a new accounting basis reflecting our purchase of our economic interest in these entities (approximately 50% in the case of KMP and 14% in the case of KMR).  The remaining percentage of these assets and liabilities, reflecting the continuing noncontrolling ownership interest, is included at its historical accounting basis.

Use of Estimates

Certain amounts included in or affecting our financial statements and related disclosures must be estimated, requiring us to make certain assumptions with respect to values or conditions which cannot be known with certainty at the time our financial statements are prepared.  These estimates and assumptions affect the amounts we report for assets and liabilities, our revenues and expenses during the reporting period, and our disclosure of contingent assets and liabilities at the date of our financial statements.  We evaluate these estimates on an ongoing basis, utilizing historical experience, consultation with experts and other methods we consider reasonable in the particular circumstances.  Nevertheless, actual results may differ significantly from our estimates.  Any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

In addition, we believe that certain accounting policies are of more significance in our financial statement preparation process than others, and set out below are the principal accounting policies we apply in the preparation of our consolidated financial statements.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

Cash Equivalents

We define cash equivalents as all highly liquid short-term investments with original maturities of three months or less.

Restricted Deposits

As of December 31, 2011, our restricted deposits totaled $34.5 million and consisted of restricted deposits associated with KM Insurance, Ltd., a Bermuda insurance company and wholly-owned subsidiary of KMI.

As of December 31, 2010, our restricted deposits totaled $90.5 million and consisted of restricted deposits associated with KM Insurance, Ltd., a Bermuda insurance company and wholly-owned subsidiary of KMI, and $50.0 million in a third-party escrow account at KMP to comply with contractual stipulations related to its equity investment in Watco Companies, LLC.  In January 2011, the funds were released from escrow and KMP used the cash for its investment.  For additional information on this investment, see Note 3 “Acquisitions and Divestitures—Acquisitions—(13) Watco Companies, LLC.”

Accounts Receivable

The amounts reported as “Accounts, notes and interest receivable, net” on our accompanying consolidated balance sheets as of December 31, 2011 and 2010 primarily consist of amounts due from third party payors (unrelated entities).  For information on receivables due to us from related parties, see Note 11.

Our policy for determining an appropriate allowance for doubtful accounts varies according to the type of business being conducted and the customers being served.  Generally, we make periodic reviews and evaluations of the appropriateness of the allowance for doubtful accounts based on a historical analysis of uncollected amounts, and we record adjustments as necessary for changed circumstances and customer-specific information.  When specific receivables are determined to be uncollectible, the reserve and receivable are relieved.  The following table shows the balance in the allowance for doubtful accounts and activity for the years ended December 31, 2011, 2010 and 2009 (in millions):

Valuation and Qualifying Accounts

Allowance for doubtful accounts	Balance at beginning of period	Additions charged to costs and expenses	Additions charged to other accounts	Deductions(a)	Balance at end of period

Year ended December 31, 2011	$6.8	$0.2	$-	$(1.2)	$5.8

Year ended December 31, 2010	$5.4	$2.3	$-	$(0.9)	$6.8

Year ended December 31, 2009	$6.2	$0.5	$-	$(1.3)	$5.4
____________

(a)	Deductions represent the write-off of receivables and currency translation adjustments.

In addition, the balances of “Accrued other current liabilities” in our accompanying consolidated balance sheets include amounts related to customer prepayments of approximately $5.6 million and $7.1 million as of December 31, 2011 and 2010, respectively.

Notes Receivable

The amounts reported as “Notes receivable” on our accompanying consolidated balance sheets as of December 31, 2011 and 2010 primarily consist of amounts due from related parties.  For more information about these amounts, see Note 11 “Related Party Transactions—Notes Receivable.”

Inventories

Our inventories of products consist of natural gas liquids, refined petroleum products, natural gas, carbon dioxide and coal.  We report these assets at the lower of weighted-average cost or market.

As of December 31, 2011 and 2010, the value of natural gas in our underground storage facilities under the weighted-average cost method was $61.8 million and $2.2 million, respectively, and we reported these amounts separately as “Gas in underground storage” in our accompanying consolidated balance sheets.  We report materials and supplies inventories at cost, and periodically review for physical deterioration and obsolescence.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

Gas Imbalances

We value gas imbalances due to or due from interconnecting pipelines at the lower of cost or market, per our quarterly imbalance valuation procedures.  Gas imbalances represent the difference between customer nominations and actual gas receipts from, and gas deliveries to, our interconnecting pipelines and shippers under various operational balancing and shipper imbalance agreements.  Natural gas imbalances are either settled in cash or made up in-kind subject to the pipelines’ various tariff provisions.  As of both December 31, 2011 and 2010, our gas imbalance receivables—including both trade and related party receivables—totaled $18.8 million, and we included these amounts within “Other current assets” on our accompanying consolidated balance sheets.  As of December 31, 2011 and 2010, our gas imbalance payables—including both trade and related party payables— totaled $9.7 million and $7.7 million, respectively, and we included these amounts within “Accrued other current liabilities” on our accompanying consolidated balance sheets.

Property, Plant and Equipment

Capitalization, Depreciation and Depletion and Disposals

We report property, plant and equipment at its acquisition cost.  We expense costs for maintenance and repairs in the period incurred.  As discussed below, for assets used in our oil and gas producing activities or in our unregulated bulk and liquids terminal activities, the cost of property, plant and equipment sold or retired and the related depreciation are removed from our balance sheet in the period of sale or disposition, and we record any related gains and losses from sales or retirements to income or expense accounts.  For our pipeline system assets, we generally charge the original cost of property sold or retired to accumulated depreciation and amortization, net of salvage and cost of removal.  We do not include retirement gain or loss in income except in the case of significant retirements or sales.  Gains and losses on minor system sales, excluding land, are recorded to the appropriate accumulated depreciation reserve.  Gains and losses for operating systems sales and land sales are booked to income or expense accounts in accordance with regulatory accounting guidelines.

We generally compute depreciation using the straight-line method based on estimated economic lives, however, for certain depreciable assets, we employ the composite depreciation method, applying a single depreciation rate for a group of assets.  Generally, we apply composite depreciation rates to functional groups of property having similar economic characteristics.  The rates range from 1.6% to 12.5%, excluding certain short-lived assets such as vehicles.  Depreciation estimates are based on various factors, including age (in the case of acquired assets), manufacturing specifications, technological advances and historical data concerning useful lives of similar assets.  Uncertainties that impact these estimates included changes in laws and regulations relating to restoration and abandonment requirements, economic conditions, and supply and demand in the area.  When assets are put into service, we make estimates with respect to useful lives (and salvage values where appropriate) that we believe are reasonable.  However, subsequent events could cause us to change our estimates, thus impacting the future calculation of depreciation and amortization expense.  Historically, adjustments to useful lives have not had a material impact on our aggregate depreciation levels from year to year.

Our oil and gas producing activities are accounted for under the successful efforts method of accounting.  Under this method costs that are incurred to acquire leasehold and subsequent development costs are capitalized.  Costs that are associated with the drilling of successful exploration wells are capitalized if proved reserves are found.  Costs associated with the drilling of exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of certain non-producing leasehold costs are expensed as incurred.  The capitalized costs of our producing oil and gas properties are depreciated and depleted by the units-of-production method.  Other miscellaneous property, plant and equipment are depreciated over the estimated useful lives of the asset.

A gain on the sale of  property, plant and equipment used in our oil and gas producing activities or in our bulk and liquids terminal activities is calculated as the difference between the cost of the asset disposed of, net of depreciation, and the sales proceeds received.  A gain on an asset disposal is recognized in income in the period that the sale is closed.  A loss on the sale of  property, plant and equipment is calculated as the difference between the cost of the asset disposed of, net of depreciation, and the sales proceeds received or the maket value if the asset is being held for sale.  A loss is recognized when the asset is sold or when the net cost of an asset held for sale is greater than the market value of the asset.

In addition, we engage in enhanced recovery techniques in which carbon dioxide is injected into certain producing oil reservoirs.  In some cases, the acquisition cost of the carbon dioxide associated with enhanced recovery is capitalized as part of our development costs when it is injected.  The acquisition cost associated with pressure maintenance operations for reservoir management is expensed when it is injected.  When carbon dioxide is recovered in conjunction with oil production, it is extracted and re-injected, and all of the associated costs are expensed as incurred.  Proved developed reserves are used in computing units of production rates for drilling and development costs, and total proved reserves are

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

used for depletion of leasehold costs.  The units-of-production rate is determined by field.

As discussed in “—Inventories” above, we own and maintain natural gas in underground storage as part of our inventory.  This component of our inventory represents the portion of gas stored in an underground storage facility generally known as “working gas,” and represents an estimate of the portion of gas in these facilities available for routine injection and withdrawal.  In addition to this working gas, underground gas storage reservoirs contain injected gas which is not routinely cycled but, instead, serves the function of maintaining the necessary pressure to allow efficient operation of the facility.  This gas, generally known as “cushion gas,” is divided into the categories of “recoverable cushion gas” and “unrecoverable cushion gas,” based on an engineering analysis of whether the gas can be economically removed from the storage facility at any point during its life.  The portion of the cushion gas that is determined to be unrecoverable is considered to be a permanent part of the facility itself (thus, part of our “Property, plant and equipment, net” balance in our accompanying consolidated balance sheets), and this unrecoverable portion is depreciated over the facility’s estimated useful life.  The portion of the cushion gas that is determined to be recoverable is also considered a component of the facility but is not depreciated because it is expected to ultimately be recovered and sold.

Impairments

We measure long-lived assets that are to be disposed of by sale at the lower of book value or fair value less the cost to sell, and we review for the impairment of long-lived assets whenever events or changes in circumstances indicate that our carrying amount of an asset may not be recoverable.  We would recognize an impairment loss when estimated future cash flows expected to result from our use of the asset and its eventual disposition is less than its carrying amount.

We evaluate our oil and gas producing properties for impairment of value on a field-by-field basis or, in certain instances, by logical grouping of assets if there is significant shared infrastructure, using undiscounted future cash flows based on total proved and risk-adjusted probable and possible reserves.  For the purpose of impairment testing, adjustments for the inclusion of risk-adjusted probable and possible reserves, as well as forward curve pricing, will cause impairment calculation cash flows to differ from the amounts presented in our supplemental information on oil and gas producing activities disclosed in Note 21.

Oil and gas producing properties deemed to be impaired are written down to their fair value, as determined by discounted future cash flows based on total proved and risk-adjusted probable and possible reserves or, if available, comparable market values.  Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment.

Allowance for Funds Used During Construction/Capitalized Interest

Included in the cost of our qualifying property, plant and equipment is (i) an allowance for funds used during construction (AFUDC) or upgrade for assets regulated by the Federal Energy Regulatory Commission or (ii) capitalized interest.  The primary difference between AFUDC and capitalized interest is that AFUDC may include a component for equity funds, while capitalized interest does not.  AFUDC on debt, as well as capitalized interest, represents the estimated cost of capital, from borrowed funds, during the construction period that is not immediately expensed, but instead is treated as an asset (capitalized) and amortized to expense over time in our income statements.

Total AFUDC on debt and capitalized interest in 2011, 2010 and 2009 was $14.5 million, $12.5 million and $32.9 million, respectively.  Similarly, AFUDC on equity represents an estimate of the cost of capital funded by equity contributions, and in the years ended December 31, 2011, 2010 and 2009, we also capitalized $0.2 million, $0.7 million and $22.7 million, respectively, of equity AFUDC.

Asset Retirement Obligations

We record liabilities for obligations related to the retirement and removal of long-lived assets used in our businesses.  We record, as liabilities, the fair value of asset retirement obligations on a discounted basis when they are incurred, which is typically at the time the assets are installed or acquired.  Amounts recorded for the related assets are increased by the amount of these obligations.  Over time, the liabilities increase due to the change in their present value, and the initial capitalized costs are depreciated over the useful lives of the related assets.  The liabilities are eventually extinguished when the asset is taken out of service.  For more information on our asset retirement obligations, see Note 5 “Property, Plant and Equipment—Asset Retirement Obligations.”

Equity Method of Accounting

We account for investments—which we do not control, but do have the ability to exercise significant influence—by the equity method of accounting.  Under this method, our equity investments are carried originally at our acquisition cost, increased by our proportionate share of the investee’s net income and by contributions made, and decreased by our

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

proportionate share of the investee’s net losses and by distributions received.

Goodwill

Goodwill represents the excess of the cost of an acquisition price over the fair value of the acquired net assets, and such amounts are reported separately as “Goodwill” on our accompanying consolidated balance sheets.  Our total goodwill was $5,073.5 million and $4,830.9 million as of December 31, 2011 and 2010, respectively.  Goodwill cannot be amortized, but instead must be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of the asset has decreased below its carrying value.  We perform our goodwill impairment test on May 31 of each year.  If a significant portion of one of our business segments is disposed of (that also constitutes a business), we would allocate goodwill based on the relative fair values of the portion of the segment being disposed of and the portion of the segment remaining.  We would then perform an impairment test of the goodwill in the remaining portion of the segment after the goodwill allocation to ensure that the segment could support the remaining goodwill.  See Note 7 for more information about goodwill and our annual impairment test.

Revenue Recognition Policies

We recognize revenues as services are rendered or goods are delivered and, if applicable, title has passed.  We generally sell natural gas under long-term agreements, generally based on Houston Ship Channel index posted prices.  In some cases, we sell natural gas under short-term agreements at prevailing market prices.  In all cases, we recognize natural gas sales revenues when the natural gas is sold to a purchaser at a fixed or determinable price, delivery has occurred and title has transferred, and collectability of the revenue is reasonably assured.  The natural gas we market is primarily purchased gas produced by third parties, and we market this gas to power generators, local distribution companies, industrial end-users and national marketing companies.  We recognize gas gathering and marketing revenues in the month of delivery based on customer nominations and generally, our natural gas marketing revenues are recorded gross, not net of cost of gas sold.

In addition to storing and transporting a significant portion of the natural gas volumes we purchase and resell, we provide various types of natural gas storage and transportation services for third-party customers.  The natural gas remains the property of these customers at all times.  In many cases, generally described as firm service, the customer pays a two-part rate that includes (i) a fixed fee reserving the right to transport or store natural gas in our facilities and (ii) a per-unit rate for volumes actually transported or injected into/withdrawn from storage.  The fixed-fee component of the overall rate is recognized as revenue in the period the service is provided.  The per-unit charge is recognized as revenue when the volumes are delivered to the customers’ agreed upon delivery point, or when the volumes are injected into/withdrawn from our storage facilities.  In other cases, generally described as interruptible service, there is no fixed fee associated with the services because the customer accepts the possibility that service may be interrupted at our discretion in order to serve customers who have purchased firm service.  In the case of interruptible service, revenue is recognized in the same manner utilized for the per-unit rate for volumes actually transported under firm service agreements.  In addition to our firm and interruptible transportation services, we also provide natural gas balancing services to assist customers in managing short-term gas surpluses or deficits.  Revenues are recognized based on the terms negotiated under these contracts.

We provide crude oil transportation services and refined petroleum products transportation and storage services to customers.  Revenues are recorded when products are delivered and services have been provided, and adjusted according to terms prescribed by the toll settlements with shippers and approved by regulatory authorities.

We recognize bulk terminal transfer service revenues based on volumes loaded and unloaded.  We recognize liquids terminal tank rental revenue ratably over the contract period.  We recognize liquids terminal throughput revenue based on volumes received and volumes delivered.  Liquids terminal minimum take-or-pay revenue is recognized at the end of the contract year or contract term depending on the terms of the contract.  We recognize transmix processing revenues based on volumes processed or sold, and if applicable, when title has passed.  We recognize energy-related product sales revenues based on delivered quantities of product.

Revenues from the sale of crude oil, natural gas liquids, carbon dioxide and natural gas production are recorded using the entitlement method.  Under the entitlement method, revenue is recorded when title passes based on our net interest.  We record our entitled share of revenues based on entitled volumes and contracted sales prices.  Since there is a ready market for oil and gas production, we sell the majority of our products soon after production at various locations, at which time title and risk of loss pass to the buyer.  As a result, we maintain a minimum amount of product inventory in storage.

Environmental Matters

We expense or capitalize, as appropriate, environmental expenditures that relate to current operations.  We expense expenditures that relate to an existing condition caused by past operations, which do not contribute to current or future

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

revenue generation.  We generally do not discount environmental liabilities to a net present value, and we record environmental liabilities when environmental assessments and/or remedial efforts are probable and we can reasonably estimate the costs.  Generally, our recording of these accruals coincides with our completion of a feasibility study or our commitment to a formal plan of action.  We recognize receivables for anticipated associated insurance recoveries when such recoveries are deemed to be probable.

We routinely conduct reviews of potential environmental issues and claims that could impact our assets or operations.  These reviews assist us in identifying environmental issues and estimating the costs and timing of remediation efforts.  We also routinely adjust our environmental liabilities to reflect changes in previous estimates.  In making environmental liability estimations, we consider the material effect of environmental compliance, pending legal actions against us, and potential third-party liability claims.  Often, as the remediation evaluation and effort progresses, additional information is obtained, requiring revisions to estimated costs.  These revisions are reflected in our income in the period in which they are reasonably determinable.  For more information on our environmental disclosures, see Note 16.

Legal

We are subject to litigation and regulatory proceedings as the result of our business operations and transactions.  We utilize both internal and external counsel in evaluating our potential exposure to adverse outcomes from orders, judgments or settlements.  When we identify specific litigation that is expected to continue for a significant period of time is reasonably possible to occur and may require substantial expenditures, we identify a range of possible costs expected to be required to litigate the matter to a conclusion or reach an acceptable settlement, and we accrue for such amounts.  To the extent that actual outcomes differ from our estimates, or additional facts and circumstances cause us to revise our estimates, our earnings will be affected.  In general, we expense legal costs as incurred and all recorded legal liabilities are revised as better information becomes available.  For more information on our legal disclosures, see Note 16.

Pensions and Other Postretirement Benefits

We fully recognize the overfunded or underfunded status of our consolidating subsidiaries’ pension and postretirement benefit plans as either assets or liabilities on our balance sheet.  A plan’s funded status is the difference between the fair value of plan assets and the plan’s benefit obligation.  We record deferred plan costs and income—unrecognized losses and gains, unrecognized prior service costs and credits, and any remaining unamortized transition obligations—in accumulated other comprehensive income, until they are amortized to expense.  For more information on our pension and postretirement benefit disclosures; see Note 9.

Noncontrolling Interests

Noncontrolling interests represents the outstanding ownership interests in our consolidated subsidiaries that are not owned by us.  In our accompanying consolidated income statements, the noncontrolling interest in the net income (or loss) of our consolidated subsidiaries is shown as an allocation of our consolidated net income and is presented separately as “Net income attributable to noncontrolling interests.”  In our accompanying consolidated balance sheets, noncontrolling interests represents the ownership interests in our consolidated subsidiaries’ net assets held by parties other than us.  It is presented separately as “Noncontrolling interests” within “Shareholders’ Equity.”

Income Taxes

Income tax expense is recorded based on an estimate of the effective tax rate in effect or to be in effect during the relevant periods.  Deferred income tax assets and liabilities are recognized for temporary differences between the basis of assets and liabilities for financial reporting and tax purposes.  Changes in tax legislation are included in the relevant computations in the period in which such changes are effective.  Deferred tax assets are reduced by a valuation allowance for the amount of any tax benefit we do not expect to be realized.  Note 4 contains information about our income taxes, including the components of our income tax provision and the composition of our deferred income tax assets and liabilities.

In determining the deferred income tax asset and liability balances attributable to us, we have applied an accounting policy that looks through its investments including its investment in KMP.  The application of this policy resulted in no deferred income taxes being provided on the difference between the book and tax basis on the non-tax-deductible goodwill portion of our investment in KMP.

Foreign Currency Transactions and Translation

Foreign currency transactions are those transactions whose terms are denominated in a currency other than the currency of the primary economic environment in which our reporting subsidiary operates, also referred to as its functional currency.  Transaction gains or losses result from a change in exchange rates between (i) the functional

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

currency, for example the Canadian dollar for a Canadian subsidiary and (ii) the currency in which a foreign currency transaction is denominated, for example the U.S. dollar for a Canadian subsidiary.  In our accompanying consolidated income statements, gains and losses from our foreign currency transactions are included within “Other Income (Expense) – Other, net” in our accompanying consolidated statements of income.

Foreign currency translation is the process of expressing, in U.S. dollars, amounts denominated or measured in a different local functional currency, for example the Canadian dollar for a Canadian subsidiary.  We translate the assets and liabilities of each of our consolidating foreign subsidiaries that have a local functional currency to U.S. dollars at year-end exchange rates.  Income and expense items are translated at weighted-average rates of exchange prevailing during the year and stockholders’ equity accounts are translated by using historical exchange rates.  Translation adjustments result from translating all assets and liabilities at current year-end rates, while stockholders’ equity is translated by using historical and weighted-average rates.  The cumulative translation adjustments balance is reported as a component of the “Accumulated other comprehensive loss” caption in our accompanying consolidated balance sheets.

Earnings per Share

Earnings per share is calculated using the two-class method.  Earnings are allocated to each class of common stock based on the amount of dividends declared in the current period for each class of stock plus an allocation of the undistributed earnings or excess distributions over earnings to the extent that each security shares in earnings or excess distributions over earnings.  For the investor retained stock the allocation of undistributed earnings or excess distributions over earnings is in direct proportion to the maximum number of Class P shares into which it can convert.

For the Class P diluted per share computations, total net income attributable to Kinder Morgan, Inc. is divided by the adjusted weighted average shares outstanding during the period, including all dilutive potential shares.  This includes the Class P shares into which the investor retained stock is convertible.  Thus, the number of Class P shares on a fully-converted basis is the same before and after any conversion of our investor retained stock.  Each time one Class P share is issued upon conversion of investor retained stock, the number of Class P shares goes up by one, and the number of Class P shares into which the investor retained stock is convertible goes down by one.  Accordingly, there is no difference between Class P basic and diluted earnings per share because the conversion of Class A, Class B, and Class C shares into Class P shares does not impact the number of Class P shares on a fully-converted basis.  As no securities are convertible into Class A shares, the basic and diluted earnings per share computations for Class A shares are the same.

The following table sets forth the computation of total basic and diluted earnings per share for the period February 11, 2011 (the date of our initial public offering) through December 31, 2011 (in millions, except per share amounts):

	February 11, 2011 through December 31, 2011
	Net Income Available to Shareholders
	Class P	Class A	Participating Securities (a)	Total
Net income attributable to KMI for the year ended December 31, 2011				$594.4
Less: net income attributable to KMI members prior to incorporation				(70.6)
Net income attributable to shareholders				523.8
Dividends declared during period	$87.3	$398.3	$38.2	(523.8)
Excess distributions over earnings	-	-	-	$-

Total net income attributable to shareholders	$87.3	$398.3	$38.2	$523.8

Basic Earnings Per Share
Basic Weighted-Average Number of Shares Outstanding(b)	118.0	589.0	N/A
Basic Earnings per Common Share(c)	$0.74	$0.68	N/A

Diluted Earnings per Share
Total net income attributable to shareholders and assumed conversions(d)	$523.8	$398.3	N/A
Diluted Weighted-Average Number of Shares(b)	707.6	589.0	N/A
Diluted Earnings per Common Share(c)	$0.74	$0.68	N/A

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

The following table sets forth the computation of basic and diluted earnings per share from continuing operations for the period February 11, 2011 (the date of our initial public offering) through December 31, 2011 (in millions, except per share amounts):

	February 11, 2011 through December 31, 2011
	Income from Continuing Operations Available to Shareholders
	Class P	Class A	Participating Securities (a)	Total
Income from continuing operations for the year ended December 31, 2011				$449.1
Plus: loss from continuing operations attributable to noncontrolling interests for the year ended December 31, 2011				112.0
Income from continuing operations attributable to KMI for the year ended December 31, 2011				561.1
Less: income from continuing operations attributable to KMI members prior to incorporation				(67.4)
Income from continuing operations attributable to shareholders				$493.7
Dividends declared during period	$87.3	$398.3	$38.2	(523.8)
Excess distributions over earnings	(5.0)	(25.1)	-	$(30.1)
Income from continuing operations attributable to shareholders	$82.3	$373.2	$38.2	$493.7

Basic Earnings per Share from Continuing Operations
Basic Weighted-Average Number of Shares Outstanding(b)	118.0	589.0	N/A
Basic Earnings per Common Share from Continuing Operations(c)	$0.70	$0.64	N/A

Diluted Earnings Per Share from Continuing Operations
Income from continuing operations attributable to shareholders and assumed conversions(d)	$493.7	$373.2	N/A
Diluted Weighted-Average Number of Shares(b)	707.6	589.0	N/A
Diluted Earnings per Common Share from Continuing Operations(c)	$0.70	$0.64	N/A
____________
(a)
Participating securities include Class B shares, Class C shares, and unvested restricted stock awards issued to non-senior management employees that contain rights to dividends.  There were 1,163,090 restricted stock awards outstanding as of December 31, 2011.

(b)	The weighted average shares outstanding calculation is based on the actual days in which the shares were outstanding for the period from February 11, 2011 to December 31, 2011.
(c)
The Class A shares earnings per share as compared to the Class P shares earnings per share has been reduced due to the sharing of economic benefits (including dividends) amongst the Class A, B, and C shares.  Class A, B and C shares owned by Richard Kinder, the Sponsor Investors, the Original Shareholders, and Other Management are referred to as “investor retained stock,” and are convertible into a fixed number of Class P shares.  In the aggregate, our investor retained stock is entitled to receive a dividend per share on a fully converted basis equal to the dividend per share on our common stock.  The conversion of shares of investor retained stock into Class P shares will not increase our total fully-converted shares outstanding, impact the aggregate dividends we pay or the dividends we pay per share on our Class P common stock.

(d)
For the diluted earnings per share calculation, total net income attributable to each class of common stock is divided by the adjusted weighted average shares outstanding during the period, including all dilutive potential shares.

Risk Management Activities

We utilize energy commodity derivative contracts for the purpose of mitigating our risk resulting from fluctuations in the market price of natural gas, natural gas liquids and crude oil.  In addition, we enter into interest rate swap agreements for the purpose of hedging the interest rate risk associated with our debt obligations and cross-currency interest rate swap agreements to mitigate foreign currency risk from our investments in businesses owned and operated outside the United States.  We measure our derivative contracts at fair value and we report them on our balance sheet as either an asset or liability.  If the derivative transaction qualifies for and is designated as a normal purchase and sale, it is exempted from fair value accounting and is accounted for using traditional accrual accounting.

Furthermore, changes in our derivative contracts’ fair values are recognized currently in earnings unless specific hedge accounting criteria are met.  If a derivative contract meets those criteria, the contract’s gains and losses are allowed to offset related results on the hedged item in our income statement, and we are required to both formally designate the derivative contract as a hedge and document and assess the effectiveness of the contract associated with the transaction that receives hedge accounting.  Only designated qualifying items that are effectively offset by changes in fair value or cash flows during the term of the hedge are eligible to use the special accounting for hedging.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

Our derivative contracts that hedge our energy commodity price risks involve our normal business activities, which include the sale of natural gas, natural gas liquids and crude oil, and we have designated these derivative contracts as cash flow hedges—derivative contracts that hedge exposure to variable cash flows of forecasted transactions—and the effective portion of these derivative contracts’ gain or loss is initially reported as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings.  The ineffective portion of the gain or loss is reported in earnings immediately.  See Note 13 for more information on our risk management activities and disclosures.

Accounting for Regulatory Activities

Regulatory assets and liabilities represent probable future revenues or expenses associated with certain charges and credits that will be recovered from or refunded to customers through the ratemaking process.  The amount of regulatory assets and liabilities reflected within “Deferred charges and other assets” and “Other long-term liabilities and deferred credits,” respectively, in our accompanying consolidated balance sheets as of December 31, 2011 and 2010 are not material to our consolidated balance sheets.

Transfer of Net Assets Between Entities Under Common Control

We account for the transfer of net assets between entities under common control by carrying forward the net assets recognized in the balance sheets of each combining entity to the balance sheet of the combined entity, and no other assets or liabilities are recognized as a result of the combination.  Transfers of net assets between entities under common control do not affect the income statement of the combined entity.

3.  Acquisitions and Divestitures

Pending Acquisition of El Paso Corporation

On October 16, 2011, we and EP announced a definitive agreement whereby we will acquire all of the outstanding shares of EP.  EP owns North America’s largest interstate natural gas pipeline system, one of North America’s largest independent exploration and production companies and an emerging midstream business.  EP also owns a 42 percent limited partner interest and the 2 percent general partner interest in EPB.  The combined enterprise, including the associated master limited partnerships, KMP and EPB, will represent the largest natural gas pipeline network in the United States, the largest independent transporter of petroleum products in the United States, the largest transporter of CO2 in the United States, the second largest oil producer in Texas and the largest independent terminal owner/operator in the United States.

As of the announcement date, the total purchase price, including the assumption of debt outstanding at EP and the debt outstanding at EPB, was approximately $38 billion.  Under the terms of the transaction, the consideration to be received by the EP shareholders is valued at $26.87 per EP share based on KMI’s closing price as of October 14, 2011, representing a 47 percent premium to the 20-day average closing price of EP common shares and a 37 percent premium over the closing price of EP common shares on October 14, 2011.  The offer is comprised of $14.65 in cash, 0.4187 KMI Class P shares (valued at $11.26 per EP share) and 0.640 KMI warrants (valued at $0.96 per EP share) based on KMI’s closing price on October 14, 2011.  The warrants will have an exercise price of $40 and a five-year term.  EP shareholders will be able to elect, for each EP share held, either (i) $25.91 in cash, (ii) 0.9635 KMI Class P shares, or (iii) $14.65 in cash plus 0.4187 KMI Class P shares.  All elections will be subject to proration and in all cases EP shareholders will receive 0.640 KMI warrants per share of EP common stock.

On February 10, 2012, we entered into (i) an amendment to our existing $1.0 billion revolving credit facility to permit, among other things, the transactions contemplated by the EP merger agreement, and to fund, in part, the transactions and related costs and expenses; (ii) an incremental joinder agreement which provides for $750 million in additional commitments under our existing revolving credit facility; and (iii) an acquisition debt facilities credit agreement containing a $6.8 billion 364-day facility and a $5.0 billion 3-year term loan facility, the proceeds of which will be used to finance a portion of the cash consideration and related fees and expenses to be paid in connection with the EP acquisition. All of the foregoing will be effective upon completion of the EP acquisition.

Acquisitions

During 2011, 2010 and 2009, KMP completed the following acquisitions.  For each of these acquisitions, KMP recorded all the acquired assets and assumed liabilities at their estimated fair market values as of the acquisition date.  The results of operations from these acquisitions accounted for as business combinations are included in our consolidated financial statements from the acquisition date.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

			Assignment of Purchase Price
			(in millions)
Ref.	Date	Acquisition	Purchase Price	Current Assets	Property Plant & Equipment	Deferred Charges & Other	Goodwill
(1)	4/09	Megafleet Towing Co., Inc. Assets	$21.7	$-	$7.1	$4.0	$10.6
(2)	7/09	Portland Airport Pipeline	9.0	-	9.0	-	-
(3)	10/09	Crosstex Energy, L.P. Natural Gas Treating Business	270.7	15.0	181.7	25.4	48.6
(4)	11/09	Endeavor Gathering LLC	36.0	-	-	36.0	-
(5)	1/10	USD Terminal Acquisition	201.1	-	43.1	100.0	58.0
(6)	3/10	Mission Valley, California Products Terminal	13.5	-	13.5	-	-
(7)	3/10	Slay Industries Terminal Acquisition	101.6	-	67.9	32.8	0.9
(8)	5/10	KinderHawk Field Services LLC	917.4	-	-	917.4	-
(9)	7/10	Direct Fuels Terminal Acquisition	16.0	-	5.3	-	10.7
(10)	9/10	Gas-Chill, Inc. Natural Gas Treating Assets	13.1	-	8.0	5.1	-
(11)	10/10	Allied Concrete Terminal Acquisition	8.6	-	3.9	4.7	-
(12)	10/10	Chevron Refined Products Terminals	32.3	-	32.1	0.2	-
(13)	1/11	Watco Companies, LLC	50.0	-	-	50.0	-
(14)	2/11	Deeprock North, LLC	15.9	-	-	15.9	-
(15)	6/11	TGS Development, L.P. Terminal Acquisition	74.1	-	42.6	31.5	-
(16)	7/11	KinderHawk Field Services LLC and EagleHawk Field Services LLC	912.1	35.5	641.6	140.8	94.2
(17)	11/11	SouthTex Treaters, Inc. Natural Gas Treating Assets	178.5	26.8	9.3	16.7	125.7
(18)	12/11	Lorton, Virginia Products Terminal	12.5	-	12.5	-	-
(19)	12/11	Watco Companies, LLC	50.0	-	-	50.0	-
(20)	12/11	Battleground Oil Specialty Terminal Company LLC	26.1	-	26.1	-	-

(1) Megafleet Towing Co., Inc. Assets

Effective April 23, 2009, KMP acquired certain terminals assets from Megafleet Towing Co., Inc. for an aggregate consideration of approximately $21.7 million.  KMP’s consideration included $18.0 million in cash and an obligation to pay additional cash consideration on April 23, 2014 (five years from the acquisition date) contingent upon the purchased assets providing KMP an agreed-upon amount of earnings, as defined by the purchase and sale agreement, during the five year period.  The contingent consideration had a fair value of $3.7 million as of the acquisition date.  The acquired assets primarily consisted of nine marine vessels that provided towing and harbor boat services along the Gulf coast, the intracoastal waterway, and the Houston Ship Channel.  The acquisition complemented and expanded KMP’s existing Gulf Coast and Texas petroleum coke terminal operations.  KMP also recorded $10.6 million of the purchase price as “Goodwill,” and we expected that approximately $5.0 million of this goodwill amount would be deductible for tax purposes.  KMP believed the primary item that generated the goodwill was the value of the synergies created between the acquired assets and its pre-existing Texas petroleum coke handling assets.

In February 2011, KMP sold certain assets acquired from Megafleet, and contributed the ownership interest in the boat fleeting business acquired to a joint venture.  For more information about these events, see “—Divestitures—Megafleet Towing Co., Inc. Assets” below.

(2) Portland Airport Pipeline

On July 31, 2009, KMP acquired a refined products pipeline, as well as associated valves, equipment and other fixtures, from Chevron Pipe Line Company for $9.0 million in cash.  The approximate 8.5 mile, 8-inch diameter pipeline is located in Multnomah County, Oregon.  The line transports commercial jet fuel from KMP’s Willbridge liquids terminal facility to the Portland International Airport, both located in Portland, Oregon.  It has an estimated system capacity of approximately 26,000 barrels per day.  The acquisition enhanced KMP’s West Coast terminal operations, and the acquired assets are included in the Products Pipelines—KMP business segment.

(3) Crosstex Energy, L.P. Natural Gas Treating Business

On October 1, 2009, KMP acquired the natural gas treating business from Crosstex Energy, L.P. and Crosstex Energy, Inc. for an aggregate consideration of $270.7 million, consisting of $265.3 million in cash and assumed liabilities of $5.4 million.  The acquired assets primarily consisted of approximately 290 natural gas amine-treating and hydrocarbon dew-point control plants and related equipment, and are used to remove impurities and liquids from natural gas in order to meet pipeline quality specifications.  The assets are predominantly located in Texas and Louisiana, with additional facilities located in Mississippi, Oklahoma, Arkansas and Kansas.  The acquisition complemented and expanded the existing natural gas treating operations offered by the Texas intrastate natural gas pipeline group and all of the acquired assets are included in the Natural Gas Pipelines—KMP business segment.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

KMP measured the identifiable intangible assets acquired at fair value on the acquisition date, and accordingly, recognized $25.4 million in “Deferred charges and other assets,” representing the purchased fair value of separate and identifiable relationships with existing natural gas producing customers.  KMP estimates the remaining useful life of these existing customer relationships to be between approximately eight and nine years.  After measuring all of the identifiable tangible and intangible assets acquired and liabilities assumed at fair value on the acquisition date, KMP recognized $48.6 million of “Goodwill,” an intangible asset representing the future economic benefits expected to be derived from this acquisition that are not assigned to other identifiable, separately recognizable assets acquired.  KMP believes the primary item that generated the goodwill is its ability to grow the business by leveraging its pre-existing natural gas operations (resulting from the increase in services now offered by its natural gas processing and treating operations in the state of Texas), and KMP believes that this value contributed to its acquisition price exceeding the fair value of acquired identifiable net assets and liabilities—in the aggregate, these factors represented goodwill.  Furthermore, this entire amount of goodwill is expected to be deductible for tax purposes.

(4) Endeavor Gathering LLC

On November 1, 2009, KMP acquired a 40% membership interest in Endeavor Gathering LLC for $36.0 million in cash.  Endeavor Gathering LLC owns the natural gas gathering and compression business previously owned by GMX Resources Inc. and its wholly-owned subsidiary, Endeavor Pipeline, Inc.  Endeavor Gathering LLC provides natural gas gathering service to GMX Resources’ exploration and production activities in its Cotton Valley Sands and Haynesville/Bossier Shale horizontal well developments located in East Texas.  The remaining 60% interest in Endeavor Gathering LLC is owned by GMX Resources, Inc. and Endeavor Pipeline Inc. remained operator of the business.  The acquired investment complemented KMP’s existing natural gas gathering and transportation business located in the state of Texas.  KMP accounts for this investment under the equity method of accounting, and the investment is included in the Natural Gas Pipelines—KMP business segment.  For more information on KMP’s investments, see Note 6.

(5) USD Terminal Acquisition

On January 15, 2010, KMP acquired three ethanol handling train terminals from US Development Group LLC for an aggregate consideration of $201.1 million, consisting of $114.3 million in cash, $81.7 million in common units, and $5.1 million in assumed liabilities.  The three train terminals are located in Linden, New Jersey; Baltimore, Maryland and Euless, Texas.  As part of the transaction, KMP announced the formation of a joint venture with US Development Group LLC to optimize and coordinate customer access to the three acquired terminals, other ethanol terminal assets it already owns and operates, and other terminal projects currently under development by both parties.  The acquisition complemented and expanded the ethanol and rail terminal operations KMP previously owned, and all of the acquired assets are included in the Terminals—KMP business segment.

Based on the measurement of fair values for all of the identifiable tangible and intangible assets acquired and liabilities assumed on the acquisition date, KMP assigned $94.6 million of the combined purchase price to “Other intangibles, net,” and a combined $5.4 million to “Other current assets” and “Deferred charges and other assets.” The acquired intangible amount represented the fair value of customer relationships, and KMP estimated the remaining useful life of these customer relationships to be 10 years.  After measuring all of the identifiable tangible and intangible assets acquired and liabilities assumed at fair value on the acquisition date, KMP recognized $58.0 million of “Goodwill,” an intangible asset representing the future economic benefits expected to be derived from this acquisition that are not assigned to other identifiable, separately recognizable assets.  KMP believes the primary items that generated the goodwill are the value of the synergies created between the acquired assets and its pre-existing ethanol handling assets, and its expected ability to grow the business by leveraging its pre-existing experience in ethanol handling operations.  KMP expects that the entire amount of goodwill will be deductible for tax purposes.

(6) Mission Valley Terminal Acquisition

On March 1, 2010, KMP acquired the refined products terminal assets at Mission Valley, California from Equilon Enterprises LLC (d/b/a Shell Oil Products US) for $13.5 million in cash.  The acquired assets included buildings, equipment, delivery facilities (including two truck loading racks), and storage tanks with a total capacity of approximately 170,000 barrels for gasoline, diesel fuel and jet fuel.  The terminal operates under a long-term terminaling agreement with Tesoro Refining and Marketing Company.  The acquisition enhanced KMP’s Pacific operations and complemented its existing West Coast terminal operations, and the acquired assets are included in the Products Pipelines—KMP business segment.

(7) Slay Industries Terminal Acquisition

On March 5, 2010, KMP acquired certain bulk and liquids terminal assets from Slay Industries for an aggregate consideration of $101.6 million, consisting of $97.0 million in cash, assumed liabilities of $1.6 million, and an obligation to pay additional cash consideration of $3.0 million in years 2013 through 2019, contingent upon the purchased assets

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

providing KMP an agreed-upon amount of earnings during the three years following the acquisition.  Including accrued interest, KMP expects to pay approximately $2.0 million of this contingent consideration in the first half of 2013.

The acquired assets included (i) a marine terminal located in Sauget, Illinois; (ii) a transload liquid operation located in Muscatine, Iowa; (iii) a liquid bulk terminal located in St. Louis, Missouri; and (iv) a warehousing distribution center located in St. Louis.  All of the acquired terminals have long-term contracts with large creditworthy shippers.  As part of the transaction, KMP and Slay Industries entered into joint venture agreements at both the Kellogg Dock coal bulk terminal, located in Modoc, Illinois, and at the newly created North Cahokia terminal, located in Sauget and which has approximately 175 acres of land ready for development.  All of the assets located in Sauget have access to the Mississippi River and are served by five rail carriers.  The acquisition complemented and expanded KMP’s pre-existing Midwest terminal operations by adding a diverse mix of liquid and bulk capabilities, and all of the acquired assets are included in the Terminals—KMP business segment.

Based on the measurement of fair values for all of the identifiable tangible and intangible assets acquired and liabilities assumed, KMP assigned $24.6 million of the combined purchase price to “Other intangibles, net” (representing customer contracts with an estimated remaining useful life of 20 years) and $8.2 million to “Investments.” KMP also recorded $0.9 million of the combined purchase price as “Goodwill,” representing certain advantageous factors that contributed to the acquisition price exceeding the fair value of acquired identifiable net assets—in the aggregate, these factors represented goodwill, and KMP expects that the entire amount of goodwill will be deductible for tax purposes.

(8) KinderHawk Field Services LLC

On May 21, 2010, KMP purchased a 50% ownership interest in Petrohawk Energy Corporation’s natural gas gathering and treating business in the Haynesville shale gas formation located in northwest Louisiana.  KMP paid an aggregate consideration of $917.4 million in cash.  During a short transition period, Petrohawk continued to operate the business, and effective October 1, 2010, a newly formed company named KinderHawk Field Services LLC, owned 50% by KMP and 50% by Petrohawk, assumed the joint venture operations.  The acquisition complemented and expanded KMP’s existing natural gas gathering and treating businesses, and KMP assigned its entire purchase price to “Investments” (including $144.8 million of equity method goodwill, representing the excess of KMP’s investment cost over its proportionate share of the fair value of the joint venture’s identifiable net assets).

On July 1, 2011, KMP acquired from Petrohawk Energy Corporation both the remaining 50% equity ownership interest in KinderHawk Field Services LLC and a 25% equity ownership interest in Petrohawk’s natural gas gathering and treating business located in the Eagle Ford shale formation in South Texas.  For more information about this acquisition, see “—(16) KinderHawk Field Services LLC and EagleHawk Field Services LLC” below.

(9) Direct Fuels Terminal Acquisition

On July 22, 2010, KMP acquired a terminal with ethanol tanks, a truck rack and additional acreage in Dallas, Texas, from Direct Fuels Partners, L.P. for an aggregate consideration of $16 million, consisting of $15.9 million in cash and an assumed property tax liability of $0.1 million.  The acquired terminal facility is connected to and complements the Euless, Texas unit train terminal KMP acquired from USD Development Group LLC in January 2010 (described above in “—(5) USD Terminal Acquisition).  All of the acquired assets are included in the Terminals—KMP business segment.  After measuring all of the identifiable tangible and intangible assets acquired and liabilities assumed at fair value on the acquisition date, KMP recognized $10.7 million of “Goodwill,” an intangible asset representing the future economic benefits expected to be derived from the acquisition that was not assigned to other identifiable, separately recognizable assets acquired.  KMP believes the primary items that generated the goodwill are the value of the synergies created between the acquired assets and its pre-existing ethanol handling assets, and its expected ability to grow the business by leveraging its pre-existing experience in ethanol handling operations.  KMP expects that the entire amount of goodwill will be deductible for tax purposes.

(10) Gas-Chill, Inc. Asset Acquisition

On September 1, 2010, KMP acquired the natural gas treating assets of Gas-Chill, Inc. for an aggregate consideration of $13.1 million, consisting of $10.5 million in cash paid on closing, and an obligation to pay a holdback amount of $2.6 million within eighteen months from closing.  KMP paid 50% of this holdback amount to Gas Chill, Inc. in September 2011, and expects to pay the remaining amount in the first quarter of 2012.  The acquired assets primarily consisted of more than 100 mechanical refrigeration natural gas hydrocarbon dew point control units that are used to remove hydrocarbon liquids from natural gas streams prior to entering transmission pipelines.  The acquisition complemented and expanded the existing natural gas treating operations offered by KMP’s Texas intrastate natural gas pipeline group, and all of the acquired assets are included in the Natural Gas Pipelines—KMP business segment.  KMP assigned $8.0 million of its purchase price to “Property, Plant and Equipment, net” and the remaining $5.1 million to “Other intangibles, net” (representing both a technology-based asset and customer-related contract values).

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

(11) Allied Concrete Bulk Terminal Assets

On October 1, 2010, KMP acquired certain bulk terminal assets and real property located in Chesapeake, Virginia, from Allied Concrete Products, LLC and Southern Concrete Products, LLC for an aggregate consideration of $8.6 million, consisting of $8.1 million in cash and an assumed environmental liability of $0.5 million.  The acquired terminal facility is situated on 42 acres of land and can handle approximately 250,000 tons of material annually, including pumice, aggregates and sand.  The acquisition complemented the bulk commodity handling operations at KMP’s nearby Elizabeth River terminal, also located in Chesapeake, and all of the acquired assets are included in the Terminals—KMP business segment.  KMP assigned $3.9 million of its purchase price to “Property, Plant and Equipment, net” and the remaining $4.7 million to “Other intangibles, net” (representing customer-related contract values).

(12) Chevron Refined Products Terminal Assets

On October 8, 2010, KMP acquired four separate refined petroleum products terminals from Chevron U.S.A. Inc. for an aggregate consideration of $32.3 million, consisting of $31.5 million in cash and assumed environmental liability of $0.8 million.  Combined, the terminals have storage capacity of approximately 650,000 barrels for gasoline, diesel fuel and jet fuel, and Chevron has entered into long-term contracts with KMP to terminal product at the terminals.  The acquisition complemented and expanded KMP’s existing refined petroleum products assets, and all of the acquired assets are included in the Products Pipelines—KMP business segment.  KMP assigned $32.1 million of its purchase price to “Property, Plant and Equipment, net” and the remaining $0.2 million to “Deferred charges and other assets” (representing the fair value of petroleum pipeline product additives).

 (13) Watco Companies, LLC

On January 3, 2011, KMP purchased 50,000 Class A preferred shares of Watco Companies, LLC for $50.0 million in cash in a private transaction.  In connection with its purchase of these preferred shares, the most senior equity security of Watco, KMP entered into a limited liability company agreement with Watco that provides KMP certain priority and participating cash distribution and liquidation rights.  Pursuant to the agreement, KMP receives priority, cumulative cash distributions from the preferred shares at a rate of 3.25% per quarter (13% annually), and it participates partially in additional profit distributions at a rate equal to 0.5%.  The preferred shares have no conversion features and hold no voting powers, but do provide KMP certain approval rights, including the right to appoint one of the members to Watco’s Board of Managers.  As of December 31, 2010, KMP placed its $50.0 million investment in a cash escrow account and we reported this amount separately as “Restricted deposits” on our accompanying consolidated balance sheet.  On December 28, 2011, KMP made an additional $50 million investment in Watco, as described below in “—(19) Watco Companies, LLC.”

(14) Deeprock North, LLC

On February 17, 2011, Deeprock Energy Resources, LLC, Mecuria Energy Trading, Inc., and KMP’s subsidiary Kinder Morgan Cushing LLC, entered into formal agreements for a crude oil storage joint venture located in Cushing, Oklahoma.  The joint venture is named Deeprock North, LLC, and on that date it operated an existing crude oil tank farm that had storage capacity of one million barrels.  KMP contributed $15.9 million for a 50% ownership interest in Deeprock North, and during 2011, contributed an additional $7.7 million for its proportionate share of costs related to the construction of three new storage tanks that provide for incremental storage capacity of 750,000 barrels.  The new tanks were completed and placed in service during the fourth quarter of 2011.  Deeprock Energy owns a 12.02% member interest in Deeprock North and is the construction manager and operator of the joint venture.  Mecuria owns the remaining 37.98% member interest and is the anchor tenant for the joint venture’s crude oil capacity for the next five years with an option to extend.  In addition, KMP entered into a development agreement with Deeprock Energy that gives it an option to participate in future expansions on Deeprock Energy’s remaining 254 acres of undeveloped land.  We account for KMP’s investment under the equity method of accounting, and its investment and its pro rata share of Deeprock North’s operating results are included as part of the Terminals—KMP business segment.

(15) TGS Development, L.P. Terminal Acquisition

On June 10, 2011, KMP acquired a newly constructed petroleum coke terminal located in Port Arthur, Texas from TGS Development, L.P. (TGSD) for an aggregate consideration of $74.1 million, consisting of $42.9 million in cash, $23.7 million in common units, and an obligation to pay additional consideration of $7.5 million.  KMP estimates the remaining $7.5 million obligation will be paid to TGSD approximately one year from the closing (in May or June 2012), and will be settled in cash and/or common units, depending on TGSD’s election.

All of the acquired assets are located in Port Arthur, Texas, and include long-term contracts to provide petroleum coke handling and cutting services to improve the refining of heavy crude oil at Total Petrochemicals USA Inc.’s Port Arthur refinery.  The refinery is expected to produce more than one million tons of petroleum coke annually.  Based on the

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

measurement of fair values for all of the identifiable tangible and intangible assets acquired, we assigned $42.6 million of the combined purchase price to “Property, plant and equipment, net,” and the remaining $31.5 million to “Other intangibles, net,” representing the combined fair values of two separate intangible customer contracts with Total.  The acquisition complemented KMP’s existing Gulf Coast bulk terminal facilities and expanded its pre-existing petroleum coke handling operations.  All of the acquired assets are included as part of the Terminals—KMP business segment.

(16) KinderHawk Field Services LLC and EagleHawk Field Services LLC

Effective July 1, 2011, KMP acquired from Petrohawk Energy Corporation both the remaining 50% equity ownership interest in KinderHawk Field Services LLC that it did not already own and a 25% equity ownership interest in Petrohawk’s natural gas gathering and treating business located in the Eagle Ford shale formation in South Texas for an aggregate consideration of $912.1 million, consisting of $835.1 million in cash and assumed debt of $77.0 million (representing 50% of KinderHawk’s borrowings under its bank credit facility as of July 1, 2011).  KMP then repaid the outstanding $154.0 million of borrowings and following this repayment, KinderHawk had no outstanding debt.

Following KMP’s acquisition of the remaining ownership interest on July 1, 2011, KMP changed its method of accounting from the equity method to full consolidation, and due to the fact that KMP acquired a controlling financial interest in KinderHawk, KMP remeasured its previous 50% equity investment in KinderHawk to its fair value.  KMP recognized a $167.2 million non-cash loss as a result of this remeasurement.  The loss amount represents the excess of the carrying value of the investment ($910.2 million as of July 1, 2011) over its fair value ($743.0 million), and we reported this loss separately within the “Other Income (Expense)” section in our accompanying consolidated statements of income for the year ended December 31, 2011.

KMP then measured the fair values of the acquired identifiable tangible and intangible assets and the assumed liabilities on the acquisition date, and assigned the following amounts:

▪	$35.5 million to current assets, primarily consisting of trade receivables and materials and supplies inventory;

▪	$641.6 million to property, plant and equipment;

▪	$93.4 million to KMP’s 25% investment in EagleHawk;

▪	$883.2 million to a long-term intangible customer contract, representing the contract value of natural gas gathering services to be performed for Petrohawk over an approximate 20-year period; less

▪	$92.8 million assigned to assumed liabilities, not including $77.0 million for the 50% of KinderHawk’s borrowings under its bank credit facility that KMP was previously responsible for.

Based on the excess of (i) the consideration KMP transferred ($912.1 million) and the fair value of its previously held interest ($743.0 million); over (ii) the combined fair value of net assets acquired ($1,560.9 million), KMP recognized $94.2 million of “Goodwill.”  This goodwill intangible asset represents the future economic benefits expected to be derived from this strategic acquisition that are not assignable to other individually identifiable, separately recognizable assets acquired.  KMP believes the primary items that generated the goodwill are the value of the synergies created by expanding its natural gas gathering operations.  KMP expects this entire amount of goodwill to be deductible for tax purposes.  Furthermore, KMP believes the fair value of $16.6 million assigned to “Accounts, notes and interest receivable, net” is fully realizable.

KinderHawk Field Services LLC owns and operates one of the largest natural gas gathering and midstream business in the Haynesville shale formation located in northwest Louisiana, consisting of more than 400 miles of pipeline with over 2.0 billion cubic feet per day of pipeline capacity.  Currently, it gathers approximately 1.1 billion cubic feet of natural gas per day.  The Eagle Ford natural gas gathering joint venture is named EagleHawk Field Services LLC, and the 25% investment is accounted for under the equity method of accounting.  Petrohawk operates EagleHawk Field Services LLC and owns the remaining 75% ownership interest.  The joint venture owns two midstream gathering systems in and around Petrohawk’s Hawkville and Black Hawk areas of Eagle Ford and combined, the joint venture’s assets as of December 31, 2011 consist of more than 280 miles of gas gathering pipelines and approximately 140 miles of condensate gathering lines.  It also has a life of lease dedication of Petrohawk’s Eagle Ford reserves that provides Petrohawk and other Eagle Ford producers with gas and condensate gathering, treating and condensate stabilization services.

All of the acquired assets are included in the Natural Gas Pipelines—KMP business segment.  Additionally, on August 25, 2011, mining and oil company BHP Billiton completed its previously announced acquisition of Petrohawk Energy Corporation through a short-form merger under Delaware law.  The merger was closed with Petrohawk being the surviving corporation as a wholly owned subsidiary of BHP Billiton.  The acquisition will not affect the terms of KMP’s contracts with Petrohawk.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

(17) SouthTex Treaters, Inc. Asset Acquisition

On November 30, 2011, KMP acquired a manufacturing complex and certain natural gas treating assets from SouthTex Treaters, Inc. for an aggregate consideration of $178.5 million, consisting of $151.5 million in cash and assumed liabilities of $27.0 million.  SouthTex Treaters, Inc. is a leading manufacturer, designer and fabricator of natural gas treating plants that are used to remove impurities (carbon dioxide and hydrogen sulfide) from natural gas before it is delivered into gathering systems and transmission pipelines to ensure that it meets pipeline quality specifications.  The acquisition complemented and expanded KMP’s existing natural gas treating business, and all of the acquired operations are included in the Natural Gas Pipelines— KMP business segment.

Based on KMP’s measurement of fair values for all of the identifiable tangible and intangible assets acquired and liabilities assumed, it assigned $26.8 million of its combined purchase price to current assets (consisting of $13.5 million included within “Accounts, notes and interest receivable, net” and $13.3 million included within “Inventories”), $9.3 million to “Property, plant and equipment, net,” $16.6 million to “Deferred charges and other assets” (representing the fair value of construction in process costs), and $0.1 million to a non-compete agreement included within “Other intangibles, net.”  The remaining $125.7 million of KMP’s purchase price was recorded to “Goodwill,” an intangible asset representing the future economic benefits expected to be derived from this acquisition that are not assigned to other identifiable, separately recognizable assets acquired.  KMP believes the fair value of receivables is fully realizable and the primary item that generated the goodwill is its ability to grow the business by leveraging its pre-existing natural gas treating operations, and KMP believes that this growth potential contributed to our acquisition price exceeding the fair value of acquired identifiable net assets and liabilities.  Furthermore, this entire amount of goodwill is expected to be deductible for tax purposes.

(18) Lorton, Virginia Products Terminal

On December 15, 2011, KMP acquired a refined petroleum products terminal located on a 14-acre site in Lorton, Virginia from Motiva Enterprises, LLC for an aggregate consideration of $12.5 million in cash.  The terminal is served exclusively by the Plantation Pipeline and has storage capacity of approximately 450,000 barrels for refined petroleum products like gasoline and jet fuel.  The acquisition complemented and expanded KMP’s existing refined petroleum products assets in the northern Virginia market, and the acquired terminal is included as part of the Products Pipelines—KMP business segment.  KMP assigned the entire purchase price amount to “Property, Plant and Equipment, net.”

(19) Watco Companies, LLC

On December 28, 2011, KMP purchased an additional 50,000 Class A preferred shares of Watco Companies, LLC for $50.0 million in cash in a private transaction.  The priority and participating cash distribution and liquidation rights associated with these shares are similar to the rights associated with the 50,000 Class A preferred shares KMP acquired on January 3, 2011.  KMP receives priority, cumulative cash distributions from the preferred shares at a rate of 3.25% per quarter (13% annually), and participates partially in additional profit distributions at a rate equal to 0.5%.

Watco Companies, LLC is the largest privately held short line railroad company in the United States, operating 22 short line railroads on approximately 3,500 miles of leased and owned track.  KMP’s investment provided capital to Watco for further expansion of specific projects and complemented KMP’s existing terminal network.  It also provides KMP’s customers more transportation services for many of the commodities that it currently handles, and offers it the opportunity to share in additional growth opportunities through new projects.  As of December 31, 2011, KMP’s net equity investment in Watco totaled $101.7 million and is included within “Investments” on our accompanying consolidated balance sheet.  KMP accounts for its investment under the equity method of accounting, and it is included in the Terminals—KMP business segment.

(20) Battleground Oil Specialty Terminal Company LLC

On November 8, 2011 KMP announced its initial 50% equity participation in BOSTCO, and it paid a combined $12.0 million to acquire a 50% Class A member interest (consisting of $11.6 million paid in October 2011 and $0.4 million of pre-development costs incurred and paid for during 2010).  KMP also made cash contributions of $6.0 million to BOSTCO in December 2011.  Effective December 29, 2011, KMP acquired from TransMontaigne Partners, L.P. the remaining 50% Class A member interest in Battleground Oil Specialty Terminal Company LLC (BOSTCO) that it did not already own for an aggregate consideration of $8.1 million in cash (net of an acquired cash balance of $9.9 million).  TransMontaigne also received a transferrable option to buy 50% of KMP’s ownership interest at any time prior to January 20, 2013; however, KMP is currently unable to predict whether it will exercise this purchase option.  Following its acquisition of the remaining ownership interest on December 29, 2011, KMP changed its method of accounting from the equity method to full consolidation, and based on its measurement of fair values for all of the identifiable tangible assets acquired, it assigned $26.1 million to property, plant and equipment.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

BOSTCO will construct, own and operate an approximately $430 million oil terminal located on the Houston Ship Channel.  Phase I of the project includes the design and construction of 52 tanks with combined storage capacity of approximately 6.6 million barrels for handling residual fuel, feedstocks, distillates and other  black oils.  BOSTCO will initially be a water-in, water-out facility with the capability of handling ships with large drafts up to 45 feet, and KMP has executed terminal service contracts or letters of intent with customers for almost all of the Phase I storage capacity.  The acquisition of BOSTCO complemented and expanded KMP’s existing Gulf Liquids terminal operations, and all of the acquired assets (including the acquired cash balance) are included in the Terminals—KMP business segment.

Pro Forma Information

Pro forma consolidated income statement information that gives effect to all of the acquisitions we have made and all of the joint ventures we have entered into since January 1, 2010 as if they had occurred as of January 1, 2010 is not presented because it would not be materially different from the information presented in our accompanying consolidated statements of income.

Divestitures

Cypress Interstate Pipeline LLC

Effective October 1, 2010, Westlake Petrochemicals LLC, a wholly-owned subsidiary of Westlake Chemical Corporation, exercised an option it held to purchase a 50% ownership interest in KMP’s Cypress Pipeline.  Accordingly, KMP sold a 50% interest in its subsidiary, Cypress Interstate Pipeline LLC, to Westlake and KMP received proceeds of $10.2 million.  At the time of the sale, the carrying value of the net assets of Cypress Interstate Pipeline LLC totaled $20.0 million and consisted mostly of property, plant and equipment.  In the fourth quarter of 2010, KMP recognized an $8.8 million gain from this sale, including an $8.6 million gain amount related to the remeasurement of KMP’s retained investment to its fair value.  Due to the loss of control of Cypress Interstate Pipeline LLC, KMP recognized the retained investment at its fair value, and the gain amount related to remeasurement represents the excess of the fair value of KMP’s retained investment ($18.6 million as of October 1, 2010) over its carrying value ($10.0 million).  This fair value of KMP’s retained investment was determined by applying a multiple to the future annual cash flows expected from its retained 50% interest.  The $10.2 million value of the transaction with Westlake Chemical Corporation was based on a contract price and does not represent the fair value of a 50% interest in the Cypress Pipeline in an orderly transaction between market participants.  We now account for this retained investment under the equity method of accounting.  We included the entire gain within the caption “Other, net” in our accompanying consolidated statement of income for the year ended December 31, 2010.

Triton Power

Effective October 22, 2010, we sold our ownership interest in Triton Power, a 550-megawatt natural gas-fired electricity generation facility in Michigan, for approximately $15.0 million in cash and recorded a gain on the sale for approximately $16.1 million, which is included in the caption “Other, net” in our accompanying consolidated statement of income.

Megafleet Towing Co., Inc. Assets

On February 9, 2011, KMP sold a marine vessel to Kirby Inland Marine, L.P., and additionally, KMP and Kirby formed a joint venture named Greens Bayou Fleeting, LLC.  Pursuant to the joint venture agreement, KMP sold its ownership interest in the boat fleeting business it acquired from Megafleet Towing Co., Inc. in April 2009 (discussed above in “—“Acquisitions—(1) Megafleet Towing Co., Inc. Assets”) to the joint venture for $4.1 million in cash and a 49% ownership interest in the joint venture.  Kirby then made cash contributions to the joint venture in exchange for the remaining 51% ownership interest.  Related to the above transactions, we recorded a loss of $5.5 million ($4.1 million after tax) in the fourth quarter of 2010 to write down the carrying value of the net assets to be sold to their estimated fair values as of December 31, 2010.  We included this loss within the caption “Other expense (income),” and recorded the $1.4 million decrease in income tax expense within the caption “Income Tax Expense” in our accompanying consolidated statement of income for the year ended December 31, 2010.

In the first quarter of 2011, after final reconciliation and measurement of all of the net assets sold, we recognized a combined $2.2 million increase in income from the sale of these net assets, primarily consisting of a $1.9 million reduction in income tax expense, which is included within the caption “Income Tax Expense” in the accompanying consolidated statement of income for the year ended December 31, 2011.  Additionally, the sale of KMP’s ownership interest resulted in a $10.6 million non-cash reduction in goodwill (see Note 7), and was a transaction with a related party (see Note 11).

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

River Consulting, LLC and Devco USA L.L.C.

Effective April 1, 2011, KMP sold 51% ownership interests in two separate wholly-owned subsidiaries to two separate buyers, for an aggregate consideration of $8.1 million, consisting of a $4.1 million note receivable, $1.0 million in cash, and a $3.0 million receivable for the settlement of working capital items.  Following the sale, KMP continues to own 49% membership interests in both River Consulting, LLC, a company engaged in the business of providing engineering, consulting and management services, and Devco USA, L.L.C., a company engaged in the business of processing, handling and marketing sulfur, and selling related pouring equipment.  At the time of the sale, the combined carrying value of the net assets (and members’ capital on a 100% basis) of both entities totaled approximately $8.8 million and consisted mostly of technology-based assets and trade receivables.  We now account for these retained investments under the equity method of accounting.

We recognized a $3.6 million pre-tax gain from the sale of these ownership interests (including a $2.1 million gain related to the remeasurement of the retained investment to fair value) and included this gain within the caption “Other, net” in our accompanying consolidated statements of income for the year ended December 31, 2011.  We also recognized a $1.4 million increase in income tax expense related to this gain, which is included within the caption “Income Tax Expense” in our accompanying consolidated statement of income for the year ended December 31, 2011.

Arrow Terminals B.V.

Effective August 31, 2011, KMP sold the outstanding share capital of its wholly-owned subsidiary Arrow Terminals B.V. to Pacorini Metals Europe B.V. for an aggregate consideration of $13.3 million in cash.  Arrow Terminals B.V. owns and operates a bulk terminal facility located in the seaport area of Vlissingen, Netherlands.  The terminal is primarily engaged in the business of storing, handling and distributing bulk ferro alloys and general commodities.  Including the removal of the cumulative translation adjustments balance and the estimated costs to sell, we recognized a $1.3 million pre-tax gain from the sale of Arrow Terminals B.V. and included this gain within the caption “Other, net” in our accompanying consolidated statements of income for the year ended December 31, 2011.

Earnings of Discontinued Operations

KMP’s FTC Natural Gas Pipelines Disposal Group-Discontinued Operations

Following our March 15, 2012 announcement to sell the assets that comprise KMP’s FTC Natural Gas Pipelines disposal group (described above in Note 1 “General, we began accounting for the disposal group as discontinued operations in accordance with the provisions of the “Presentation of Financial Statements—Discontinued Operations” Topic of the Codification.  Accordingly, we reclassified KMP’s FTC Natural Gas Pipelines disposal group’s results of operations from our results of continuing operations and reported the disposal group’s results of operations separately as “Income from Discontinued Operations, net of tax” on our accompanying consolidated statements of income.

Summarized financial information for KMP’s FTC Natural Gas Pipelines disposal group is as follows (in millions):

	Year Ended December 31,
Income Statement	2011	2010	2009
Revenues	$322.2	$338.9	$306.1
Operating expenses	(182.3)	(168.3)	(133.2)
Depreciation and amortization	(24.2)	(22.9)	(22.6)
Earnings from equity investments	86.7	87.6	98.5
Interest income and Other, net	2.1	2.7	3.5
Income tax (expense) benefit	(1.4)	(1.2)	(2.6)
Income from discontinued operations, net of tax	$203.1	$236.8	$249.7

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

Other Discontinued Operations

The financial results of other discontinued operations have been reclassified for all periods presented and reported in the caption, “Income from Discontinued Operations, net of tax” in our accompanying consolidated statements of income.  Summarized financial results of these operations are as follows (in millions):

	Year Ended December 31,
	2011	2010	2009
Revenues	$-	$-	$-

Income (loss) from discontinued operations before income taxes	$12.2	$(1.1)	$0.5
Income tax (expense) benefit	(4.4)	0.4	(0.2)
Income (loss) from discontinued operations, net of tax	$7.8	$(0.7)	$0.3

4.  Income Taxes

The components of “Income from Continuing Operations Before Income Taxes” are as follows (in millions):

	Year Ended December 31,
	2011	2010	2009
United States	$731.1	$156.9	$771.0
Foreign	79.3	73.0	76.1
Total Income from Continuing Operations Before Income Taxes	$810.4	$229.9	$847.1

Components of the income tax provision applicable to continuing operations for federal and state income taxes are as follows (in millions):

	Year Ended December 31,
	2011	2010	2009
Current tax provision
Federal	$241.8	$152.5	$249.0
State	32.9	19.1	23.9
Foreign	3.4	3.6	-
	278.1	175.2	272.9

Deferred tax provision
Federal	63.5	(38.6)	28.6
State	(1.0)	19.2	(8.1)
Foreign	20.7	10.6	30.6
	83.2	(8.8)	51.1
Total tax provision	$361.3	$166.4	$324.0

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

The difference between the statutory federal income tax rate and our effective income tax rate on income from continuing operations is summarized as follows (in millions, except percentages):

	Year Ended December 31,
	2011			2010			2009
Federal income tax	$283.6	35.0%		$80.5	35.0%		$296.5	35.0%
Increase (decrease) as a result of:
Deferred tax liability on KMI Investment in KMR	(0.8)	(0.1	) %	79.5	34.6%		-	-
State deferred tax rate change	(0.8)	(0.1	) %	17.4	7.6%		(10.4)	(1.2	) %
Taxes on foreign earnings	24.1	3.0%		14.1	6.1%		30.2	3.6%
Net effects of consolidating KMP’s U.S. income tax provision	33.8	4.2%		(23.0)	(10.0	) %	(6.4)	(0.8	) %
State income tax, net of federal benefit	26.0	3.2%		15.6	6.8%		23.2	2.7%
Adjustment to KMI’s investment in NGPL	-	-		(8.1)	(3.5	) %	-	-
Adjustment to employee benefit plan	-	-		(4.9)	(2.1	) %	-	-
Dividend received deduction	(10.1)	(1.2	) %	(10.9)	(4.8	) %	(16.9)	(2.0	) %
Other	5.5	0.6%		6.2	2.7%		7.8	0.9%
Total	$361.3	44.6%		$166.4	72.4%		$324.0	38.2%

As part of our dividend policy, after our initial public offering (See Note 10 “Stockholders’ Equity—Kinder Morgan, Inc. – Equity Interests—Initial Public Offering) we intend periodically to sell the KMR shares we receive as distributions from KMR.  Since we no longer expect to recover our investment in KMR in a tax-free manner, a deferred tax liability was recorded resulting in a $79.5 million increase to income tax expense in 2010.

Deferred tax assets and liabilities result from the following (in millions):

	December 31,
	2011	2010
Deferred tax assets
Employee benefits	$43.3	$66.3
Book accruals	16.2	11.1
Net operating loss carryforwards/tax credits	31.8	58.4
Interest rate and currency swaps	18.5	19.8
Other	11.5	13.3
Total deferred tax assets	121.3	168.9
Deferred tax liabilities
Property, plant and equipment	279.1	265.3
Investments	1,997.7	1,904.8
Book accruals	16.9	15.8
Derivative instruments	12.8	12.0
Debt adjustment	14.0	19.6
Other	5.8	8.0
Total deferred tax liabilities	2,326.3	2,225.5
Net deferred tax liabilities	$2,205.0	$2,056.6

Current deferred tax liability (asset)	$5.9	$(36.1)
Non-current deferred tax liability	2,199.1	2,092.7
Net deferred tax liabilities	$2,205.0	$2,056.6

KMP, through its corporate subsidiaries, has federal, state and foreign net operating loss carryforwards for which deferred tax assets of approximately $26.9 million have been recorded.  These net operating loss carryforwards will expire between 2014 and 2031.  We believe that KMP's subsidiaries will be able to generate sufficient taxable income in the future to utilize all of its net operating loss carryforwards.  Therefore, no valuation allowance has been recorded for the deferred tax assets associated with these net operating loss carryforwards as of December 31, 2011.

In 2010, we sold certain assets that generated a capital loss of approximately $116.0 million.  The capital loss was carried back and a current deferred tax asset of approximately $40.6 million was realized as a result of the carryback.  A refund of $40.6 million was received in 2011.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based not only on the technical merits of the tax position based on tax law, but also the past administrative practices and precedents of the taxing authority.  The tax benefits recognized in

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.

A reconciliation of our gross unrecognized tax benefit excluding interest and penalties for the years ended December 31, 2011, 2010 and 2009 is as follows (in millions):

	2011	2010	2009
Balance at beginning of period	$52.9	$52.0	$26.2
Additions based on current year tax positions	10.8	12.5	9.9
Additions based on prior year tax positions	2.1	-	10.8
Settlements with taxing authority	-	(2.2)	14.0
Changes due to lapse in statute of limitations	(9.3)	0.6	(8.9)
Reduction for tax positions related to prior year	-	(10.0)	-
Balance at end of period	$56.5	$52.9	$52.0

Our continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense, and as of December 31, 2011, we had $4.5 million of accrued interest and $0.7 million in accrued penalties.  As of December 31, 2010, we had $4.1 million of accrued interest and $0.6 million in accrued penalties.  As of December 31, 2009, we had $6.5 million of accrued interest and $0.8 million of accrued penalties.  All of the $56.5 million of unrecognized tax benefits, if recognized, would affect our effective tax rate in future periods.  In addition, we believe it is reasonably possible that our liability for unrecognized tax benefits will increase by $8.3 million during the next year to approximately $64.8 million.

We are subject to taxation, and have tax years open to examination for the periods 2008-2011 in the United States, 2005-2011 in Mexico, 2006-2011 in Canada, and 2005-2011 in various states.

5.  Property, Plant and Equipment

Classes and Depreciation

As of December 31, 2011 and 2010, our property, plant and equipment consisted of the following (in millions):

	December 31,
	2011	2010
KMI
General and other	$47.0	$46.5
KMP(a)
Natural gas, liquids, crude oil and carbon dioxide pipelines	7,371.3	6,684.4
Natural gas, liquids, carbon dioxide, and terminals station equipment	10,699.2	10,112.0
Natural gas, liquids (including linefill), and transmix processing	226.3	233.7
Other	2,004.7	1,874.8
Accumulated depreciation, depletion and amortization	(3,911.8)	(2,953.9)
	16,436.7	15,997.5
Land and land right-of-way	691.4	560.5
Construction work in process	797.9	512.7
Property, plant and equipment, net	$17,926.0	$17,070.7
____________

(a)	Includes the allocation of purchase accounting adjustments associated with the Going Private Transaction (see Note 2).

Depreciation, depletion, and amortization expense charged against property, plant and equipment was $1,022.2 million in 2011, $1,025.5 million in 2010 and $1,047.5 million in 2009.

Asset Retirement Obligations

As of December 31, 2011 and 2010, we recognized asset retirement obligations in the aggregate amount of $125.2 million and $122.0 million, respectively.  The majority of our asset retirement obligations are associated with the CO2—KMP business segment, where KMP is required to plug and abandon oil and gas wells that have been removed from service and to remove its surface wellhead equipment and compressors.  We included $10.8 million and $2.5 million, respectively, of asset retirement obligations as of December 31, 2011 and 2010 within “Accrued other current liabilities”

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

in our accompanying consolidated balance sheets.  The remaining amounts are included within “Other long-term liabilities and deferred credits” at each reporting date.

A reconciliation of the beginning and ending aggregate carrying amount of asset retirement obligations for each of the years ended December 31, 2011 and 2010 is as follows (in millions):

	Year Ended December 31,
	2011	2010
Balance at beginning of period	$122.0	$100.9
Liabilities incurred/revised	12.1	23.7
Liabilities settled	(16.3)	(9.1)
Accretion expense	7.4	6.5
Balance at end of period	$125.2	$122.0

KMP has various other obligations throughout its businesses to remove facilities and equipment on rights-of- way and other leased facilities.  We currently cannot reasonably estimate the fair value of these obligations because the associated assets have indeterminate lives.  These assets include pipelines, certain processing plants and distribution facilities, and certain bulk and liquids terminal facilities.  An asset retirement obligation, if any, will be recognized once sufficient information is available to reasonably estimate the fair value of the obligation.

6.  Investments

As of December 31, 2011 and 2010 our investments totaled $3,744.4 million and $4,291.1 million, respectively.  Our investments primarily consist of equity investments where we hold significant influence over investee actions and which we account for under the equity method of accounting.

As of December 31, 2011 and 2010, our investments consisted of the following (in millions):

	December 31,
	2011	2010
Rockies Express Pipeline LLC	$1,594.8	$1,703.0
Midcontinent Express Pipeline LLC	666.6	706.4
Plantation Pipe Line Company	320.5	329.6
NGPL PipeCo LLC	262.7	265.6
Fayetteville Express Pipeline LLC	173.3	0.2
Red Cedar Gathering Company	167.8	163.2
EagleHawk Field Services LLC	141.0	-
Eagle Ford Gathering LLC	117.5	29.9
Watco Companies, LLC	101.7	-
Express pipeline system	65.0	68.5
Cortez Pipeline Company	10.4	9.9
KinderHawk Field Services LLC	-	924.6
All others	114.9	82.0
Total equity investments	3,736.2	4,282.9
Bond investments	8.2	8.2
Total investments	$3,744.4	$4,291.1
____________

The decrease in the carrying amount of our equity investments, including those of KMP, since December 31, 2010, was primarily due to KMP’s July 1, 2011 acquisition of the remaining 50% ownership interest in KinderHawk Field Services LLC that it did not already own.  On that date, KMP exchanged its status as an owner of an equity investment in KinderHawk for a full controlling financial interest, and began accounting for its investment under the full consolidation method.  For further information pertaining to the KinderHawk acquisitions, see Note 3 “Acquisitions and Divestitures—Acquisitions—(8) KinderHawk Field Services LLC” and “—(16) KinderHawk Field Services LLC and EagleHawk Field Services LLC.”

As shown in the table above our significant equity investments, including those of KMP, as of December 31, 2011 consisted of the following:

▪
Rockies Express Pipeline LLC—KMP operates and owns a 50% ownership interest in Rockies Express Pipeline LLC, the sole owner of the Rockies Express natural gas pipeline system.  The remaining ownership interests in Rockies Express Pipeline LLC are owned by subsidiaries of Sempra Energy (25%) and ConocoPhillips (25%);

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

As discussed in Note 2 “Summary of Significant Accounting Policies—Basis of Presentation,” due to the announced sale of KMP’s FTC Natural Gas Pipelines disposal group, which includes KMP’s 50% ownership interest in Rockies Express, we accounted for KMP’s equity investment in Rockies Express as a discontinued operation whereby we reclassified the equity earnings in Rockies Express to “Income from Discontinued Operations, net of tax” on our accompanying consolidated statements of income for all periods presented in this report.

▪
Midcontinent Express Pipeline LLC—KMP operates and owns a 50% ownership interest in Midcontinent Express Pipeline LLC.  It is the sole owner of the Midcontinent Express natural gas pipeline system.  The remaining ownership interest in Midcontinent Express Pipeline LLC is owned by subsidiaries of Regency Energy Partners L.P. (50%);

▪
Plantation Pipe Line Company—KMP operates and owns a 51.17% ownership interest in Plantation Pipe Line Company, the sole owner of the Plantation refined petroleum products pipeline system.  A subsidiary of Exxon Mobil Corporation owns the remaining interest.  Each investor has an equal number of directors on Plantation’s board of directors, and board approval is required for certain corporate actions that are considered participating rights; therefore, KMP does not control Plantation Pipe Line Company, and it accounts for its investment under the equity method;

▪
NGPL Pipeco LLC— KMI operates and owns a 20% ownership interest in NGPL Pipeco LLC, the owner of Natural Gas Pipeline Company of America LLC and certain affiliates, collectively referred to in this report as NGPL, a major interstate natural gas pipeline and storage system.

In 2010, NGPL reached a settlement with the Federal Energy Regulatory Commission (FERC) associated with its Section 5 of the Natural Gas Act investigation into the justness and reasonableness of the transportation and storage rates as well as the fuel and natural gas lost percentages of NGPL. See Note 16 “Litigation, Environmental and Other Contingencies—Federal Energy Regulatory Commission Proceedings—Natural Gas Pipeline Company of America Section 5 Proceedings.”

This event discussed above caused us to reconsider the carrying value of our investment in NGPL PipeCo LLC as of March 31, 2010.  A current fair value of an investment that is less than its carrying amount may indicate a loss in value of the investment.  The fair value represents the price that would be received to sell the investment in an orderly transaction between market participants.  We determined the fair value of our investment in NGPL PipeCo LLC by taking the total fair value of NGPL PipeCo LLC (calculated as discussed below) deducting the fair value of the joint venture debt and multiplying by our 20% ownership interest.  We calculated the total fair value of NGPL PipeCo LLC from the present value of the expected future after-tax cash flows of the reporting unit, inclusive of a terminal value, which implies a market multiple of approximately 9.5 times EBITDA (earnings before interest, income taxes, depreciation and amortization) discounted at a rate of 7.4%.  The result of our analysis showed that the fair value of our investment in NGPL PipeCo LLC was less than our carrying value.  For the year ended December 31, 2010, we recognized a $430.0 million, pre-tax, non-cash impairment charge included in the caption “Earnings (loss) from equity investments” in our accompanying consolidated statement of income.

▪
Fayetteville Express Pipeline LLC—KMP owns a 50% ownership interest in Fayetteville Express Pipeline LLC, the sole owner of the Fayetteville Express natural gas pipeline system.  Energy Transfer Partners, L.P. owns the remaining 50% interest and serves as operator of Fayetteville Express Pipeline LLC.  The Fayetteville Express system began interim transportation service on October 12, 2010, and began full operations on January 1, 2011; however, as of December 31, 2010, KMP had no material net investment in Fayetteville Express Pipeline LLC because in November 2009, Fayetteville Express Pipeline LLC established and made borrowings under its own revolving bank credit facility in order to fund its pipeline development and construction costs and to make distributions to its member owners to reimburse them for prior contributions;

▪
Red Cedar Gathering Company—KMP owns a 49% ownership interest in the Red Cedar Gathering Company.  The remaining 51% interest in Red Cedar is owned by the Southern Ute Indian Tribe.  Red Cedar is the sole owner of the Red Cedar natural gas gathering, compression and treating system;

▪
EagleHawk Field Services LLC—KMP acquired a 25% ownership interest in the EagleHawk Field Services LLC from Petrohawk Energy Corporation effective July 1, 2011.  For further information about this acquisition, see Note 3 “Acquisitions and Divestitures—Acquisitions—(16) KinderHawk Field Services LLC and EagleHawk Field Services LLC;”

▪
Eagle Ford Gathering LLC—on May 14, 2010, KMP and Copano Energy, L.L.C. entered into formal agreements for a joint venture to provide natural gas gathering, transportation and processing services to natural gas producers

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

in the Eagle Ford Shale formation in south Texas.  KMP named the joint venture Eagle Ford Gathering LLC, and it owns a 50% member interest in Eagle Ford Gathering LLC.  Copano owns the remaining 50% interest and serves as operator and managing member of Eagle Ford Gathering LLC;

▪
Watco Companies, LLC—KMP made a combined $100.0 million preferred equity investment in Watco Companies, LLC, the largest privately held short line railroad company in the United States.  KMP acquired 100,000 Class A preferred shares and pursuant to the terms of its investment, it receives priority, cumulative cash distributions from the preferred shares at a rate of 3.25% per quarter, and participates partially in additional profit distributions at a rate equal to 0.5%.  The preferred shares have no conversion features and hold no voting powers, but do provide KMP certain approval rights, including the right to appoint one of the members to Watco’s Board of Managers;

▪	Express pipeline system—KMP acquired a 33 1/3% ownership interest in the Express pipeline system from us effective August 28, 2008; and

▪
Cortez Pipeline Company—KMP operates and owns a 50% ownership interest in the Cortez Pipeline Company, the sole owner of the Cortez carbon dioxide pipeline system.  A subsidiary of Exxon Mobil Corporation owns a 37% ownership interest and Cortez Vickers Pipeline Company owns the remaining 13% ownership interest.

Our earnings (losses) from equity investments were as follows (in millions):

	Year Ended December 31,
	2011	2010	2009
Midcontinent Express Pipeline LLC	$42.7	$30.1	$14.7
Red Cedar Gathering Company	31.9	28.7	24.9
Plantation Pipe Line Company	28.0	20.0	16.5
Cortez Pipeline Company	24.1	22.5	22.3
Fayetteville Express Pipeline LLC	23.8	-	3.6
KinderHawk Field Services LLC	22.1	19.5	-
NGPL PipeCo LLC(a)	18.7	(399.0)	42.5
Eagle Ford Gathering LLC	11.2	-	-
Watco Companies, LLC	6.6	-	-
EagleHawk Field Services LLC	3.5	-	-
Express pipeline system	(2.0)	(3.3)	(4.1)
All others	15.8	7.7	3.0
Total	$226.4	$(273.8)	$123.4
Amortization of excess costs	$(6.7)	$(5.8)	$(5.8)
____________

(a)	2010 amount includes a non-cash investment impairment charge, which we recorded in the amount of $430.0 million (pre-tax) discussed preceding.

Summarized combined financial information for our significant equity investments (listed or described above) is reported below (in millions; amounts represent 100% of investee financial information):

	Year Ended December 31,
Income Statement	2011	2010	2009
Revenues	$3,144.5	$2,640.8	$2,350.9
Costs and expenses	3,286.8	2,859.8	1,746.7
Earnings before extraordinary items and cumulative effect of a change in accounting principle	(142.3)	(219.0)	604.2
Net income	$(142.3)	$(219.0)	$604.2

	December 31,
Balance Sheet	2011	2010
Current assets	$716.9	$702.4
Non-current assets	$16,628.9	$18,663.6
Current liabilities	$1,906.3	$734.7
Non-current liabilities	$7,470.7	$8,846.1
Partner’/owners’ equity	$7,968.8	$9,785.2

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

____________

For information on regulatory matters affecting certain of our equity investments, see Note 17.

As of December 31, 2011 and 2010, our investment amounts also included a bond investment totaling $8.2 million.  This bond investment consisted of certain tax exempt, fixed-income development revenue bonds KMP acquired in the fourth quarter of 2008.  Because KMP has both the ability and the intent to hold these debt securities to maturity, we account for this investment at historical cost.  KMP acquired its bond investment by issuing notes under the Gulf Opportunity Zone Act of 2005.

7.  Goodwill and Other Intangibles

Goodwill and Excess Investment Cost

We record the excess of the cost of an acquisition price over the fair value of acquired net assets as an asset on our balance sheet.  This amount is referred to and reported separately as “Goodwill” in our accompanying consolidated balance sheets.  Goodwill is not subject to amortization but must be tested for impairment at least annually.  This test requires us to assign goodwill to an appropriate reporting unit and to determine if the implied fair value of the reporting unit’s goodwill is less than its carrying amount.

We evaluate goodwill for impairment on May 31 of each year.  For this purpose, we have six reporting units as follows: (i) Products Pipelines—KMP (excluding associated terminals); (ii) Products Pipelines Terminals—KMP (evaluated separately from Products Pipelines—KMP for goodwill purposes, but combined with Products Pipelines—KMP for presentation in the table below); (iii) Natural Gas Pipelines—KMP; (iv) CO2—KMP; (v) Terminals—KMP; and (vi) Kinder Morgan Canada—KMP.  There were no impairment charges resulting from our May 31, 2011 impairment testing, and no event indicating an impairment has occurred subsequent to that date.

The fair value of each reporting unit was determined from the present value of the expected future cash flows from the applicable reporting unit (inclusive of a terminal value calculated using market multiples between six and ten times cash flows) discounted at a rate of 8.0%.  The value of each reporting unit was determined on a stand-alone basis from the perspective of a market participant and represented the price that would be received to sell the unit as a whole in an orderly transaction between market participants at the measurement date.

Changes in the gross amounts of our goodwill and accumulated impairment losses for each of the two years ended December 31, 2011 and 2010 are summarized as follows (in millions):

	Products Pipelines– KMP	Natural Gas Pipelines– KMP	CO2—KMP	Terminals– KMP	Kinder Morgan Canada– KMP	Total
Historical Goodwill	$2,116.5	$3,488.0	$1,521.7	$1,415.4	$613.1	$9,154.7
Accumulated impairment losses.	(1,266.5)	(2,090.2)	-	(676.6)	(377.1)	(4,410.4)
Balance as of December 31, 2009	850.0	1,397.8	1,521.7	738.8	236.0	4,744.3
Acquisitions(a)	-	-	-	73.2	-	73.2
Currency translation adjustments	-	-	-	-	13.4	13.4
Balance as of December 31, 2010	850.0	$1,397.8	$1,521.7	$812.0	$249.4	$4,830.9
Other adjustments(b)	11.4	15.3	6.2	7.1	-	40.0
Acquisitions(c)	-	219.9	-		-	219.9
Disposals(d)	-	-	-	(11.8)	-	(11.8)
Currency translation adjustments	-	-	-	-	(5.5)	(5.5)
Balance as of December 31, 2011	$861.4	$1,633.0	$1,527.9	$807.3	$243.9	$5,073.5

(a)	2010 acquisition amount relates primarily to KMP’s January 2010 purchase of three ethanol handling train terminals from US Development Group LLC (discussed further in Note 3).
(b)	Tax adjustments related to our investment in KMP.
(c)
2011 acquisition amount consists of (i) $125.7 million relating to KMP’s acquisition of natural gas treating assets from SouthTex Treaters, Inc. and (ii) $94.2 million relating to KMP’s purchase of the remaining 50% ownership interest in KinderHawk Field Services LLC that it did not already own (both discussed further in Note 3).

(d)
2011 disposal amount consists of (i) $10.6 million related to the sale of KMP’s ownership interest in the boat fleeting business it acquired from Megafleet Towing Co., Inc. in April 2009; and (ii) $1.2 million related to the sale of KMP’s subsidiary Arrow Terminals B.V. (both discussed further in Note 3).

For more information on our accounting policy for goodwill, see Note 2 “Summary of Significant Accounting Policies—Goodwill.”

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

With regard to our equity investments in unconsolidated affiliates, in almost all cases, either (i) the price we paid to acquire our share of the net assets of such equity investees or (ii) the revaluation of our share of the net assets of any retained noncontrolling equity investment (from the sale of a portion of our ownership interest in a consolidating subsidiary, thereby losing our controlling financial interest in the subsidiary) differed from the underlying carrying value of such net assets.  This differential consists of two pieces.  First, an amount related to the difference between the investee’s recognized net assets at book value and at current fair values (representing the appreciated value in plant and other net assets), and secondly, to any premium in excess of fair value (referred to as equity method goodwill) we paid to acquire the investment.  We include both amounts within “Investments” on our accompanying consolidated balance sheets.

The first differential, representing the excess of the fair market value of our investees’ plant and other net assets over its underlying book value at either the date of acquisition or the date of the loss of control totaled $193.1 million and $166.0 million as of December 31, 2011 and 2010, respectively.  The increase since December 31, 2010 was mainly due to KMP’s July 1, 2011 acquisition of a 25% ownership interest in EagleHawk Field Services LLC (discussed further in Note 3).

In almost all instances, this differential, relating to the discrepancy between our share of the investee’s recognized net assets at book values and at current fair values, represents our share of undervalued depreciable assets, and since those assets (other than land) are subject to depreciation, we amortize this portion of our investment cost against our share of investee earnings.  As of December 31, 2011 this excess investment cost is being amortized over a weighted average life of approximately 22.1 years.

The second differential, representing total unamortized excess cost over underlying fair value of net assets acquired (equity method goodwill) totaled $138.2 million and $283.0 million as of December 31, 2011 and 2010, respectively.  The decrease in our equity method goodwill since December 31, 2010 was due to KMP’s July 1, 2011 acquisition of the remaining 50% ownership interest in KinderHawk Field Services LLC that it did not already own (discussed further in Note 3).  Following KMP’s acquisition of the remaining 50% interest in KinderHawk, it changed the method of accounting from the equity method to the full consolidation method.

This differential is not subject to amortization but rather to impairment testing.  Accordingly, in addition to our annual impairment test of goodwill, we periodically reevaluate the amount at which we carry the excess of cost over fair value of net assets accounted for under the equity method, as well as the amortization period for such assets, to determine whether current events or circumstances warrant adjustments to our carrying value and/or revised estimates of useful lives.  Our impairment test considers whether the fair value of the equity investment as a whole, not the underlying net assets, has declined and whether that decline is other than temporary.  As of December 31, 2011, we believed no such impairment had occurred and no reduction in estimated useful lives was warranted.

Other Intangibles

Excluding goodwill, our other intangible assets include customer contracts, relationships and agreements, lease value and technology-based assets.  These intangible assets have definite lives and are reported separately as “Other intangibles, net” in our accompanying consolidated balance sheets.

Following is information, as of December 31, 2011 and 2010, related to our intangible assets subject to amortization (in millions):

	December 31,
	2011	2010
Customer contracts, relationships and agreements
Gross carrying amount	$1,342.8	$424.7
Accumulated amortization	(164.8)	(99.9)
Net carrying amount	1,178.0	324.8

Lease value, technology-based assets and other
Gross carrying amount	9.0	16.3
Accumulated amortization	(2.3)	(1.9)
Net carrying amount	6.7	14.4

Total other intangibles, net	$1,184.7	$339.2

The customer contracts, relationships and agreements relate primarily to the Natural Gas Pipelines—KMP and Terminals—KMP business segments.  These intangible assets include contracts and relationships for gathering natural

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

gas, and for handling and storage of petroleum, chemical, and dry-bulk materials, including oil, gasoline and other refined petroleum products, coal, petroleum coke, fertilizer, steel and ores.  The values of these intangible assets were determined by us by first, estimating the revenues derived from a customer contract or relationship (offset by the cost and expenses of supporting assets to fulfill the contract), and second, discounting the revenues at a risk adjusted discount rate.  The increase in the carrying amount of the customer contracts, relationships and agreements since December 31, 2010 was mainly due to the acquisition of (i) a natural gas gathering customer contract in July 2011, associated with KMP’s purchase of the remaining 50% ownership interest in KinderHawk Field Services LLC that it did not already own and (ii) two separate petroleum coke handling customer contracts in June 2011, associated with KMP’s purchase of terminal assets from TGS Development, L.P.  Both acquisitions are described further in Note 3.

We amortize the costs of our intangible assets to expense in a systematic and rational manner over their estimated useful lives.  The life of each intangible asset is based either on the life of the corresponding customer contract or agreement or, in the case of a customer relationship intangible (the life of which was determined by an analysis of all available data on that business relationship), the length of time used in the discounted cash flow analysis to determine the value of the customer relationship.  Among the factors we weigh, depending on the nature of the asset, are the effect of obsolescence, new technology, and competition.

For each of the years ended December 31, 2011, 2010 and 2009, the amortization expense on our intangibles totaled $65.3 million, $49.6 million and $21.1 million, respectively.  These expense amounts primarily consisted of amortization of our customer contracts, relationships and agreements.  Our estimated amortization expense for our intangible assets for each of the next five fiscal years (2012 – 2016) is approximately $83.1 million, $79.2 million, $76.0 million, $71.9 million and $68.9 million, respectively.  As of December 31, 2011, the weighted average amortization period for our intangible assets was approximately 17.6 years.

8.  Debt

We classify our debt based on the contractual maturity dates of the underlying debt instruments.  We defer costs associated with debt issuance over the applicable term.  These costs are then amortized as interest expense in our consolidated statements of income.

KMI’s debt balances included in our accompanying consolidated balance sheets (including both short-term and long-term amounts, the preferred interest in the general partner of KMP and purchase accounting adjustments on the carrying value of KMI’s debt and KMP’s debt, but excluding the value of interest rate swap agreements) as of December 31, 2011 and December 31, 2010 was $3,306.4 million and $3,630.1 million (including the $750.0 million of 5.35% Kinder Morgan Finance Company LLC’s senior notes paid on January 5, 2011), respectively.  These balances included net unamortized purchase accounting adjustments, decreasing the debt balances by $31.9 million and $37.5 million at December 31, 2011 and December 31, 2010, respectively.  The weighted average interest rate on all of KMI and its subsidiaries’ borrowings (including both short-term and long-term but excluding KMP and its subsidiaries) was approximately 4.83% during 2011 and 5.01% during 2010.  KMP’s debt balances included in our accompanying consolidated balance sheets (including both short-term and long-term amounts and excluding the value of interest rate swap agreements) as of December 31, 2011 and December 31, 2010 was $12,797.3 million and $11,539.8 million, respectively.  The weighted average interest rate on all of KMP’s borrowings (both short-term and long-term) was approximately 4.26% during 2011 and 4.35% during 2010.

Short-Term Debt

KMI’s outstanding short-term debt as of December 31, 2011 was $1,260.8 million, which consisted of (i) $420.7 million of borrowings under KMI’s credit facility; (ii) $839.3 million remaining principal amount of KMI’s 6.50% senior notes due September 1, 2012; and (iii) a $0.8 million current portion of purchase accounting adjustments on our carrying value of KMP’s debt.  As of December 31, 2011, KMP’s short-term debt balance included in our accompanying consolidated balance sheet was $1,637.8 million.  The balance consisted of (i) $450.0 million in principal amount of 7.125% senior notes due March 15, 2012; (ii) $500.0 million in principal amount of 5.85% senior notes due September 15, 2012; (iii) $644.8 million of commercial paper borrowings; (iv) $23.7 million in principal amount of tax-exempt bonds that mature on April 1, 2024, that are due on demand pursuant to certain standby purchase agreement provisions contained in the bond indenture (KMP’s subsidiary Kinder Morgan Operating L.P. “B” is the obligor on the bonds); (v) the $9.9 million remaining outstanding balance of a 5.40% long-term note payable (KMP’s subsidiaries Kinder Morgan Operating L.P. “A” and Kinder Morgan Canada Company are the obligors on the note); (vi) a $7.6 million portion of 5.23% long-term senior notes (KMP’s subsidiary Kinder Morgan Texas Pipeline, L.P. is the obligor on the notes); (vii) a $1.1 million 7.17% note payable (KMP’s subsidiary Globalplex Partners, a Louisiana joint venture owned 50% and controlled by Kinder Morgan Bulk Terminals, Inc. is the obligor on the note, and KMP expects the joint venture will terminate during 2012); and (viii) a $0.7 million portion of 6.00% long-term notes payable (KMP’s subsidiary Kinder Morgan Arrow Terminals, L.P. is the obligor on the note).

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

KMI’s outstanding short-term debt as of December 31, 2010 was $750.9 million, which consisted of  (i) $750.0 million of its 5.35% series senior notes that matured on January 5, 2011 and (ii) a $0.9 million current portion of purchase accounting adjustments on our carrying value of KMP’s debt.  KMP’s outstanding short-term debt as of December 31, 2010 was $1,262.4 million.  The balance consisted of (i) $700.0 million in principal amount of 6.75% senior notes that matured on March 15, 2011; (ii) $522.1 million of commercial paper borrowings; (iii) $23.7 million in principal amount of tax-exempt bonds due on demand from KMP’s subsidiary Kinder Morgan Operating L.P. “B”; (iv) a $9.4 million portion of the 5.40% long-term note payable due from KMP’s subsidiaries Kinder Morgan Operating L.P. “A” and Kinder Morgan Canada Company; and (v) a $7.2 million portion of the 5.23% long-term senior notes due from its subsidiary Kinder Morgan Texas Pipeline, L.P.

Credit Facilities

	December 31, 2011		December 31, 2010
	Short-term notes payable	Weighted average interest rate	Short-term notes payable	Weighted average interest rate
	(Dollars in millions)
KMI – Secured debt(a)	$420.7	1.51%	$-	-
KMP – Commercial paper(b)	$644.8	0.53%	$522.1	0.67%
____________

(a)
The average short-term debt outstanding (and related weighted-average interest rate) was $392.1 million (1.53%) and $203.0 million (1.74%) during the years ended December 31, 2011 and 2010, respectively.

(b)
The average short-term debt outstanding (and related weighted-average interest rate) was $504.2 million (0.41%) and $542.1 million (0.77%) during the years ended December 31, 2011 and 2010, respectively.

KMI’s $1.0 billion six-year senior secured revolving credit facility matures on May 30, 2013 and includes a sublimit of $300 million for the issuance of letters of credit and a sublimit of $50 million for swingline loans.  As of December 31, 2011, the amount available for borrowing under the KMI credit facility was reduced by a combined amount of $469.4 million consisting of $420.7 million in borrowings under the credit facility and $48.7 million in four letters of credit required under provisions of our property and casualty, workers’ compensation and general liability insurance policies.

The applicable margin for the revolving credit facility is subject to change pursuant to a leverage-based pricing grid.  In addition, the credit agreement provides for customary commitment fees and letter of credit fees under the revolving credit facility.  The credit agreement contains customary terms and conditions and is unconditionally guaranteed by each of KMI’s wholly owned material domestic restricted subsidiaries, to the extent permitted by applicable law and contract.  Voluntary prepayments can be made at any time on revolving credit loans and swingline loans, in each case without premium or penalty, and on LIBOR Loans (as defined in the credit agreement) on the interest payment date without premium or penalty.

Interest on KMI’s credit facility accrues at its option at a rate equal to LIBOR plus an applicable margin, or a rate equal to the higher of (i) U.S. prime rate and (ii) the federal funds effective rate plus 0.50%, in each case, plus an applicable margin.  The swingline loans bear interest at a rate equal to the higher of (i) U.S. prime rate and (ii) the federal funds effective rate plus 0.50%, in each case, plus an applicable margin.

KMI’s credit facility included the following restrictive covenants as of December 31, 2011:

▪	total debt divided by earnings before interest, income taxes, depreciation and amortization may not exceed 6.00: 1.00;

▪	certain limitations on indebtedness, including payments and amendments;

▪	certain limitations on entering into mergers, consolidations, sales of assets and investments;

▪	limitations on granting liens; and

▪	prohibitions on making any dividend to shareholders if an event of default exists or would exist upon making such dividend.

On July 1, 2011, KMP amended its $2.0 billion three-year, senior unsecured revolving credit facility to, among other things, (i) allow for borrowings of up to $2.2 billion; (ii) extend the maturity of the credit facility from June 23, 2013 to July 1, 2016; (iii) permit an amendment to allow for borrowings of up to $2.5 billion; and (iv) decrease the interest rates and commitment fees for borrowings under this facility.  The credit facility is with a syndicate of financial institutions, and the facility permits KMP to obtain bids for fixed rate loans from members of the lending syndicate.  Wells Fargo Bank, National Association is the administrative agent, and borrowings under the credit facility can be used for general

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

partnership purposes and as a backup for KMP’s commercial paper program.  There were no borrowings under the credit facility as of December 31, 2011 or as of December 31, 2010.

Additionally, as of December 31, 2011, the amount available for borrowing under KMP’s credit facility was reduced by a combined amount of $875.1 million, consisting of $644.8 million of commercial paper borrowings and $230.3 million of letters of credit, consisting of: (i) a $100.0 million letter of credit that supports certain proceedings with the California Public Utilities Commission involving refined products tariff charges on the intrastate common carrier operations of KMP’s Pacific operations’ pipelines in the state of California; (ii) a combined $86.3 million in three letters of credit that support tax-exempt bonds; (iii) a $16.2 million letter of credit that supports debt securities issued by the Express pipeline system; (iv) a $10.7 million letter of credit that supports our indemnification obligations on the Series D note borrowings of Cortez Capital Corporation; and (v) a combined $17.1 million in other letters of credit supporting other obligations of KMP and its subsidiaries.

Interest on KMP’s credit facility accrues at its option at a floating rate equal to either (i) the administrative agent’s base rate (but not less than the Federal Funds Rate, plus 0.5%); or (ii) LIBOR, plus a margin, which varies depending upon the credit rating of its long-term senior unsecured debt.  Additionally, KMP’s $2.2 billion credit facility included the following restrictive covenants as of December 31, 2011:

▪	total debt divided by earnings before interest, income taxes, depreciation and amortization for the preceding four quarters may not exceed:

▪
5.5, in the case of any such period ended on the last day of (i) a fiscal quarter in which KMP makes any Specified Acquisition (as defined in the credit facility) or (ii) the first or second fiscal quarter next succeeding such a fiscal quarter; or

▪	5.0, in the case of any such period ended on the last day of any other fiscal quarter;

▪	certain limitations on entering into mergers, consolidations and sales of assets;

▪	limitations on granting liens; and

▪	prohibitions on making any distribution to holders of units if an event of default exists or would exist upon making such distribution.

In addition to normal repayment covenants, under the terms of KMP’s credit facility, the occurrence at any time of any of the following would constitute an event of default: (i) KMP’s failure to make required payments of any item of indebtedness or any payment in respect of any hedging agreement, provided that the aggregate outstanding principal amount for all such indebtedness or payment obligations in respect of all hedging agreements is equal to or exceeds $75 million; (ii) KMP’s general partner’s failure to make required payments of any item of indebtedness, provided that the aggregate outstanding principal amount for all such indebtedness is equal to or exceeds $75 million; (iii) adverse judgments rendered against KMP for the payment of money in an aggregate amount in excess of $75 million, if this same amount remains undischarged for a period of thirty consecutive days during which execution shall not be effectively stayed; and (iv) voluntary or involuntary commencements of any proceedings or petitions seeking KMP’s liquidation, reorganization or any other similar relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law.

Other than the relatively non-restrictive negative covenants and events of default in KMP’s credit facility, there are no provisions protecting against a situation where KMP is unable to terminate an agreement with a counterparty who is facing an impending financial collapse, and such collapse may be hastened due to cross-defaults.  Also, KMP’s credit facility does not contain a material adverse change clause coupled with a lockbox provision; however, the facility does provide that the margin KMP will pay with respect to borrowings, and the facility fee that it will pay on the total commitment, will vary based on its senior debt credit rating.  None of KMP’s debt is subject to payment acceleration as a result of any change to its credit ratings.

Commercial Paper Program

In July 2011, in conjunction with the amendment to KMP’s revolving credit facility, KMP increased its commercial paper program to provide for the issuance of up to $2.2 billion of commercial paper (up from $2.0 billion).  KMP’s unsecured revolving credit facility supports its commercial paper program, and borrowings under KMP’s commercial paper program reduce the borrowings allowed under its credit facility.  The borrowings under KMP’s commercial paper program were used principally to finance the acquisitions and capital expansions it made during 2011 and 2010, and in the near term, KMP expects that its short-term liquidity and financing needs will be met primarily through borrowings made under its commercial paper program.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

Long-Term Debt

KMI’s long-term debt balance, excluding the value of interest rate swaps, as of December 31, 2011 and 2010 was $2,045.6 million and $2,879.2 million, respectively.  KMP’s long-term debt balance, excluding the value of interest rate swaps, as of December 31, 2011 and 2010 was $11,159.5 million and $10,277.4 million, respectively.  The balances consisted of the following (in millions):

	December 31,
	2011	2010
KMI
Debentures
6.67% series, due November 1, 2027	$7.0	$7.0
7.25% series, due March 1, 2028	32.0	32.0
7.45% series, due March 1, 2098	25.9	25.9
Senior Notes
6.50% series, due September 1, 2012	839.3	839.3
5.15% series, due March 1, 2015	250.0	250.0
Deferrable Interest Debentures Issued to Subsidiary Trusts
8.56% junior subordinated deferrable interest debentures due April 15, 2027	12.7	12.7
7.63% junior subordinated deferrable interest debentures due April 15, 2028	14.4	14.4
Bank credit facility borrowings	420.7	-
Kinder Morgan Finance Company, LLC
5.35% series, due January 5, 2011	-	750.0
5.70% series, due January 5, 2016	850.0	850.0
6.00% series, due January 15, 2018	750.0	750.0
6.40% series, due January 5, 2036	36.4	36.4
Kinder Morgan G.P., Inc.
$1,000 Liquidation Value Series A Fixed-to-Floating Rate Term Cumulative Preferred Stock	100.0	100.0
Unamortized debt discount on senior notes	(0.1)	(0.1)
Purchase accounting(a)	(31.9)	(37.5)
Current portion of long-term debt	(1,260.8)	(750.9)
Total long-term debt – KMI	$2,045.6	$2,879.2

KMP
6.75% senior notes due March 15, 2011	$-	$700.0
7.125% senior notes due March 15, 2012	450.0	450.0
5.85% senior notes due September 15, 2012	500.0	500.0
5.00% senior notes due December 15, 2013	500.0	500.0
5.125% senior notes due November 15, 2014	500.0	500.0
5.625% senior notes due February 15, 2015	300.0	300.0
3.50% senior notes due March 1, 2016	500.0	-
6.00% senior notes due February 1, 2017	600.0	600.0
5.95% senior notes due February 15, 2018	975.0	975.0
9.00% senior notes due February 1, 2019(b)	500.0	500.0
6.85% senior notes due February 15, 2020	700.0	700.0
5.30% senior notes due September 15, 2020	600.0	600.0
5.80% senior notes due March 1, 2021	400.0	400.0
4.15% senior notes due March 1, 2022	375.0	-
7.40% senior notes due March 15, 2031	300.0	300.0
7.75% senior notes due March 15, 2032	300.0	300.0
7.30% senior notes due August 15, 2033	500.0	500.0
5.80% senior notes due March 15, 2035	500.0	500.0
6.50% senior notes due February 1, 2037	400.0	400.0
6.95% senior notes due January 15, 2038	1,175.0	1,175.0
6.50% senior notes due September 1, 2039	600.0	600.0
6.55% senior notes due September 15, 2040	400.0	400.0
6.375% senior notes due March 1, 2041	600.0	-
5.625% senior notes due September 1, 2041	375.0	-
Commercial paper borrowings	644.8	522.1
Subsidiary borrowings
Kinder Morgan Operating L.P. “A”-5.40% BP note, due March 31, 2012	5.2	10.2
Kinder Morgan Canada Company-5.40% BP note, due March 31, 2012	4.7	9.0

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

Kinder Morgan Texas Pipeline, L.P.-5.23% senior notes, due January 2, 2014	16.4	23.6
Kinder Morgan Arrow Terminals L.P.-6.0% note due March 28, 2014	2.1	-
Kinder Morgan Liquids Terminals LLC-N.J. Development Revenue Bonds due January 15, 2018	25.0	25.0
Kinder Morgan Columbus LLC-5.50% MS Development Revenue note due September 1, 2022	8.2	8.2
Kinder Morgan Operating L.P. “B”-Jackson-Union Cos. IL Revenue Bonds due April 1, 2024	23.7	23.7
International Marine Terminals-Plaquemines, LA Revenue Bonds due March 15, 2025	40.0	40.0
Other miscellaneous subsidiary debt	1.2	1.3
Unamortized debt discount on senior notes	(24.0)	(23.3)
Current portion of long-term debt	(1,637.8)	(1,262.4)
Total long-term debt – KMP	$11,159.5	$10,277.4
____________

(a)
Allocations of purchase accounting adjustments associated with the Going Private Transaction.  As of December 31, 2011, KMI’s purchase accounting allocations associated with its and KMP’s debt decreased the debt balance by $37.3 million and increased the debt balance by $5.4 million, respectively.  As of December 31, 2010, KMI’s purchase accounting allocations associated with its and KMP’s debt decreased the debt balance by $43.8 million and increased the debt balance by $6.3 million, respectively.

(b)
KMP issued its $500 million in principal amount of 9.00% senior notes due February 1, 2019 in December 2008.  Each holder of the notes has the right to require KMP to repurchase all or a portion of the notes owned by such holder as of February 1, 2012 at a purchase price equal to 100% of the principal amount of the notes tendered by the holder plus accrued and unpaid interest to, but excluding, the repurchase date.  On and after February 1, 2012, interest will cease to accrue on the notes tendered for repayment.  A holder’s exercise of the repurchase option is irrevocable.  For more information about these senior notes, see “—Subsequent Event” below.

KMI

The 2028 and 2098 debentures and the 2012 and 2015 senior notes are redeemable in whole or in part, at KMI’s option at any time, at redemption prices defined in the associated prospectus supplements.  The 2027 debentures are redeemable in whole or in part, at KMI’s option after November 1, 2004 at redemption prices defined in the associated prospectus supplements.

On September 2, 2010, KMI paid the remaining $1.1 million principal balance outstanding on KMI’s 6.50% series debentures, due 2013.

Kinder Morgan Finance Company, LLC

The 2016, 2018 and 2036 senior notes issued by Kinder Morgan Finance Company, LLC are redeemable in whole or in part, at KMI’s option at any time, at redemption prices defined in the associated prospectus supplements.  Each series of these notes is fully and unconditionally guaranteed by KMI on a senior secured basis as to principal, interest and any additional amounts required to be paid as a result of any withholding or deduction for Canadian taxes.

On December 20, 2010, Kinder Morgan Finance Company, LLC, a wholly owned subsidiary of KMI, completed a public offering of senior notes.  It issued a total of $750 million in principal amount of 6.00% senior notes due January 15, 2018.  Net proceeds received from the issuance of the notes, after underwriting discounts and commissions, were $744.2 million, which were used to retire the $750.0 million principal amount of the 5.35% senior notes that matured on January 5, 2011.

Capital Trust Securities

KMI’s business trusts, K N Capital Trust I and K N Capital Trust III, are obligated for $12.7 million of 8.56% Capital Trust Securities maturing on April 15, 2027 and $14.4 million of 7.63% Capital Trust Securities maturing on April 15, 2028, respectively, which it guarantees.  The 2028 Securities are redeemable in whole or in part, at KMI’s option at any time, at redemption prices as defined in the associated prospectus.  The 2027 Securities are redeemable in whole or in part at KMI’s option and at any time in certain limited circumstances upon the occurrence of certain events and at prices all defined in the associated prospectus supplements.  Upon redemption by KMI or at maturity of the Junior Subordinated Deferrable Interest Debentures, it must use the proceeds to make redemptions of the Capital Trust Securities on a pro rata basis.

KMP Senior Notes

As of December 31, 2011 and 2010, the net carrying value of the various series of KMP’s senior notes was $12,026.0 million and $10,876.7 million, respectively.  For a listing of the various outstanding series of KMP’s senior notes, see the table above included in “—Long-Term Debt.”  All of KMP’s fixed rate senior notes provide that it may redeem the notes

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

at any time at a price equal to 100% of the principal amount of the notes plus accrued interest to the redemption date plus a make-whole premium.

During 2011, KMP completed two separate public offerings of senior notes.  With regard to these offerings, it received proceeds, net of underwriter discounts, as follows: (i) $1,092.7 million from a March 4, 2011 public offering of a total of $1.1 billion in principal amount of senior notes, consisting of $500 million of 3.50% notes due March 1, 2016 and $600 million of 6.375% notes due March 1, 2041 and (ii) $743.3 million from an August 17, 2011 public offering of a total of $750 million in principal amount of senior notes, consisting of $375 million of 4.15% notes due March 1, 2022 and $375 million of 5.625% notes due September 1, 2041.  KMP used the proceeds from all of its 2011 debt offerings to reduce the borrowings under its commercial paper program.

On March 15, 2011, KMP paid $700 million to retire the principal amount of its 6.75% senior notes that matured on that date.  KMP used both cash on hand and borrowings under its commercial paper program to repay the maturing senior notes.

On May 19, 2010, KMP completed a public offering of senior notes.  KMP issued a total of $1 billion in principal amount of senior notes in two separate series, consisting of $600 million of 5.30% notes due September 15, 2020, and $400 million of 6.55% notes due September 15, 2040.  KMP received proceeds from the issuance of the notes, after deducting the underwriting discount, of $993.1 million, and used the proceeds to reduce the borrowings under its commercial paper program and its bank credit facility.

In addition, on November 1, 2010, KMP paid $250 million to retire the principal amount of its 7.50% senior notes that matured on that date.  KMP borrowed the necessary funds under its commercial paper program.

Kinder Morgan G.P., Inc. Preferred Shares

As of December 31, 2011, Kinder Morgan G.P., Inc. had outstanding 100,000 shares of its $1,000 Liquidation Value Series A Fixed-to-Floating Rate Term Cumulative Preferred Stock due 2057.  Until August 18, 2012, dividends will accumulate, commencing on the issue date, at a fixed rate of 8.33% per annum and will be payable quarterly in arrears, when and if declared by Kinder Morgan G.P., Inc.’s Board of Directors, on February 18, May 18, August 18 and November 18 of each year, beginning November 18, 2007.  After August 18, 2012, dividends on the preferred stock will accumulate at a floating rate of the 3-month LIBOR plus 3.8975% and will be payable quarterly in arrears, when and if declared by Kinder Morgan G.P., Inc.’s Board of Directors, on February 18, May 18, August 18 and November 18 of each year, beginning November 18, 2012.  The preferred stock has approval rights over a commencement of or filing of voluntary bankruptcy by KMP or its SFPP, L.P. or Calnev Pipe Line LLC subsidiaries.

During 2011, $8.3 million in cash dividends, or $83.30 per share, was paid on Kinder Morgan G.P. Inc.’s Series A Fixed-to-Floating Rate Term Cumulative Preferred Stock.  On January 18, 2012, Kinder Morgan G.P., Inc.’s board of directors declared a quarterly cash distribution on its Series A Fixed-to-Floating Rate Term Cumulative Preferred Stock of $20.825 per share paid on February 20, 2012 to shareholders of record as of January 31, 2012.

Maturities of Debt

The scheduled maturities of the outstanding debt balances, including purchase accounting adjustments and excluding the value of interest rate swaps, as of December 31, 2011, are summarized as follows (in millions):

Year	KMI(a)	KMP
2012	$1,260.8	$1,637.8
2013	(3.5)	508.2
2014	(5.1)	501.3
2015	240.6	299.9
2016	822.8	499.9
Thereafter	990.8	9,350.2
Total	$3,306.4	$12,797.3
____________

(a)	Includes purchase accounting on KMI’s and KMP’s outstanding debt associated with our Going Private Transaction.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

Interest Rate Swaps

Information on our interest rate swaps is contained in Note 13 “Risk Management—Interest Rate Risk Management.”

Subsequent Event

On February 1, 2012, KMP repaid a principal amount of less than $0.1 million of its 9.00% senior notes due February 1, 2019 pursuant to debtholder one-time elections requiring it to repurchase notes owned by such holders at a purchase price equal to 100% of the principal amount of the notes tendered by the holder plus accrued and unpaid interest to, but excluding, the repurchase date of February 1, 2012.

9.  Share-based Compensation and Employee Benefits

Share-based Compensation

Kinder Morgan, Inc.

We completed an initial public offering in February 2011 as discussed further in Note 10 “Stockholders’ Equity—Kinder Morgan, Inc. – Equity Interests—Initial Public Offering.”  As a result of our initial public offering, our outstanding Class B units and Class A-1 units were converted to Class B shares and Class C shares, respectively.

Class P Shares

Stock Compensation Plan for Non-Employee Directors

In connection with our initial public offering, we have adopted the Stock Compensation Plan for Non-Employee Directors, in which our newly-appointed independent directors will participate.  None of the 11 directors nominated by Richard D. Kinder or the Sponsor Investors will participate in the plan.

The plan recognizes that the compensation to be paid to each non-employee director is fixed by our board, generally annually, and that the compensation is payable in cash.  Pursuant to the plan, in lieu of receiving some or all of the cash compensation, each non-employee director who was not nominated by Richard D. Kinder or one of the Sponsor Investors, referred to as “eligible directors,” may elect to receive shares of Class P common stock.  Each election will be generally at or around the first board meeting in January of each calendar year and will be effective for the entire calendar year.  An eligible director may make a new election each calendar year.  The total number of shares of Class P common stock authorized under the plan is 250,000.  In 2011, 1,570 Class P shares were granted to non-employee directors, with a fair market value at the date of issuance of approximately $45,000.

Restricted Stock and Long-term Incentive Retention Award Plan

Upon our initial public offering, our restricted stock compensation program replaced our Long-term Incentive Retention Award Plan. Our restricted stock compensation program is available to employees eligible under the former Long-term Incentive Retention Award Plan, discussed below.  During 2011, we made restricted stock grants of 1,193,891 shares.  These grants are valued at $33.9 million, based on the closing market price of our common stock on either the date of grant or the measurement date, if different. Of these grants, a total of 213,040 restricted shares were issued in exchange for 2010 cash awards under the previous Long-term Incentive Retention Award Plan. Of these shares, 95,055 shares vest in 2012 and 117,985 shares vest in 2013. Of the remaining 980,851 restricted shares issued in 2011, 576,057 shares vest in 2014, 53,805 shares vest in 2016 and 350,989 shares vest in 2018.  The related expense less estimated forfeitures is recognized ratably over the vesting period of the restricted stock grants.  Upon vesting, the grants will be paid in our common shares.

During 2011, we recorded $4.2 million in amortization expense related to restricted stock grants.  In addition, in conjunction with the exchange for restricted shares discussed above, we recorded an increase to additional paid-in capital in the amount of $2.3 million in 2011.  At December 31, 2011, unrecognized restricted stock compensation expense, less estimated forfeitures, was approximately $24.4 million.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

The following table sets forth a summary of activity and related balances of our restricted stock for the period February 11, 2011 (the date of our initial public offering) through December 31, 2011 (in millions, except share amounts):

	February 11, 2011 Through December 31, 2011
	Shares	Weighted Average Grant Date Fair Value (In millions)
Outstanding at beginning of period	-	$-
Granted	980,851	27.9
Shares issued in exchange for cash awards	213,040	6.0
Forfeited	(30,801)	(1.0)
Outstanding at end of period	1,163,090	$32.9

Intrinsic value of restricted stock vested during the period		$-

From 2006 until our initial public offering, we elected not to make any restricted stock awards as a result of the Going Private Transaction.  To ensure that certain key employees who had previously received restricted stock and restricted stock unit awards continued under a long-term retention and incentive program, the Company implemented the Long-term Incentive Retention Award plan.  The plan provided cash awards approved by the compensation committees of the Company which are granted in July of each year to recommended key employees.  Senior management was not eligible for these awards.  These grants require the employee to sign a grant agreement.  The grants vest 100% after the third year anniversary of the grant provided the employee remains with the Company.  Grants were made in July of 2010 and 2009.  During the years ended December 31, 2011, 2010 and 2009, we expensed $12.5 million, $17.5 million and $9.0 million, respectively, related to these grants.

Awards of Participation Interests in Going Private Transaction

The holders of Class P common stock do not bear any of the economic cost of, and are not diluted by, the Class B shares, and the Class B shares and the conversions of Class B shares into Class P shares do not impact the per share dividends paid on the Class P shares or the aggregate dividends we pay to our shareholders.  In connection with the Going Private Transaction, members of management, including our named executive officers, were awarded Class B units as participation interests.  The awards and terms of the Class B units, determined after extensive negotiations between management and the Sponsor Investors, provided that the investors in the Going Private Transaction would bear the economic burden of any value of the Class B units, in exchange for which management agreed to forego any long-term compensation at least until the Sponsor Investors sell their interests in us.  The Class B units were converted into Class B shares in connection with our initial public offering, and the terms of the Class B shares continued to provide that the investors in the Going Private Transaction, and thus not the public shareholders, would bear the economic cost related to any Class B share value.  The aggregate amount of our Class P common stock into which the Class A shares, Class B shares and Class C shares can convert is fixed.  The conversion of Class B shares into Class P shares reduces the number of Class P shares into which the Class A shares and Class C shares can convert.  Therefore, we view the Class B shares, along with the Class A shares and Class C shares, as participation interests in the Going Private Transaction, rather than as awards of stock-based compensation.

The Class B shares are not subject to time vesting but may be forfeited upon termination of employment.  In addition, the number of Class P shares into which the Class B shares of a series will convert depends on the total value in excess of an agreed upon return threshold received by the holders of the corresponding series of Class A shares when such Class A shares are converted into Class P shares.  As a result, the remaining Class B shares of a series may convert into zero Class P shares if the return threshold is not met.

Class B Shares

1,978,513,629 Class B units were converted into 100,000,000 Class B shares in conjunction with our initial public offering. Class B shares are intended to substantially preserve the economic rights of Class B units in Kinder Morgan Holdco LLC but differ from the Class B units in certain respects, in that they are not subject to time vesting, have different forfeiture characteristics and do not have repurchase rights.

During 2011, outstanding Class B shares were reduced by 5,867,404 due to share conversions.  As discussed above, we view the value of these B shares as participation interests in the Going Private Transaction, rather than as awards of stock-based compensation.  A total of 94,132,596 Class B shares were outstanding as of December 31, 2011.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

During the first quarter of 2011, during which our Class B units were still outstanding, we recorded $3.0 million in Class B unit amortization expense.

Class C Shares

27,570,736 Class A-1 units were converted into 2,462,927 Class C shares in conjunction with our initial public offering. Class C shares are intended to substantially preserve the economic rights of Class A-1 units in Kinder Morgan Holdco LLC but differ from the Class A-1 units in certain respects, in that they are not subject to forfeiture and do not have repurchase rights.

During 2011, outstanding Class C shares were reduced by 144,669 due to share conversions.  As discussed above, we view the value of these C shares as participation interests in the Going Private Transaction, rather than as awards of stock-based compensation.  A total of 2,318,258 Class C shares were outstanding as of December 31, 2011.

During the first quarter of 2011, during which our Class A-1 units were still outstanding, we recorded $0.6 million in Class A-1 unit amortization expense.

The following discussion of our equity interests is based on the classes of ownership interests outstanding as of December 31, 2010, prior to our initial public offering.

Our limited liability company agreement prior to our initial public offering created three classes of ownership interests or units: Class A units, Class A-1 Units and Class B Units.  For further information, see Note 10 “Stockholders’ Equity.” The Class A-1 Units were granted to certain members of management.  The Class B units were granted to certain members of management as a replacement to previous incentive compensation programs.  The granting of both the Class A-1 Units and the Class B Units were accounted for as equity awards.

Class A-1 Units

Class A-1 Units entitled the holder to receive a distribution once certain other distribution criteria had been met.  A total of 27,570,736 Class A-1 Units (including phantom Class A-1 Units) were authorized and outstanding as of December 31, 2010, all of which were granted as of the close of the Going Private Transaction.  Class A-1 Units could have been purchased, under certain circumstances including a service condition, by KMI for no consideration for a period of four years from the date of issuance.  As the A-1 units were equity interests in KMI, a private limited liability company at that time, a discounted cash flow analysis was prepared to determine a grant date fair value of these awards of $6.2 million.  This grant date fair value was amortized over the 4 year requisite service period.  During each of the years ended December 31, 2010 and 2009, we amortized $1.6 million with respect to such units, however, we had no obligation, nor did we expect to pay any amounts in respect of such units.

Class B Units

Class B Units entitled the holder to receive a distribution once certain other distribution criteria had been met.  A total of 1,978,513,629 Class B Units (including phantom Class B Units) were outstanding as of December 31, 2010, all of which were granted as of the close of the Going Private Transaction or shortly thereafter.  Class B Units were subject to time vesting where one third of each grant time vested or was to time vest, as applicable, on the third, fourth, and fifth anniversary of the date of issuance.  As the Class B units were equity interests in KMI, a private limited liability company at that time, a discounted cash flow analysis was prepared to determine a grant date fair value of these awards of $23.0 million.  This grant date fair value was being amortized over the 5 year requisite service period with one third of the total fair value being amortized over 3, 4 and 5 years, respectively.  During the years ended December 31, 2010 and 2009, we amortized $4.5 million and $6.0 million with respect to such units, however, we had no obligation, nor did we expect to pay any amounts in respect to such units.

Kinder Morgan Energy Partners, L.P.

KMP has two common unit-based compensation plans: The Directors’ Unit Appreciation Rights Plan and the Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan for Non-Employee Directors.

The Directors’ Unit Appreciation Rights Plan was established on April 1, 2003.  Pursuant to this plan, and on this date of adoption, each of KMR’s then three non-employee directors was granted 7,500 common unit appreciation rights.  In addition, 10,000 common unit appreciation rights were granted to each of KMR’s then three non-employee directors on January 21, 2004, at the first meeting of the board in 2004.  During the first board meeting of 2005, the plan was terminated and replaced by the Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan for Non-Employee Directors (discussed following); however, all unexercised awards made under the plan remain outstanding.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

Upon the exercise of unit appreciation rights, KMP will pay, within thirty days of the exercise date, the participant an amount of cash equal to the excess, if any, of the aggregate fair market value of the unit appreciation rights exercised as of the exercise date over the aggregate award price of the rights exercised.  The fair market value of one unit appreciation right as of the exercise date will be equal to the closing price of one common unit on the New York Stock Exchange on that date.  The award price of one unit appreciation right will be equal to the closing price of one common unit on the New York Stock Exchange on the date of grant.  Proceeds, if any, from the exercise of a unit appreciation right granted under the plan will be payable only in cash (that is, no exercise will result in the issuance of additional common units) and will be evidenced by a unit appreciation rights agreement.  All unit appreciation rights granted vest on the six-month anniversary of the date of grant.  If a unit appreciation right is not exercised in the ten year period following the date of grant, the unit appreciation right will expire and not be exercisable after the end of such period.  In addition, if a participant ceases to serve on the board for any reason prior to the vesting date of a unit appreciation right, such unit appreciation right will immediately expire on the date of cessation of service and may not be exercised.

During 2009, 17,500 unit appreciation rights were exercised at an aggregate fair value of $53.75 per unit.  As of December 31, 2010, 17,500 unit appreciation rights had been granted, vested and remained outstanding.  In 2011, 17,500 unit appreciation rights were exercised at an aggregate fair value of $81.86 per unit, paid in a cash amount of $671,200.  Accordingly, as of December 31, 2011, no unit appreciation rights remained outstanding.

The Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan for Non-Employee Directors recognizes that the compensation to be paid to each non-employee director is fixed by the KMR board, generally annually, and that the compensation is payable in cash.  Pursuant to the plan, in lieu of receiving cash compensation, each non-employee director may elect to receive common units.  A non-employee director may make a new election each calendar year.  The total number of common units authorized under this compensation plan is 100,000.  All common units issued under this plan are subject to forfeiture restrictions that expire six months from the date of issuance.  A total of 2,450 common units were issued to non-employee directors in both 2011 and 2010, respectively, as a result of their elections to receive common units in lieu of cash compensation.

Pension and Postretirement Benefit Plans

Kinder Morgan, Inc.

Retirement Plans

We have defined benefit pension plans covering eligible full-time employees.  These plans provide pension benefits that are based on the employees’ compensation during the period of employment, age and years of service.  These plans are tax-qualified subject to the minimum funding requirements of the Employee Retirement Income Security Act of 1974, as amended.  Our funding policy is to contribute annually the recommended contribution using the actuarial cost method and assumptions used for determining annual funding requirements.  Plan assets consist primarily of pooled fixed income, equity, bond and money market funds.  Plan assets included $13.4 million of KMI Class P common stock at December 31, 2011. The Plan did not have any material investments in our company or affiliates as of December 31, 2010.

Total amounts recognized in net periodic pension cost include the following components (in millions):

	Year Ended December 31,
	2011	2010	2009
Net periodic pension benefit cost
Service cost	$12.5	$12.0	$4.8
Interest cost	16.5	16.3	15.8
Expected return on assets	(22.2)	(19.5)	(16.2)
Amortization of prior service cost	(0.5)	0.1	0.1
Amortization of loss	7.2	6.5	7.9
Special termination benefits	0.1	-	-
Net periodic pension benefit cost	$13.6	$15.4	$12.4

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

The following table sets forth the reconciliation of the beginning and ending balances of the pension benefit obligation (in millions):

	Year Ended December 31,
	2011	2010
Benefit obligation at beginning of period	$308.3	$274.4
Service cost	12.5	12.0
Interest cost	16.5	16.3
Actuarial loss	29.2	19.7
Benefits paid	(17.6)	(14.1)
Plan amendments	(5.5)	-
Special termination benefits	0.1	-
Benefit obligation at end of period	$343.5	$308.3
The accumulated benefit obligation at December 31, 2011 and 2010 was $326.7 million and $298.0 million, respectively.

The following table sets forth the reconciliation of the beginning and ending balances of the fair value of the plans’ assets and the plans’ funded status (in millions):

	Year Ended December 31,
	2011	2010
Fair value of plan assets at beginning of period	$250.2	$220.1
Actual return on plan assets during the period	5.6	24.2
Contributions by employer	20.0	20.0
Benefits paid during the period	(17.6)	(14.1)
Fair value of plan assets at end of period	258.2	250.2
Benefit obligation at end of period	(343.5)	(308.3)
Funded status at end of period	$(85.3)	$(58.1)

Our accompanying consolidated balance sheets at December 31, 2011 and 2010 include a balance of $85.3 million and $58.1 million, respectively, under the caption “Other Long-term Liabilities and Deferred Credits” related to our pension plans.

The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value (in millions):

	Assets at fair value at December 31, 2011
	Level 1	Level 2	Level 3	Total
Money market funds	$-	$8.1	$-	$8.1
Insurance contracts	-	12.0	-	12.0
Mutual funds	26.3	57.2	-	83.5
Common and preferred stocks	86.4	-	-	86.4
Corporate bonds	-	33.7	-	33.7
U.S. government securities	-	17.6	-	17.6
Asset backed securities	-	2.8	-	2.8
Limited partnerships	-	-	8.1	8.1
Private equity	-	-	5.3	5.3

Total asset fair value	$112.7	$131.4	$13.4	$257.5	(a)
____________

(a)	Excludes $0.7 million in interest, dividend, tax claim and investment receivables.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

	Assets at fair value at December 31, 2010
	Level 1	Level 2	Level 3	Total
Money market funds	$-	$14.1	$-	$14.1
Insurance contracts	-	12.0	-	12.0
Mutual funds	11.8	67.6	-	79.4
Common and preferred stocks	88.6	0.1	0.1	88.8
Corporate bonds	-	29.0	-	29.0
U.S. government securities	-	12.2	-	12.2
Asset backed securities	-	2.9	-	2.9
Limited partnerships	-	-	6.9	6.9
Private equity	-	-	4.4	4.4

Total asset fair value	$100.4	$137.9	$11.4	$249.7	(a)
____________

(a)	Excludes $0.5 million in interest, dividend, tax claim and investment receivables.

An asset’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.  Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodologies used for assets measured at fair value:

Common stocks and fixed income: Valued at the closing price reported on the active market on which the individual securities are traded.

Money market funds: Valued at amortized cost, which approximates fair value.

Mutual funds: Valued at the net asset value (NAV) of shares held by the plan at year end.

Limited partnership and private equity investments: Valued at net fair value utilizing discounted present value.

Insurance contracts: Valued at contract value, which approximates fair value.

The table below sets forth a summary of changes in the fair value of the Plan’s level 3 assets (in millions):

	Level 3 assets at fair value at December 31, 2011
	Limited Partnerships	Private Equity	Common Stock	Total
Balance, beginning of year	$6.9	$4.4	$0.1	$11.4
Realized and unrealized gains	1.0	0.6	-	1.6
Purchases and sales	0.2	0.3	(0.1)	0.4
Level 3 end of year balance	$8.1	$5.3	$-	$13.4
Changes in unrealized net gains relating to contracts still held at end of period	$1.0	$0.6	$-	$1.6

	Level 3 assets at fair value at December 31, 2010
	Limited Partnerships	Private Equity	Common Stock	Total
Balance, beginning of year	$5.2	$3.2	$-	$8.4
Transfers to level 3	-	-	0.1	0.1
Realized and unrealized gains	0.6	0.4	-	1.0
Purchases and sales	1.1	0.8	-	1.9
Level 3 end of year balance	$6.9	$4.4	$0.1	$11.4
Changes in unrealized net gains relating to contracts still held at end of period	$0.7	$0.3	$-	$1.0

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

Changes in the underlying value of level 3 assets due to the effect of measurement were immaterial for the years ended December 31, 2011 and 2010.

Other changes in plan assets and benefit obligations recognized in other comprehensive income consist of (in millions, net of tax):

	Year Ended December 31,
	2011	2010
Beginning balance	$105.1	$96.6
Net loss arising during period	45.8	15.1
Prior service cost arising during period	(5.5)	-
Amortization of (gain)	(7.2)	(6.5)
Amortization of prior service cost	0.5	(0.1)
Ending balance	$138.7	$105.1

Accumulated other comprehensive loss balances for retirement plans included in our accompanying consolidated balance sheets at December 31, 2011 and 2010 consist of the following (in millions, net of tax):

	December 31,
	2011	2010
Unrecognized net loss	$143.2	$104.5
Unrecognized prior service cost	(4.5)	0.6
Total	$138.7	$105.1

Our actuarial estimates allocate costs based on projected employee costs.  As experience develops under our plan, actuarial gains (losses) result from experience more favorable (unfavorable) than assumed.

The estimated net loss for the defined benefit pension plans that will be amortized from accumulated other comprehensive income into net periodic pension benefit cost over the next fiscal year is $10.0 million.

In February 2012, we contributed approximately $20.0 million to the Plan.

The following net benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in millions):

Fiscal year	Expected net benefit payments
2012	$17.9
2013	$18.8
2014	$20.0
2015	$21.1
2016	$22.3
2017-2021	$131.7

Certain collectively bargained employees and “grandfathered” employees continue to accrue benefits through the defined pension benefit plan described above.  The remainder of the employees accrue benefits through a Personal Retirement Account (PRA) in the Kinder Morgan, Inc. Cash Balance Retirement Plan, a cash balance plan.  We allocate contribution credits equivalent to 3% of eligible compensation every pay period to participants’ PRA.  For plan years prior to 2011, interest was credited to the PRA at the 30-year U.S. Treasury bond rate published in the Internal Revenue Bulletin for the November of the prior year.  Beginning January 1, 2011, interest is credited to the PRA at the 5-year U.S. Treasury bond rate published in the Internal Revenue Bulletin for the November of the prior year, plus 0.25%.  Employees become 100% vested in the plan after three years and may take a lump sum distribution upon termination of employment or retirement.  As a result of a cost savings effort in 2009, all company contributions to the plan were suspended from April 12, 2009 through December 31, 2009.  Company contributions were reinstated effective January 1, 2010.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

In addition to the Retirement Plan described above, we have the Kinder Morgan, Inc. Savings Plan (the Plan), a defined contribution 401(k) plan.  The Plan permits all eligible Plan participants to contribute between 1% and 50% of eligible compensation, on a pre-tax or after-tax (Roth 401k) basis, into their accounts.  Effective August 2011, for most of the Plan’s eligible participants, the Company contribution is 5% of eligible compensation per year.

Certain Plan participants’ contributions and Company contributions are based on collective bargaining agreements.  The contributions are made each pay period on behalf of each eligible participant.  Participants may direct the investment of their contributions and all Company contributions, including discretionary contributions, into a variety of investments.  Plan assets are held and distributed pursuant to a trust agreement.  The total amount contributed for the years ended December 31, 2011, 2010 and 2009 was $24.2 million, $21.0 million and $19.8 million, respectively.

Company contributions for participants vest on the second anniversary of the date of hire.  Vesting on Company contributions for bargaining employees will follow the collective bargaining agreements.

At its July 2008 meeting, the Compensation Committee of our Board of Directors approved a special contribution of an additional 1% of base pay into the Plan for each eligible participant. At that time, the Company contribution was 4% of eligible compensation.  Each eligible participant received an additional 1% Company contribution based on eligible base pay each pay period beginning with the first pay period of August 2008 and continuing through the last pay period of July 2009.  The additional 1% contribution did not change or otherwise impact the annual 4% contribution that most of the eligible participants received and the vesting schedule mirrored the Company’s 4% contribution.

Commencing February 1, 2009 through February 1, 2010, the Company suspended both the annual 4% contribution as well as the discretionary 1% contribution for participants with a title of Vice President or greater.

Additionally, participants have an option to make after-tax “Roth” contributions (Roth 401(k) option) to a separate participant account.  Unlike traditional 401(k) plans, where participant contributions are made with pre-tax dollars, earnings grow tax-deferred, and the withdrawals are treated as taxable income, Roth 401(k) contributions are made with after-tax dollars, earnings are tax-free, and the withdrawals are tax-free if they occur after both (i) the fifth year of participation in the Roth 401(k) option and (ii) attainment of age 59 ½, death or disability.  The Company contribution will still be considered taxable income at the time of withdrawal.

Other Postretirement Employee Benefits

We have a postretirement plan providing medical and life insurance benefits upon retirement.  For certain eligible employees and their eligible dependents that are “grandfathered,” we also provide a subsidized premium.  All others who are eligible pay the full cost.  NGPL funds a portion of the future expected postretirement benefit cost under the plan by making payments to Voluntary Employee Benefit Association trusts.  Plan assets are invested in a mix of equity funds and fixed income instruments similar to the investments in our pension plans.

Total amounts recognized in net periodic postretirement benefit cost include the following components (in millions):

	Year Ended December 31,
	2011	2010	2009
Net periodic postretirement benefit cost
Service cost	$0.2	$0.2	$0.3
Interest cost	4.2	4.5	4.5
Expected return on assets	(5.1)	(5.1)	(4.6)
Amortization of loss	3.8	3.4	2.5
Net periodic postretirement benefit cost	$3.1	$3.0	$2.7

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

The following table sets forth the reconciliation of the beginning and ending balances of the accumulated postretirement benefit obligation (in millions):

	Year Ended December 31,
	2011	2010
Benefit obligation at beginning of period	$84.1	$75.6
Service cost	0.2	0.2
Interest cost	4.2	4.5
Actuarial loss	9.8	11.9
Benefits paid	(12.5)	(11.5)
Retiree contributions	3.5	3.4
Early retiree reinsurance receipts	1.1	-
Benefit obligation at end of period	$90.4	$84.1

The following table sets forth the reconciliation of the beginning and ending balances of the fair value of plan assets and the plan’s funded status (in millions):

	Year Ended December 31,
	2011	2010
Fair value of plan assets at beginning of period	$60.6	$54.1
Actual return on plan assets	2.0	8.1
Contributions	0.2	6.7
Retiree contributions	3.5	3.4
Benefits paid	(12.7)	(11.7)
Early retiree reinsurance receipts	1.1	-
Fair value of plan assets at end of period	54.7	60.6
Benefit obligation at end of period	(90.4)	(84.1)
Funded status at end of period	$(35.7)	$(23.5)

Our accompanying consolidated balance sheets at December 31, 2011 and 2010 include balances of $35.7 million and $23.5 million, respectively, under the caption “Other Long-term Liabilities and Deferred Credits,” related to our other postretirement benefit plans.

The following table sets forth by level, within the fair value hierarchy, the fair value of postretirement benefit assets (in millions):

	Assets at fair value at December 31, 2011
	Level 1	Level 2	Level 3	Total
Money market funds	$-	$3.4	$-	$3.4
Insurance contracts	-	42.7	-	42.7
Mutual funds	8.0	0.6	-	8.6

Total asset fair value	$8.0	$46.7	$-	$54.7

	Assets at fair value at December 31, 2010
	Level 1	Level 2	Level 3	Total
Money market funds	$-	$5.5	$-	$5.5
Insurance contracts	-	44.8	-	44.8
Mutual funds	10.3	-	-	10.3

Total asset fair value	$10.3	$50.3	$-	$60.6

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

Other changes in plan assets and benefit obligations recognized in other comprehensive income consist of (in millions, net of tax):

	Year Ended December 31,
	2011	2010
Beginning balance	$40.4	$34.9
Net loss arising during period	13.2	8.9
Amortization of (gain)	(3.8)	(3.4)
Ending balance	$49.8	$40.4

Accumulated other comprehensive loss balances for other postretirement employee benefits included in our accompanying balance sheets at December 31, 2011 and 2010 consist of the following (in millions, net of tax):

	December 31,
	2011	2010
Unrecognized net loss	$49.8	$40.4

The estimated net loss for the postretirement benefit plans that will be amortized from accumulated other comprehensive income into net periodic postretirement benefit cost over the next fiscal year is $4.8 million.  NGPL expects to contribute approximately $1.6 million to the plan in 2012.

A one-percentage-point increase (decrease) in the assumed health care cost trend rate for each future year would have increased (decreased) the aggregate of the service and interest cost components of the 2011 net periodic postretirement benefit cost by approximately $3,862 $(3,521) and would have increased (decreased) the accumulated postretirement benefit obligation as of December 31, 2011 by approximately $73,324 $(68,154).

The following net benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in millions):

Fiscal year	Expected net benefit payments
2012	$7.3
2013	$7.1
2014	$6.9
2015	$6.8
2016	$6.6
2017-2020	$31.0

Actuarial Assumptions

The assumptions used to determine benefit obligations for the pension and postretirement benefit plans were:

	Year Ended December 31,
	2011	2010	2009
Discount rate-pension benefits	4.50%	5.50%	6.00%
Discount rate-postretirement benefits	4.25%	5.00%	5.75%
Expected long-term return on assets	8.90%	8.90%	8.90%
Rate of compensation increase (pension plan only)	3.50%	3.50%	3.50%

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

The assumptions used to determine net periodic benefit cost for the pension and postretirement benefits were:

	Year Ended December 31,
	2011	2010	2009
Discount rate-pension benefits	5.50%	6.00%	6.25%
Discount rate-postretirement benefits	5.00%	5.75%	6.25%
Expected long-term return on assets	8.90%	8.90%	8.75%
Rate of compensation increase (pension plan only)	3.50%	3.50%	3.50%

The assumed healthcare cost trend rates for the postretirement plan were:

	Year Ended December 31,
	2011	2010	2009
Healthcare cost trend rate assumed for next year	3.00%	3.00%	3.00%
Rate to which the cost trend rate is assumed to decline (ultimate trend rate)	3.00%	3.00%	3.00%
Year the rate reaches the ultimate trend rate	2011	2010	2009

Plan Investment Policies

The investment policies and strategies for the assets of our pension and retiree medical and retiree life insurance plans are established by the Fiduciary Committee (the “Committee), which is responsible for investment decisions and management oversight of each plan.  The stated philosophy of the Committee is to manage these assets in a manner consistent with the purpose for which the plans were established and the time frame over which the plans’ obligations need to be met.  The objectives of the investment management program are to (1) meet or exceed plan actuarial earnings assumptions over the long term and (2) provide a reasonable return on assets within established risk tolerance guidelines and liquidity needs of the plans with the goal of paying benefit and expense obligations when due.  In seeking to meet these objectives, the Committee recognizes that prudent investing requires taking reasonable risks in order to raise the likelihood of achieving the targeted investment returns.  In order to reduce portfolio risk and volatility, the Committee has adopted a strategy of using multiple asset classes.

As of December 31, 2011, the following target asset allocation ranges were in effect for the pension plans (Minimum/Target/Maximum): Cash – 0%/4%/13%; Fixed Income –25%/36%/50%; Equity – 32%/55%/80% and Alternative Investments – 0%/5%/10%.  As of December 31, 2011, the following target asset allocation ranges were in effect for the retiree medical and retiree life insurance plans (Minimum/Target/Maximum): Cash – 0%/5%/15%; Fixed Income –25%/35%/45% and Equity – 40%/60%/80%.  In order to achieve enhanced diversification, the equity category is further subdivided into sub-categories with respect to small cap vs. large cap, value vs. growth and international vs. domestic, each with its own target asset allocation.

In implementing its investment policies and strategies, the Committee has engaged a professional investment advisor to assist with its decision making process and has engaged professional money managers to manage plan assets.  The Committee believes that such active investment management will achieve superior returns with comparable risk in comparison to passive management.  Consistent with its goal of reasonable diversification, no manager of an equity portfolio for the plan is allowed to have more than 10% of the market value of the portfolio in a single security or weight a single economic sector more than twice the weighting of that sector in the appropriate market index.  Finally, investment managers are not permitted to invest or engage in the following equity transactions unless specific permission is given in writing (which permission has not been requested or granted by the Committee to-date): derivative instruments, except for the purpose of asset value protection (such as the purchase of protective puts), direct ownership of letter stock, restricted stock, limited partnership units (unless the security is registered and listed on a domestic exchange), venture capital, short sales, margin purchases or borrowing money, stock loans and commodities.  In addition, fixed income holdings in the following investments are prohibited without written permission: private placements, except medium-term notes and securities issued under SEC Rule 144a; foreign bonds (non-dollar denominated); municipal or other tax exempt securities, except taxable municipals; margin purchases or borrowing money to effect leverage in the portfolio; inverse floaters, interest only and principle only mortgage structures; and derivative investments (futures or option contracts) used for speculative purposes.  Certain other types of investments such as hedge funds and land purchases are not prohibited as a matter of policy but have not, as yet, been adopted as an asset class or received any allocation of fund assets.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

Return on Plan Assets

For the year ending December 31, 2011, our defined benefit pension plan yielded a weighted-average rate of return of 1.72%, below the expected rate of return on assets of 8.9%.  Investment performance for a balanced fund comprised of a similar mix of assets yielded a weighted-average return of 1.26%, so the plans outperformed the benchmark balanced fund index.  For the year ending December 31, 2011, our retiree medical and retiree life insurance plans yielded a weighted-average rate of return of 1.18%, below the expected rate of return on assets of 8.9%.  Investment performance for a balanced fund comprised of a similar mix of assets yielded a weighted-average return of 2.16%, so the plans underperformed the benchmark balanced fund index.

At December 31, 2011, our pension plan assets consisted of 56.8% equity, 35.2% fixed income, 5.2% alternative investments and 2.8% cash and cash equivalents, and the retiree medical and retiree life insurance plan assets consisted of 38.9% equity, 40.6% fixed income and 20.5% cash and cash equivalents.  Historically over long periods of time, widely traded large cap equity securities have provided a return of 10%, while fixed income securities have provided a return of 6%, indicating that a long term expected return predicated on the asset allocation as of December 31, 2011 would be approximately 8.87% to 9.39% if investments were made in the broad indexes for the defined benefit pension plan, and 7.07% to 7.52% for the retiree medical and retiree life insurance plan.  We arrived at an overall expected return of 8.9% for both the periodic benefit cost calculations and the benefit obligation calculations as of December 31, 2011.

Kinder Morgan Energy Partners, L.P.

Pension and Postretirement Benefit Plans

Two of KMP’s subsidiaries, Kinder Morgan Canada Inc. and Trans Mountain Pipeline Inc. (as general partner of Trans Mountain Pipeline L.P.) are sponsors of pension plans for eligible Trans Mountain employees.  The plans include registered defined benefit pension plans, supplemental unfunded arrangements, which provide pension benefits in excess of statutory limits, and defined contributory plans.  KMP also provides postretirement benefits other than pensions for retired employees.

KMP’s combined net periodic benefit costs for these Trans Mountain pension and postretirement benefit plans for 2011, 2010 and 2009 were approximately $6.9 million, $3.9 million and $2.9 million, respectively, recognized ratably over each year.  As of December 31, 2011, KMP estimates its overall net periodic pension and postretirement benefit costs for these plans for the year 2012 will be approximately $11.3 million, although this estimate could change if there is a significant event, such as a plan amendment or a plan curtailment, which would require a remeasurement of liabilities.  KMP expects to contribute approximately $8.9 million to these benefit plans in 2012.

Additionally, in connection with its acquisition of SFPP, L.P. in 1998, KMP acquired certain liabilities for pension and postretirement benefits.  KMP provides medical and life insurance benefits to current employees of SFPP, as well as their covered dependents and beneficiaries.  KMP also provides the same benefits to former salaried employees of SFPP and KMP will continue to fund these costs for those employees currently in the plan during their retirement years.

SFPP’s postretirement benefit plan is frozen and no additional participants may join the plan.  Benefits under the SFPP postretirement benefit plan are provided by the Burlington Northern Santa Fe railroad and KMP reimburses BNSF for the costs of the plan.   KMP’s net periodic benefit cost for the SFPP postretirement benefit plan for 2011 was $0.1 million, and for each of the years ended December 31, 2010 and 2009, KMP’s net periodic benefit cost was a credit of less than $0.1 million.  The credits in 2010 and 2009 resulted in increases to income, largely due to amortizations of an actuarial gain and a negative prior service cost.  As of December 31, 2011, KMP estimates its overall net periodic postretirement benefit cost for the SFPP postretirement benefit plan for the year 2012 will be approximately $0.1 million; however, this estimate could change if a future significant event would require a remeasurement of liabilities.  In addition, KMP expects to contribute approximately $0.3 million to this postretirement benefit plan in 2012.

As of December 31, 2011 and 2010, the recorded value of KMP’s pension and postretirement benefit obligations for these plans was a combined $70.0 million and $44.8 million, respectively.  KMP considers its pension and postretirement benefit liability exposure and the fair value of its pension and postretirement plan assets to be minimal in relation to the value of its total consolidated assets and net income.

Multiemployer Plans

As a result of acquiring several terminal operations, primarily KMP’s acquisition of Kinder Morgan Bulk Terminals, Inc. effective July 1, 1998, KMP participates in several multi-employer pension plans for the benefit of employees who are union members.  KMP does not administer these plans and contributes to them in accordance with the provisions of negotiated labor contracts.  Other benefits include a self-insured health and welfare insurance plan and an employee health plan where employees may contribute for their dependents’ health care costs.  Amounts charged to expense for

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

these plans were approximately $12.3 million, $10.3 million and $8.4 million for the years ended December 31, 2011, 2010 and 2009, respectively.

10.  Stockholders’ Equity

During the years ended December 31, 2011, 2010 and 2009, there were no material changes in our ownership interests in subsidiaries, in which we retained a controlling financial interest.

Kinder Morgan, Inc. – Equity Interests

Common Equity

The following table sets forth the changes in the outstanding shares during 2011 since becoming public (see “—Initial Public Offering” following):

	Shares Outstanding
	Class P	Class A	Class B	Class C
Balance at February 16, 2011	109,786,590	597,213,410	100,000,000	2,462,927
Restricted shares vested	1,570	-	-	-
Shares converted	61,241,023	(61,241,023)	(5,867,404)	(144,669)
Shares cancelled	(108,043)	-	-	-
Balance at December 31, 2011	170,921,140	535,972,387	94,132,596	2,318,258

For accounting purposes, both our Class P and our Class A shares are considered common stock, and our Class B and Class C shares are considered participating securities.

Initial Public Offering

In the following discussion, the Investors refer to: (i) Richard D. Kinder, our Chairman and Chief Executive Officer; (ii) investment funds advised by, or affiliated with, Goldman, Sachs & Co., Highstar Capital LP, The Carlyle Group and Riverstone Holdings LLC, which we refer to collectively as the “Sponsor Investors;” (iii) Fayez Sarofim, one of our directors, and investment entities affiliated with him, and an investment entity affiliated with Michael C. Morgan, another of our directors, and William V. Morgan, one of our founders; and (iv) a number of other members of our management.

On February 16, 2011, we completed an initial public offering of our common stock (the offering).  In connection with the offering, we converted from a Delaware limited liability company to a Delaware corporation.  Our outstanding Class A units, Class B units and Class A-1 units were converted to Class A shares, Class B shares and Class C shares, respectively.  Upon this conversion, the Sponsor Investors then converted some of their Class A shares on a one-for-one basis into our common stock sold in the offering.  No shares were sold by members of management in the offering.  All of the common stock that was sold in the offering was sold by existing investors, consisting of investment funds advised by, or affiliated with, Goldman, Sachs & Co., Highstar Capital LP, The Carlyle Group and Riverstone Holdings LLC, and we did not receive any proceeds from the offering.  The class of common stock sold in the offering was our Class P common stock, which is sometimes referred to herein as our “common stock.” Our then existing investors prior to the offering hold our Class A, Class B and Class C common stock, which is sometimes collectively referred to herein as our “investor retained stock.”The terms of the Class A shares, Class B shares and Class C shares are intended to preserve substantially the same relative rights to share in the value of Kinder Morgan, Inc.’s equity that the Class A units, Class B units and Class A-1 units, respectively, had with respect to Kinder Morgan Holdco LLC’s equity.

In the offering, the selling stockholders sold 109,786,590 shares, or approximately 15.5% of our outstanding shares.  Upon the closing of the offering, our investor retained stock was convertible into a fixed aggregate of 597,213,410 shares of common stock, which represented 84.5% of our outstanding shares of common stock on a fully-converted basis.  The number of shares of common stock into which Class A shares, Class B shares and Class C shares will convert will be determined in accordance with our certificate of incorporation.  The conversion of investor retained stock into shares of our common stock will not increase our total fully converted shares outstanding.  The relative portion of the total number of our common shares issuable upon conversion to the holders of the Class A shares, the Class B shares and the Class C shares, respectively, will depend on the total value that has been received by such holders in connection with dividends

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

and conversions of those shares into shares of our common stock.  The conversion of Class B shares and Class C shares into our common stock will result in a corresponding decrease in the number of shares of our common stock into which our Class A shares will be able to convert because the Class A shares, Class B shares and Class C shares are convertible into a fixed aggregate number of shares of our common stock.

Dividends

Holders of our common stock share equally in any dividend declared by our board of directors, subject to the rights of the holders of any outstanding preferred stock.  The holders of our outstanding Class A shares, Class B shares and Class C shares are entitled to receive, in the aggregate, the proportion of any such dividend allocable to the maximum number of common shares into which they would then convert (measured on the record date for such dividend).  The dividends received by holders of Class A shares, Class B shares and Class C shares will adjust over time as described above under “—Initial Public Offering.” The Class A shares, Class B shares and Class C shares will receive, in the aggregate, dividends on a fully-converted common stock basis, and the payment of those dividends will not otherwise affect the per share dividends received by our common shares since the aggregate number of common shares into which our Class A shares, Class B shares and Class C shares can convert is fixed.

Our certificate of incorporation provides that, in general, no dividends will be paid to holders of Class A shares and Class C shares until annual dividends of up to $50 million are paid to the holders of Class B shares.  Subject to certain limitations set forth in our charter, such priority dividends are payable to the holders of Class B shares until the earlier of: (i) such holders have received dividends of approximately $200 million, (ii) sixteen quarters have elapsed since our first dividend payment date after the closing of the offering, or (iii) the holders of the Class A shares, the holders of the Class B shares and the holders of the Class C shares have received total value equal to 150% of the original capital.

On February 11, 2011, our Board of Directors declared and paid a dividend to our then existing investors of $245.8 million with respect to the period for which we were not public.  This consisted of $205.0 million for the fourth quarter of 2010 and $104.8 million for the first 46 days of 2011, representing the portion of the first quarter of 2011 that we were not public, less a one-time adjustment of $64.0 million in available earnings and profits reserved for the after tax cost of special cash bonuses (and premium pay) in an aggregate amount of approximately $100 million that was paid in May of 2011 to certain of our non-senior management employees.  No holders of our Class B shares or Class C shares received such bonuses.  During the year ended December 31, 2010, we paid distributions on our Class A units totaling $700.0 million.

Subsequent to the offering and through December 31, 2011, we paid dividends totaling $523.8 million, or $0.74 per common share, which consisted of (i) the initial quarterly dividend of $0.14 per share for the first quarter of 2011, representing a prorated amount for the period during the first quarter that we were public and (ii) quarterly dividends of $0.30 per share with respect to the second and third quarters of 2011.  On January 18, 2012, our Board of Directors declared a dividend of $0.31 per share for the fourth quarter of 2011 paid on February 15, 2012, to shareholders of record as of January 31, 2012.  Since this dividend was declared after the end of the quarter, no amount is shown in our December 31, 2011 balance sheet as a dividend payable.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

Comprehensive Income – Income Tax Expense

The following table sets forth the tax amounts included in the respective components of other comprehensive income (loss) (in millions):

Tax Benefit (Expense) Included in Other Comprehensive Income (Loss)

	Year Ended December 31,
	2011	2010	2009
Kinder Morgan, Inc.
Change in fair value of derivatives utilized for hedging purposes	$(5.2)	$8.9	$85.5
Reclassification of change in fair value of derivatives to net income	(36.5)	(10.4)	24.5
Foreign currency translation adjustments	7.9	(20.6)	(34.7)
Benefit plan adjustments	25.3	9.2	(1.6)
Benefit plan amortization	(3.9)	(3.7)	(3.7)
Tax benefit (expense) included in total other comprehensive income (loss) attributable to Kinder Morgan, Inc.	(12.4)	(16.6)	70.0

Noncontrolling interests
Change in fair value of derivatives utilized for hedging purposes	(0.7)	3.8	20.7
Reclassification of change in fair value of derivatives to net income	(12.8)	(9.4)	(4.5)
Foreign currency translation adjustments	2.2	(5.0)	(11.4)
Benefit plan adjustments	1.7	0.1	0.1
Benefit plan amortization	-	-	-
Tax benefit (expense) included in total other comprehensive income (loss) attributable to noncontrolling interests	(9.6)	(10.5)	4.9

Total
Change in fair value of derivatives utilized for hedging purposes	(5.9)	12.7	106.2
Reclassification of change in fair value of derivatives to net income	(49.3)	(19.8)	20.0
Foreign currency translation adjustments	10.1	(25.6)	(46.1)
Benefit plan adjustments	27.0	9.3	(1.5)
Benefit plan amortization	(3.9)	(3.7)	(3.7)
Tax benefit (expense) included in total other comprehensive income (loss)	$(22.0)	$(27.1)	$74.9

Noncontrolling Interests

The caption “Noncontrolling interests” in our accompanying consolidated balance sheets consists of interests in the following subsidiaries (in millions):

	December 31,
	2011	2010
KMP	$3,239.1	$3,135.4
KMR	1,987.8	1,956.2
Other	20.2	8.3
	$5,247.1	$5,099.9

KMP

Noncontrolling interests in KMP represent the economic interests in this subsidiary that we do not own.  At December 31, 2011, we owned, directly, and indirectly in the form of i-units corresponding to the number of shares of KMR we owned, 35,739,254 limited partner units of KMP.  These units, which consist of 16,370,428 common units, 5,313,400 Class B units and 14,055,426 i-units, represent approximately 10.6% of the total limited partner interests of KMP.  In addition, we are the sole common stockholder of the general partner of KMP, which holds an effective 2% interest in KMP and its operating partnerships.  Together, at December 31, 2011, our limited partner and general partner interests represented approximately 12.4% of KMP’s total equity interests and represented an approximate 50% economic interest in KMP.  This difference results from the existence of incentive distribution rights held by the general partner shareholder.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

Contributions

Contributions from our noncontrolling interests consist primarily of KMP’s issuance of its common units that we did not purchase or obtain.  On February 25, 2011, KMP entered into a second amended and restated equity distribution agreement with UBS Securities LLC (UBS) to provide for the offer and sale of KMP common units having an aggregate offering price of up to $1.2 billion (up from an aggregate offering price of up to $600 million under KMP’s first amended and restated agreement) from time to time through UBS, as its sales agent.  Sales of the units will be made by means of ordinary brokers’ transactions on the New York Stock Exchange at market prices, in block transactions or as otherwise agreed between KMP and UBS.  Under the terms of this agreement, KMP also may sell its common units to UBS as principal for its own account at a price agreed upon at the time of the sale.  Any sale of common units to UBS as principal would be pursuant to the terms of a separate agreement between KMP and UBS.

This equity distribution agreement provides KMP the right, but not the obligation, to sell common units in the future, at prices it deems appropriate.  KMP retains at all times complete control over the amount and the timing of each sale, and we will designate the maximum number of common units to be sold through UBS, on a daily basis or otherwise as it and UBS agree.  UBS will then use its reasonable efforts to sell, as KMP’s sales agent and on KMP’s behalf, all of the designated common units.  KMP may instruct UBS not to sell common units if the sales cannot be effected at or above the price designated by KMP in any such instruction.  Either KMP or UBS may suspend the offering of common units pursuant to the agreement by notifying the other party.

In 2011, KMP issued 5,764,708 of its common units pursuant to its equity distribution agreement.  After commissions of $3.2 million, KMP received net proceeds from the issuance of these common units of $421.4 million.  KMP used the proceeds to reduce the borrowings under its commercial paper program.

KMP also completed the following equity issuances in 2011:

▪
On June 10, 2011, KMP issued 324,961 common units as part of its purchase price for the petroleum coke terminal assets it acquired from TGS Development, L.P.  KMP valued the common units at $23.7 million, determining the units’ value based on the $73.01 closing market price of KMP’s common units on the New York Stock Exchange on the June 10, 2011 acquisition date (for more information on this acquisition, see Note 3 “Acquisitions and Divestitures—Acquisitions—(15) TGS Development, L.P. Terminal Acquisition;” and

▪
On June 17, 2011, KMP issued, in a public offering, 6,700,000 of its common units at a price of $71.44 per unit, less commissions and underwriting expenses.  At the time of the offering, KMP granted the underwriters a 30-day option to purchase up to an additional 1,005,000 common units from KMP on the same terms and conditions, and upon the underwriters’ exercise of this option in full, it issued the additional 1,005,000 common units on June 27, 2011.  KMP received net proceeds, after deducting the underwriter discount, of $533.9 million from the issuance of these 7,705,000 common units, and used the proceeds to reduce the borrowings under its commercial paper program.

The above equity issuances during the year ended December 31, 2011 had the associated effects of increasing our (i) noncontrolling interests associated with KMP by $934.5 million; (ii) accumulated deferred income taxes by $16.1 million; and (iii) additional paid-in capital by $28.4 million.

2010 Issuances

In 2010, KMP issued 3,902,225 of its common units pursuant to our equity distribution agreement with UBS.  After commissions of $2.0 million, KMP received net proceeds from the issuance of these common units of $266.3 million.  KMP used the proceeds to reduce the borrowings under its commercial paper program and its bank credit facility.

KMP also completed the following equity issuances in 2010:

▪
On January 15, 2010, KMP issued 1,287,287 common units as a portion of its purchase price for additional ethanol handling terminal assets it acquired from US Development Group LLC.  KMP valued the common units at $81.7 million, determining the units’ value based on the $63.45 closing market price of the common units on the New York Stock Exchange on the January 15, 2010 acquisition date (for more information on this acquisition, see Note 3 “Acquisitions and Divestitures—Acquisitions—(5) USD Terminal Acquisition;”

▪
On May 7, 2010, KMP issued, in a public offering, 6,500,000 of its common units at a price of $66.25 per unit, less commissions and underwriting expenses.  After deducting the underwriter discount, KMP received net proceeds of $417.4 million for the issuance of these common units, and used the proceeds to reduce the borrowings under its commercial paper program and its bank credit facility; and

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

▪
On July 2, 2010, KMP completed an offering of 1,167,315 of its common units at a price of $64.25 per unit in a privately negotiated transaction.  KMP received net proceeds of $75.0 million for the issuance of these common units, and used the proceeds to reduce the borrowings under its commercial paper program and its bank credit facility.

The above equity issuances during the year ended December 31, 2010 had the associated effects of increasing our (i) noncontrolling interests associated with KMP by $804.5 million; (ii) accumulated deferred income taxes by $13.0 million; and (iii) additional paid-in capital by $22.9 million.

In early January 2012, KMP issued 160,510 of its common units for the settlement of sales made on or before December 31, 2011 pursuant to its equity distribution agreement with UBS.  After commissions of $0.1 million, KMP received net proceeds of $13.4 million for the issuance of these common units, and used the proceeds to reduce the borrowings under its commercial paper program.

Distributions

Distributions to our noncontrolling interests consist primarily of distributions by KMP to its common unit holders.  KMP’s partnership agreement requires that it distribute 100% of “Available Cash,” as defined in its partnership agreement, to its partners within 45 days following the end of each calendar quarter.  Available Cash consists generally of all of KMP’s cash receipts, including cash received by its operating partnerships and net reductions in reserves, less cash disbursements and net additions to reserves and amounts payable to the former general partner of SFPP, L.P. in respect of its remaining 0.5% interest in SFPP.

KMR, as the delegate of Kinder Morgan G.P., Inc., of which we indirectly own all of the outstanding common equity, and the general partner of KMP, is granted discretion, subject to the approval of Kinder Morgan G.P., Inc. in certain cases, to establish, maintain and adjust reserves for the proper conduct of KMP’s business, which might include reserves for matters such as future operating expenses, debt service, sustaining capital expenditures and rate refunds, and for distributions for the next four quarters.  These reserves are not restricted by magnitude, but only by type of future cash requirements with which they can be associated.  When KMR determines KMP’s quarterly distributions, it considers current and expected reserve needs along with current and expected cash flows to identify the appropriate sustainable distribution level.

Pursuant to KMP’s partnership agreement, distributions to its unitholders are characterized either as distributions of cash from operations or as distributions of cash from interim capital transactions.  This distinction affects the distributions to owners of common units, Class B units and i-units relative to the distributions retained by Kinder Morgan G.P., Inc. as KMP’s general partner.

Cash from Operations.  Cash from operations generally refers to KMP’s cash balance on the date it commenced operations, plus all cash generated by the operation of its business, after deducting related cash expenditures, net additions to or reductions in reserves, debt service and various other items.

Cash from Interim Capital Transactions.  Cash from interim capital transactions will generally result only from distributions that are funded from borrowings, sales of debt and equity securities and sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of business.

Rule for Characterizing Distributions.  Generally, all available cash distributed by KMP from any source will be treated as distributions of cash from operations unless the sum of all available cash distributed equals the cumulative amount of cash from operations actually generated from the date KMP commenced operations through the end of the calendar quarter prior to that distribution.  Any distribution of available cash which, when added to the sum of all prior distributions, is in excess of the cumulative amount of cash from operations, will be considered a distribution of cash from interim capital transactions until the initial common unit price is fully recovered as described below under “—Allocation of Distributions from Interim Capital Transactions.”  For purposes of calculating the sum of all distributions of available cash, the total equivalent cash amount of all distributions of i-units to KMR, as the holder of all i-units, will be treated as distributions of available cash, even though the distributions to KMR are made in additional i-units rather than cash.  KMP retains this cash and uses it in its business.  To date, all of KMP’s available cash distributions, other than a $177.1 million distribution of cash from interim capital transactions for the second quarter of 2010 (paid in the third quarter of 2010), have been treated as distributions of cash from operations.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

Allocation of Distributions from Operations.  Cash from operations for each quarter will be distributed effectively as follows:

▪
first, 98% to the owners of all classes of units pro rata and 2% to Kinder Morgan G.P., Inc. as KMP’s general partner until the owners of all classes of units have received a total of $0.15125 per unit in cash or equivalent i-units for such quarter;

▪
second, 85% of any available cash then remaining to the owners of all classes of units pro rata and 15% to Kinder Morgan G.P., Inc. as KMP’s general partner until the owners of all classes of units have received a total of $0.17875 per unit in cash or equivalent i-units for such quarter;

▪
third, 75% of any available cash then remaining to the owners of all classes of units pro rata and 25% to Kinder Morgan G.P., Inc. as KMP’s general partner until the owners of all classes of units have received a total of $0.23375 per unit in cash or equivalent i-units for such quarter; and

▪
fourth, 50% of any available cash then remaining to the owners of all classes of units pro rata, to owners of common units and Class B units in cash and to the owner of i-units in the equivalent number of i-units, and 50% to Kinder Morgan G.P., Inc. as KMP’s general partner.

Allocation of Distributions from Interim Capital Transactions.  Any distribution by KMP of available cash that would constitute cash from interim capital transactions would be distributed effectively as follows:

▪	98% to all owners of common units and Class B units pro rata in cash and to the holder of i-units in equivalent i-units; and

▪
2% to Kinder Morgan G.P., Inc. as KMP’s general partner, until KMP has distributed cash from this source in respect of a common unit outstanding since KMP’s original public offering in an aggregate amount per unit equal to the initial common unit price of $5.75, as adjusted for splits.

As cash from interim capital transactions is distributed, it would be treated as if it were a repayment of the offering price of the common units.  To reflect that repayment, the first three distribution target levels of cash from operations would be adjusted downward proportionately by multiplying each distribution target level amount by a fraction, the numerator of which is the unrecovered initial common unit price immediately after giving effect to that distribution and the denominator of which is the unrecovered initial common unit price immediately prior to giving effect to that distribution.  When the initial common unit price is fully recovered, then each of the first three distribution target levels will have been reduced to zero and thereafter, all distributions of available cash from all sources will be treated as if they were cash from operations and available cash will be distributed 50% to all classes of units pro rata (with the distribution to i-units being made instead in the form of i-units), and 50% to Kinder Morgan G.P., Inc. as KMP’s general partner.  In connection with the distribution of cash from interim capital transactions for the second quarter 2010, mentioned following, we waived any adjustment in the target distribution levels and any reduction in the unrecovered initial common unit price that otherwise would have been made because of that distribution of cash from interim capital transactions.

KMP’s distribution of cash for the year ended December 31, 2010 from interim capital transactions totaled $177.1 million (approximately $0.56 per limited partner unit) which resulted in Kinder Morgan G.P., Inc., as KMP’s general partner receiving a reduced incentive amount of $168.3 million (including our 2% general partner interest, total cash distributions to us were reduced by $170.0 million).  We, as the owner of KMP’s general partner, also waived an incentive amount equal to $28.4 million and $11.1 million in the years ended December 31, 2011 and 2010, respectively, related to common units that KMP issued to finance a portion of its May 2010 KinderHawk Field Services LLC acquisition.  Beginning with KMP’s distribution payments for the quarterly period ended June 30, 2010, we had agreed not to take incentive distributions related to this acquisition of its initial 50% interest in KinderHawk through year-end 2011.

During the year ended December 31, 2011, KMP paid distributions of $4.61 per common unit, of which $955.0 million was paid to the public holders (represented in noncontrolling interests) of KMP’s common units.  On January 18, 2012, KMP declared a quarterly distribution of $1.16 per common unit for the quarterly period ended December 31, 2011.  The distribution was paid on February 14, 2012 to unitholders of record as of January 31, 2012.  Related to this February 14, 2012 distribution, we, as the owner of KMP’s general partner, waived an incentive distribution amount equal to $7.2 million related to common units that KMP issued to finance a portion of its May 2010 KinderHawk acquisition.  Furthermore, to support KMP’s acquisition of the remaining 50% interest in KinderHawk effective July 1, 2011, through our ownership of KMP’s general partner, we have agreed to waive incentive distribution amounts equal to $25.5 million for 2012 and $3.5 million for 2013.  For more information about this acquisition, see Note 3 “Acquisitions and Divestitures—Acquisitions—(16) KinderHawk Field Services LLC and EagleHawk Field Services LLC.”

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

Kinder Morgan Management, LLC

KMR’s distributions are paid in the form of additional shares or fractions thereof calculated by dividing the KMP cash distribution per common unit by the average of the market closing prices of a KMR share determined for a ten-trading day period ending on the trading day immediately prior to the ex-dividend date for the shares.  KMR has paid share distributions totaling 6,601,402, 6,369,724 and 7,540,357 shares in the years ended December 31, 2011, 2010 and 2009, respectively.  On February 14, 2012, KMR made a share distribution of 0.014863 shares per outstanding share (1,464,145 total shares) to shareholders of record as of January 31, 2012, based on the $1.16 per common unit distribution declared by KMP.

At December 31, 2011, we owned approximately 14.1 million KMR shares representing approximately 14.3% of KMR’s outstanding shares.

11.  Related Party Transactions

Kinder Morgan, Inc. Common Stock

On November 22, 2011, Richard D. Kinder, our Chief Executive Officer and Chairman of our Board of Directors, entered into an agreement to purchase with his personal funds an aggregate of 19,723,865 of Kinder Morgan, Inc. Class P shares for an aggregate net sale amount of approximately $500 million ($25.35 per share) from several Sponsor Investors (Sellers) pursuant to the terms of a Stock Purchase Agreement, dated as of November 22, 2011, by and among Richard D. Kinder and certain Sponsor Investors (Share Purchase Transaction).  In connection with the Share Purchase Transaction, the Sellers converted 19,723,865 of Kinder Morgan, Inc. Class A shares that they owned into an equal number of Class P shares.  This Share Purchase Transaction was completed on December 9, 2011.

Significant Investors

One of our investors, Goldman Sachs Capital Partners and certain of its affiliates (Goldman Sachs), is considered “related parties” to us as that term is defined in the authoritative accounting literature.  Goldman Sachs has acted in the past, and may act in the future, as an underwriter for equity and/or debt issuances for us, KMP and KMR.  Goldman Sachs effectively owned 49% of the terminal assets KMP acquired from US Development Group LLC in January 2010.

In addition, we conduct energy commodity risk management activities in the ordinary course of implementing our risk management strategies in which the counterparty to certain of our derivative transactions is an affiliate of Goldman Sachs, and in conjunction with these activities, we are a party (through one of KMP’s subsidiaries engaged in the production of crude oil) to a hedging facility with J. Aron & Company/Goldman Sachs.  The hedging facility requires us to provide certain periodic information but does not require the posting of margin.  As a result of changes in the market value of our derivative positions, we have recorded both amounts receivable from and payable to Goldman Sachs affiliates.

The following table summarizes the fair values of our energy commodity derivative contracts that are (i) associated with commodity price risk management activities with J. Aron & Company/Goldman Sachs and (ii) included within “Fair value of derivative contracts” on our accompanying consolidated balance sheets (in millions):

	December 31,
	2011	2010
Derivatives – asset (liability)
Current assets	$8.6	$-
Noncurrent assets	$18.2	$12.7
Current liabilities	$(64.3)	$(221.4)
Noncurrent liabilities	$(9.6)	$(57.5)

Mr. C. Berdon Lawrence, a non-management director on the boards of Kinder Morgan G.P., Inc. and KMR until July 20, 2011, is also Chairman Emeritus of the Board of Kirby Corporation.  On February 9, 2011, KMP sold a marine vessel to Kirby Corporation’s subsidiary Kirby Inland Marine, L.P., and additionally, KMP and Kirby Inland Marine L.P. formed a joint venture named Greens Bayou Fleeting, LLC.  For more information about these transactions, see Note 3 “Acquisitions and Divestitures—Divestitures—Megafleet Towing Co., Inc. Assets.”

Kinder Morgan NatGas Operator LLC

KMP’s subsidiary Kinder Morgan NatGas Operator LLC operates the Rockies Express and the Midcontinent Express natural gas pipeline systems pursuant to two separate operating agreements.  Under the Rockies Express agreement, it is reimbursed for its costs and receives a management fee of 1%, based on Rockies Express’ operating income, less all

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

depreciation and amortization expenses.  In 2011, 2010 and 2009, it received management fees of $5.6 million, $5.4 million and $4.0 million, respectively (as discussed in Note 1, KMP’s 50% equity investment in Rockies Express is included in KMP’s FTC Natural Gas Pipelines disposal group).  Kinder Morgan NatGas Operator LLC operates the Midcontinent Express pipeline system according to the provisions of an operating agreement entered into in March 2007.  It is reimbursed for its operating costs; however, it receives no special management fees according to this agreement.

Terminals—KMP Business Segment

For services in the ordinary course of Kirby Corporation’s and the Terminals—KMP segment’s businesses, Kirby Corporation received payments from KMP’s subsidiaries totaling $38,729, $39,828 and $18,878 in 2011, 2010 and 2009, respectively, and Kirby made payments, in 2011, to KMP’s subsidiaries totaling $44,615.

Notes Receivable

Plantation Pipe Line Company

KMP owns a 51.17% equity interest in Plantation Pipe Line Company.  An affiliate of ExxonMobil owns the remaining 48.83% interest.  In July 2004, Plantation repaid a $10 million note outstanding and $175 million in outstanding commercial paper borrowings with funds of $190 million borrowed from its owners.  KMP loaned Plantation $97.2 million, which corresponds to its 51.17% ownership interest, in exchange for a seven year note receivable bearing interest at the rate of 4.72% per annum.

On July 20, 2011, KMP, ExxonMobil, and Plantation Pipe Line Company amended the term loan agreement covering this note receivable to (i) reduce the aggregate loan amount to $100.0 million following payments of $57.9 million made by Plantation to ExxonMobil and KMP on July 20, 2011; (ii) extend the maturity of the note from July 20, 2011 to July 20, 2016; (iii) allow for pre-payment of all or any portion of the principal amount of the loan without a premium penalty; and (iv) reduce the interest rate on the note from 4.72% per annum to 4.25% per annum.  Following the July 20, 2011 payments to both us and ExxonMobil, the note provides for semiannual payments of principal and interest on December 31 and June 30 each year beginning on December 31, 2011, with a final principal payment of $87.8 million due on July 20, 2016.

During each of the years ended December 31, 2011 and 2010, KMP received combined principal repayments of $31.4 million and $2.7 million, respectively, and as of December 31, 2011, its 51.17% portion of the outstanding principal amount of the note was $50.7 million.  We included $1.2 million of this note receivable balance within “Accounts, notes and interest receivable, net,” on our accompanying consolidated balance sheet, and the remaining outstanding balance within “Notes Receivable.”  As of December 31, 2010, the outstanding note receivable balance was $82.1 million, and we included this amount within “Accounts, notes and interest receivable, net,” on our accompanying consolidated balance sheet.

Express US Holdings LP

In conjunction with the acquisition of KMP’s 33 1/3% equity ownership interest in the Express pipeline system from KMI on August 28, 2008, KMP acquired a long-term investment in a C$113.6 million debt security issued by Express US Holdings LP (the obligor), the partnership that maintains ownership of the U.S. portion of the Express pipeline system.  The debenture is (i) denominated in Canadian dollars; (ii) due in full on January 9, 2023; (iii) bears interest at the rate of 12.0% per annum; and (iv) provides for quarterly payments of interest in Canadian dollars on March 31, June 30, September 30 and December 31 each year.  As of December 31, 2011 and December 31, 2010, the outstanding note receivable balance, representing the translated amount included in our consolidated financial statements in U.S. dollars, was $111.7 million and $114.2 million, respectively, and we included these amounts within “Notes receivable” on our accompanying consolidated balance sheets.

River Consulting, LLC

In conjunction with the sale of KMP’s 51% equity ownership interest in River Consulting, LLC and Devco USA, L.L.C. (discussed in Note 3 “Acquisitions and Divestitures—Divestitures—River Consulting, LLC and Devco USA, L.L.C.”), KMP extended separate lines of credit to River Consulting and Devco, allowing them to borrow from it an aggregate amount of $3.0 million for working capital purposes.  The lines of credit expire on December 31, 2012, and

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

provide for maximum advances of $2.7 million to River Consulting and $0.3 million to Devco.  Advances by KMP  pursuant to these lines of credit are evidenced by notes that bear interest at the rate of 9.5% per annum.  The notes provide for monthly payments of interest and allow for prepayment of principal borrowings.  As of December 31, 2011, River Consulting had borrowed $0.1 million under its line of credit agreement with KMP, and we included this receivable amount within “Accounts, notes and interest receivable, net,” on our accompanying consolidated balance sheet.

NGPL PipeCo LLC

On February 15, 2008, we entered into an Operations and Reimbursement Agreement (O&R Agreement) with Natural Gas Pipeline Company of America LLC, a wholly owned subsidiary of NGPL PipeCo LLC.  The O&R Agreement provides for us to be reimbursed, at cost, for pre-approved operations and maintenance costs, and through December 31, 2010, a general and administration fee charge (Fee) for services provided under the O&R Agreement.  Effective January 1, 2011, the general and administrative expenses (G&A Costs) are determined in accordance with and as required by the terms of the O&R Agreement.  The Fee and the reimbursement of G&A Costs are included within the caption, “Product sales and other” in our accompanying consolidated statements of income, and totaled $35.1 million, $47.2 million and $45.8 million for the years ended December 31, 2011, 2010 and 2009, respectively.  In addition, KMP purchases natural gas transportation and storage services from NGPL.  For each of the years 2011, 2010 and 2009, expenses related to NGPL totaled $8.2 million, $7.8 million and $8.8 million, respectively, and we included these expense amounts within the caption “Gas purchases and other costs of sales” in our accompanying consolidated statements of income.  Also, see Note 16 “Litigation, Environmental and Other Contingencies—NGPL 2011 Budget Arbitration.”

Other Receivables and Payables

As of December 31, 2011 and 2010, our related party receivables (other than notes receivable discussed above in
“– Notes Receivable”) totaled $43.9 million and $23.3 million, respectively.  The December 31, 2011 receivables amount consisted of (i) $33.0 million included within “Accounts, notes and interest receivable, net” on our accompanying consolidated balance sheet and (ii) $10.9 million of natural gas imbalance receivables included within “Other current assets.”  The $33.0 million receivable amount primarily consisted of amounts due from the Express pipeline system and NGPL.  The $10.9 million natural gas imbalance receivable consisted of amounts due from both NGPL and the Rockies Express pipeline system.  The December 31, 2010 receivables amount consisted of (i) $16.1 million included within “Accounts, notes and interest receivable, net” on our accompanying consolidated balance sheet and (ii) $7.2 million of natural gas imbalance receivables included within “Other current assets.”  The $16.1 million amount primarily related to accounts and interest receivables due from (i) the Express pipeline system; (ii) the Rockies Express pipeline system; and (iii) NGPL. The related party natural gas imbalance receivables consisted of amounts due from NGPL.

As of December 31, 2011 and 2010, our related party payables totaled $1.4 million and $4.6 million, respectively.  The December 31, 2011 related party payables primarily consisted of $0.9 million amount included within “Accounts payable” and due to the noncontrolling partner of Globalplex Partners, a Louisiana joint venture owned 50% and controlled by KMP.  The December 31, 2010 amount consisted of (i) $0.9 million included within “Accounts payable” and primarily related to amounts due to the noncontrolling partner of Globalplex Partners and (ii) $3.7 million of natural gas imbalance payables included within “Accrued other current liabilities” and consisting of amounts due to the Rockies Express pipeline system.

12.  Commitments and Contingent Liabilities

Leases

The table below depicts future gross minimum rental commitments under our operating leases as of December 31, 2011 (in millions):

Year	Commitment
2012	$57.7
2013	46.8
2014	37.9
2015	32.3
2016	27.8
Thereafter	93.9
Total minimum payments	$296.4

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

The remaining terms on our operating leases, including probable elections to exercise renewal options, range from one to 37 years.  Total lease and rental expenses were $145.3 million, $68.8 million and $72.7 million for the years ended December 31, 2011, 2010 and 2009, respectively.  The increase in our lease and rental expenses in 2011 compared to 2010 was driven by a $69.7 million increase in expense associated with adjustments to KMP’s Pacific operations’ rights-of-way liabilities.  For more information about this expense, see Note 16 “Litigation, Environmental and Other Contingencies—Commercial Litigation Matters—Union Pacific Railroad Company Easements.”  The amount of capital leases included within “Property, Plant and Equipment, net” in our accompanying consolidated balance sheets as of December 31, 2011 and 2010 are not material to our consolidated balance sheets.

Contingent Debt

KMP’s contingent debt disclosures pertain to certain types of guarantees or indemnifications KMP has made and cover certain types of guarantees included within debt agreements, even if the likelihood of requiring KMP’s performance under such guarantee is remote.  As of December 31, 2011, KMP’s contingent debt obligations, as well as KMP’s obligations with respect to related letters of credit, consisted of the following two items:

Entity	KMP’s Ownership Interest	Investment Type	Total Entity Debt		KMP’s Contingent Share of Entity Debt	(a)
Cortez Pipeline Company(b)	50%	General Partner	$138.5	(c)	$80.0	(d)

Nassau County, Florida Ocean Highway and Port Authority(e)	N/A	N/A	N/A		$16.7	(f)
_________

(a)	Represents the portion of the entity’s debt that KMP may be responsible for if the entity cannot satisfy its obligations.
(b)
Cortez Pipeline Company is a Texas general partnership that owns and operates a common carrier carbon dioxide pipeline system.  The remaining general partner interests are owned by ExxonMobil Cortez Pipeline, Inc., an indirect wholly-owned subsidiary of Exxon Mobil Corporation, and Cortez Vickers Pipeline Company, an indirect subsidiary of M.E. Zuckerman Energy Investors Incorporated.

(c)
Amount consists of (i) $21.4 million aggregate principal amount of Series D notes due May 15, 2013 (interest on the Series D notes is paid annually and based on a fixed interest rate of 7.14% per annum); (ii) $100.0 million of variable rate Series E notes due December 11, 2012 (interest on the Series E notes is paid quarterly and based on an interest rate of three-month LIBOR plus a spread); and (iii) $17.1 million of outstanding borrowings under a $40.0 million committed revolving bank credit facility that is also due December 11, 2012.

(d)
KMP is severally liable for its percentage ownership share (50%) of the Cortez Pipeline Company debt ($69.3 million).  In addition, as of December 31, 2011, Shell Oil Company shares KMP’s several guaranty obligations jointly and severally for $21.4 million of Cortez’s debt balance related to the Series D notes; however, KMP is obligated to indemnify Shell for the liabilities it incurs in connection with such guaranty.  Accordingly, as of December 31, 2011, KMP has a letter of credit in the amount of $10.7 million issued by JP Morgan Chase, in order to secure its indemnification obligations to Shell for 50% of the Cortez debt balance of $21.4 million related to the Series D notes.

Further, pursuant to a Throughput and Deficiency Agreement, the partners of Cortez Pipeline Company are required to contribute capital to Cortez in the event of a cash deficiency.  The agreement contractually supports the financings of Cortez Capital Corporation, a wholly-owned subsidiary of Cortez Pipeline Company, by obligating the partners of Cortez Pipeline to fund cash deficiencies at Cortez Pipeline, including anticipated deficiencies and cash deficiencies relating to the repayment of principal and interest on the debt of Cortez Capital Corporation.  The partners’ respective parent or other companies further severally guarantee the obligations of the Cortez Pipeline owners under this agreement.

(e)	Arose from KMP’s Vopak terminal acquisition in July 2001. Nassau County, Florida Ocean Highway and Port Authority is a political subdivision of the state of Florida.
(f)
KMP has posted a letter of credit as security for borrowings under Adjustable Demand Revenue Bonds issued by the Nassau County, Florida Ocean Highway and Port Authority.  The bonds were issued for the purpose of constructing certain port improvements located in Fernandino Beach, Nassau County, Florida.  KMP’s subsidiary, Nassau Terminals LLC, is the operator of the marine port facilities.  The bond indenture is for 30 years and allows the bonds to remain outstanding until December 1, 2020.  Principal payments on the bonds are made on the first of December each year, and corresponding reductions are made to the letter of credit.  As of December 31, 2011, this letter of credit had a face amount of $16.7 million.

On February 25, 2011, Midcontinent Express Pipeline LLC entered into a three-year $75.0 million unsecured revolving bank credit facility that is due February 25, 2014.  This credit facility replaced Midcontinent Express’ previous

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

$175.4 million credit facility that was terminated on February 28, 2011, and on this same date, each of its two member owners, including KMP, were released from their respective debt obligations under the previous guaranty agreements.  Accordingly, KMP no longer has a contingent debt obligation with respect to Midcontinent Express Pipeline LLC.

On July 28, 2011, Fayetteville Express Pipeline LLC entered into (i) a new unsecured $600.0 million term loan that is due on July 28, 2012, with the ability to extend one additional year and (ii) a $50.0 million unsecured revolving bank credit facility that is due on July 28, 2015.  These debt instruments replaced Fayetteville Express’ $1.1 billion credit facility that was terminated on July 28, 2011, and on this same date, each of its two member owners, including KMP, were released from their respective debt obligations under the previous guaranty agreements.  Accordingly, KMP no longer has a contingent debt obligation with respect to Fayetteville Express Pipeline LLC.

In addition to KMP’s contingent debt obligations discussed above, it also has outstanding letters of credit supporting certain debt obligations of its consolidated subsidiaries totaling $79.8 million, consisting of (i) a $30.3 million guarantee under letters of credit totaling $45.5 million supporting KMP’s International Marine Terminals Partnership Plaquemines, Louisiana Port, Harbor, and Terminal Revenue Bonds; (ii) a $25.4 million letter of credit supporting KMP’s Kinder Morgan Liquids Terminals LLC New Jersey Economic Development Revenue Bonds; and (iii) a $24.1 million letter of credit supporting KMP’s Kinder Morgan Operating L.P. “B” tax-exempt bonds.

For additional information regarding our and KMP’s debt facilities see Note 8 “Debt.”

13.  Risk Management

Certain of our business activities expose us to risks associated with unfavorable changes in the market price of natural gas, natural gas liquids and crude oil.  We also have exposure to interest rate risk as a result of the issuance of debt obligations.  Pursuant to our management’s approved risk management policy, we use derivative contracts to hedge or reduce our exposure to certain of these risks.

Energy Commodity Price Risk Management

We are exposed to risks associated with changes in the market price of natural gas, natural gas liquids and crude oil as a result of the forecasted purchase or sale of these products.  Specifically, these risks are primarily associated with price volatility related to (i) pre-existing or anticipated physical natural gas, natural gas liquids and crude oil sales; (ii) natural gas purchases; and (iii) natural gas system use and storage.  Price changes are often caused by shifts in the supply and demand for these commodities, as well as their locations.

Our principal use of energy commodity derivative contracts is to mitigate the risk associated with unfavorable market movements in the price of energy commodities.  Our energy commodity derivative contracts act as a hedging (offset) mechanism against the volatility of energy commodity prices by allowing us to transfer this price risk to counterparties who are able and willing to bear it.

For derivative contracts that are designated and qualify as cash flow hedges pursuant to U.S. generally accepted accounting principles, the portion of the gain or loss on the derivative contract that is effective (as defined by U.S. generally accepted accounting principles) in offsetting the variable cash flows associated with the hedged forecasted transaction is reported as a component of other comprehensive income and reclassified into earnings in the same line item associated with the forecasted transaction and in the same period or periods during which the hedged transaction affects earnings (e.g., in “revenues” when the hedged transactions are commodity sales).  The remaining gain or loss on the derivative contract in excess of the cumulative change in the present value of future cash flows of the hedged item, if any (i.e., the ineffective portion as defined by U.S. generally accepted accounting principles), is recognized in earnings during the current period.  The effectiveness of hedges using an option contract may be assessed based on changes in the option’s intrinsic value with the change in the time value of the contract being excluded from the assessment of hedge effectiveness.  Changes in the excluded component of the change in an option’s time value are included currently in earnings.  During each of the years ended December 31, 2011 and 2010, we reclassified losses of $67.8 million and $21.2 million, respectively, from “Accumulated other comprehensive loss” into earnings.  No material amounts were reclassified into earnings as a result of the discontinuance of cash flow hedges because it was probable that the original forecasted transactions would no longer occur by the end of the originally specified time period or within an additional two-month period of time thereafter, but rather, the amounts reclassified were the result of the hedged forecasted transactions actually affecting earnings (i.e., when the forecasted sales and purchase actually occurred).  The proceeds or payments resulting from the settlement of cash flow hedges are reflected in the operating section of our statement of cash flows as changes to net income and working capital.

The “Accumulated other comprehensive loss” balance included in our Shareholders’ Equity (exclusive of the portion included in “Noncontrolling interests”) was $114.6 million and $136.5 million as of December 31, 2011and 2010, respectively.  These totals included “Accumulated other comprehensive loss” amounts associated with energy commodity

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

price risk management activities of $19.3 million and $93.3 million of losses as of December 31, 2011 and 2010, respectively.  We expect to reclassify an approximate $13.8 million loss amount associated with energy commodity price risk management activities and included in our Shareholders’ Equity as of December 31, 2011 into earnings during the next twelve months (when the associated forecasted sales and purchases are also expected to occur), however, actual amounts reclassified into earnings could vary materially as a result of changes in market prices.  As of December 31, 2011, the maximum length of time over which we have hedged our exposure to the variability in future cash flows associated with energy commodity price risk is through December 2015.

As of December 31, 2011, KMP had entered into the following outstanding commodity forward contracts to hedge its forecasted energy commodity purchases and sales:

	Net open position long/(short)
Derivatives designated as hedging contracts
Crude oil	(20.9)	million barrels
Natural gas fixed price	(11.4)	billion cubic feet
Natural gas basis	(11.4)	billion cubic feet
Derivatives not designated as hedging contracts
Natural gas basis	13.5	billion cubic feet

For derivative contracts that are not designated as a hedge for accounting purposes, all realized and unrealized gains and losses are recognized in the statement of income during the current period.  These types of transactions include basis spreads, basis-only positions and gas daily swap positions.  KMP primarily enters into these positions to economically hedge an exposure through a relationship that does not qualify for hedge accounting.  Until settlement occurs, this will result in non-cash gains or losses being reported in our operating results.

Interest Rate Risk Management

In order to maintain a cost effective capital structure, it is our policy to borrow funds using a mix of fixed rate debt and variable rate debt.  We use interest rate swap agreements to manage the interest rate risk associated with the fair value of our fixed rate borrowings and to effectively convert a portion of the underlying cash flows related to our long-term fixed rate debt securities into variable rate cash flows in order to achieve our desired mix of fixed and variable rate debt.

Since the fair value of fixed rate debt varies inversely with changes in the market rate of interest, we enter into swap agreements to receive a fixed and pay a variable rate of interest in order to convert the interest expense associated with certain of our senior notes from fixed rates to variable rates, resulting in future cash flows that vary with the market rate of interest.  These swaps, therefore, hedge against changes in the fair value of our fixed rate debt that result from market interest rate changes.  For derivative contracts that are designated and qualify as a fair value hedge, the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings.

As of December 31, 2011, KMI and KMP each had a combined notional principal amount of $725 million and $5,325 million, respectively, of fixed-to-variable interest rate swap agreements.  All of the swap agreements have termination dates that correspond to the maturity dates of the related series of senior notes and, as of December 31, 2011, the maximum length of time over which we have hedged a portion of our exposure to the variability in the value of this debt due to interest rate risk is through March 15, 2035.

As of December 31, 2010, KMI and KMP each had a combined notional principal amount of $725 million and $4,775 million, respectively, of fixed-to-variable interest rate swap agreements, effectively converting the interest expense associated with certain series of senior notes from fixed rates to variable rates based on an interest rate of LIBOR plus a spread.  In March 2011, KMP entered into four additional fixed-to-variable interest rate swap agreements having a combined notional principal amount of $500 million, effectively converting the interest expense associated with KMP’s 3.50% senior notes due March 1, 2016 from a fixed rate to a variable rate based on an interest rate of LIBOR plus a spread.  In August 2011, KMP (i) entered into two additional fixed-to-variable interest rate swap agreements having a combined notional principal amount of $250 million, effectively converting a portion of the interest expense associated with its 4.15% senior notes due March 1, 2022 from a fixed rate to a variable rate based on an interest rate of LIBOR plus a spread and (ii) terminated two existing fixed-to-variable swap agreements having a combined notional principal amount

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

of $200 million in two separate transactions.  KMP received combined proceeds of $73.0 million from the early termination of these two swap agreements.

Fair Value of Derivative Contracts

The fair values of the current and non-current asset and liability derivative contracts are each reported separately as “Fair value of derivative contracts” on our accompanying consolidated balance sheets.  The following table summarizes the fair values of our derivative contracts included on our accompanying consolidated balance sheets as of December 31, 2011 and 2010 (in millions):

Fair Value of Derivative Contracts

		Asset derivatives		Liability derivatives
		December 31,		December 31,
		2011	2010	2011	2010
	Balance sheet location	Fair value		Fair value
Derivatives designated as hedging contracts
Energy commodity derivative contracts	Current	$65.3	$20.1	$(116.3)	$(275.9)
	Non-current	39.4	43.1	(38.5)	(103.0)
Subtotal		104.7	63.2	(154.8)	(378.9)

Interest rate swap agreements	Current	3.0	-	-	-
	Non-current	658.4	258.6	-	(69.2)
Subtotal		661.4	258.6	-	(69.2)

Total		766.1	321.8	(154.8)	(448.1)

Derivatives not designated as hedging contracts

Energy commodity derivative contracts	Current	3.1	3.9	(4.5)	(5.6)
	Non-current	0.1	-	(0.2)	-
Total		3.2	3.9	(4.7)	(5.6)

Total derivatives		$769.3	$325.7	$(159.5)	$(453.7)

The offsetting entry to adjust the carrying value of the debt securities whose fair value was being hedged is included within “Value of interest rate swaps” on our accompanying consolidated balance sheets, which also includes any unamortized portion of proceeds received from the early termination of interest rate swap agreements.  As of December 31, 2011 and 2010, this unamortized premium totaled $486.2 million and $461.9 million, respectively, and as of December 31, 2011, the weighted average amortization period for this premium was approximately 17.7 years.

Effect of Derivative Contracts on the Income Statement

The following four tables summarize the impact of derivative contracts on our accompanying consolidated statements of income for each of the years ended December 31, 2011 and 2010 (in millions):

Derivatives in fair value hedging relationships	Location of gain/(loss) recognized in income on derivative	Amount of gain/(loss) recognized in income on derivative(a)		Hedged items in fair value hedging relationships	Location of gain/(loss) recognized in income on related hedged item	Amount of gain/(loss) recognized in income on related hedged items(a)
		Year Ended December 31,				Year Ended December 31,
		2011	2010			2011	2010
Interest rate swap agreements	Interest, net – income/(expense)	$545.0	$329.5	Fixed rate debt	Interest, net – income/(expense)	$(545.0)	$(329.5)
Total		$545.0	$329.5	Total		$(545.0)	$(329.5)
__________

(a)
Amounts reflect the change in the fair value of interest rate swap agreements and the change in the fair value of the associated fixed rate debt which exactly offset each other as a result of no hedge ineffectiveness.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

Derivatives in cash flow hedging relationships	Amount of gain/(loss) recognized in OCI on derivative (effective portion)		Location of gain/(loss) reclassified from Accumulated OCI into income (effective portion)	Amount of gain/(loss) reclassified from Accumulated OCI into income (effective portion)		Location of gain/(loss) recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)	Amount of gain/(loss) recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2011	2010		2011	2010		2011	2010
Energy commodity derivative contracts	$6.2	$(18.8)	Revenues-natural gas sales	$1.3	$1.0	Revenues-natural gas sales	$-	$-
			Revenues-product sales and other	(71.2)	(23.4)	Revenues-product sales and other	5.2	5.3
			Gas purchases and other costs of sales	2.1	1.2	Gas purchases and other costs of sales	-	-
Total	$6.2	$(18.8)	Total	$(67.8)	$(21.2)	Total	$5.2	$5.3
____________

Derivatives in cash flow hedging relationships	Amount of gain/(loss) recognized in OCI on derivative (effective portion)		Location of gain/(loss) reclassified from Accumulated OCI into income (effective portion)	Amount of gain/(loss) reclassified from Accumulated OCI into income (effective portion)		Location of gain/(loss) recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)	Amount of gain/(loss) recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2011	2010		2011	2010		2011	2010
Cross currency swap agreements	$-	$9.6	Other, net	$-	$-	Revenues	$-	$-
Total	$-	$9.6	Total	$-	$-	Total	$-	$-
____________

Derivatives not designated as hedging contracts	Location of gain/(loss) recognized in income on derivative	Amount of gain/(loss) recognized in income on derivative
		Year Ended December 31,
		2011	2010
Energy commodity derivative contracts	Gas purchases and other costs of sales	$(0.2)	$2.3
Total		$(0.2)	$2.3

Net Investment Hedges

We are exposed to foreign currency risk from our investments in businesses owned and operated outside the United States.  In 2005 and 2006, we entered into various cross-currency interest rate swap transactions, which were designated as net investment hedges, in order to hedge the value of the investment in Canadian operations.  Over time, as the exposure to foreign currency risk through our Canadian operations was reduced through dispositions, we began to terminate cross-currency swap agreements.  The final cross-currency swap agreements were terminated during the third quarter of 2010 and there were no outstanding cross currency interest rate swaps at December 31, 2011 and 2010, respectively.  In the periods with outstanding cross-currency swap agreements, the effective portion of the changes in fair value of these swap transactions was reported as a cumulative translation adjustment included in the balance sheet caption “Accumulated other comprehensive loss.”

Credit Risks

We and our subsidiary KMP, have counterparty credit risk as a result of our use of financial derivative contracts.  Our counterparties consist primarily of financial institutions, major energy companies and local distribution companies.  This concentration of counterparties may impact our overall exposure to credit risk, either positively or negatively, in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions.

We maintain credit policies with regard to our counterparties that we believe minimize our overall credit risk.  These policies include (i) an evaluation of potential counterparties’ financial condition (including credit ratings); (ii) collateral requirements under certain circumstances; and (iii) the use of standardized agreements which allow for netting of positive

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

and negative exposure associated with a single counterparty.  Based on our policies, exposure, credit and other reserves, our management does not anticipate a material adverse effect on our financial position, results of operations, or cash flows as a result of counterparty performance.

Our over-the-counter swaps and options are entered into with counterparties outside central trading organizations such as futures, options or stock exchanges.  These contracts are with a number of parties, all of which have investment grade credit ratings.  While we enter into derivative transactions principally with investment grade counterparties and actively monitor their ratings, it is nevertheless possible that from time to time losses will result from counterparty credit risk in the future.

The maximum potential exposure to credit losses on derivative contracts as of December 31, 2011 was (in millions):

Asset position
Interest rate swap agreements	$661.4
Energy commodity derivative contracts	107.9
Gross exposure	769.3
Netting agreement impact	(62.4)
Net exposure	$706.9

In conjunction with the purchase of exchange-traded derivative contracts or when the market value of our derivative contracts with specific counterparties exceeds established limits, we are required to provide collateral to our counterparties, which may include posting letters of credit or placing cash in margin accounts.  As of December 31, 2011 and 2010, KMP had no outstanding letters of credit supporting its hedging of energy commodity price risks associated with the sale of natural gas, natural gas liquids and crude oil.

As of December 31, 2011 and 2010, KMP’s counterparties associated with its energy commodity contract positions and over-the-counter swap agreements had margin deposits with KMP totaling $10.1 million and $2.4 million, respectively, and we reported these amounts within “Accrued other current liabilities” in our accompanying consolidated balance sheets.

KMP also has agreements with certain counterparties to its derivative contracts that contain provisions requiring it to post additional collateral upon a decrease in its credit rating.  Based on contractual provisions as of December 31, 2011, we estimate that if KMP’s credit rating was downgraded, KMP would have the following additional collateral obligations (in millions):

Credit Ratings Downgraded(a)	Incremental obligations	Cumulative Obligations(b)
One notch to BBB-/Baa3	$-	$-

Two notches to below BBB-/Baa3 (below investment grade)	$32.3	$32.3
__________

(a)
If there are split ratings among the independent credit rating agencies, most counterparties use the higher credit rating to determine KMP’s incremental collateral obligations, while the remaining use the lower credit rating.  Therefore, a two notch downgrade to below BBB-/Baa3 by one agency would not trigger the entire $32.3 million incremental obligation.

(b)	Includes current posting at current rating.

14.  Fair Value

The Codification emphasizes that fair value is a market-based measurement that should be determined based on assumptions (inputs) that market participants would use in pricing an asset or liability.  Inputs may be observable or unobservable, and valuation techniques used to measure fair value should maximize the use of relevant observable inputs and minimize the use of unobservable inputs.  Accordingly, the Codification establishes a hierarchal disclosure framework that ranks the quality and reliability of information used to determine fair values.  The hierarchy is associated with the level of pricing observability utilized in measuring fair value and defines three levels of inputs to the fair value measurement process—quoted prices are the most reliable valuation inputs, whereas model values that include inputs

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

based on unobservable data are the least reliable.  Each fair value measurement must be assigned to a level corresponding to the lowest level input that is significant to the fair value measurement in its entirety.

The three broad levels of inputs defined by the fair value hierarchy are as follows:

▪	Level 1 Inputs—quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date;

▪
Level 2 Inputs—inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.  If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability; and

▪
Level 3 Inputs—unobservable inputs for the asset or liability.  These unobservable inputs reflect the entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances (which might include the reporting entity’s own data).

Fair Value of Derivative Contracts

The following two tables summarize the fair value measurements of our (i) energy commodity derivative contracts and (ii) interest rate swap agreements as of December 31, 2011 and 2010, based on the three levels established by the Codification (in millions).  The fair value measurements in the tables below do not include cash margin deposits made by KMP or its counterparties, which would be reported within “Restricted deposits” and “Accrued other current liabilities,” respectively, in our accompanying consolidated balance sheets.

	Asset fair value measurements using
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
As of December 31, 2011
Energy commodity derivative contracts(a)	$107.9	$34.1	$47.0	$26.8
Interest rate swap agreements	$661.4	$-	$661.4	$-

As of December 31, 2010
Energy commodity derivative contracts(a)	$67.1	$-	$23.5	$43.6
Interest rate swap agreements	$258.6	$-	$258.6	$-

	Liability fair value measurements using
	Total	Quoted prices in active markets for identical liabilities (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
As of December 31, 2011
Energy commodity derivative contracts(a)	$(159.5)	$(14.5)	$(124.9)	$(20.1)
Interest rate swap agreements	$-	$-	$-	$-

As of December 31, 2010
Energy commodity derivative contracts(a)	$(384.5)	$-	$(359.7)	$(24.8)
Interest rate swap agreements	$(69.2)	$-	$(69.2)	$-
__________

(a)
Level 1 consists primarily of NYMEX natural gas futures.  Level 2 consists primarily of OTC West Texas Intermediate swaps and OTC natural gas swaps that are settled on NYMEX.  Level 3 consists primarily of natural gas basis swaps and West Texas Intermediate options.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

The table below provides a summary of changes in the fair value of our Level 3 energy commodity derivative contracts for each of the years ended December 31, 2011 and 2010 (in millions):

Significant unobservable inputs (Level 3)

	Year Ended December 31,
	2011	2010
Derivatives-net asset (liability)
Beginning of period	$18.8	$13.0
Transfers into Level 3	-	-
Transfers out of Level 3	-	-
Total gains or (losses):
Included in earnings	(2.3)	(1.2)
Included in other comprehensive income	(11.4)	2.9
Purchases	4.6	-
Issuances	-	-
Sales	-	-
Settlements	(3.0)	4.1
End of period	$6.7	$18.8

The amount of total gains or (losses) for the period included in earnings attributable to the change in unrealized gains or (losses) relating to assets held at the reporting date	$(1.7)	$(4.2)

Fair Value of Financial Instruments

Fair value as used in the disclosure of financial instruments represents the amount at which an instrument could be exchanged in a current transaction between willing parties.  As of each reporting date, the estimated fair value of our outstanding publicly-traded debt is based upon quoted market prices, if available, and for all other debt, fair value is based upon prevailing interest rates currently available to us.  In addition, we adjust (discount) the fair value measurement of our long-term debt for the effect of credit risk.

The estimated fair value of our outstanding debt balance as of December 31, 2011 and 2010 (both short-term and long-term, but excluding the value of interest rate swaps), is disclosed below (in millions):

	December 31, 2011		December 31, 2010
	Carrying Value	Estimated fair value	Carrying Value	Estimated fair value
Total Debt(a)	$16,103.7	$17,616.0	$15,169.9	$16,129.1
__________

(a)	The 2010 amounts include the $750.0 million of 5.35% senior notes paid on January 5, 2011 (see note 8 “Debt – KMI”).

15.  Reportable Segments

We divide our operations into the following reportable business segments.  These segments and their principal source of revenues are as follows:

▪	Products Pipelines—KMP— the transportation and terminaling of refined petroleum products, including gasoline, diesel fuel, jet fuel and natural gas liquids;

▪	Natural Gas Pipelines—KMP—the sale, transport, processing, treating, storage and gathering of natural gas;

▪
CO2—KMP—the production and sale of crude oil from fields in the Permian Basin of West Texas and the transportation and marketing of carbon dioxide used as a flooding medium for recovering crude oil from mature oil fields;

▪	Terminals—KMP—the transloading and storing of refined petroleum products and dry and liquid bulk products, including coal, petroleum coke, cement, alumina, salt and other bulk chemicals;

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

▪
Kinder Morgan Canada—KMP—the transportation of crude oil and refined products from Alberta, Canada to marketing terminals and refineries in British Columbia, the state of Washington and the Rocky Mountains and Central regions of the United States; and

▪
NGPL PipeCo LLC— consists of our 20% interest in NGPL PipeCo LLC, the owner of Natural Gas Pipeline Company of America and certain affiliates, collectively referred to as Natural Gas Pipeline Company of America or NGPL, a major interstate natural gas pipeline and storage system, which we operate.

In addition, during the historical periods presented prior to 2011 in this report, we had a business segment referred to as Power, which consisted of our ownership of natural gas-fired electric generation facilities.  On October 22, 2010, we sold our facility located in Michigan, referred to as Triton Power, for approximately $15.0 million in cash, and as a result, we no longer report Power as a business segment (See Note 3).

We evaluate performance principally based on each segment’s earnings before depreciation, depletion and amortization expenses (including amortization of excess cost of equity investments), which excludes general and administrative expenses, third-party debt costs and interest expense, unallocable interest income, and unallocable income tax expense.  Our reportable segments are strategic business units that offer different products and services, and they are structured based on how our chief operating decision maker organizes their operations for optimal performance and resource allocation.  Each segment is managed separately because each segment involves different products and marketing strategies.

Because KMP’s partnership agreement requires it to distribute 100% of its available cash to its partners on a quarterly basis (KMP’s available cash consists primarily of all of its cash receipts, less cash disbursements and changes in reserves), we consider each period’s earnings before all non-cash depreciation, depletion and amortization expenses to be an important measure of business segment performance for our segments that are also segments of KMP.  We account for intersegment sales at market prices, while we account for asset transfers at either market value or, in some instances, book value.

During 2011, 2010 and 2009, we did not have revenues from any single customer that exceeded 10% of our consolidated revenues.

Financial information by segment follows (in millions):

	Year Ended December 31,
	2011	2010	2009
Revenues
Products Pipelines—KMP
Revenues from external customers	$914.0	$883.0	$826.6
Natural Gas Pipelines—KMP
Revenues from external customers	3,942.9	4,077.6	3,500.8
CO2—KMP
Revenues from external customers	1,433.7	1,298.4	1,131.3
Terminals—KMP
Revenues from external customers	1,313.5	1,264.0	1,108.1
Intersegment revenues	1.1	1.1	0.9
Kinder Morgan Canada—KMP
Revenues from external customers	302.4	268.5	226.1
Power(a)
Revenues from external customers	-	9.4	40.4
Other
NGPL PipeCo LLC fee revenues(b)	35.1	47.2	45.8
Other revenues	1.2	3.6	-
Total segment revenues	7,943.9	7,852.8	6,880.0
Less: Total intersegment revenues	(1.1)	(1.1)	(0.9)
Total consolidated revenues	$7,942.8	$7,851.7	$6,879.1

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

	Year Ended December 31,
	2011	2010	2009
Operating expenses(c)
Products Pipelines—KMP	$499.7	$414.6	$269.5
Natural Gas Pipelines—KMP	3,369.4	3,588.5	3,059.6
CO2—KMP	342.5	308.1	271.1
Terminals—KMP	634.0	629.2	536.8
Kinder Morgan Canada—KMP	97.7	91.6	72.5
Power(a)	-	5.3	23.6
Other	1.5	2.1	0.1
Total segment operating expenses	4,944.8	5,039.4	4,233.2
Less: Total intersegment operating expenses	(1.1)	(1.1)	(0.9)
Total consolidated operating expenses	$4,943.7	$5,038.3	$4,232.3

	Year Ended December 31,
	2011	2010	2009
Other expense (income)
Products Pipelines—KMP	$(8.2)	$11.8	$1.1
Natural Gas Pipelines—KMP	1.3	0.9	(6.7)
Terminals—KMP	1.5	(3.3)	(25.0)
Other	(1.3)	(16.0)	(0.1)
Total consolidated other expense (income)	$(6.7)	$(6.6)	$(30.7)

	Year Ended December 31,
	2011	2010	2009
Depreciation, depletion and amortization
Products Pipelines—KMP	$131.1	$127.0	$121.3
Natural Gas Pipelines—KMP	163.3	127.4	97.9
CO2—KMP	491.7	542.9	620.6
Terminals—KMP	225.8	215.5	169.1
Kinder Morgan Canada—KMP	55.7	42.9	38.5
Other	0.2	0.2	0.2
Total consolidated depreciation, depletion and amortization	$1,067.8	$1,055.9	$1,047.6

	Year Ended December 31,
	2011	2010	2009
Earnings (loss) from equity investments
Products Pipelines—KMP	$33.9	$22.8	$18.7
Natural Gas Pipelines—KMP	140.5	81.5	43.3
CO2—KMP	24.1	22.5	22.3
Terminals—KMP	11.2	1.7	0.7
Kinder Morgan Canada—KMP	(2.0)	(3.3)	(4.1)
NGPL PipeCo LLC(d)	18.7	(399.0)	42.5
Total consolidated equity earnings (loss)	$226.4	$(273.8)	$123.4

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

	Year Ended December 31,
	2011	2010	2009
Amortization of excess cost of equity investments
Products Pipelines—KMP	$3.7	$3.4	$3.4
Natural Gas Pipelines—KMP	1.0	0.4	0.4
CO2—KMP	2.0	2.0	2.0
Total consolidated amortization of excess cost of equity investments	$6.7	$5.8	$5.8

	Year Ended December 31,
	2011	2010	2009
Interest income
Products Pipelines—KMP	$3.1	$4.0	$4.1
Natural Gas Pipelines—KMP	0.1	-	3.6
CO2—KMP	0.8	2.0	-
Terminals—KMP	0.1	-	-
Kinder Morgan Canada—KMP	13.8	13.2	12.0
Total segment interest income	17.9	19.2	19.7
Unallocated interest income	3.0	1.9	3.4
Total consolidated interest income	$20.9	$21.1	$23.1

	Year Ended December 31,
	2011	2010	2009
Other, net-income (expense)
Products Pipelines—KMP	$5.1	$12.4	$8.3
Natural Gas Pipelines—KMP(e)	(164.6)	1.6	24.7
CO2—KMP	4.4	2.5	-
Terminals—KMP	5.4	4.7	3.7
Kinder Morgan Canada—KMP	-	2.6	11.9
Other	(0.2)	(0.1)	-
Total consolidated other, net-income (expense)	$(149.9)	$23.7	$48.6
	Year Ended December 31,
	2011	2010	2009
Income tax benefit (expense)
Products Pipelines—KMP	$(3.3)	$1.1	$(3.1)
Natural Gas Pipelines—KMP	(3.6)	(3.1)	(4.0)
CO2—KMP	(4.4)	0.9	(4.0)
Terminals—KMP	6.3	(5.3)	(5.2)
Kinder Morgan Canada—KMP	(14.9)	(7.8)	(18.9)
Total segment income tax expense	(19.9)	(14.2)	(35.2)
Unallocated income tax expense	(341.4)	(152.2)	(288.8)
Total consolidated income tax expense	$(361.3)	$(166.4)	$(324.0)

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

	Year Ended December 31,
	2011	2010	2009
Segment earnings (loss) before depreciation, depletion, amortization and amortization of excess cost of equity investments(f)
Products Pipelines—KMP	$461.3	$496.9	$584.0
Natural Gas Pipelines—KMP	544.6	568.2	515.5
CO2—KMP	1,116.1	1,018.2	878.5
Terminals—KMP	702.1	640.3	596.4
Kinder Morgan Canada—KMP	201.6	181.6	154.5
NGPL PipeCo LLC(d)	18.7	(399.0)	42.5
Power(a)	-	4.1	4.8
Segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments	3,044.4	2,510.3	2,776.2
Total segment depreciation, depletion and amortization	(1,067.8)	(1,055.9)	(1,047.6)
Total segment amortization of excess cost of equity investments	(6.7)	(5.8)	(5.8)
NGPL PipeCo LLC fee revenues	35.1	47.2	45.8
Other revenues	1.2	3.6	-
General and administrative expenses	(515.0)	(631.1)	(373.0)
Unallocable interest and other, net(g)	(700.7)	(652.6)	(583.7)
Unallocable income tax expense	(341.4)	(152.2)	(288.8)
Income from discontinued operations, net of tax(h)	210.9	236.1	250.0
Total consolidated net income	$660.0	$299.6	$773.1

	Year Ended December 31,
	2011	2010	2009
Capital expenditures(i)
Products Pipelines—KMP	$253.8	$144.2	$199.8
Natural Gas Pipelines—KMP	152.8	135.4	372.0
CO2—KMP	432.5	372.8	341.8
Terminals—KMP	332.7	326.3	378.2
Kinder Morgan Canada—KMP	27.7	22.2	32.0
Other	0.6	1.6	0.5
Total consolidated capital expenditures	$1,200.1	$1,002.5	$1,324.3

	2011	2010
Investments at December 31
Products Pipelines—KMP	$354.0	$354.9
Natural Gas Pipelines—KMP	2,887.0	3,563.3
CO2—KMP	10.4	9.9
Terminals—KMP	164.0	27.4
Kinder Morgan Canada—KMP	66.3	69.8
NGPL PipeCo LLC	262.7	265.6
Total segment investments	3,744.4	4,290.9
Other	-	0.2
Total consolidated investments	$3,744.4	$4,291.1

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

	2011	2010
Assets at December 31
Products Pipelines—KMP	$5,744.8	$5,650.9
Natural Gas Pipelines—KMP	12,095.8	10,960.0
CO2—KMP	4,015.1	4,057.2
Terminals—KMP	5,272.7	5,009.3
Kinder Morgan Canada—KMP	1,826.7	1,870.0
NGPL PipeCo LLC	262.7	265.6
Total segment assets	29,217.8	27,813.0
Other(j)	1,499.2	1,095.1
Total consolidated assets	$30,717.0	$28,908.1
____________

(a)	As noted preceding, Triton Power was sold for approximately $15.0 million on October 22, 2010.
(b)	Effective January 1, 2011, this became a reimbursement of general and administrative costs; see Notes 11 and 16.
(c)	Includes natural gas purchases and other costs of sales, operations and maintenance expenses, fuel and power expenses and taxes, other than income taxes.
(d)	2010 amount includes an impairment charge of $430.0 million to reduce the carrying value of our investment in NGPL PipeCo LLC (see Note 6).
(e)	2011 amount includes a $167.2 million loss from the remeasurement of KMP’s previously held 50% equity interest in KinderHawk Field Services LLC to fair value (discussed further in Note 3).
(f)	Includes revenues, earnings from equity investments, allocable interest income, and other, net, less operating expenses, allocable income taxes, and other expense (income).
(g)	Includes (i) interest expense and (ii) miscellaneous other income and expenses not allocated to business segments.
(h)	Represents amounts from KMP’s FTC Natural Gas Pipelines disposal group, see Notes 1 and 2.
(i)
Sustaining capital expenditures, including KMP’s share of the sustaining capital expenditures of the following seven joint ventures: Rockies Express Pipeline LLC, Midcontinent Express Pipeline LLC, Fayetteville Express Pipeline LLC, Cypress Interstate Pipeline LLC, EagleHawk Field Services LLC, for 2011 only, Red Cedar Gathering Company, and until July 1, 2011, KinderHawk Field Services LLC totaled $212.7 million in 2011, $180.8 million in 2010 and $172.7 million in 2009.  Sustaining capital expenditures are defined as capital expenditures which do not increase the capacity of an asset.

(j)
Includes cash and cash equivalents, margin and restricted deposits, unallocable interest receivable, prepaid assets and deferred charges, and risk management assets related to the fair value of interest rate swaps.

We do not attribute interest and debt expense to any of our reportable business segments.  For each of the years ended December 31, 2011, 2010 and 2009, we reported total consolidated interest expense of $703.3 million, $668.3 million and $599.1 million, respectively.

Following is geographic information regarding the revenues and long-lived assets of our business segments (in millions):

	Year Ended December 31,
	2011	2010	2009
Revenues from external customers
United States	$7,512.8	$7,475.7	$6,556.2
Canada	411.5	356.5	301.9
Mexico and other(a)	18.5	19.5	21.0
Total consolidated revenues from external customers	$7,942.8	$7,851.7	$6,879.1

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

	2011	2010	2009
Long-lived assets at December 31(b)
United States	$20,848.4	$19,926.5	$19,263.5
Canada	1,863.2	1,928.7	1,834.3
Mexico and other(a)	83.9	95.9	98.8
Total consolidated long-lived assets	$22,795.5	$21,951.1	$21,196.6
__________

(a)	Includes operations in Mexico and until August 31, 2011, the Netherlands.
(b)	Long-lived assets exclude (i) goodwill and (ii) other intangibles, net.

16.  Litigation, Environmental and Other Contingencies

Below is a brief description of our ongoing material legal proceedings, including any material developments that occurred in such proceedings during 2011.  This note also contains a description of any material legal proceedings that were initiated against us during 2011, and a description of any material events occurring subsequent to December 31, 2011 but before the filing of this report.

In this note, we refer to KMP’s subsidiary SFPP, L.P. as SFPP; KMP’s subsidiary Calnev Pipe Line LLC as Calnev; Chevron Products Company as Chevron; BP West Coast Products, LLC as BP; ConocoPhillips Company as ConocoPhillips; Tesoro Refining and Marketing Company as Tesoro; Western Refining Company, L.P. as Western Refining; Navajo Refining Company, L.L.C. as Navajo; Holly Refining & Marketing Company LLC as Holly; ExxonMobil Oil Corporation as ExxonMobil; Valero Energy Corporation as Valero; Valero Marketing and Supply Company as Valero Marketing; Continental Airlines, Inc., Northwest Airlines, Inc., Southwest Airlines Co. and US Airways, Inc., collectively, as the Airlines; KMP’s subsidiary Kinder Morgan CO2 Company, L.P. (the successor to Shell CO2 Company, Ltd.) as Kinder Morgan CO2; the United States Court of Appeals for the District of Columbia Circuit as the D.C. Circuit; the Federal Energy Regulatory Commission as the FERC; the California Public Utilities Commission as the CPUC; the Union Pacific Railroad Company (the successor to Southern Pacific Transportation Company) as UPRR; the American Railway Engineering and Maintenance-of-Way Association as AREMA; the Texas Commission of Environmental Quality as the TCEQ; The Premcor Refining Group, Inc. as Premcor; Port Arthur Coker Company as PACC; the United States Department of Transportation Pipeline and Hazardous Materials Safety Administration as the PHMSA; the federal Comprehensive Environmental Response, Compensation and Liability Act as CERCLA; the United States Environmental Protection Agency as the U.S. EPA; the United States Environmental Protection Agency’s Suspension and Debarment Division as the U.S. EPA SDD; the New Jersey Department of Environmental Protection as the NJDEP; KMP’s subsidiary Kinder Morgan Bulk Terminals, Inc. as KMBT; KMP’s subsidiary Kinder Morgan Liquids Terminals LLC as KMLT; KMP’s subsidiary Kinder Morgan Interstate Gas Transmission LLC as KMIGT; Rockies Express Pipeline LLC as Rockies Express; and Plantation Pipe Line Company as Plantation.  “OR” dockets designate complaint proceedings, and “IS” dockets designate protest proceedings.

Federal Energy Regulatory Commission Proceedings

The tariffs and rates charged by SFPP and Calnev are subject to a number of ongoing proceedings at the FERC, including the shippers’ complaints and protests regarding interstate rates on the pipeline systems listed below.  In general, these complaints and protests allege the rates and tariffs charged by SFPP and Calnev are not just and reasonable.  If the shippers are successful in proving their claims, they are entitled to seek reparations (which may reach up to two years prior to the filing of their complaints) or refunds of any excess rates paid, and SFPP and/or Calnev may be required to reduce their rates going forward.  These proceedings tend to be protracted, with decisions of the FERC often appealed to the federal courts.

The issues involved in these proceedings include, among others: (i) whether certain of KMP’s rates are “grandfathered” under the Energy Policy Act of 1992, and therefore deemed to be just and reasonable; (ii) whether “substantially changed circumstances” have occurred with respect to any grandfathered rates such that those rates could be challenged; (iii) whether indexed rate increases are justified; and (iv) the appropriate level of return and income tax allowance KMP may include in its rates.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

The following FERC dockets are currently pending:

▪
FERC Docket No. IS08-390 (West Line Rates) (Opinion Nos. 511 and 511-A)—Protestants: BP, ExxonMobil, ConocoPhillips, Valero Marketing, Chevron, the Airlines—Status: FERC order issued on December 16, 2011.  While the order made certain findings that were adverse to SFPP, it ruled in favor of SFPP on many significant issues.  SFPP made a compliance filing at the end of January 2012.  However, SFPP also filed a rehearing request on certain adverse rulings in the FERC order.  It is not possible to predict the outcome of the FERC review of the rehearing request or appellate review of this order;

▪
FERC Docket No. IS09-437 (East Line Rates)—Protestants: BP, ExxonMobil, ConocoPhillips, Valero Marketing, Chevron, Western Refining, Navajo, Holly, and Southwest Airlines—Status: Initial decision issued on February 10, 2011.  A FERC administrative law judge generally made findings adverse to SFPP, found that East Line rates should have been lower, and recommended that SFPP pay refunds for alleged over-collections.  SFPP has filed a brief with the FERC taking exception to these and other portions of the initial decision.  The FERC will review the initial decision, and while the initial decision is inconsistent with a number of the issues ruled on in FERC’s Opinion Nos. 511 and 511-A, it is not possible to predict the outcome of FERC or appellate review;

▪
FERC Docket No. IS11-444 (2011 Index Rate Increases)—Protestants: BP, ExxonMobil, ConocoPhillips, Valero Marketing, Chevron, the Airlines, Tesoro, Western Refining, Navajo, and Holly—Status:  SFPP withdrew all index rate increases except those that pertain to the West Line.  As to the West Line, the index rate increases are currently accepted and suspended, subject to refund, and the case is before a FERC hearing judge.  SFPP filed direct testimony in December 2011 and Supplemental Direct testimony in January 2012;

▪
FERC Docket No. OR11-13 (SFPP Base Rates)—Complainant:  ConocoPhillips—Status:  SFPP to provide further data within 90 days of the issuance of a final order in Docket No. IS08-390.  ConocoPhillips permitted to amend its complaint based on additional data;

▪
FERC Docket No. OR11-16 (SFPP Indexed Rates)—Complainant:  Chevron—Status: SFPP to provide further data within 90 days of the issuance of a final order in Docket No. IS08-390.  Chevron permitted to amend its complaint based on additional data;

▪
FERC Docket No. OR11-18 (SFPP Base Rates)—Complainant:  Tesoro—Status:  SFPP to provide further data within 90 days of the issuance of a final order in Docket No. IS08-390.  Tesoro permitted to amend its complaint based on additional data;

▪	FERC Docket No. OR12-1 (SFPP Index Ceiling Levels)—Complainant: Chevron—Status: Complaint was filed October 5, 2011. SFPP answered on October 26, 2011. Matter is currently pending before the FERC;

▪	FERC Docket No. OR12-2 (SFPP Index Ceiling Levels)—Complainant: Tesoro—Status: Complaint was filed October 5, 2011. SFPP answered on October 26, 2011. Matter is currently pending before the FERC; and

▪
FERC Docket No. OR12-3 (SFPP Index Ceiling Levels)—Complainant:  ConocoPhillips—Status:  Complaint was filed October 5, 2011.  SFPP answered on October 26, 2011.  Matter is currently pending before the FERC.

With respect to the SFPP proceedings above and the Calnev proceedings discussed below, KMP estimates that the shippers are seeking approximately $30.0 million in annual rate reductions and approximately $150.0 million in refunds.  However, applying the principles of Opinion Nos. 511 and 511-A, a full FERC decision on the West Line rates, to these cases would result in substantially lower rate reductions and refunds.  We do not expect refunds in these cases to have an impact on KMP’s distributions to its limited partners or our dividends to our shareholders.

Calnev

On March 17, 2011, the FERC issued an order consolidating the following proceedings and setting them for hearing.  The FERC further held the hearing proceedings in abeyance to allow for settlement judge proceedings:

▪
FERC Docket Nos. OR07-7, OR07-18, OR07-19, OR07-22, OR09-15 and OR09-20 (consolidated) (Calnev Rates)—Complainants: Tesoro, Airlines, BP, Chevron, ConocoPhillips and Valero Marketing—Status:  Before a FERC settlement judge.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

Natural Gas Pipeline Company of America LLC Section 5 Proceeding

On November 19, 2009, the FERC initiated an investigation, pursuant to Section 5 of the Natural Gas Act, into the justness and reasonableness of the transportation and storage rates as well as the fuel and natural gas lost percentages of NGPL PipeCo LLC’s subsidiary, Natural Gas Pipeline Company of America LLC (NGPL).  NGPL reached a settlement in principal with the FERC on April 22, 2010.  On June 11, 2010, NGPL filed an offer of settlement, which was approved without modification by the FERC on July 29, 2010.  The order approving the settlement has become final and nonappealable.  The settlement resolved all issues in the proceeding.  The settlement provided that NGPL will reduce its fuel costs and gas lost and unaccounted for, or “GL&U,” retention factors as of July 1, 2010.  The settlement further provided a timeline for additional prospective fuel and GL&U reductions and prospective reductions in the maximum recourse reservation rates that it bills firm transportation and storage shippers.  Also, see Note 6 “Investments.”

Trailblazer Pipeline Company LLC

On July 7, 2010, KMP’s subsidiary Trailblazer Pipeline Company LLC (Trailblazer) refunded a total of approximately $0.7 million to natural gas shippers covering the period January 1, 2010 through May 31, 2010 as part of a settlement reached with shippers to eliminate the December 1, 2009 rate filing obligation contained in its Docket No. RP03-162 rate case settlement.  As part of the agreement with shippers, Trailblazer commenced billing reduced tariff rates as of June 1, 2010 with an additional reduction in tariff rates that took effect January 1, 2011.

Kinder Morgan Interstate Gas Transmission LLC Section 5 Proceeding

On November 18, 2010, KMP’s subsidiary KMIGT was notified by the FERC of a proceeding against it pursuant to Section 5 of the Natural Gas Act.  The proceeding set for hearing a determination of whether KMIGT’s current rates, which were approved by the FERC in KMIGT’s last transportation rate case settlement, remain just and reasonable.  The FERC made no findings in its order as to what would constitute just and reasonable rates or a reasonable return for KMIGT.  A proceeding under Section 5 of the Natural Gas Act is prospective in nature and any potential change in rates charged customers by KMIGT can only occur after the FERC has issued a final order.  Prior to that, an administrative law judge presides over an evidentiary hearing and makes an initial decision (which the FERC has directed to be issued within 47 weeks).

On March 23, 2011, the Chief Judge suspended the procedural schedule in this proceeding because all parties reached a settlement in principle that will resolve all issues set for hearing.  On May 5, 2011, KMIGT filed a formal settlement document, referred to in this Note as the Settlement and which is supported or not opposed by all parties of record, and on September 22, 2011, the FERC approved the Settlement.

The Settlement resolves all issues in the proceeding and provides shippers on KMIGT’s system with prospective reductions in the fuel and gas and lost and unaccounted for rates, referred to as the Fuel Retention Factors, effective June 1, 2011.  The Settlement results in a 27% reduction in the Fuel Retention Factors billed to shippers effective June 1, 2011, as compared to the Fuel Retention Factors approved and in effect on March 1, 2011.  The Settlement also provides for a second stepped reduction, resulting in a total 30% reduction in the Fuel Retention Factors billed to shippers and effective January 1, 2012, for certain segments of the former Pony Express pipeline system.  Except for these reductions to the Fuel Retention Factors, other transportation and storage rates will not be altered by the Settlement.

California Public Utilities Commission Proceedings

KMP has previously reported ratemaking and complaint proceedings against SFPP pending with the CPUC.  The ratemaking and complaint cases generally involve challenges to rates charged by SFPP for intrastate transportation of refined petroleum products through its pipeline system in the state of California and request prospective rate adjustments and refunds with respect to tariffed and previously untariffed charges for certain pipeline transportation and related services.  These matters have been consolidated and assigned to two administrative law judges.

On April 6, 2010, a CPUC administrative law judge issued a proposed decision in several intrastate rate cases involving SFPP and a number of its shippers.  The proposed decision includes determinations on issues, such as SFPP’s entitlement to an income tax allowance and allocation of environmental expenses, which KMP believes are contrary both to CPUC policy and precedent and to established federal regulatory policies for pipelines.  Moreover, the proposed decision orders refunds relating to these issues where the underlying rates were previously deemed reasonable by the CPUC, which KMP believes to be contrary to California law.  SFPP filed comments on May 3, 2010 outlining what it believes to be the errors in law and fact within the proposed decision, and on May 5, 2010, SFPP made oral arguments before the full CPUC.  On November 12, 2010, an alternate proposed decision was issued.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

On May 26, 2011, the CPUC issued an order adopting the proposed decision, which would eliminate from SFPP’s transportation rates an allowance for income taxes on income generated by SFPP.  The order also calls for partial refund of rates charged to shippers that were previously deemed reasonable by the CPUC.  The order would only affect rates for SFPP’s intrastate pipeline service within the state of California and would have no effect on SFPP’s interstate rates, which do include such an allowance under orders of the FERC and opinions of the U.S. Court of Appeals for the District of Columbia.  SFPP has filed a request for rehearing by the CPUC of the May 26, 2011 order, which remains pending before the CPUC.

On June 22, 2011, a CPUC administrative law judge issued a proposed decision substantially reducing SFPP’s authorized cost of service, requiring SFPP’s prospective rates to be reduced to reflect the authorized cost of service, and ordering SFPP to pay refunds from May 24, 2007 to the present of revenues collected in excess of the authorized cost of service.  SFPP filed comments on the proposed decision on June 22, 2011, outlining what it believes to be errors in law and fact in the proposed decision, including the requirement that refunds be made from May 24, 2007.  By subsequent ruling of the administrative law judge, the referenced proposed decision has been withdrawn.  The ruling indicated that a revised proposed decision would be issued at an unspecified date, subject to comments from the parties and a request for oral argument before the full CPUC.

Based on KMP’s review of these CPUC proceedings and the shipper comments thereon, it estimates that the shippers are requesting approximately $375.0 million in reparation payments and approximately $30.0 million in annual rate reductions.  The actual amount of reparations will be determined through further proceedings at the CPUC and KMP believes that the appropriate application of the May 26, 2011 CPUC order and the June 22, 2011 administrative law decision will result in a considerably lower amount.  In addition, further procedural steps, including motions for rehearing and writ of review to California’s Court of Appeals, will be taken with respect to these decisions.  We do not expect any reparations that KMP would pay in these matters to have an impact on KMP’s distributions to its limited partners or our dividends to our shareholders.

In September 2011, with respect to certain cases, KMP made refund payments of $18.4 million to various intrastate shippers pursuant to orders received from the CPUC.

Carbon Dioxide Litigation

Colorado Severance Tax Assessment

On September 16, 2009, the Colorado Department of Revenue issued three Notices of Deficiency to KMP’s subsidiary Kinder Morgan CO2.  The Notices of Deficiency assessed additional state severance tax against Kinder Morgan CO2 with respect to carbon dioxide produced from the McElmo Dome unit for tax years 2005, 2006, and 2007.  The total amount of tax assessed was $5.7 million, plus interest of $1.0 million, plus penalties of $1.7 million.  Kinder Morgan CO2 protested the Notices of Deficiency and paid the tax and interest under protest.  Kinder Morgan CO2 is now awaiting the Colorado Department of Revenue’s response to the protest.

Montezuma County, Colorado Property Tax Assessment

In November of 2009, the County Treasurer of Montezuma County, Colorado, issued to Kinder Morgan CO2, as operator of the McElmo Dome unit, retroactive tax bills for tax year 2008, in the amount of $2 million.  Of this amount, 37.2% is attributable to Kinder Morgan CO2’s interest.  The retroactive tax bills were based on the assertion that a portion of the actual value of the carbon dioxide produced from the McElmo Dome unit was omitted from the 2008 tax roll due to an alleged over statement of transportation and other expenses used to calculate the net taxable value.  Kinder Morgan CO2 paid the retroactive tax bills under protest and filed petitions for a refund of the taxes paid under protest.  A hearing on its petition occurred on December 19, 2011 before the Montezuma County Board of County Commissioners, and we await the Board’s decision.

Other

In addition to the matters listed above, audits and administrative inquiries concerning Kinder Morgan CO2’s payments on carbon dioxide produced from the McElmo Dome and Bravo Dome units are currently ongoing.  These audits and inquiries involve federal agencies, the states of Colorado and New Mexico, and county taxing authorities in the state of Colorado.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

Commercial Litigation Matters

Union Pacific Railroad Company Easements

SFPP and UPRR are engaged in a proceeding to determine the extent, if any, to which the rent payable by SFPP for the use of pipeline easements on rights-of-way held by UPRR should be adjusted pursuant to existing contractual arrangements for the ten year period beginning January 1, 2004 (Union Pacific Railroad Company v. Santa Fe Pacific Pipelines, Inc., SFPP, L.P., Kinder Morgan Operating L.P. “D”, Kinder Morgan G.P., Inc., et al., Superior Court of the State of California for the County of Los Angeles, filed July 28, 2004).  In February 2007, a trial began to determine the amount payable for easements on UPRR rights-of-way.  The trial has concluded.  In September 2011, the judge determined that the annual rent payable as of January 1, 2004 was $14.8 million, subject to annual consumer price index increases.  SFPP intends to appeal the judge’s determination, but if that determination is upheld, SFPP would owe approximately $73.9 million in back rent.  Accordingly, in 2011, we recorded a $69.7 million expense and increased our rights-of-way liability related to this legal matter.

SFPP and UPRR are also engaged in multiple disputes over the circumstances under which SFPP must pay for a relocation of its pipeline within the UPRR right-of-way and the safety standards that govern relocations.  In July 2006, a trial before a judge regarding the circumstances under which SFPP must pay for relocations concluded, and the judge determined that SFPP must pay for any relocations resulting from any legitimate business purpose of the UPRR.  SFPP appealed this decision, and in December 2008, the appellate court affirmed the decision.  In addition, UPRR contends that SFPP must comply with the more expensive AREMA standards in determining when relocations are necessary and in completing relocations.  Each party is seeking declaratory relief with respect to its positions regarding the application of these standards with respect to relocations.  A trial occurred in the fourth quarter of 2011, with a verdict having been reached that SFPP was obligated to comply with AREMA standards in connection with a railroad project in Beaumont Hills, California.  SFPP is evaluating is post-trial and appellate options.

Since SFPP does not know UPRR’s plans for projects or other activities that would cause pipeline relocations, it is difficult to quantify the effects of the outcome of these cases on SFPP.  Even if SFPP is successful in advancing its positions, significant relocations for which SFPP must nonetheless bear the expense (i.e., for railroad purposes, with the standards in the federal Pipeline Safety Act applying) would have an adverse effect on our financial position, our results of operations, and our cash flows.  These effects would be even greater in the event SFPP is unsuccessful in one or more of these litigations.

Severstal Sparrows Point Crane Collapse

On June 4, 2008, a bridge crane owned by Severstal Sparrows Point, LLC and located in Sparrows Point, Maryland collapsed while being operated by KMBT.  According to KMP’s investigation, the collapse was caused by unexpected, sudden and extreme winds.  On June 24, 2009, Severstal filed suit against KMBT in the United States District Court for the District of Maryland, cause no. WMN 09CV1668.  Severstal alleges that KMBT was contractually obligated to replace the collapsed crane and that its employees were negligent in failing to properly secure the crane prior to the collapse.  Severstal seeks unspecified damages for value of the crane and lost profits.  KMBT denies each of Severstal’s allegations.

The Premcor Refining Group, Inc. v. Kinder Morgan Energy Partners, L.P. and Kinder Morgan Petcoke, L.P.; Arbitration in Houston, Texas

On August 12, 2010, Premcor filed a demand for arbitration against KMP and its subsidiary Kinder Morgan Petcoke, L.P., collectively referred to as KMP, asserting claims for breach of contract.  KMP performs certain petroleum coke handling operations at the Port Arthur, Texas refinery that is the subject of the claim.  The arbitration was administered by the American Arbitration Association in Dallas, Texas.  Premcor alleged that KMP breached its contract with Premcor by failing to properly manage the water level in the pit of a coker unit at a refinery owned by Premcor, failing to name Premcor as an additional insured, and failing to indemnify Premcor for claims brought against Premcor by PACC.  PACC is a wholly owned subsidiary of Premcor.  PACC brought its claims against Premcor in a previous separate arbitration seeking to recover damages allegedly suffered by PACC when a pit wall of a coker unit collapsed at its refinery.  PACC obtained an arbitration award against Premcor in the amount of $50.3 million, plus post-judgment interest.  Premcor was seeking to hold KMP liable for the award.  Premcor was also seeking to recover an additional $11.4 million of alleged losses and damages in excess of the amount it owes to PACC.  The final arbitration hearing concluded on October 3, 2011.  On October 21, 2011, we received the arbitrator’s findings of fact and rulings of law, which determined that KMP has no liability for damages with respect to the claims asserted by PACC in the prior arbitration or by Premcor in the present arbitration.  The matter is now concluded.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

Pipeline Integrity and Releases

From time to time, despite our best efforts, our pipelines experience leaks and ruptures.  These leaks and ruptures may cause explosions, fire, and damage to the environment, damage to property and/or personal injury or death.  In connection with these incidents, we may be sued for damages caused by an alleged failure to properly mark the locations of our pipelines and/or to properly maintain our pipelines.  Depending upon the facts and circumstances of a particular incident, state and federal regulatory authorities may seek civil and/or criminal fines and penalties.

Westridge Release, Burnaby, British Columbia

On July 24, 2007, a third-party contractor installing a sewer line for the City of Burnaby struck a crude oil pipeline segment included within KMP’s Trans Mountain pipeline system near its Westridge terminal in Burnaby, British Columbia, resulting in a release of approximately 1,400 barrels of crude oil.  The release impacted the surrounding neighborhood, several homes and nearby Burrard Inlet.  No injuries were reported.  To address the release, KMP initiated a comprehensive emergency response in collaboration with, among others, the City of Burnaby, the British Columbia Ministry of Environment, the National Energy Board (Canada), and the National Transportation Safety Board (Canada).  Cleanup and environmental remediation is complete, and KMP has received a British Columbia Ministry of Environment Certificate of Compliance confirming complete remediation.

Kinder Morgan Canada, Inc. commenced a lawsuit against the parties it believes were responsible for the third party strike, and a number of other parties have commenced related actions.  All of the outstanding litigation was settled without assignment of fault on April 8, 2011.  Kinder Morgan Canada has recovered the majority of its expended costs in responding to the third party strike.

On July 22, 2009, the British Columbia Ministry of Environment issued regulatory charges against the third-party contractor, the engineering consultant to the sewer line project, Kinder Morgan Canada Inc., and KMP subsidiary Trans Mountain L.P.  The British Columbia Ministry of Environment claims that the parties charged caused the release of crude oil, and in doing so were in violation of various sections of the Environmental, Fisheries and Migratory Bird Act.  On October 3, 2011, KMP’s subsidiary, Trans Mountain L.P., and each of the City of Burnaby’s contractor and engineering consultant agreed to enter a plea of guilty to one count of The Environmental Management Act.  Each party agreed to pay a $1,000 fine and will contribute approximately $0.1 million into a British Columbia environmental trust fund to be used for projects that benefit the environment and wildlife.  In addition, Trans Mountain agreed to donate $0.1 million to BC Common Ground Alliance to further develop and deliver education to contractors for working safely around pipelines.  The Court confirmed the decision on November 10, 2011.  All amounts have been paid and all matters related to both the civil and regulatory action have been concluded.

Perth Amboy, New Jersey Tank Release

In May 2011, the PHMSA issued a Notice of Probable Violation, Proposed Civil Penalty and Proposed Compliance Order, or NOPV, to KMLT.  The notice alleges violations of PHMSA’s regulations related to an October 28, 2009 tank release from KMP’s Perth Amboy, New Jersey liquids terminal.  No product left the company’s property, and additionally, there were no injuries, no impact to the adjacent community or public, and no fire as a result of the release.  The notice proposes a penalty of approximately $0.4 million.  KMLT is pursuing an administrative appeal of the NOPV.

Central Florida Pipeline Release, Tampa, Florida

On July 22, 2011, KMP’s subsidiary Central Florida Pipeline LLC reported a refined petroleum products release on a section of its 10-inch diameter pipeline near Tampa, Florida.  The pipeline carries jet fuel and diesel to Orlando and was carrying jet fuel at the time of the incident. There was no fire and no injuries associated with the incident.  KMP immediately began clean up operations in coordination with federal, state and local agencies.  The cause of the incident is outside force damage.

Herscher Illinois Compressor Station Incident

On August 16, 2011, at NGPL’s Compressor Station 201 in Herscher, Illinois, a crew was performing work inside a compressor building when a flash fire and explosion occurred.  Three workers were injured.  NGPL is working with the Department of Transportation Pipeline and Hazardous Materials Safety Administration to investigate the cause of the incident.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

NGPL 2011 Budget Arbitration

Pursuant to a notice of dispute dated December 15, 2010, on April 4, 2011, Natural Gas Pipeline Company of America LLC (NGPL) acting by and through its Myria Holdings, Inc. controlled Board of Directors, filed a notice initiating arbitration against KMI pursuant to the terms of the February 2008 Operations and Reimbursement Agreement (O&R Agreement).  NGPL alleges that KMI, as Operator of NGPL, has breached the O&R Agreement relating to KMI’s proposed allocation of certain general and administrative expenses (G&A Costs) and other budget line items as determined by KMI and set forth in the Proposed 2011 Budget submitted in November 2010.  The NGPL Board rejected the Proposed 2011 Budget, suggested that G&A Costs budgeted to NGPL should be considerably lower, and also questioned certain other costs set forth in the Proposed 2011 Budget.  KMI asserts that it determined the amount of G&A Costs and direct costs budgeted to NGPL for 2011 as required by and in accordance with the terms of the O&R Agreement.  The arbitration proceeding was conducted on July 14-17, 2011, and a written decision was issued on August 18, 2011.  The Arbitrator ruled that: KMI had properly allocated G&A Costs in accordance with the Operating Agreement; KMI should furnish NGPL with information necessary to verify certain costs included in budgeted line items and G&A Costs; and each party would bear its own fees and expenses incurred in the arbitration, effectively denying KMI’s claim for indemnification of such fees and expenses.  On September 16, 2011, KMI filed an Application to Confirm the Arbitration Award in the District Court of Harris County, Texas, which was granted by order dated December 16, 2011.  On January 5, 2012, NGPL filed a Notice of Appeal of the order confirming the arbitration award.  Thereafter, the parties reached a settlement of all outstanding disputes, and agreed to terminate the arbitration and the appeal with prejudice on February 13, 2012.  See Note 11 “Related Party Transactions—NGPL PipeCo LLC."

Litigation Regarding KMI’s Pending Acquisition of El Paso Corporation

On October 16, 2011, we and EP announced a definitive agreement whereby KMI will acquire all of the outstanding shares of EP.  Prior to closing, the transaction will require approval of both KMI and EP shareholders.  The transaction is expected to close in the second quarter of 2012 and is subject to customary regulatory approvals.  Beginning on October 17, 2011, the day after the agreement was announced, and in the days following, several putative Class Action lawsuits were filed in Harris County (Houston), Texas and in the Court of Chancery of the State of Delaware against the Board of Directors of EP alleging that the director-defendants breached their fiduciary duties to EP shareholders in connection with their negotiation of and entry into the merger agreement.  The lawsuits also assert that EP and KMI “aided and abetted” the alleged breaches by the EP directors.  The actions seek, among other things, to enjoin the proposed merger, disgorgement of any improper profits received by the defendants, and attorneys’ fees.  Defendants believe that the lawsuits are meritless and intend to defend them vigorously.

On February 9, 2012, the Delaware Chancery Court heard oral argument on a motion by plaintiffs to enjoin the EP shareholder vote on the proposed merger, which is scheduled to occur on March 6, 2012.  The Court took the motion under advisement and stated that it would issue a ruling on the motion prior to March 6, 2012.

General

Although no assurance can be given, we believe that we have meritorious defenses to the actions set forth in this note and, to the extent an assessment of the matter is reasonably possible, if it is probable that a liability has been incurred and the amount of loss can be reasonably estimated, we believe that we have established an adequate reserve to cover potential liability.

Additionally, although it is not possible to predict the ultimate outcomes, we also believe, based on our experiences to date and the reserves we have established, that the ultimate resolution of these matters will not have a material adverse impact on our business, financial position, results of operations or dividends to shareholders.  As of December 31, 2011 and 2010, we have recorded a total reserve for legal fees, transportation rate cases and other litigation liabilities in the amount of $331.9 million and $169.8 million, respectively.  The reserve is primarily related to various claims from regulatory proceedings arising from KMP’s West Coast products pipeline transportation rates, and the contingent amount is based on both the circumstances of probability and reasonability of dollar estimates.  The overall change in the reserve from December 31, 2010 includes both payments of $81.4 million in 2011 (for interstate and California intrastate transportation rate settlements on KMP’s Pacific operations’ pipelines) that reduced the liability, and a $251.8 million decrease in earnings in 2011 (largely associated with rate case liability adjustments that resulted in both increases in expense and decreases in revenues), which increased the liability.  We regularly assess the likelihood of adverse outcomes resulting from these claims in order to determine the adequacy of our liability provision.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

Environmental Matters

New Jersey Department of Environmental Protection v. Occidental Chemical Corporation, et al. (Defendants), Maxus Energy Corp. and Tierra Solutions, Inc. (Third Party Plaintiffs) v. 3M Company et al., Superior Court of New Jersey, Law Division – Essex County, Docket No. L-9868-05

The NJDEP sued Occidental Chemical and others under the New Jersey Spill Act for contamination in the Newark Bay Complex including numerous waterways and rivers.  Occidental et al. then brought in approximately 300 third party defendants for contribution.  NJDEP claimed damages related to forty years of discharges of TCDD (form of dioxin), DDT and “other hazardous substances.” GATX Terminals Corporation (n/k/a/ KMLT) was brought in as a third party defendant because of the noted hazardous substances language and because the Carteret, New Jersey facility (former GATX Terminals facility) is located on the Arthur Kill River, one of the waterways included in the litigation.  This case was filed against third party defendants in 2009.  The Judge issued his trial plan for this case during the first quarter of 2011.  According to the trial plan, he allowed the State to file summary judgment motions against Occidental, Maxus and Tierra on liability issues immediately.  Numerous third party defendants filed motions to dismiss, which were denied, and now have filed interlocutory appeals from those motions.  KMLT is part of the third party defendant Joint Defense Group.  KMP has filed an Answer and initial disclosures.  The Judge put off trial of Maxus/Tierra’s claims against the third party defendants until April 2013 with damages to be tried in September 2013.

Portland Harbor Superfund Site, Willamette River, Portland, Oregon

In December 2000, the U.S. EPA sent out General Notice letters to potentially responsible parties including GATX Terminals Corporation (n/k/a KMLT).  At that time, GATX owned two liquids terminals along the lower reach of the Willamette River, an industrialized area known as Portland Harbor.  Portland Harbor is listed on the National Priorities List and is designated as a Superfund Site under CERCLA.  The major potentially responsible parties formed what is known as the Lower Willamette Group (LWG), of which KMLT is a non-voting member and pays a minimal fee to be part of the group.  The LWG agreed to conduct the Remedial Investigation and Feasibility Study leading to the proposed remedy for cleanup of the Portland Harbor site.  Once the U.S. EPA determines the cleanup remedy from the remedial investigations and feasibility studies conducted during the last decade at the site, it will issue a Record of Decision. Currently, KMLT and 90 other parties are involved in an allocation process to determine each party’s respective share of the cleanup costs.  This is a non-judicial allocation process.  KMP is participating in the allocation process on behalf of both KMLT and KMBT.  Each entity has two facilities located in Portland Harbor.  KMP expects the allocation to conclude in 2013 or 2014, depending upon when the U.S. EPA issues its Record of Decision.

Roosevelt Irrigation District v. Kinder Morgan G.P., Kinder Morgan Energy Partners, L.P. , U.S. District Court, Arizona

This is a CERCLA case brought against a number of defendants by a water purveyor whose wells have allegedly been contaminated due to the presence of number of contaminants.  The Roosevelt Irrigation District is seeking up to $175 million from approximately 70 defendants.  The plume of contaminates has traveled under KMP’s Phoenix Terminal.  The plaintiffs have advanced a novel theory that the releases of petroleum from the Phoenix Terminal (which are exempt under the petroleum exclusion under CERCLA) have facilitated the natural degradation of certain hazardous substances and thereby have resulted in a release of hazardous substances regulated under CERCLA.  KMP is part of a joint defense group consisting of other terminal operators at the Phoenix Terminal including Chevron, BP, Salt River Project, Shell and a number of others, collectively referred to as the terminal defendants.  Together KMP filed a motion to dismiss all claims based on the petroleum exclusion under CERCLA.  This case was recently assigned to a new judge, who has deemed all previous motions withdrawn and will grant leave to re-file such motions at a later date.  KMP plans to re-file the motion to dismiss as well as numerous summary judgment motions.

Casper and Douglas, EPA Notice of Violation

In March 2011, the EPA conducted inspections of several environmental programs at the Douglas and Casper Gas Plants in Wyoming.  In June 2011, KMP received two letters from the EPA alleging violations at both gas plants of the Risk Management Program requirements under the Clean Air Act.  KMP is cooperating with the EPA and working with the EPA to resolve these allegations.

The City of Los Angeles v. Kinder Morgan Liquids Terminals, LLC, Shell Oil Company, Equilon Enterprises LLC; California Superior Court, County of Los Angeles, Case No. NC041463.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

KMLT is a defendant in a lawsuit filed in 2005 alleging claims for environmental cleanup costs at the former Los Angeles Marine Terminal in the Port of Los Angeles.  The lawsuit was stayed beginning in 2009 and remains stayed through the end of 2011.  A hearing was held on December 13, 2010 to hear the City’s motion to remove the litigation stay.  At the hearing, the judge denied the motion to lift the stay without prejudice.  At the next case management conference held on June 13, 2011, the judge again continued the full litigation stay.  The Court continued the last case management conference until summer 2012.  During the stay, the parties deemed responsible by the local regulatory agency have worked with that agency concerning the scope of the required cleanup and are now starting a sampling and testing program at the site.  The local regulatory agency issued specific cleanup goals in early 2010, and two of those parties, including KMLT, have appealed those cleanup goals to the state water board.  The state water board has not yet taken any action with regard to KMP’s appeal petitions.

Plaintiff’s Third Amended Complaint alleges that future environmental cleanup costs at the former terminal will exceed $10 million, and that the plaintiff’s past damages exceed $2 million.  No trial date has yet been set.

Exxon Mobil Corporation v. GATX Corporation, Kinder Morgan Liquids Terminals, LLC and ST Services, Inc.

On April 23, 2003, Exxon Mobil Corporation filed a complaint in the Superior Court of New Jersey, Gloucester County.  The lawsuit relates to environmental remediation obligations at a Paulsboro, New Jersey liquids terminal owned by ExxonMobil from the mid-1950s through November 1989, by GATX Terminals Corp. from 1989 through September 2000, and later owned by Support Terminals and Pacific Atlantic Terminals, LLC.  The terminal is now owned by Plains Products, and it too is a party to the lawsuit.

The complaint seeks any and all damages related to remediating all environmental contamination at the terminal, and, according to the New Jersey Spill Compensation and Control Act, treble damages may be available for actual dollars incorrectly spent by the successful party in the lawsuit.  The parties engaged in court ordered mediation in 2008 through 2009, which did not result in settlement.  The trial judge has issued a Case Management Order and the parties are actively engaged in discovery.

On June 25, 2007, the NJDEP, the Commissioner of the New Jersey Department of Environmental Protection and the Administrator of the New Jersey Spill Compensation Fund, referred to collectively as the plaintiffs, filed a complaint against Exxon Mobil Corporation and KMLT, formerly known as GATX Terminals Corporation, alleging natural resource damages related to historic contamination at the Paulsboro terminal.  The complaint was filed in Gloucester County, New Jersey.  Both ExxonMobil and KMLT filed third party complaints against Support Terminals/Plains seeking to bring Support Terminals/Plains into the case.  Support Terminals/Plains filed motions to dismiss the third party complaints, which were denied.  Support Terminals/Plains is now joined in the case, and it filed an Answer denying all claims.  The court has consolidated the two cases.  All private parties and the state participated in two mediation conferences in 2010.

In December 2010, KMLT and Plains Products entered into an agreement in principle with the NJDEP for settlement of the state’s alleged natural resource damages claim.  The parties then entered into a Consent Judgment which was subject to public notice and comment and court approval.  The natural resource damage settlement includes a monetary award of $1.1 million and a series of remediation and restoration activities at the terminal site.  KMLT and Plains Products have joint responsibility for this settlement.  Simultaneously, KMLT and Plains Products entered into a settlement agreement that settled each parties’ relative share of responsibility (50/50) to the NJDEP under the Consent Judgment noted above.  The Consent Judgment is now entered with the Court and the settlement is final.  Now Plains will begin conducting remediation activities at the site and KMLT will provide oversight and 50% of the costs.  The settlement with the state does not resolve the original complaint brought by ExxonMobil, however KMP is now approaching settlement discussions with ExxonMobil.  There is no trial date set.

Mission Valley Terminal Lawsuit

In August 2007, the City of San Diego, on its own behalf and purporting to act on behalf of the People of the State of California, filed a lawsuit against KMP and several affiliates seeking injunctive relief and unspecified damages allegedly resulting from hydrocarbon and MTBE impacted soils and groundwater beneath the City’s stadium property in San Diego arising from historic operations at the Mission Valley terminal facility.  The case was filed in the Superior Court of California, San Diego County, case number 37-2007-00073033-CU-OR-CTL.  On September 26, 2007, KMP removed the case to the United States District Court, Southern District of California, case number 07CV1883WCAB.  The City disclosed in discovery that it is seeking approximately $170 million in damages for alleged lost value/lost profit from the

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

redevelopment of the City’s property and alleged lost use of the water resources underlying the property.  Later, in 2010, the City amended its initial disclosures to add claims for restoration of the site as well as a number of other claims that increased their claim for damages to approximately $365 million.

The Court issued a Case Management Order on January 6, 2011, setting dates for completion of discovery and setting a trial date.  In April, 2011, the parties filed a joint stipulation to extend the discovery schedule by approximately 3 months.  In December 2011, the parties again entered into a joint stipulation to extend the various schedules in the Court’s Case Management Order.  Now, the parties must complete all fact discovery by March 23, 2012.  The parties participated in a mandatory settlement conference in November 2, 2011 but did not make any headway in settling the case.  The trial is set for February 12, 2013.  KMP has been and will continue to aggressively defend this action.  This site has been, and currently is, under the regulatory oversight and order of the California Regional Water Quality Control Board.  KMP continues to be in compliance with this agency order as it conducts an extensive remediation effort at the City’s stadium property site.

Kinder Morgan, EPA Section 114 Information Request

On January 8, 2010, Kinder Morgan, Inc., on behalf of Natural Gas Pipeline Company of America LLC, Horizon Pipeline Company and Rockies Express Pipeline LLC, received a Clean Air Act Section 114 information request from the U.S. EPA, Region V.  This information request requires that the three affiliated companies provide the U.S. EPA with air permit and various other information related to their natural gas pipeline compressor station operations located in Illinois, Indiana, and Ohio.  The affiliated companies have responded to the request and believe the relevant natural gas compressor station operations are in substantial compliance with applicable air quality laws and regulations.

Notice of Proposed Debarment

In April 2011, we received Notices of Proposed Debarment from the U.S. EPA SDD.  The Notices propose the debarment of KMP (along with four KMP subsidiaries), KMI, Kinder Morgan G.P., Inc., and KMR, from participation in future federal contracting and assistance activities.  The Notices allege that certain of the respondents’ past environmental violations indicate a lack of present responsibility warranting debarment.  Our objective is to fully comply with all applicable legal requirements and to operate our assets in accordance with our processes, procedures and compliance plans.  We are performing better than industry averages in our incident rates and in our safety performance, all of which is publicly reported on our internet website.  We take environmental compliance very seriously, and look forward to demonstrating our present responsibility to the U.S. EPA SDD through this administrative process and KMP is engaged in discussions with the U.S. EPA SDD with the goal of resolving this matter in a cooperative fashion.  We do not anticipate that the resolution of this matter will have a material adverse impact on our business, financial position, results of operations or cash flows.

Other Environmental

We are subject to environmental cleanup and enforcement actions from time to time.  In particular, CERCLA generally imposes joint and several liability for cleanup and enforcement costs on current and predecessor owners and operators of a site, among others, without regard to fault or the legality of the original conduct, subject to the right of a liable party to establish a “reasonable basis” for apportionment of costs.  Our operations are also subject to federal, state and local laws and regulations relating to protection of the environment.  Although we believe our operations are in substantial compliance with applicable environmental law and regulations, risks of additional costs and liabilities are inherent in pipeline, terminal and carbon dioxide field and oil field operations, and there can be no assurance that we will not incur significant costs and liabilities.  Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies under the terms of authority of those laws, and claims for damages to property or persons resulting from our operations, could result in substantial costs and liabilities to us.

We are currently involved in several governmental proceedings involving alleged violations of environmental and safety regulations.  As we receive notices of non-compliance, we negotiate and settle these matters.  We do not believe that these alleged violations will have a material adverse effect on our business, financial position, results of operations or cash flows.

We are also currently involved in several governmental proceedings involving groundwater and soil remediation efforts under administrative orders or related state remediation programs.  We have established a reserve to address the costs associated with the cleanup.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

In addition, we are involved with and have been identified as a potentially responsible party in several federal and state superfund sites.  Environmental reserves have been established for those sites where our contribution is probable and reasonably estimable.  In addition, we are from time to time involved in civil proceedings relating to damages alleged to have occurred as a result of accidental leaks or spills of refined petroleum products, natural gas liquids, natural gas and carbon dioxide.  See “—Pipeline Integrity and Releases” above for additional information with respect to ruptures and leaks from our pipelines.

General

Although it is not possible to predict the ultimate outcomes, we believe that the resolution of the environmental matters set forth in this note will not have a material adverse effect on our business, financial position, results of operations or cash flows.  However, we are not able to reasonably estimate when the eventual settlements of these claims will occur, and changing circumstances could cause these matters to have a material adverse impact.  As of December 31, 2011, we have accrued an environmental reserve of $79.7 million, and we believe that these pending environmental matters will not have a material adverse impact on our business, financial position, results of operations or cash flows.  In addition, as of December 31, 2011, we have recorded a receivable of $5.3 million for expected cost recoveries that have been deemed probable.  As of December 31, 2010, our environmental reserve totaled $79.8 million and our estimated receivable for environmental cost recoveries totaled $8.6 million.  Additionally, many factors may change in the future affecting our reserve estimates, such as (i) regulatory changes; (ii) groundwater and land use near our sites; and (iii) changes in cleanup technology.

Other

We are a defendant in various lawsuits arising from the day-to-day operations of our businesses.  Although no assurance can be given, we believe, based on our experiences to date and taking into account established reserves, that the ultimate resolution of such items will not have a material adverse impact on our business, financial position, results of operations or cash flows.

17.  Regulatory Matters

The tariffs we charge for transportation on our interstate common carrier pipelines are subject to rate regulation by the FERC, under the Interstate Commerce Act.  The Interstate Commerce Act requires, among other things, that interstate petroleum products pipeline rates be just and reasonable and nondiscriminatory.  Pursuant to FERC Order No. 561, effective January 1, 1995, interstate petroleum products pipelines are able to change their rates within prescribed ceiling levels that are tied to an inflation index.  FERC Order No. 561-A, affirming and clarifying Order No. 561, expanded the circumstances under which interstate petroleum products pipelines may employ cost-of-service ratemaking in lieu of the indexing methodology, effective January 1, 1995.  For each of the years ended December 31, 2011, 2010 and 2009, the application of the indexing methodology did not significantly affect tariff rates on KMP’s interstate petroleum products pipelines.

Below is a brief description of our ongoing regulatory matters, including any material developments that occurred during 2011.

Kinder Morgan Interstate Gas Transmission Pipeline – Franklin to Hastings Expansion Project

KMIGT has filed a prior notice request to expand and replace certain mainline pipeline facilities to create up to 10,000 dekatherms per day of firm transportation capacity to serve an ethanol plant located near Aurora, Nebraska.  The estimated cost of the facilities is $18.4 million.  The project was constructed and went into service on April 14, 2011.

FERC Natural Gas Fuel Tracker Proceedings

Trailblazer Pipeline Company LLC- Docket Nos. RP11-1939 and RP11-2168

On April 28, 2011, the FERC issued an Order Rejecting Tariff Record and Denying Waiver in Trailblazer Pipeline Company LLC’s annual fuel tracker filing at Docket No. RP11-1939-000.  The order required Trailblazer to make a compliance filing for its annual Expansion Fuel Adjustment Percentage (EFAP) pursuant to its tariff.  In its previous two annual tracker filings, Trailblazer received authorization by the FERC to defer collection of its fuel deferred account until a future period by granting a waiver of various fuel tracker provisions.  In the Docket No. RP11-1939 filing, Trailblazer again asked for tariff waivers that would defer the collection of its fuel deferred account to a future period, which the FERC denied.  Trailblazer has filed for rehearing of the FERC’s April 28, 2011 order, which is pending before the FERC.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

On May 2, 2011, Trailblazer filed to re-determine its EFAP in compliance with the April 28, 2011 order, implementing a revised EFAP rate of 8.14%, which included the proposed recovery of the deferred account.  On May 18, 2011, the FERC issued an order rejecting the May 2, 2011 filing, on the basis that the filing to implement a revised EFAP must be accomplished as a new proceeding, not as a compliance filing.  Trailblazer has filed for rehearing of the May 18, 2011 order, which is also pending before the FERC.

On June 3, 2011, Trailblazer filed in a new proceeding, Docket No. RP11-2168-000, revised tariff records to redetermine its EFAP, with a proposed effective date of July 1, 2011.  Trailblazer included three EFAP rate options.  In addition, under two of the options, Trailblazer proposed to continue to defer collection of the deferred account until a future date.  In an order dated July 1, 2011, referred to in this Note as the July 1 Order, the FERC rejected the two options to defer recovery of the deferred account and accepted the option that included recovery of the entire deferred account.  Specifically, the FERC approved an EFAP rate of 8.69%, subject to refund, effective July 1, 2011 and established hearing proceedings to determine the appropriate throughput, revenue and cost data to use for determining the EFAP and the composition, accounting and proposed recovery methodology for amounts in the deferred account.  In the July 1 Order, the FERC determined that Trailblazer could not charge negotiated rate shippers a fuel rate above the caps established in their negotiated rate agreements with Trailblazer and that operation of the cap was not an issue for hearing.  As a result of this determination, Trailblazer recognized a $13.1 million operating expense in the second quarter of 2011 for the amount of the deferred costs that is potentially attributable to the negotiated rate shippers.  Trailblazer sought rehearing of the July 1 Order, and a prehearing conference held on July 14, 2011 established a procedural schedule that results in a hearing in April 2012.

Trailblazer and the active parties protesting this proceeding have been engaged in extensive settlement discussions that have resulted in settlement agreements and amendments to their negotiated rate agreements, which have been filed with the FERC.  In order to facilitate such discussions, Trailblazer filed motions to suspend the procedural schedule to allow the parties time to finalize their settlements, which were granted by the Chief Judge.  The FERC has issued orders accepting Trailblazer’s negotiated rate filings with the protesting parties.  On December 15, 2011, Trailblazer filed a motion to terminate the hearing procedure to resolve the issues raised in the proceeding and avoid the need for a hearing.  As part of its motion, Trailblazer proposed certain concessions, including foregoing recovery of the deferred account balance accumulated through May 6, 2012, reducing the EFAP rate effective January 1, 2011 to reflect removal of amounts in such account, and withdrawing the pending requests for rehearing in Docket Nos. RP11-1939-000 and RP11-2168-000.  On December 21, 2011, the administrative law judge issued an Initial Decision, stating that there are no issues in the case for him to decide in light of Trailblazer’s concessions and ordered that the FERC rule on the remainder of the motion to terminate the proceedings.  On December 29, 2011, given the non-opposition to the motion to terminate and the issuance of the Initial Decision, Trailblazer filed to reduce its EFAP from 8.69% to 4.78% effective January 1, 2012.  The motion to terminate is pending before the FERC.

Trailblazer Pipeline Company LLC – Docket No. RP11-2295-000

On July 25, 2011, Trailblazer filed, in Docket No. RP11-2295-000, to apply the EFAP rate to additional classes of shippers, including interruptible transportation, backhaul transportation, and overrun transportation to be effective September 1, 2011.  On August 31, 2011, the FERC issued an order rejecting Trailblazer’s proposed tariff records on the basis that the tariff changes are contrary to Trailblazer’s Docket No. RP10-492-000 Settlement and violate the prohibition against retroactive ratemaking by proposing to charge shippers for under-recoveries that occurred prior to the effective date of the tariff provision.  Trailblazer has filed for rehearing of the August 31, 2011 order, which is pending before the FERC.  Furthermore, Trailblazer does not expect the entire fuel tracker proceedings discussed above to have a material adverse impact on its business, financial position, results of operations or cash flows.

Rockies Express Pipeline LLC

On March 1, 2011, Rockies Express Pipeline LLC made its annual filing to revise its fuel lost and unaccounted for percentage, referred to as its FL&U rate, applicable to its shippers effective April 1, 2011.  In this filing, Rockies Express requested an increase in its FL&U rate due to a decline in the price of natural gas used to index its FL&U rate that had resulted in a fuel tracker receivable balance as of December 31, 2010.  Rockies Express proposed two options to allow it to recover these costs.

On March 30, 2011, the FERC notified Rockies Express that it had rejected the first option and that the second option, while accepted effective April 1, 2011, was under further FERC review.  This event caused Rockies Express to reconsider the recoverability of a portion of its fuel tracker receivable balance that would have been recovered from one shipper.  Therefore, in the first quarter of 2011, Rockies Express reduced its fuel tracker receivable balance by $8.2 million and recorded the same amount as additional operations and maintenance expense.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

NGPL – 2012 Storage Optimization Project – Docket No. CP11-547

On September 20, 2011, NGPL filed with FERC a certificate application regarding its 2012 NGPL Storage Optimization Project.  Specifically, NGPL requested to: (i) construct and operate a new 3,550 horsepower (hp) gas fired compressor unit at NGPL’s existing Compressor Station No. 205 located near Keota in Washington County, Iowa (CS 205); (ii) construct and operate a new “greenfield” compressor station consisting of 22,000 hp electric compressor unit to be located near Altamont in Effingham County, Illinois; (iii) reduce cushion gas inventory by 5 Bcf at NGPL’s North Lansing Storage Field located near Longview in Harrison County, Texas; (iv) abandon in place various gas fired compressor units at NGPL’s Compressor Station No. 310 and 311 located respectively near Centralia in Clinton County, Illinois and near Hammond in Piatt County, Illinois; and (v) obtain a pre-determination that rolled-in rate treatment for the costs of the proposed facilities is appropriate.  The project has a total cost of $57.6 million.  NGPL requested that the FERC issue its order in this proceeding on or before April 30, 2012 to allow for a December 2012 commencement of service for the proposed new facilities.  On February 1, 2012, the FERC issued its Environmental Assessment Report regarding the project and recommended approval of the project subject to standard mitigation measures for a project of this scope.

Products Pipelines and Natural Gas Pipelines Regulatory Proceedings

For information on our pipeline regulatory proceedings, see Note 16 “Litigation, Environmental and Other Contingencies—Federal Energy Regulatory Commission Proceedings” and “—California Public Utilities Commission Proceedings.”

18.  Recent Accounting Pronouncements

Accounting Standards Updates

None of the Accounting Standards Updates (ASU) that we adopted and that became effective January 1, 2011 had a material impact on our consolidated financial statements.

ASU No. 2011-04

On May 12, 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.”  This ASU amends U.S. generally accepted accounting principles (U.S. GAAP) and results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between U.S. GAAP and international financial reporting standards (IFRS).  The amendments in this ASU change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements; however, the amendment’s requirements do not extend the use of fair value accounting, and for many of the requirements, the FASB did not intend for the amendments to result in a change in the application of the requirements in the “Fair Value Measurement” Topic of the Codification.  Additionally, ASU No. 2011-04 includes some enhanced disclosure requirements, including an expansion of the information required for Level 3 fair value measurements.  For us, ASU No. 2011-04 was effective January 1, 2012, and the adoption of this ASU did not have a material impact on our consolidated financial statements.

ASU Nos. 2011-05 and 2011-12

On June 16, 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income.”  This ASU eliminates the current option to report other comprehensive income and its components in the statement of changes in equity.  An entity can elect to present items of net income and other comprehensive income in one continuous statement or in two separate, but consecutive, statements.

ASU No. 2011-05 also requires reclassifications of items out of accumulated other comprehensive income to net income to be measured and presented by income statement line item in both the statement where net income is presented and the statement where other comprehensive income is presented.  However, on December 23, 2011, the FASB issued ASU No. 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05” to defer this new requirement.  For us, both ASU No. 2011-05 and ASU No. 2011-12 were effective January 1, 2012.  Since these ASUs pertain to presentation and disclosure requirements only, the adoption of these ASUs did not have a material impact on our consolidated financial statements.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

ASU No. 2011-08

On September 15, 2011, the FASB issued ASU No. 2011-8, “Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment.”  This ASU allows an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test prescribed by current accounting principles.  However, the quantitative impairment test is required if an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount.  An entity can choose to perform the qualitative assessment on none, some or all of its reporting units.  Moreover, an entity can bypass the qualitative assessment for any reporting unit in any period and proceed directly to the quantitative goodwill impairment test, and then resume performing the qualitative assessment in any subsequent period.  For us, ASU No. 2011-8 was effective January 1, 2012, and the adoption of this ASU did not have a material impact on our consolidated financial statements.  Furthermore, we perform our annual goodwill impairment test on May 31 each year, and we do not expect the adoption of this ASU to have a material impact on our May 31, 2012 goodwill impairment test.

ASU No. 2011-09

On September 21, 2011, the FASB issued ASU No. 2011-9, “Compensation—Retirement Benefits—Multiemployer Plans (Subtopic 715-80): Disclosures about an Employer’s Participation in a Multiemployer Plan.”  The amendments in this ASU require that employers provide, on an annual basis, additional separate disclosures for all individually significant multiemployer pension plans and multiemployer other postretirement benefit plans.  The revisions do not change the current recognition and measurement guidance for an employer’s participation in a multiemployer plan.  For us, ASU No. 2011-9 was effective December 31, 2011; however, because we consider our overall multi-employer pension plan liability exposure and multi-employer pension plan contributions to be minimal in relation to the value of our total consolidated assets and net income (and not material to our consolidated financial statements), the adoption of this ASU did not have a material impact on our consolidated financial statements.

ASU No. 2011-11

On December 16, 2011, the FASB issued ASU No. 2011-11, “Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities.”  This ASU requires disclosures to provide information to help reconcile differences in the offsetting requirements under U.S. GAAP and IFRS.  The disclosure requirements of this ASU mandate that entities disclose both gross and net information about financial instruments and transactions eligible for offset in the statement of financial position as well as instruments and transactions subject to an enforceable master netting arrangement or similar agreement.  ASU No. 2011-11 also requires disclosure of collateral received and posted in connection with master netting arrangements or similar arrangements.  The scope of this ASU includes derivative contracts, repurchase agreements, and securities borrowing and lending arrangements.  Entities are required to apply the amendments of ASU No. 2011-11 for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods.  All disclosures provided by those amendments are required to be provided retrospectively for all comparative periods presented.  We are currently reviewing the effect of ASU No. 2011-11.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

19.  Reconciliation of Significant Asset Balances

The following is a reconciliation between KMP’s significant asset balances as reported in KMP’s Annual Report on Form 10-K as of December 31, 2011 and 2010 and our consolidated asset balances as shown on our accompanying consolidated balance sheets (in millions):

	December 31,
	2011	2010
Property, plant and equipment, net–KMP	$15,595.8	$14,603.9
Purchase accounting adjustments associated with our investment in KMP	2,310.6	2,445.2
Property, plant and equipment, net–KMI	19.6	21.6
Property, plant and equipment, net	$17,926.0	$17,070.7

Investments–KMP	$3,346.2	$3,886.0
Purchase accounting adjustments associated with our investment in KMP	135.5	139.3
Investments–KMI	262.7	265.8
Investments	$3,744.4	$4,291.1

Goodwill–KMP	$1,436.2	$1,233.6
Purchase accounting adjustments associated with our investment in KMP	3,637.3	3,597.3
Goodwill	$5,073.5	$4,830.9

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

20.  Quarterly Financial Data (Unaudited)

	Three Months Ended
	March 31(a)	June 30(b)	September 30(c)	December 31
	(In millions except per share amounts)
2011
Revenues	$1,932.1	$1,952.0	$2,121.9	$1,936.8
Operating income	$364.6	$236.8	$380.8	$440.8
Income from continuing operations	$150.3	$42.0	$28.5	$228.3
Income from discontinued operations	$50.7	$39.7	$55.7	$64.8
Net Income	$201.0	$81.7	$84.2	$293.1
Net Income Attributable to Kinder Morgan, Inc.	$155.0	$132.1	$151.5	$155.8
Class P Shares(d)
Basic Earnings Per Common Share From Continuing Operations	$0.11	$0.18	$0.20	$0.21
Basic Earnings Per Common Share From Discontinued Operations	0.01	0.01	0.01	0.01
Total Basic Earnings Per Common Share	$0.12	$0.19	$0.21	$0.22
Class A Shares(d)
Basic Earnings Per Common Share From Continuing Operations	$0.11	$0.16	$0.18	$0.19
Basic Earnings Per Common Share From Discontinued Operations	0.01	0.01	0.01	0.01
Total Basic Earnings Per Common Share	$0.12	$0.17	$0.19	$0.20
Class P Shares(d)
Diluted Earnings Per Common Share From Continuing Operations	$0.11	$0.18	$0.20	$0.21
Diluted Earnings Per Common Share From Discontinued Operations	0.01	0.01	0.01	0.01
Total Diluted Earnings Per Common Share	$0.12	$0.19	$0.21	$0.22
Class A Shares(d)
Diluted Earnings Per Common Share From Continuing Operations	$0.11	$0.16	$0.18	$0.19
Diluted Earnings Per Common Share From Discontinued Operations	0.01	0.01	0.01	0.01
Total Diluted Earnings Per Common Share	$0.12	$0.17	$0.19	$0.20

2010(e)
Revenues	$2,076.1	$1,913.8	$2,000.7	$1,861.1
Operating income	$202.4	$371.0	$148.7	$410.9
Income from continuing operations	$(242.8)	$201.9	$(0.4)	$104.8
Income from discontinued operations	62.9	58.4	53.0	61.8
Net (Loss) Income	(179.9)	260.3	52.6	166.6
Net (Loss) Income Attributable to Kinder Morgan, Inc.	$(160.9)	$46.0	$10.6	$63.0
____________

(a)
First quarter 2011 includes a $100.0 million increase in expense associated with a special cash bonus paid to non-senior management employees in May 2011.  The cost of this bonus was not borne by our Class P shareholders.  We paid for these bonuses, which included the amounts allocated to KMP, using $64 million in available earnings and profits reserved for this purpose and not paid in dividends to our Class A shareholders.  First quarter 2010 includes a $430.0 million non-cash impairment charge on our equity investment in NGPL PipeCo LLC and a $158.0 million increase in expense associated with rate case liability adjustments.

(b)	Second quarter 2011 includes a $165.0 million increase in expense associated with rate case liability adjustments.
(c)
Third quarter 2011 includes a $167.2 million loss from the remeasurement of KMP’s previously held 50% equity interest in KinderHawk Field Services LLC to fair value, and a $69.3 million increase in expense primarily associated with rights-of-way lease payment liability adjustments.  Third quarter 2010 includes $200.0 million in expense associated with the Going Private Transaction litigation settlement.

(d)	Earnings per share for the first quarter of 2011 includes the period from February 16, 2011, the day we completed an initial public offering of our Class P Common Stock, through March 31, 2011.
(e)	Earnings per share not applicable to the year ended December 31, 2010.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

21.  Supplemental Information on Oil and Gas Producing Activities (Unaudited)

Operating statistics from KMP’s oil and gas producing activities for each of the years 2011, 2010 and 2009 are shown in the following table:

Results of Operations for Oil and Gas Producing Activities – Unit Prices and Costs

	Year Ended December 31,
	2011	2010	2009
Consolidated Companies(a)
Production costs per barrel of oil equivalent(b)(c)(d)	$15.37	$12.58	$11.44
Crude oil production (MBbl/d)	34.2	35.5	37.4
SACROC crude oil production (MBbl/d)	23.8	24.3	25.1
Yates crude oil production (MBbl/d)	9.6	10.7	11.8

Natural gas liquids production (MBbl/d)(d)	3.5	5.8	5.4
Natural gas liquids production from gas plants(MBbl/d)(e)	5.0	4.2	4.0
Total natural gas liquids production(MBbl/d)	8.5	10.0	9.4
SACROC natural gas liquids production (MBbl/d)(d)	3.3	5.5	5.3
Yates natural gas liquids production (MBbl/d)(d)	0.2	0.2	0.1

Natural gas production (MMcf/d)(d)(f)	1.5	1.4	0.9
Natural gas production from gas plants(MMcf/d)(e)(f)	0.5	1.9	0.7
Total natural gas production(MMcf/d)(f)	2.0	3.3	1.6
Yates natural gas production (MMcf/d)(d)(f)	1.4	1.3	0.8

Average sales prices including hedge gains/losses:
Crude oil price per Bbl(g)	$69.73	$59.96	$49.55
Natural gas liquids price per Bbl(g)	$65.65	$50.34	$37.70
Natural gas price per Mcf(h)	$3.86	$4.08	$3.45
Total natural gas liquids price per Bbl(e)	$65.61	$51.03	$37.96
Total natural gas price per Mcf(e)	$3.76	$4.10	$3.53
Average sales prices excluding hedge gains/losses:
Crude oil price per Bbl(g)	$92.61	$76.93	$59.03
Natural gas liquids price per Bbl(g)	$65.65	$50.34	$37.70
Natural gas price per Mcf(h)	$3.86	$4.08	$3.45
____________
(a)	Amounts relate to Kinder Morgan CO2 Company, L.P. and its consolidated subsidaries.
(b)
Computed using production costs, excluding transportation costs, as defined by the SEC.  Natural gas volumes were converted to barrels of oil equivalent using a conversion factor of six mcf of natural gas to one barrel of oil.

(c)	Production costs include labor, repairs and maintenance, materials, supplies, fuel and power, and general and administrative expenses directly related to oil and gas producing activities.
(d)	Includes only production attributable to leasehold ownership.
(e)	Includes production attributable to KMP’s ownership in processing plants and third party processing agreements.
(f)	Excludes natural gas production used as fuel.
(g)	Hedge gains/losses for crude oil and natural gas liquids are included with crude oil.
(h)	Natural gas sales were not hedged.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

The following three tables provide supplemental information on oil and gas producing activities, including (i) capitalized costs related to oil and gas producing activities; (ii) costs incurred for the acquisition of oil and gas producing properties and for exploration and development activities; and (iii) the results of operations from oil and gas producing activities.

Capitalized costs consisted of the following (in millions):

Capitalized Costs Related to Oil and Gas Producing Activities

	As of December 31,
	2011	2010	2009
Consolidated Companies(a)
Wells and equipment, facilities and other	$3,585.5	$3,158.8	$2,920.7
Leasehold	433.2	433.1	433.5
Total proved oil and gas properties	4,018.7	3,591.9	3,354.2
Unproved property(b)	34.3	88.3	10.2
Accumulated depreciation and depletion	(2,661.4)	(2,235.4)	(1,764.0)
Net capitalized costs	$1,391.6	$1,444.8	$1,600.4
____________

(a)	Amounts relate to Kinder Morgan CO2 Company, L.P. and its consolidated subsidaries. Includes capitalized asset retirement costs and associated accumulated depreciation.
(b)	The unproved amounts consist of capitalized costs related to the Katz Unit, which is in the initial stages of the carbon dioxide flooding operation.

For each of the years 2011, 2010 and 2009, KMP’s costs incurred for property acquisition, exploration and development were as follows (in millions):

Costs Incurred in Exploration, Property Acquisitions and Development

	Year Ended December 31,
	2011	2010	2009
Consolidated Companies(a)
Property acquisitions – proved oil and gas properties	$-	$-	$5.3
Development	$372.8	$326.0	$330.3
____________

(a)
Amounts relate to Kinder Morgan CO2 Company, L.P. and its consolidated subsidaries.  During 2011, KMP spent $89.0 million on development costs related to the Katz field unit, which was in the initial stages of the carbon dioxide flooding operation.  As of December 31, 2011, capitalized costs related to unproved property for the Katz unit was $34.3 million.  No exploration costs were incurred for the periods reported.

KMP’s results of operations from oil and gas producing activities for each of the years 2011, 2010 and 2009 are shown in the following table (in millions):

Results of Operations for Oil and Gas Producing Activities

	Year Ended December 31,
	2011	2010	2009
Consolidated Companies(a)
Revenues(b)	$993.0	$903.2	$767.0
Expenses:
Production costs	245.8	229.5	188.8
Other operating expenses(c)	79.5	62.7	53.3
Depreciation, depletion and amortization expenses	394.1	406.3	441.4
Total expenses	719.4	698.5	683.5
Results of operations for oil and gas producing activities	$273.6	$204.7	$83.5
____________

(a)	Amounts relate to Kinder Morgan CO2 Company, L.P. and its consolidated subsidaries.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

(b)	Revenues include losses attributable to KMP’s hedging contracts of $285.2 million, $219.9 million and $129.5 million for each of the years ended December 31, 2011, 2010 and 2009, respectively.
(c)	Consists primarily of carbon dioxide expense.

Supplemental information is also provided for the following three items (i) estimated quantities of proved oil and gas reserves; (ii) the standardized measure of discounted future net cash flows associated with proved oil and gas reserves; and (iii) a summary of the changes in the standardized measure of discounted future net cash flows associated with proved oil and gas reserves.

The technical persons responsible for preparing the reserves estimates presented in this Note meet the requirements regarding qualifications, independence, objectivity, and confidentiality set forth in the standards pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers.  They are independent petroleum engineers, geologists, geophysicists, and petrophysicists; they do not own an interest in KMP’s oil and gas properties; and we do not employ them on a contingent basis.  Our employee who is primarily responsible for overseeing Netherland, Sewell and Associate, Inc.’s preparation of the reserves estimates is a registered Professional Engineer in the states of Texas and Kansas with a Doctorate of Engineering from the University of  Kansas.  He is a member of the Society of Petroleum Engineers and has over 25 years of professional engineering experience.

The reserves estimates shown herein have been independently evaluated by Netherland, Sewell & Associates, Inc. (NSAI), a worldwide leader of petroleum property analysis for industry and financial organizations and government agencies.  NSAI was founded in 1961 and performs consulting petroleum engineering services under Texas Board of Professional Engineers Registration No. F-2699.  Within NSAI, the technical persons primarily responsible for preparing the estimates set forth in the NSAI reserves report incorporated herein are Mr. Derek Newton and Mr. Mike Norton.  Mr. Newton has been practicing consulting petroleum engineering at NSAI since 1997.  Mr. Newton is a Licensed Professional Engineer in the State of Texas (No. 97689) and has over 26 years of practical experience in petroleum engineering, with over 14 years experience in the estimation and evaluation of reserves.  He graduated from University College, Cardiff, Wales, in 1983 with a Bachelor of Science Degree in Mechanical Engineering and from Strathclyde University, Scotland, in 1986 with a Master of Science Degree in Petroleum Engineering.  Mr. Norton has been practicing consulting petroleum geology at NSAI since 1989.  Mr. Norton is a Licensed Professional Geoscientist in the State of Texas, Geology (No. 441) and has over 30 years of practical experience in petroleum geosciences, with over 22 years experience in the estimation and evaluation of reserves.  He graduated from Texas A&M University in 1978 with a Bachelor of Science Degree in Geology.  Both technical principals meet or exceed the education, training, and experience requirements set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers; both are proficient in judiciously applying industry standard practices to engineering and geoscience evaluations as well as applying SEC and other industry reserves definitions and guidelines.

We believe the geologic and engineering data examined provides reasonable assurance that the proved reserves are recoverable in future years from known reservoirs under existing economic and operating conditions.  Estimates of proved reserves are subject to change, either positively or negatively, as additional information becomes available and contractual and economic conditions change.

Furthermore, our management is responsible for establishing and maintaining adequate internal control over financial reporting, which includes the estimation of our oil and gas reserves.  We maintain internal controls and guidance to ensure the reliability of our crude oil, natural gas liquids and natural gas reserves estimations, as follows:

▪	no employee’s compensation is tied to the amount of recorded reserves;

▪
we follow comprehensive SEC compliant internal policies to determine and report proved reserves, and our reserve estimates are made by experienced oil and gas reservoir engineers or under their direct supervision;

▪
we review our reported proved reserves at each year-end, and at each year-end, the CO2—KMP business segment managers and the Vice President (President, CO2—KMP) reviews all significant reserves changes and all new proved developed and undeveloped reserves additions; and

▪	the CO2—KMP business segment reports independently of KMP’s four remaining reportable business segments.

For more information on our controls and procedures, see Item 9A “Controls and Procedures—Management’s Report on Internal Control Over Financial Reporting” included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

reservoirs under existing economic and operating conditions, that is, current prices and costs calculated as of the date the estimate is made.  Pricing is applied based upon the twelve month unweighted arithmetic average of the first day of the month price for the year.  Future development and production costs are determined based upon actual cost at year-end.  Proved developed reserves are the quantities of crude oil, natural gas liquids and natural gas expected to be recovered through existing investments in wells and field infrastructure under current operating conditions.  Proved undeveloped reserves require additional investments in wells and related infrastructure in order to recover the production.

As of December 31, 2009, KMP had 47.0 million barrels of crude oil and 2.7 million barrels of natural gas liquids classified as proved developed reserves.  Also as of year end 2009, KMP had 33.8 million barrels of crude oil and 3.2 million barrels of natural gas liquids classified as proved undeveloped reserves.  Total proved reserves as of December 31, 2009 were 80.8 million barrels of oil and 5.9 million barrels of natural gas liquids.

During 2010, production from the fields totaled 13.0 million barrels of crude oil and 2.1 million barrels of natural gas liquids.  In addition, KMP incurred $248.0 million in capital costs which resulted in the development of 10.0 million barrels of crude oil and 1.3 million barrels of natural gas liquids and their transfer from the proved undeveloped category to the proved developed category.  These reclassifications reflect the transfer of 29.6% of crude oil and 39.9% of natural gas liquids from the proved undeveloped reserves reported as of December 31, 2009 to the proved developed classification of reserves reported as of December 31, 2010.

Also during 2010, previous estimates of proved developed reserves were revised upwards by 12.3 million barrels of crude oil and 0.4 million barrels of natural gas liquids and proved undeveloped reserves were revised upward by 4.0 million barrels of crude oil and 0.7 million barrels of natural gas liquids.  Almost 90 percent of the revisions were associated with our third party oil and gas consultants revising the methodology used to estimate reserves for KMP’s Yates Field Unit in order to take greater account of the reservoir mechanisms associated with carbon dioxide injection, for which there are now seven years of history.  The revised methodology used to forecast the Yates Field Unit future performance utilizes a volume balance that is based on a correlation of historical production to observed oil saturations and reservoir volume factors during the life of the Yates Field Unit with emphasis on the period from 1996 through 2010.  A portion of these revisions were attributed to utilizing a higher prescribed oil price basis to calculate reserves ($75.96 per barrel for year end 2010 versus $57.65 per barrel for year end 2009).

These revisions to the previous estimates, as well as the transfer of proved undeveloped reservers to the proved developed category as discussed above, resulted in the percentage of proved undeveloped reserves decreasing from 42.6% at year end 2009 to 33.9% at year end 2010.  After giving effect to production and revisions to previous estimates during 2010, total proved reserves of crude oil increased by 3.3 million barrels and total proved reserves of natural gas liquids decreased by 1.1 million barrels.

As of December 31, 2010, KMP had 56.4 million barrels of crude oil and 2.2 million barrels of natural gas liquids classified as proved developed reserves.  Also, as of year end 2010, KMP had 27.8 million barrels of crude oil and 2.6 million barrels of natural gas liquids classified as proved undeveloped reserves.  Total proved reserves as of December 31, 2010 were 84.2 million barrels of crude oil and 4.9 million barrels of natural gas liquids.

During 2011, production from the fields totaled 12.5 million barrels of crude oil and 1.3 million barrels of natural gas liquids.  For 2011, KMP incurred $372.8 million in capital costs, and in prior years, it incurred $43.6 million in capital costs related to the Katz field unit. Combined, these capital investments resulted in the development of 7.3 million barrels of crude oil and 0.9 million barrels of natural gas liquids and their transfer from the proved undeveloped category to the proved developed category.  KMP also developed 3.0 million barrels of crude oil and 0.0 million barrels of natural gas liquids reserves with the development of the Katz (Strawn) unit CO2 flood where the produced gas containing natural gas liquids is injected with the CO2.  The reclassifications from proved undeveloped to proved developed reserves reflect the transfer of 26.2% of crude oil and 35.2% of natural gas liquids from the proved undeveloped reserves reported as of December 31, 2010 to the proved developed classification of reserves reported as of December 31, 2011.  The developed reserves for the Katz (Strawn) unit CO2 flood represent 5.4% of of proved developed reserves.

Also during 2011, previous estimates of proved developed reserves were revised upwards by 1.4 million barrels of crude oil and 0.0 million barrels of natural gas liquids, and proved undeveloped reserves were revised upward by 3.3 million barrels of crude oil and 0.6 million barrels of natural gas liquids.  These revisions are attributed to utilizing a higher prescribed oil price basis ($92.71 per barrel for year end 2011 versus $75.96 per barrel for year end 2010) and higher projected CO2 flood recoveries resulting from updated performance at SACROC used to calculate reserves.  All natural gas reserves are associated with crude oil production and are not impacted by gas pricing.

These revisions to the previous estimates, as well as the transfer of proved undeveloped reservers to the proved developed category as discussed above, resulted in the percentage of proved undeveloped reserves decreasing from 33.9% at year end 2010 to 31.0% at year end 2011.  After giving effect to production and revisions to previous estimates during

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

2011, total proved reserves of crude oil decreased by 4.7 million barrels and total proved reserves of natural gas liquids decreased by 0.7 million barrels.

As of December 31, 2011, KMP had 55.7 million barrels of crude oil and 1.8 million barrels of natural gas liquids classified as proved developed reserves.  Also, as of year end 2011, KMP had 23.8 million barrels of crude oil and 2.3 million barrels of natural gas liquids classified as proved undeveloped reserves.  Total proved reserves as of December 31, 2011, were 79.4 million barrels of crude oil and 4.1 million barrels of natural gas liquids.  KMP currently expects that the proved undeveloped reserves it reports as of December 31, 2011 will be developed within the next five years.

During 2011, KMP filed estimates of its oil and gas reserves for the year 2010 with the Energy Information Administration of the U.S. Department of Energy on Form EIA-23.  The data on Form EIA-23 was presented on a different basis, and included 100% of the oil and gas volumes from KMP’s operated properties only, regardless of its net interest.  The difference between the oil and gas reserves reported on Form EIA-23 and those reported in this Note exceeds 5%.

The following Reserve Quantity Information table discloses estimates, as of December 31, 2011, of proved crude oil, natural gas liquids and natural gas reserves, prepared by Netherland, Sewell and Associates, Inc. (independent oil and gas consultants), of Kinder Morgan CO2 Company, L.P. and its consolidated subsidiaries’ interests in oil and gas properties, all of which are located in the state of Texas.  This data has been prepared using current prices and costs, as discussed above, and the estimates of reserves and future revenues in this Note conform to the guidelines of the SEC.

Reserve Quantity Information

	Consolidated Companies(a)
	Crude Oil (MBbls)	NGLs (MBbls)	Natural Gas (MMcf)(b)
Proved developed and undeveloped reserves:
As of December 31, 2008	78,579	6,860	1,274
Revisions of previous estimates(c)	15,900	1,018	(293)
Production	(13,688)	(1,995)	(298)
Purchases of reserves in place	53	37	15
As of December 31, 2009	80,844	5,920	698
Revisions of previous estimates(d)	16,294	1,059	2,923
Production	(12,962)	(2,116)	(523)
As of December 31, 2010	84,176	4,863	3,098
Revisions of previous estimates(e)	4,719	567	687
Improved recovery(f)	3,018	-	-
Production	(12,466)	(1,285)	(544)
As of December 31, 2011	79,447	4,145	3,241

Proved developed reserves:
As of December 31, 2009	47,058	2,665	698
As of December 31, 2010	56,423	2,221	3,098
As of December 31, 2011	55,652	1,823	3,241

Proved undeveloped reserves:
As of December 31, 2009	33,786	3,255	-
As of December 31, 2010	27,753	2,642	-
As of December 31, 2011	23,795	2,322	-
____________

(a)	Amounts relate to Kinder Morgan CO2 Company, L.P. and its consolidated subsidaries.
(b)	Natural gas reserves are computed at 14.65 pounds per square inch absolute and 60 degrees fahrenheit.
(c)	Predominantly due to higher product prices resulting in an expanded economic carbon dioxide project area.
(d)	Predominantly due to higher product prices used to determine reserve volumes and the change in methodology discussed above.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

(e)	Predominantly due to higher product prices used to determine reserve volumes.
(f)	Represents volumes added with the development of the Katz (Strawn) unit carbon dioxide flood.

The standardized measure of discounted cash flows and summary of the changes in the standardized measure computation from year-to-year are prepared in accordance with the “Extractive Activities—Oil and Gas” Topic of the Codification.  The assumptions that underly the computation of the standardized measure of discounted cash flows, presented in the table below, may be summarized as follows:

▪	the standardized measure includes our estimate of proved crude oil, natural gas liquids and natural gas reserves and projected future production volumes based upon year-end economic conditions;

▪	pricing is applied based upon the 12 month unweighted arithmetic average of the first day of the month price for the year;

▪	future development and production costs are determined based upon actual cost at year-end;

▪	the standardized measure includes projections of future abandonment costs based upon actual costs at year-end; and

▪	a discount factor of 10% per year is applied annually to the future net cash flows.

The standardized measure of discounted future net cash flows from proved reserves were as follows (in millions):

Standardized Measure of Discounted Future Net Cash Flows From
Proved Oil and Gas Reserves

	As of December 31,
	2011	2010	2009
Consolidated Companies(a)
Future cash inflows from production	$7,648.1	$6,665.8	$4,898.0
Future production costs	(2,806.5)	(2,387.9)	(1,951.5)
Future development costs(b)	(1,443.0)	(1,433.7)	(1,179.7)
Undiscounted future net cash flows	3,398.6	2,844.2	1,766.8
10% annual discount	(1,204.6)	(946.6)	(503.5)
Standardized measure of discounted future net cash flows	$2,194.0	$1,897.6	$1,263.3
____________

(a)	Amounts relate to Kinder Morgan CO2 Company, L.P. and its consolidated subsidaries.
(b)	Includes abandonment costs.

Item 15. Exhibits, Financial Statement Schedules. (continued)	Exhibit 99.1

The following table represents our estimate of changes in the standardized measure of discounted future net cash flows from proved reserves (in millions):

Changes in the Standardized Measure of Discounted Future Net Cash Flows From
Proved Oil and Gas Reserves

	As of December 31,
	2011	2010	2009
Consolidated Companies(a)
Present value as of January 1	$1,897.6	$1,263.3	$658.4
Changes during the year:
Revenues less production and other costs(b)	(949.5)	(828.2)	(652.7)
Net changes in prices, production and other costs(b)	696.9	890.0	915.7
Development costs incurred	416.4	248.0	330.3
Net changes in future development costs	(316.7)	(296.6)	(445.4)
Improved recovery	10.2	-	-
Revisions of previous quantity estimates(c)	257.1	494.2	391.1
Accretion of discount	182.0	126.9	65.9
Net change for the year	296.4	634.3	604.9
Present value as of December 31	$2,194.0	$1,897.6	$1,263.3
____________

(a)	Amounts relate to Kinder Morgan CO2 Company, L.P. and its consolidated subsidaries.
(b)	Excludes the effect of losses attributable to KMP’s hedging contracts of $285.2 million , $219.9 million and $129.5 million for each of the years ended December 31, 2011, 2010 and 2009, respectively.
(c)
2011 revisions were primarily due to higher product prices used to determine reserve volumes and the addition of the Katz (Strawn) carbon dioxide flood.  2010 revisions were primarily due to higher product prices used to determine reserve volumes and the change in methodology discussed above.  2009 revisions were primarily due to higher product prices resulting in an expanded economic carbon dioxide project area.